As filed with the Securities and Exchange Commission on November 29, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Broadview Networks Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4813	11-3310798
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

800 Westchester Avenue, Suite N501
Rye Brook, NY 10573
(914) 922-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael K. Robinson
Chief Executive Officer and President
Broadview Networks Holdings, Inc.
800 Westchester Avenue, Suite N501
Rye Brook, NY 10573
(914) 922-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Cristopher Greer, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Jin K. Kim, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee(1)
Common Stock, par value $0.01 per share	$287,500,000	$8,826.25

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended.

(2)	Includes shares that underwriters have an option to purchase solely to cover over-allotments.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED          , 2007

          Shares

Common Stock

We are selling           shares of our common stock and the selling stockholders are selling           shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $           and $           per share. We intend to list our common stock on the Nasdaq Global Market.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9.

	Per Share	Total

Price to Public	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to the Company	$	$
Proceeds to the Selling Stockholders	$	$

The underwriters have an option to purchase a maximum of           additional shares of common stock to cover over-allotments of shares of common stock from the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares offered to the public on or about          , 2008.

Deutsche Bank Securities	Jefferies & Company

The date of this prospectus is          , 2008

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

BASIS OF PRESENTATION

In this prospectus, references to “Broadview,” the “Company,” “we,” “us” and “our” refer to Broadview Networks Holdings, Inc. and its subsidiaries unless the context indicates otherwise. For periods prior to January 14, 2005, all references to “Broadview,” “we,” “us,” the “Company” or “our” are to Bridgecom Holdings, Inc. and its subsidiaries. In connection with the Bridgecom merger that occurred on January 14, 2005, Bridgecom Holdings, Inc. was deemed the accounting acquirer. Except as the context otherwise requires, references to “Eureka Acquisition” are to Eureka Acquisition Corporation, references to “InfoHighway” are to Eureka Broadband Corporation doing business as InfoHighway Communications, references to “ATX” are to ATX Communications, Inc., references to “Bridgecom” are to Bridgecom Holdings, Inc. and its subsidiaries, references to “MCG” are to MCG Capital Corporation, references to “Baker” are to Baker Communications Fund, L.P. and Baker Communications Fund II (QP) L.P., collectively, and references to “NEA” are to New Enterprise Associates VII, L.P., NEA Presidents Fund, New Enterprise Associates 9, L.P., NEA Ventures 1998, L.P. and New Enterprise Associates 10, L.P., collectively. References to “fiscal year” mean the year ending or ended December 31. For example, “fiscal year 2006” means the period from January 1, 2006 to December 31, 2006.

References to “2006 notes” are to the August 23, 2006 offering of $210.0 million aggregate principal amount of our 11 3/8% senior secured notes due 2012. References to “2007 notes” are to the May 14, 2007 offering of $90.0 million aggregate principal amount of our 11 3/8% senior secured notes due 2012. References to “notes”’ are to the 2006 notes and the 2007 notes. References to “2006 Transactions” are to (i) the offering of the 2006 notes and (ii) the ATX acquisition and the related 2006 financings, including entry into our credit facility on August 23, 2006. References to “2007 Transactions” are to (i) the offering of the 2007 notes and (ii) the InfoHighway merger. References to the “Transactions” are to the 2006 Transactions and 2007 Transactions.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus before you decide to invest in our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Company Overview

We are a leading competitive provider, in terms of revenues, of managed voice and data networking solutions throughout the Northeast and Mid-Atlantic United States. We deliver data, dedicated Internet access, local and long distance voice, Internet-Protocol, or IP, based services and other value-added managed services to our customers. Our services are increasingly provided based on high-speed digital transmission connections (T-1 or greater capacity), which we believe offer greater value to our customers, increase customer retention and enable us to create revenue growth opportunities and realize higher margins. Our combined T-1 based and managed service revenue grew by approximately 18% from the third quarter of 2006 to the third quarter of 2007. T-1 based and managed service revenue currently comprise approximately 40% of our total retail revenue base, with typical gross profit margins of 60-70%.

For the nine months ended September 30, 2007, we generated revenues of $326.0 million. Revenues from retail end-users represented approximately 90.3% of our total revenues, revenues from wholesale end-users represented approximately 2.4% of our total revenues and revenues from carrier access and reciprocal compensation represented approximately 5.6% of our total revenues.

Target Market and Value Proposition

We target small and medium sized business or enterprise customers with four to 500 access line equivalents, or lines, physically located within the footprint of our switching centers and our 246 collocations in 20 Northeast and Mid-Atlantic regional markets. We focus our sales efforts on communications-intensive business customers who require multiple products that can be cost-effectively delivered on our network. These customers generally purchase higher margin services in multi-year contracts resulting in higher customer retention rates. We believe this target market has historically been underserved by the Regional Bell Operating Companies, or RBOCs, and has limited alternatives for high quality integrated communications products and services. According to data prepared by the Federal Communications Commission, or FCC, as of June 30, 2006 there are approximately 18.2 million business lines in our target market. As of September 30, 2007, we provided services to approximately 70,000 customers and over 800,000 lines in 20 markets across 10 states throughout the Northeast and Mid-Atlantic United States, including major metropolitan markets such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston. We believe that our current market penetration and ability to deliver an end-to-end solution to our business customers, including T-1 customers, provides us with significant growth potential.

Acquisition Strategy

We have successfully acquired and are integrating companies and assets into our operations in a timely and cost-efficient manner generating meaningful synergies. We have financed our acquisitions with a combination of cash, debt and equity and believe that we have sufficient liquidity to pursue future strategic initiatives. We will continue to pursue acquisitions that complement our service capabilities, cost-effectively contribute market share and enable us to expand into markets that are adjacent to our operating footprint.

On May 31, 2007, we acquired InfoHighway. InfoHighway delivers voice and data services, as well as hosted and managed communications solutions, to business customers in the Northeastern United States. InfoHighway’s network-based solutions include a wide range of hosted private branch exchange, or PBX, converged services based on Voice Over Internet Protocol, or VoIP, technology and high-bandwidth Internet access products. InfoHighway has large concentrations of customers in the New York metropolitan market, including Northern New Jersey. In addition, InfoHighway’s approximately 500 buildings on our network, or lit buildings, allow us access to customers over a cost-effective shared infrastructure. We expect that the acquisition of InfoHighway will result in greater business density and network utilization, which we expect will support margin expansion.

On September 29, 2006, we acquired ATX, which has provided us with broader opportunities in our existing markets and access to new markets and larger business customers. ATX delivers voice and data services, as well as hosted and managed communications solutions, to business customers throughout the Mid-Atlantic, including Southeastern Pennsylvania, with a concentration in the Philadelphia metro market. We believe this market, combined with Broadview’s existing market strength in the New York metro area, makes us one of the market leaders in the Northeast and Mid-Atlantic corridor. The ATX acquisition also enabled us to extend our geographic footprint within the Mid-Atlantic region and to serve additional cities such as Baltimore and Washington, D.C. ATX’s advanced data and managed service offerings enhanced our suite of products and services. In addition, ATX’s ability to provide high-capacity voice and data services to business customers complements our focus on providing integrated T-1 based services to new and existing customers. The integration of ATX is nearly complete.

Network and Integrated Operational Support Infrastructure

Our facilities-based network encompasses approximately 2,500 route miles of metro and long-haul fiber, 246 collocations and approximately 500 lit buildings in our 20 markets. We provide services to our customers primarily through our network of owned telecommunications switches, data routers and related equipment and owned and leased communications lines and transport facilities using a variety of access methods, including unbundled network element loops, or UNE-Ls, special access circuits and digital T-1 transmission lines for our owned or leased network equipment, or on-net. As of September 30, 2007, approximately two-thirds of our total lines were provisioned on-net. We employ a SmarterBuildtm facilities-based strategy in deploying our network. We purchase and install our own switching and collocation equipment and generally deploy capital after reaching a sufficient critical mass of customers, thereby reducing the risk of stranding assets in under-utilized markets and recouping our investment in a shorter period of time.

In addition, we have cost-effectively developed a scalable, proprietary, integrated operational support system, or OSS. We believe that this system differentiates our operations in the market and provides us with a sustainable advantage over our competition. Our OSS seamlessly combines and automates the order entry and provisioning process in real-time. The system facilitates customer facing web portals, efficient electronic order entry, flow-through network service provisioning, high volume and multi-location billing, alarm and event surveillance, performance management, trouble ticketing and automated service testing and repair. Our customers have the ability to customize and transform their bills into effective management reports for monitoring costs and usage. Our integrated OSS is a core component of our success, enabling us to efficiently and effectively operate our existing business and integrate acquisitions.

Our Strategy

Our objective is to be the leading competitive provider of managed voice and data networking solutions within our target market. Key elements of our operating strategy include:

Attracting and Retaining New Customers in our Target Markets.  We utilize multiple sales channels and deliver an end-to-end communications solution to attract new business customers that purchase higher margin services in multi-year contracts and result in higher retention rates.

Increasing Revenues Per Customer.  We intend to expand our current revenue base by selling data and value-added products and services, such as managed services and hardware solutions, to our existing and new customers.

Providing Personalized Customer Service.  Our customer service is one of the primary contributors to our customer retention and end-user contract renewals. We intend to continue to deliver award-winning customer service and increase retention rates by stressing personal contact and accountability from our customer service personnel.

Leveraging Network and Operational Infrastructure.  We will continue to leverage our network and operational infrastructure to develop new products and expand our customer base while improving the performance of our business. We believe the scalability and breadth of our network and integrated OSS enables us to increase our customer base with minimal incremental capital and personnel investment.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our executive offices are located at 800 Westchester Avenue, Suite N501, Rye Brook, New York 10573 and our telephone number is (914) 922-7000. Our website address is www.broadviewnet.com. Our website and the information contained on, or that can be accessed through, our website are not part of this prospectus.

THE OFFERING

Common stock offered by Broadview Networks Holdings, Inc.	shares.

Common stock offered by the selling stockholders	shares.

Over-allotment option	The selling stockholders have each granted the underwriters an option for a period of 30 days to purchase up to additional shares of our common stock on the same terms and conditions set forth on the cover of this prospectus to cover over-allotments, if any.

Common stock to be outstanding after this offering	shares.

Use of proceeds	We intend to use the net proceeds from the primary sale of our common stock in this offering for working capital and general corporate purposes, which may include funding capital expenditures, acquisitions and investments. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” on page 9 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Dividend policy	We do not intend to pay cash dividends on our common stock in the foreseeable future.

Listing	We intend to apply to list our common stock on the Nasdaq Global Market, or Nasdaq.

Unless otherwise indicated, this prospectus assumes and reflects:

•	an initial public offering price of $ per share, the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus;

•	prior to the closing of this offering, (i) the conversion of all currently outstanding shares of our preferred stock into shares of Class A Common Stock, (ii) the conversion of all currently outstanding shares of our Class B Common Stock into shares of Class A Common Stock and (iii) the designation of all of the shares of our Class A Common Stock into shares of common stock, or, collectively, the Recapitalization;

•	after the Recapitalization but prior to the closing of the offering, the automatic cashless exercise into common stock of our currently outstanding warrants to purchase 16,976 shares of Series B-1 Preferred Stock and 424,408 shares of Class A Common Stock, or the Warrant Exercise;

•	no exercise by the underwriters of their right to purchase up to an aggregate of additional shares from the selling stockholders to cover over-allotments, if any; and

•	a for reverse stock split occurring prior to the closing of this offering.

The number of shares of our common stock that will be outstanding immediately after the offering is based on shares outstanding as of September 30, 2007, but does not include:

•	shares of our common stock that we may issue upon the exercise of options that will be outstanding upon consummation of this offering at a weighted average exercise price of $ per share; and

•	shares of our common stock available for issuance under our existing stock option plans, management incentive plan, or MIP, and our new equity compensation plan being adopted prior to the consummation of this offering.

The      million shares sold in this offering by us and the selling stockholders, but without giving effect to the exercise of the over-allotment option, will represent     % of our outstanding common stock upon completion of this offering.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before purchasing our common stock. Some of the risk factors associated with our business include:

•	Net losses. We have a history of operating losses and we may not be profitable in the future.

•	Substantial indebtedness. Our substantial indebtedness may restrict our operating flexibility, could adversely affect our financial health and could prevent us from fulfilling our financial obligations.

•	Regulatory environment. Government regulation may increase our costs, decrease our revenues, adversely impact our ability to provide services and/or subject our services to additional competitive pressures.

•	Competition. If the incumbent local exchange carriers, or ILECs, with which we have interconnection agreements engage in anticompetitive practices or we experience difficulties in working with the ILECs, our business will be adversely affected.

•	Disputes. If our current billing and contractual disputes with our vendors are resolved in a manner that is adverse to us, we may be required to make significant payments to our vendors, which could materially adversely affect our business.

Summary Consolidated Financial and Other Data

The following table sets forth summary consolidated financial, unaudited pro forma financial and other data for the periods indicated. The summary consolidated financial data for the years ended December 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. In connection with the Bridgecom merger on January 14, 2005, Bridgecom was deemed the accounting acquirer with Broadview becoming the surviving corporate entity. As a result, the financial data for the ten months ended December 31, 2004 and the two months ended February 29, 2004 reflect that of Bridgecom only. The financial data for periods after March 1, 2004 are derived from the financial statements of Bridgecom after its acquisition by MCG. The financial data subsequent to January 14, 2005 include Bridgecom and the acquired business of Broadview. The financial data for the year ended December 31, 2005 include 12 months of financial data for Bridgecom and 11 1/2 months of financial data for Broadview. The financial data for the year ended December 31, 2006 includes 12 months of financial data for Broadview and three months of financial data for ATX.

The summary consolidated financial data for the nine months ended September 30, 2006 and 2007 and as of September 30, 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data for the nine months ended September 30, 2007 include nine months of financial data for Broadview and four months of financial data for InfoHighway. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

The summary unaudited pro forma consolidated financial data for the year ended December 31, 2006 and the nine months ended September 30, 2007 should be read in conjunction with our unaudited pro forma consolidated financial data included elsewhere in this prospectus, which give effect to the Transactions as if such events occurred on January 1, 2006. The unaudited pro forma consolidated financial data do not purport to represent what our results of operations would have been if the Transactions had occurred as of the dates indicated or what such results will be for future periods.

The summary balance sheet data as of September 30, 2007 is also presented on an as adjusted basis to give effect to this offering, the Recapitalization and the Warrant Exercise as if such events were consummated on September 30, 2007.

The following financial information is qualified by reference to and should be read in conjunction with the sections entitled “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Data” and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. All dollar amounts are in thousands.

	Predecessor	Successor
								Pro Forma
	Two Months	Ten Months					Pro Forma	Nine Months
	Ended	Ended	Year Ended	Year Ended	Nine Months Ended		Year Ended	Ended
	February 29,	December 31,	December 31,	December 31,	September 30,		December 31,	September 30,
	2004	2004	2005	2006	2006	2007	2006	2007
					(Unaudited)		(Unaudited)

Statement of operations data:
Revenues	$13,631	$72,826	$240,396	$272,653	$176,421	$325,998	$507,906	$373,804
Operating expenses:
Cost of revenues(1)	7,081	36,105	115,214	130,841	80,284	168,136	264,620	194,556
Selling, general and administrative	5,363	30,215	93,465	105,232	70,080	118,526	179,331	133,539
Stock based compensation	—	308	673	754	591	2,340	4,139	2,340
Software development	—	—	2,301	1,819	1,201	1,811	2,347	2,000
Depreciation and amortization	284	8,554	45,756	49,781	34,542	55,507	78,754	63,190
Merger integration costs	10	2,834	4,531	1,430	1,068	503	1,430	5,340

Total operating expenses	12,738	78,016	261,940	289,857	187,766	346,823	530,621	400,965

Income (loss) from operations	$893	$(5,190)	$(21,544)	$(17,204)	$(11,345)	$(20,825)	$(22,715)	$(27,161)

Other financial data:
Gross profit	$6,550	$36,721	$125,182	$141,812	$96,137	$157,862	$243,286	$179,248
EBITDA(3)	176	(1,159)	24,212	32,598	23,197	34,908	56,623	36,206
Capital expenditures(4)	1,038	4,763	18,915	23,146	14,646	21,093	32,140	22,750
Cash flows provided by (used in):
Operating activities	(652)	(1,735)	8,151	13,296	4,339	(23,316)
Investing activities	(1,038)	(40,336)	(20,731)	(115,568)	(103,842)	(81,494)
Financing activities	784	36,654	25,407	129,471	126,612	90,328

	As of September 30, 2007
	Actual	As Adjusted
	(Unaudited)

Balance sheet data:
Cash and cash equivalents	$29,470	$
Property and equipment, net	76,398
Goodwill	94,925
Total assets	389,395
Total debt, including current portion	314,253
Net debt(5)	284,783
Total stockholders’ equity (deficiency)	(1,017)

(1)	Exclusive of depreciation and amortization.

(2)	These amounts do not give effect to an anticipated reverse stock split in connection with the offering.

(3)	EBITDA is defined as net income (loss) plus depreciation and amortization, interest income, interest expense and provision (benefit) for income taxes. Pro forma net loss and pro forma EBITDA for the nine months ended September 30, 2007 does not reflect the impact of cost savings initiatives related to the integration of ATX and

InfoHighway that have eliminated or will eliminate approximately $3.5 million in cost of revenue expenses, $11.0 million of headcount related expenses and $2.0 million of other selling, general and administrative expenses, or SG&A.

EBITDA is not a recognized term under U.S. generally accepted accounting principles, or GAAP, and is provided because it is a measure of financial performance commonly used as an indicator of a company’s historical ability to service debt. EBITDA does not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of cash flow available for discretionary use, as such a measure does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. We have included information concerning EBITDA because we use such information in our review of the performance of our management and in our review of the performance of our business. In addition, certain of the Company’s debt covenants in the indenture governing the notes and in the credit agreement governing the credit facility are based upon a measure derived from EBITDA. EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies.

A reconciliation of net income (loss) to EBITDA is presented below:

	Predecessor	Successor
								Pro Forma
	Two	Ten Months					Pro Forma	Nine Months
	Months Ended	Ended	Year Ended	Year Ended	Nine Months Ended		Year Ended	Ended
	February 29,	December 31,	December 31,	December 31,	September 30,		December 31,	September 30,
	2004	2004	2005	2006	2006	2007	2006	2007
					(Unaudited)

Net income (loss)	$(785)	$(16,883)	$(38,928)	$(41,513)	$(28,817)	$(45,598)	$(59,123)	$(55,693)
Plus:
Depreciation and amortization	284	8,554	45,756	49,781	34,542	55,507	78,754	63,190
Interest income	(29)	(31)	(458)	(1,395)	(928)	(1,160)	(2,116)	(1,262)
Interest expense	704	3,399	17,842	25,463	18,400	25,146	37,498	28,958
Provision for income taxes	2	3,802	—	262	—	1,013	1,610	1,013

EBITDA	176	(1,159)	24,212	32,598	23,197	34,908	56,623	36,206

(4)	Capital expenditures are the sum of purchases of property and equipment, including equipment purchased under capital leases, capitalized software development costs and third-party customer installation costs.

(5)	Net debt consists of total debt less cash and cash equivalents.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the consolidated financial statements and notes to consolidated financial statements, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer, the trading price of our common stock could decline and you may lose some or all of your investment. Additional risks and uncertainties not presently known to us or that are not currently believed to be important to you also may adversely affect our Company.

Risks Related to Our Industry and Business

We have a history of operating losses and we may not be profitable in the future.

We have experienced significant operating losses. We recorded operating losses of $4.3 million in 2004, $21.5 million in 2005, $17.2 million in 2006 and $20.8 million for the nine months ended September 30, 2007. During the same periods, we also recorded net losses of $17.7 million, $38.9 million, $41.5 million and $45.6 million, respectively. We expect to continue to have losses for the foreseeable future. We cannot assure you that our revenues will continue to grow or that our profitability will continue to improve such that we will achieve profitability in the future.

Our substantial indebtedness may restrict our operating flexibility, could adversely affect our financial health and could prevent us from fulfilling our financial obligations.

As of September 30, 2007, we had $314.3 million of total outstanding indebtedness. Our indebtedness could significantly affect our business and our ability to fulfill our financial obligations. For example, a high level of indebtedness could:

•	make it more difficult for us to satisfy our current and future debt obligations;

•	make it more difficult for us to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	require us to dedicate a substantial portion of our cash flows from operating activities to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes, including investments in service development, capital spending and acquisitions;

•	place us at a competitive disadvantage to our competitors who are not as highly leveraged as we are;

•	make us vulnerable to interest rate fluctuations, if we incur any indebtedness that bears interest at variable rates;

•	impair our ability to adjust to changing industry and market conditions; and

•	make us more vulnerable in the event of a downturn in general economic conditions or in our business or changing market conditions and regulations.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our credit facility will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the notes and the credit agreement governing our credit facility will not prevent us from incurring obligations that do not constitute indebtedness. See the section entitled “Description of Certain Indebtedness.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage, including our possible inability to service our debt, would increase.

Elimination or relaxation of regulatory rights and protections could harm our business, results of operations and financial condition.

Section 10 of the Communications Act of 1934, as amended, or the Communications Act, requires the FCC to forbear from applying individual provisions of the Communications Act or its various enabling regulations upon a showing that a statutory provision or a regulation is unnecessary to ensure that rates and practices remain just, reasonable and non-discriminatory and to otherwise protect consumers and that forbearance is generally in the public interest and would promote competition. Pursuant to Section 10, the FCC has effectively deregulated Verizon’s provision of certain broadband services provided to enterprise customers and has more recently extended similar relief to other ILECs, including AT&T, Embarq Corporation and Citizens Communication Company. Exercising its forbearance authority, the FCC has also relieved certain ILECs in certain markets of their obligation to provide other competitive local exchange carriers, or CLECs, with unbundled access to network elements at rates mandated by state regulatory commissions. Although we do not provide service in any of the impacted markets and hence are not directly effected by these latter rulings, Verizon has petitioned for comparable relief in six Metropolitan Statistical Areas, or MSAs, including the New York-Northern New Jersey-Long Island, NY-NJ-PA MSA, the Philadelphia-Camden-Wilmington PA-NJ-DE-MD MSA and the Boston-Cambridge-Quincy, MANH MSA — three of our largest markets. The FCC must act on the Verizon petition in early December 2007 or the petition will be deemed granted by statute. If Verizon is granted the relief it seeks, the costs of the facilities we need to serve our customers in these, and possibly other, Verizon markets would likely increase and we would likely need to make additional capital investments to further build out our network to mitigate these cost increases. We cannot predict the outcome of pending or future forbearance proceedings or the effects that these proceedings may have on our business or operations.

FCC rules currently allow Verizon and other ILECs to unilaterally retire copper loop facilities that provide the “last mile” connection to certain customers with limited regulatory oversight. Verizon has filed nearly 100 notices of copper plant retirement with the FCC. While we, in conjunction with other CLECs, have petitioned the FCC to strengthen the rules governing copper plant retirement, there are no assurances that we will be successful in this effort. Wide scale retirement of copper loops by Verizon could have an adverse impact on our business and operations.

A discussion of legal and regulatory developments is included in the section entitled “Regulation.”

If the ILECs with which we have interconnection agreements engage in anticompetitive practices or we experience difficulties in working with the ILECs, our business will be adversely affected.

Our business depends on our ability to interconnect with ILEC networks and to lease from them certain essential network elements. We obtain access to these network elements and services under terms established in interconnection agreements that we have entered into with ILECs. Like many competitive communications services providers, from time to time, we have experienced difficulties in working with ILECs with respect to obtaining information about network facilities, ordering and maintaining network elements and services, interconnecting with ILEC networks and settling financial disputes. These difficulties can impair our ability to provide local service to customers on a timely and competitive basis. If an ILEC refuses to cooperate or otherwise fails to support our business needs for any other reason, including labor shortages, work stoppages, cost-cutting initiatives or disruption caused by mergers, other organizational changes or terrorist attacks, our ability to offer services on a timely and cost-effective basis will be materially and adversely affected.

Our ability to provide our services and systems at competitive prices is dependent on our ability to negotiate and enforce favorable interconnection and other agreements.

Our ability to continue to obtain favorable interconnection, unbundling, service provisioning and pricing terms, and the time and expense involved in negotiating interconnection agreements and amendments, can be adversely affected by ongoing legal and regulatory activity. All of our interconnection agreements provide either that a party is entitled to demand renegotiation of particular provisions or of the entire agreement based on intervening changes in law resulting from ongoing legal and regulatory activity, or that a change of law is immediately effective in the agreement and set out a dispute resolution process if the parties do not agree upon the change of law. The initial terms of all of our interconnection agreements with ILECs have expired; however, each of our agreements contains an “evergreen” provision that allows the agreement to continue in effect until terminated. If we were to receive a termination notice from an ILEC, we may be able to negotiate a new agreement or initiate an arbitration proceeding at the relevant state commission before the agreement expired. In addition, the Telecommunications Act of 1996, or the Telecommunications Act, gives us the right to opt into interconnection agreements, which have been entered into by other carriers, provided the agreement is still in effect and provided that we adopt the entire agreement. We are in the process of renegotiating the terms of our New York interconnection agreements with Verizon. We cannot assure you that we will be able to successfully renegotiate these agreements or any other interconnection agreement on terms favorable to us.

As noted above, we have entered into commercial agreements with Verizon to purchase a substitute product called Verizon Wholesale Advantage Service at unbundled network platform, or UNE-P, rates subject to a surcharge that increases over time and have converted substantially all of our UNE-P lines to this new product. Our commercial agreements with Verizon have limited terms that expire in 2008 and 2010 and are subject to earlier termination in certain circumstances, including assertion thereover of jurisdiction by a regulatory authority. If our commercial agreements with Verizon were to be terminated, we would be required to convert all of the lines thereunder to resale, which would likely be substantially less favorable to us. We cannot assure you that our commercial agreements with Verizon will be renewed at the end of their terms or that they will not be terminated before the end of their terms.

We have recently entered into amendments of our various interconnection and commercial agreements with Verizon which provide for assurance of timely payment. To the extent that we are not consistently timely in our payment of Verizon invoices, we could be compelled to provide letters of credit in an amount of up to two months anticipated billings. The provision of such letters of credit could adversely impact our liquidity position.

Verizon has recently alleged that we have breached our commercial agreements by migrating traffic to and among those agreements and has demanded payment of damages in excess of $36 million, which amount will increase over time because it is based upon an alleged failure to meet increased commitment levels. We have advised Verizon that our actions have been in full compliance with our commercial agreements and that no breach of those agreements has occurred. While we believe that Verizon’s claims lack any merit, our business and cash resources could be adversely impacted by an adverse ruling on this matter.

Difficulties we may experience with ILECs, interexchange carriers, or IXCs, and wholesale customers over payment issues may harm our financial performance.

We have at times experienced difficulties collecting amounts due to us for services that we provide to ILECs and IXCs. These balances due to us can be material. We generally have been able to reach mutually acceptable settlements to collect overdue and disputed payments, but we cannot assure you that we will be able to do so in the future. If we are unable to continue to timely receive payments and to create settlement agreements with other carriers, our business, results of operations and financial condition may be materially adversely affected.

Our interconnection agreements allow ILECs to decrease order processing, disconnect customers and increase our security deposit obligations for delinquent payments. If an ILEC makes an enforceable demand for an increased security deposit, we could have less cash available for other expenses, which could have a material adverse effect on our business, results of operations and financial condition. If an ILEC were to cease order processing or disconnect customers our business and operations would be materially and adversely affected.

Periodically, our wholesale customers experience financial difficulties. To the extent that the credit quality of our wholesale customers deteriorates or they seek bankruptcy protection, we may have difficulty collecting amounts due for services that we have provided to them. While we maintain security deposits and often retain the right to solicit end-user customers, we cannot assure you that such mechanisms will provide us adequate protection.

We periodically have disagreements with ILECs and IXCs regarding the interpretation and application of laws, rules, regulations, tariffs and agreements. Resolution of these disagreements may impact our revenues and our costs of service, both prospectively and retroactively. For example, we and certain other CLECs believe that ILEC tandem transit charges are not applicable to traffic terminated to wireless carriers, that dedicated port charges are not chargeable to CLECs on access toll connecting trunks, that switched access charges do not apply to VoIP traffic and that VoIP providers are deemed end-users for purposes of the FCC’s access charge regime. Certain ILECs and IXCs may disagree with our interpretations. If one or more of such disagreements were resolved through litigation or arbitration against us, such adverse resolution could have a material adverse effect on our business, results of operations and financial condition.

Our current billing disputes with our vendors may cause us to pay our vendors certain amounts of money and could materially adversely affect our business.

We are currently involved in a variety of disputes with vendors relating to billings of approximately $27 million as of September 30, 2007. When we identify an error in a vendor’s bill, we dispute the amount that we believe to be incorrect and often withhold payment for that portion of the invoice. Errors we routinely identify on bills include, but are not limited to, vendors billing us for services we did not consume, vendors billing us for services we did not order, vendors billing us for services that should have been billed to another carrier, vendors billing us for services using incorrect rates or incorrect tariff, and vendors failing to provide the necessary supporting detail to allow us to bill our customers or verify the accuracy of the bill. These problems are exacerbated because vendors periodically bill for services months or years after the services are provided. While we hope to resolve these disputes through negotiation, we may be compelled to arbitrate these matters. The resolution of these disputes may require us to pay the vendor an amount that is greater than the amount for which we have planned or even the amount the vendor claims is owed if late payment charges are assessed, which could materially adversely affect our business, financial condition, results of operations and cash flows and which may cause us to be unable to meet certain financial covenants related to our senior indebtedness, which would result in a default under such indebtedness. In the event that disputes are not resolved in our favor and we are unable to pay the vendor charges in a timely manner, the vendor may deny us access to the network facilities that we require to serve our customers. If the vendor notifies us of an impending “embargo” of this nature, we may be required to notify our customers of a potential loss of service which may cause a substantial loss of customers. It is not possible at this time to predict the outcome of these disputes.

The communications market in which we operate is highly competitive, and we may not be able to compete effectively against companies that have significantly greater resources than we do, which could cause us to lose customers and impede our ability to attract new customers.

The communications industry is highly competitive and is affected by the introduction of new services and systems by, and the market activities of, major industry participants. We have not achieved, and do not expect to achieve, a major share of the local access lines for any of the communications services we offer. In each of our markets we compete with the ILEC serving that area. Large competitors have the following advantages over us:

•	long-standing relationships and strong reputation with customers;

•	financial, technical, marketing, personnel and other resources substantially greater than ours;

•	more funds to deploy communications services and systems that compete with ours;

•	the potential to subsidize competitive services with revenue from a variety of businesses;

•	anticipated increased pricing flexibility and relaxed regulatory oversight;

•	larger networks; and

•	benefits from existing regulations that favor the ILECs.

We also face, and expect to continue to face, competition from other current and potential market entrants, such as other competitive local exchange carriers, or CLECs, cable television companies, wireless service providers and electric utility companies. While many CLECs have always targeted small and medium sized enterprises and multi-location customers, cable television companies are increasingly targeting these customers and are doing so at rates lower than we generally offer. We are also increasingly subject to competition from providers using VoIP over the public internet or private networks. VoIP providers are currently subject to substantially less regulation than traditional local telephone companies and do not pay certain taxes and regulatory charges that we are required to pay. In addition, the development of new technologies could give rise to significant new competitors in the local market.

In the long distance communications market, we face competition from the ILECs, large and small IXCs, wireless carriers and IP-based service providers. Long distance prices have decreased substantially in recent years and are expected to continue to decline in the future as a result of increased competition. If this trend continues, we anticipate that revenues from our network services and other service offerings will likely be subject to significant price pressure.

Continued industry consolidation could further strengthen our competitors, and could adversely affect our prospects.

Consolidation in the telecommunications industry is occurring at a rapid pace. In addition to the combinations of Verizon and MCI and SBC, AT&T Inc., or AT&T, and BellSouth, numerous CLEC combinations have occurred, including several which directly impact our markets such as Paetec/US LEC, Cavalier/Talk America and Choice One/CTC/Conversent. This consolidation strengthens our competitors and poses increased competitive challenges for us. The ILEC/IXC combinations not only provide the ILECs with national and international networks, but eliminate the two most effective and well financed opponents of the ILECs in federal and state legislative and regulatory forums and potentially reduce the availability of non-ILEC network facilities. The CLEC combinations will provide direct competitors with greater financial, network and marketing assets.

Verizon has agreed to sell to Fairpoint Communications certain network assets in Vermont, New Hampshire and Maine. If this transaction is consummated, we will need to negotiate new agreements and implement new operational interfaces with Fairpoint in these markets. There is no assurance that we will be able to successfully negotiate such agreements or implement such interfaces with Fairpoint.

Providers of VoIP service have been the target of recent intellectual property infringement litigation that may materially and adversely affect our business.

Certain providers of VoIP service have been and may in the future continue to be the target of intellectual property infringement litigation with respect to their provision of VoIP service. Some of these actions have been resolved in a manner adverse to the VoIP providers. Vonage America, Inc., for example, has been found to have violated certain patents held by Verizon and Sprint Nextel in providing its VoIP service. These and similar actions may materially and adversely affect our ability and/or the ability of other providers to continue to sell or provide VoIP service. While we have no reason to believe that our provision of VoIP service infringes any third party intellectual property, if it were to be so found, our business could be adversely impacted. In addition, if any of our wholesale customers that are providing VoIP service were to be unable to continue to provide such service as a result of infringement of intellectual property held by others, our business, results of operations and financial condition could be adversely affected.

The indenture governing the notes and the credit agreement governing our credit facility contain restrictive and operating covenants that limit our operating flexibility, and we may obtain a credit facility in the future that may include similar or additional restrictions.

The indenture and credit agreement contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	create liens with respect to our assets;

•	make investments, loans or advances;

•	prepay subordinated indebtedness;

•	enter into transactions with affiliates;

•	merge, consolidate, reorganize or sell our assets; and

•	engage in any business other than activities related or complementary to communications.

In addition, any future credit facility may impose financial covenants that require us to comply with specified financial ratios and tests, including minimum quarterly EBITDA, senior debt to total capitalization, maximum capital expenditures, maximum leverage ratios and minimum interest coverage ratios. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future. If we fail to do so, our indebtedness thereunder could become accelerated and payable at a time when we are unable to pay them. This could adversely affect our ability to carry out our business plan and would have a negative effect on our financial condition.

To service our indebtedness, including the notes, we will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control.

Our ability to repay or to refinance our obligations with respect to our indebtedness, including the notes, and to fund planned capital expenditures will depend on our future financial and operating performance. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control. These factors could include operating difficulties, diminished access to necessary network facilities, increased operating costs, significant customer churn, pricing pressures, the response of competitors, regulatory developments and delays in implementing strategic initiatives.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes and our credit facility, on commercially reasonable terms or at all.

We are subject to substantial government regulation that may restrict our ability to provide local services and may increase the costs we incur to provide these services.

We are subject to varying degrees of federal, state and local regulation. Pursuant to the Communications Act, the FCC exercises jurisdiction over us with respect to interstate and international services. We must comply with various federal regulations, such as the duty to contribute to universal service fund and other subsidies. If we fail to comply with federal reporting and regulatory requirements, we may incur fines or other penalties, including loss of our authority to provide services.

The FCC’s Triennial Review Order, subsequent Triennial Review Remand Order and related decisions have reduced our ability to access certain elements of ILEC telecommunications platforms in several ways that have affected our operations. First, we no longer have the right to require ILECs to sell us UNE-P. Because of this, we entered into commercial agreements with Verizon to purchase a substitute product called Verizon Wholesale Advantage Service at UNE-P rates subject to a surcharge that increases over time and have converted to this new product all of our UNE-P lines that were not migrated to our network. We are required under certain of our commercial agreements with Verizon to maintain certain volumes of loops on a “take-or-pay” basis. Our commercial agreements with Verizon have limited terms that expire in 2008 and 2010, but are subject to earlier termination in certain circumstances, including upon assertion thereover of jurisdiction by a regulatory authority. Termination of our Verizon commercial agreements would result in a substantial increase in our cost of service. Second, in certain central offices, we no longer have the right to require ILECs to sell to us as UNEs, or have limited access rights to UNE high capacity circuits that connect our central switching office locations to customers’ premises. Third, we no longer have the right to require ILECs to sell to us UNE transport between our switches and ILEC switches. Fourth, we have only limited or no access to UNE DS1 or DS3 transport on certain interoffice routes. Petitions currently pending before the FCC could, if granted, further reduce our access to UNE-Ls and transport. In these instances where we lose unbundled access to high capacity circuits or interoffice transport, we must either find alternative suppliers or purchase substitute circuits from the ILEC as special access, which increases our costs. Finally, our access to certain broadband elements of the ILEC network has been limited or eliminated in certain circumstances.

State regulatory commissions also exercise jurisdiction over us to the extent we provide intrastate services. We are required to obtain regulatory authorization and/or file tariffs with regulators in most of the states in which we operate. State regulatory commissions also often regulate the rates, terms and conditions at which we offer service. We have obtained the necessary certifications to provide service, but each commission retains the authority to revoke our certificate if that commission determines that we have violated any condition of our certification or if it finds that doing so would be in the public interest. While we believe we are in compliance with regulatory requirements, our interpretation of our obligations may differ from those of regulatory authorities.

Both federal and state regulators require us to pay various fees and assessments, file periodic reports and comply with various rules regarding the contents of our bills, protection of subscriber privacy, service quality and similar consumer protection matters on an ongoing basis. If we fail to comply with these requirements, we may be subject to fines or potentially be asked to show cause as to why our certificate of authority to provide service should not be revoked.

A discussion of legal and regulatory developments is included in the section entitled “Regulation.”

The communications industry faces significant regulatory uncertainties and the resolution of these uncertainties could harm our business, results of operations and financial condition.

If current or future regulations change, we cannot assure you that the FCC or state regulators will grant us any required regulatory authorization or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow our growth and have a material adverse effect upon our business, results of operations and financial condition. The Telecommunications Act remains subject to judicial review and ongoing proceedings before the FCC and state regulators, including proceedings relating to interconnection pricing, access to and pricing for unbundled network elements and special access services and other issues that could result in significant changes to our business and business conditions in the communications industry generally. Recent decisions by the FCC have eliminated or reduced our access to certain elements of ILEC telecommunications platforms that we use to serve our customers and increased the rates that we pay for such elements. Other proceedings are pending before the FCC that could potentially further limit our access to these network elements or further increase the rates we must pay for such elements. Likewise, proceedings before the FCC could impact the availability and price of special access facilities. Other proceedings before the FCC could result in an increase in the amount we pay to other carriers or a reduction in the revenues we derive from other carriers in, or retroactive liability for, access charges and reciprocal compensation. Still other proceedings before the FCC could result in increases in the cost of regulatory compliance. A number of states also have proceedings pending that could impact our access to and the rates we pay for network elements. Other state proceedings could limit our pricing and billing flexibility. Our business would be substantially impaired if the FCC, the courts, or state commissions eliminated our access to the facilities and services we use to serve our customers, substantially increased the rates we pay for facilities and services or adversely impacted the revenues we receive from other carriers or our customers. In addition, congressional legislative efforts to rewrite the Telecommunications Act or enact other telecommunications legislation, as well as various state legislative initiatives, may cause major industry and regulatory changes. We cannot predict the outcome of these proceedings or legislative initiatives or the effects, if any, that these proceedings or legislative initiatives may have on our business and operations.

A discussion of legal and regulatory developments is included in the section entitled “Regulation.”

The effects of increased regulation of IP-based service providers are unknown.

While the FCC has to date generally subjected Internet service providers to less stringent regulatory oversight than traditional common carriers, it has recently imposed certain regulatory obligations on providers of Interconnected Voice over Internet Protocol and/or facilities based broadband Internet access providers, including the obligations to contribute to the Universal Service Fund, to provide emergency 911 services and/or to comply with the Communications Assistance for Law Enforcement Act, or CALEA. Some states have imposed taxes, fees and/or surcharges on VoIP telephony services. The imposition of additional regulations on Internet service providers could have a material adverse effect on our business.

Declining prices for communications services could reduce our revenues and profitability.

We may fail to achieve acceptable profits due to pricing. Prices in telecommunication have declined substantially in recent years, a trend which may continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our ability to meet price competition may depend on our ability to operate at costs equal to or lower than our competitors or potential competitors.

Our vendors periodically issue substantial bills related to services provided during past periods.

Periodically, our vendors issue bills that relate to services provided during past periods. Such backbills can be for services for which the vendor has failed to bill or billed at the wrong rate or contain charges that the vendor had the right to assess, but failed to do so. We have recently entered into an agreement with our principal vendor which imposes limits on, but does not eliminate entirely the potential for, such backbills. While we generally dispute backbills, resolution of backbills could adversely impact our cash flow and finances.

Certain real estate leases and agreements are critical to our business and results of operations and failure to maintain such leases and agreements could adversely affect us.

Our switches are housed in facilities owned by third parties. Our use of these various facilities is subject to multiple real estate leases. If we were to lose one or more of these leases, the resultant relocation of one or more of our switches would be costly and disruptive to our business and customers. We cannot assure you that we will be able to maintain all of the real estate leases governing our multiple switch sites.

We maintain agreements which allow us to install equipment and utilize in-building wiring and, in some cases, optical fiber in more than 500 commercial buildings in metro New York and Washington, D.C. Past royalties are due on a number of these agreements; the terms of other agreements have expired. If we were to lose some or all of our “lit-building” agreements, our business and results of operations could be adversely impacted.

System disruptions or the failure of our information systems to perform as expected could result in increased capital expenditures, customer and vendor dissatisfaction, loss of business or the inability to add new customers or additional services, all of which would adversely affect our business and results of operations.

Our success ultimately depends on providing reliable service. Although our network has been designed to minimize the possibility of service disruptions or other outages, it may be disrupted by problems in the network, such as equipment failures and problems with a competitor’s or vendor’s system, such as physical damage to telephone lines or power surges and outages. In addition, our engineering and operations organizations continually monitor and analyze the utilization of our network. As a result, they may develop projects to modify or eliminate network circuits that are underutilized. This ongoing process may result in limited network outages for a subset of our customers. Any disruption in our network could cause the loss of customers and result in additional expenses.

Disruptions caused by security breaches, terrorism or for other reasons, could harm our future operating results. The day-to-day operation of our business is highly dependent on our ability to protect our communications and information technology systems from damage or interruptions by events beyond our control. Sabotage, computer viruses or other infiltration by third parties could damage or disrupt our service, damage our facilities, damage our reputation, and cause us to lose customers, among other things, and could harm our results of operations. A catastrophic event could materially harm our operating results and financial condition. Catastrophic events could include a terrorist attack in markets where we operate or a major earthquake, fire, or similar event that would affect our central offices, corporate headquarters, network operations center or network equipment.

We rely on complex information systems to support our business functions. If our systems, individually or collectively, fail or do not perform as expected, our ability to process and provision orders, to make timely payments to vendors and to ensure that we collect revenue owed to us would be adversely affected. Such failures could result in increased capital expenditures, customer and vendor dissatisfaction, loss of business or the inability to add new customers or additional services.

We depend on a limited number of third party service providers for long distance and other services, and if any of these providers were to experience significant interruptions in its business operations, or were to otherwise cease to provide such services to us, our business could be materially and adversely affected.

We depend on a limited number of third party service providers for long distance, data and other services. If any of these third party providers were to experience significant interruptions in their business operations, terminate their agreements with us or fail to perform the services or meet the standards of quality required under the terms of our agreements with them, our ability to provide these services to our customers would be materially and adversely affected for a period of time that we cannot predict. If we have to migrate the provision of these services to an alternative provider, we cannot assure you that we would be able to timely locate alternative providers of such services, that we could migrate such services in a short period of time without significant customer disruption so as to avoid a material loss of customers or business, or that we could do so at economical rates.

The communications industry is undergoing rapid technological changes, and new technologies may be superior to the technologies we use. Our failure to anticipate and keep up with such changes could have a material adverse effect on our business, results of operations and financial condition.

The communications industry is subject to rapid and significant changes in technology and in customer requirements and preferences. If we fail to anticipate and keep up with such changes we could lose market share, which could reduce our revenue. We have developed our business based, in part, on traditional telephone technology. Subsequent technological developments may reduce the competitiveness of our network and require expensive unanticipated upgrades or additional communications products that could be time consuming to integrate into our business and could cause us to lose customers and impede our ability to attract new customers. We may be required to select one technology over another at a time when it might be impossible to predict with any certainty which technology will prove to be more economic, efficient or capable of attracting customers. In addition, even though we utilize new technologies, such as VoIP, we may not be able to implement them as effectively as other companies with more experience with those new technologies. In addition, while we have recently purchased and deployed new technology including VoIP softswitches, Ethernet in the First Mile and Multiprotocol Label Switching, or MPLS, core and edge routers, we may not be able to implement new technology as effectively as other companies with more experience with new technology.

Limits exist on our ability to seek indemnification for losses from individuals and entities from whom we have acquired assets and operations, which could materially adversely affect our business.

When we acquire a company, we generally secure from the sellers indemnity protection against certain types of liabilities. Such indemnity protection is generally subject to a deductible and a cap, as well as a time limit. If undisclosed or unknown liabilities fall below the deductible or over the cap or such liabilities are not discovered until after the time limit, the indemnity will not protect us. Moreover, a seller may contest our indemnity claims or be unable to fund such claims. In the event that the indemnity protection that we have secured in acquiring a company does not afford us adequate protection, our business could be adversely affected.

The financial difficulties faced by others in our industry could adversely affect our public image and our financial results.

Certain competitive communications services providers, long distance carriers and other communications providers have experienced substantial financial difficulties over the past few years. To the extent that carriers in financial difficulties purchase services from us, we may not be paid in full or at all for services we have rendered. Further, the perception of instability of companies in our industry may diminish our ability to obtain further capital and may adversely affect the willingness of potential customers to purchase their communications services from us.

If we are unable to retain and attract management and key personnel, we may not be able to execute our business plan.

We believe that our success is due, in part, to our experienced management team. Losing the services of one or more members of our management team could adversely affect our business and our expansion efforts, and possibly prevent us from further improving our operational, financial and information management systems and controls. We do not maintain key man life insurance on any of our officers. As we continue to grow, we will need to retain and hire additional qualified sales, marketing, administrative, operating and technical personnel, and to train and manage new personnel.

Our ability to implement our business plan is dependent on our ability to retain and hire a large number of qualified new employees each year. The competition for qualified technical and sales personnel is intense in the telecommunications industry and in our markets. If we are unable to hire sufficient qualified personnel, our customers could experience inadequate customer service and delays in the installation and maintenance of access lines, which could have a material adverse effect on our business, results of operations and financial condition.

Our success depends on the ability to manage and expand operations effectively.

Our ability to manage and expand operations effectively will depend on the ability to:

•	offer high-quality, reliable services at reasonable costs;

•	introduce new technologies;

•	install and operate telecommunications switches and related equipment;

•	lease access to suitable transmission facilities at competitive prices;

•	scale operations;

•	obtain successful outcomes in disputes and in litigation, rule-making, legislation and regulatory proceedings;

•	successfully negotiate, adopt or arbitrate interconnection agreements with other carriers;

•	acquire necessary equipment, software and facilities;

•	integrate existing and newly acquired technology and facilities, such as switches and related equipment;

•	evaluate markets;

•	add products;

•	monitor operations;

•	control costs;

•	maintain effective quality controls;

•	hire, train and retain qualified personnel;

•	enhance operating and accounting systems;

•	address operating challenges;

•	adapt to market and regulatory developments; and

•	obtain and maintain required governmental authorizations.

In order for us to succeed, these objectives must be achieved in a timely manner and on a cost-effective basis. If these objectives are not achieved, we may not be able to compete in existing markets or expand into new markets. A failure to achieve one or more of these objectives could have a material adverse effect on our business.

In addition, we have grown rapidly since inception and expect to continue to grow primarily by expanding our product offerings, adding and retaining customers, acquisitions and leveraging our network and operational infrastructure. We expect this growth to place a strain on our operational, human and financial resources, particularly if the growth is through acquisitions. The ability to manage operations and expansion effectively depends on the continued development of plans, systems and controls for operational, financial and management needs. We cannot give any assurance that these requirements can be satisfied or that our operations and growth can be managed effectively. A failure to satisfy these requirements could have a material adverse effect on our financial condition and the ability to implement fully its growth and operating plans.

Failure to successfully and efficiently integrate InfoHighway into our operations may adversely affect our ability to realize the expected benefits of the merger.

The integration of InfoHighway’s facilities into our operations will be a significant undertaking and will require significant attention from our management team. The merger involves the integration of two companies that previously operated independently and is being accomplished as we complete the integration of ATX. This integration is a complex, costly and time-consuming process and we cannot assure you that this process will be successful. In addition, we have made several assumptions regarding synergies for the combined company, many of which are dependent upon how successful we are in integrating the operations of the two companies. In addition, the integration of InfoHighway into our operations will require significant one-time costs for tasks such as site visits and audits and may be difficult to execute. Additional integration challenges include, among other things:

•	retaining existing employees;

•	transitioning the branding of the acquired company to Broadview;

•	persuading employees of Broadview and the acquired companies that the business cultures are compatible, maintaining morale, and retaining and integrating key employees;

•	incorporating new facilities into our business operations;

•	coordinating sales and marketing functions;

•	combining products and services;

•	integrating systems; and

•	maintaining our standards, controls, procedures, and policies.

If we are not able to successfully overcome these integration challenges, we may not achieve the benefits we expect from the InfoHighway merger.

We may engage in future acquisitions that are not successful or fail to integrate acquired businesses into our operations, which may adversely affect our competitive position and growth prospects.

As part of our business strategy, we may seek to expand through the acquisition of other businesses that we believe are complementary to our business. We may be unable to identify suitable acquisition candidates, or if we do identify suitable acquisition candidates, we may not complete those transactions commercially favorable to us or at all, which may adversely affect our competitive position and growth prospects.

If we acquire another business, we may face difficulties, including:

•	integrating that business’ personnel, services, products or technologies into our operations;

•	retaining key personnel of the acquired business;

•	failing to adequately identify or assess liabilities of that business;

•	failing to achieve the forecasts we used to determine the purchase price of that business; and

•	diverting our management’s attention from the normal daily operation of our business.

These difficulties could disrupt our ongoing business and increase our expenses. As of the date of this prospectus, we have no agreements to enter into any material acquisition transaction.

In addition, our ability to complete acquisitions will depend, in part, on our ability to finance these acquisitions, including the costs of acquisition and integration. Our ability may be constrained by our cash flow, the level of our indebtedness at the time, restrictive covenants in the agreements governing our indebtedness, conditions in the securities markets and other factors, many of which are beyond our control. If we proceed with one or more acquisitions in which the consideration consists of cash, we may use a substantial portion of our available cash to complete the acquisitions. If we finance one or more acquisitions with the proceeds of indebtedness, our interest expense and debt service requirements could increase materially. The financial impact of acquisitions could materially affect our business and could cause substantial fluctuations in our quarterly and yearly operating results.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position, and defending against intellectual property infringement and misappropriation claims could be time consuming and expensive and, if we are not successful, could cause substantial expenses and disrupt our business.

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third party non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our hardware or software products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

In addition, we cannot be sure that the products, services, technologies and advertising we employ in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to intellectual property of others in the ordinary course of our business. Defending against intellectual property infringement or misappropriation claims could be time consuming and expensive regardless of whether we are successful, and could cause substantial expenses and disrupt our business.

As an Internet access provider, we may incur liability for information disseminated through our network.

The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

Risks Related to Our Common Stock and this Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on Nasdaq or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering. In addition, an inactive trading market may impair our ability to raise additional capital by selling shares and may impair our ability to acquire other companies by using our shares as consideration.

Our stock price may be volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. The initial public offering price for our common stock was determined by negotiations among representatives of the underwriters, the Company and the selling stockholders and may not be indicative of prices that will prevail in the open market following this offering. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, or the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	our inability to raise additional capital;

•	sales of common stock by us, members of our management team or other existing stockholders; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or the industry generally, or the failure of analysts to publish research about us.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future, and our ability to pay dividends is restricted by the instruments governing our outstanding indebtedness. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Any payment of cash dividends on our common stock in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, you should not rely on dividend income from shares of our common stock.

Future sales of our common stock in the public market could lower our share price.

We and our existing stockholders may sell additional shares of common stock into the public markets after this offering, and we may also issue convertible debt securities to raise capital in the future. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the public markets after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate.

After the consummation of this offering, we will have outstanding      shares of common stock and options to purchase an additional      shares of common stock. This number includes the shares being sold by the selling stockholders in this offering, which may be resold immediately in the public market. Of the remaining     outstanding shares and shares issuable upon exercise of options,     , or     %, of our total outstanding shares and shares issuable upon exercise of options will be restricted from immediate resale under the “lock-up” agreements between certain of our current stockholders and option holders and the underwriters described in the section entitled “Underwriting” below, but may be sold into the market after those “lock-up” restrictions expire or if they are waived by     , as the representative of the underwriters, in its sole discretion. The outstanding shares and shares issuable upon exercise of options subject to the “lock-up” restrictions will generally become available for sale at various times following the expiration of the lock-up agreements, which is generally 180 days after the date of this prospectus, subject to certain contractual restrictions and the volume limitations and manner-of-sale requirements under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

The issuance of additional shares of common stock in connection with acquisitions, our employee benefit plans or otherwise will dilute your investment.

After this offering, we will have an aggregate of          shares of common stock authorized but unissued and not reserved for issuance under our stock incentive and compensation plans or otherwise. We may issue all of these shares without any action or approval by our stockholders. We intend to pursue strategic acquisitions, and may pay for such acquisitions, partly or in full, through the issuance of additional equity. Any issuance of shares in connection with our acquisitions, the issuance of shares or options under our plans or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

This offering will cause immediate and substantial dilution in net tangible book value.

The initial public offering price of a share of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. If you purchase our common stock in this offering, you will incur an immediate dilution of approximately $      in the net tangible book value per share of common stock.

If provisions in our corporate documents and Delaware law delay or prevent a change in control of our company, we may be unable to consummate a transaction that our stockholders consider favorable.

Provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our amended and restated certificate of incorporation authorizes our board of directors to issue up to      shares of “blank check” preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our amended and restated certificate of incorporation provides for a staggered board of directors, whereby directors serve for three year terms, with approximately a third of the directors coming up for reelection each year. Having a staggered board could make it more difficult for a third party to acquire us through a proxy contest. A change of control may impact employee benefit arrangements, which could make an acquisition more costly and could prevent it from going forward. Applicable Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. For example, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. See “Description of Capital Stock — Anti-takeover provisions of Delaware law.” Finally, upon any change in control the lenders under our credit facility would have the right to require us to repay all of our outstanding obligations under the facilities and the indenture governing our notes would require us to offer to repurchase our outstanding notes.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. We have not allocated these net proceeds for any specific purposes. Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They might not apply the net proceeds of this offering in ways that increase the value of your investment, and may not be able to yield a significant return, if any, on any investment of these net proceeds.

The concentration of our capital stock ownership with insiders upon the completion of this offering will likely limit your ability to influence corporate matters.

We anticipate that our executive officers, directors, current five percent or greater stockholders and affiliated entities will together beneficially own approximately  % of our common stock outstanding after this offering. As a result, these stockholders, acting together, will have control over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

Complying with Section 404 of Sarbanes-Oxley may strain our resources and divert management.

We will be required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, or Sarbanes-Oxley, to furnish a report by our management on the design and operating effectiveness of our internal controls over financial reporting with our annual report on Form 10-K for our fiscal year ending December 31, 2008. Sarbanes-Oxley will require us to perform system and process evaluation and testing of our internal controls over financial reporting to enable management and our independent auditors to report on the effectiveness of our internal controls. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In addition, our compliance with Sarbanes-Oxley will require that we incur substantial accounting, legal and consulting expenses. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are not able to comply with the requirements of Sarbanes-Oxley in a timely manner, or if we or our independent auditors identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our stock to decline. We also could be subject to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities, which would require additional financial and management resources.

Failure to comply with the Nasdaq’s requirements regarding the composition of our board of directors and audit committee could result in the delisting of our common stock from Nasdaq and adversely affect the market for our common stock.

In order for our common stock to continue to be listed on Nasdaq, we must comply with listing standards regarding the independence of our board of directors and members of our audit committee. In particular, Nasdaq’s rules require that a majority of our directors and all of the members of our audit committee be “independent,” as defined under Nasdaq’s rules, by no later than the first anniversary following the completion of this offering. Compliance with Nasdaq’s listing requirements will require us to increase the number of independent directors on our board of directors and audit committee, seek the resignation of directors who are not independent or some combination thereof. If we are unable to change the composition of our board of directors and our audit committee to comply with these requirements, our common stock may be delisted from Nasdaq and the liquidity and trading price of common stock may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains both historical and “forward-looking statements.” All statements other than statements of historical fact included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations and business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. These forward-looking statements may be contained throughout this prospectus, including under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Many factors mentioned in our discussion in this prospectus, including the risks outlined under “Risk Factors,” will be important in determining future results. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements (including oral representations) are only predications or statements of current plans, which we review continuously. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to Broadview, the following, among other things:

•	risks associated with our history of operating losses;

•	risks associated with our substantial indebtedness;

•	risks associated with the relaxation of certain regulatory rights and protections;

•	ILECs, with which we have interconnection agreements, leveraging their historical monopoly position;

•	the ability to provide services and systems at competitive prices;

•	difficulties associated with collecting payment from ILECs, IXCs and wholesale customers;

•	risks associated with billing and other disputes;

•	the highly competitive nature of the communications market in which we operate and declining prices for communications services;

•	risks associated with continued industry consolidation;

•	risks associated with the recent intellectual property infringement litigation of certain VoIP providers;

•	restrictions in connection with our indenture governing the notes and credit agreement governing the credit facility;

•	risks related to servicing our indebtedness;

•	risks related to government regulation;

•	risks related to regulatory uncertainties in the communications industry;

•	risks associated with increased regulation of IP-based service providers;

•	risks associated with declining prices for communications services;

•	risks associated with bills related to past periods;

•	the ability to maintain certain real estate leases and agreements critical to our business and results of operations;

•	risks associated with system disruptions or the failure of our information systems to perform as expected;

•	risks associated with interruptions in the business operations of third party service providers;

•	the loss of our customers;

•	the failure to anticipate and keep up with technological changes;

•	the ability to seek indemnification for losses from individuals and entities from whom we have acquired assets and operations;

•	risks associated with the financial difficulties by others in our industry;

•	the failure to retain and attract management and key personnel;

•	the failure to manage and expand operations effectively;

•	the failure to efficiently integrate InfoHighway into our operations; or the failure to successfully engage in future acquisitions;

•	misappropriation of our intellectual property and proprietary rights; and

•	the possibility of incurring liability for information disseminated through our network.

Because our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by these forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update these forward-looking statements or the risk factors contained in this prospectus to reflect new information, future events or otherwise, except as may be required under federal securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from the primary sale of the           shares of common stock at an initial offering price of $      per share will be approximately $      million after deducting the underwriting discount and estimated offering expenses of $      million.

We intend to use the net proceeds from the primary sale of our common stock in this offering for working capital and general corporate purposes, which may include funding capital expenditures, acquisitions and investments.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders or from any exercise by the underwriters of the over-allotment option to purchase additional shares from the selling stockholders named in this prospectus.

DIVIDEND POLICY

We have not paid cash dividends in the past two fiscal years. We do not anticipate paying any regular cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Our ability to pay cash dividends is limited by the terms of our existing credit agreement or indenture and may be limited by future debt or other agreements that we may enter into from time to time. For more information regarding the terms of our existing debt documents, see the section “Management Discussion and Analysis — Liquidity and Capital Resources” and our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

We are a holding company and conduct all of our operations through our direct and indirect subsidiaries. Unless we receive dividends, distributions, advances, transfers of funds or other payments from our subsidiaries, we will be unable to pay any dividends on our common stock in the future.

CAPITALIZATION

The following table sets forth our historical cash and cash equivalents and consolidated capitalization as of September 30, 2007 on an actual basis and as adjusted to reflect the sale of           shares of our common stock at an assumed initial public offering price of $      per share, the mid-point of the estimated initial public offering price range, the Recapitalization and Warrant Exercise. This table should be read in conjunction with the information contained in “Use of Proceeds,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. All dollar amounts in the table are in thousands.

	As of September 30, 2007
	Actual	As adjusted
	(Unaudited)

Cash and cash equivalents	$29,470	$

Credit facility(1)	0
11 3/8% senior secured notes due 2012(2)	304,829
Capital lease obligations, including current portion	9,424

Total debt	314,253
Stockholders’ equity:
Preferred stock, $0.01 par value per share(3)	4
Common stock, $0.01 par value per share(4)	111
Additional paid-in capital	142,077
Accumulated deficit	(143,209)

Total stockholders’ equity (deficiency)	(1,017)

Total capitalization	$313,236	$

(1)	On August 23, 2006, we entered into our credit facility, which provides for a $25.0 million revolving credit facility. Our credit facility has a $9.0 million letter of credit subfacility. At September 30, 2007, we had no outstanding borrowings or letters of credit under our revolving credit facility.

(2)	Includes premium we received in connection with the issuance of the 2007 notes, net of amortization.

(3)	As of September 30, 2007, (i) 89,526 shares of Series A Preferred Stock were authorized, with 87,254 shares issued and outstanding, (ii) 93,180 shares of Series B Preferred Stock were authorized, with 91,301 shares issued and outstanding, (iii) 105,000 shares of Series A-1 Preferred Stock were authorized, with 100,702 shares issued and outstanding, (iv) 86,000 shares of Series B-1 Preferred Stock were authorized, with 64,986 shares issued and outstanding and (v) 52,332 shares of Series C Preferred Stock were authorized, with 14,402 shares issued and outstanding. As of September 30, 2007, warrants to purchase 16,976 shares of Series B-1 Preferred Stock are outstanding. In addition, we have outstanding a warrant, which has no voting rights until exercised and is exercisable until 2012, to acquire 46 shares of Series B Preferred Stock and 1,151 shares of common stock for an aggregate exercise price of $1,392. This warrant will remain outstanding upon completion of this offering. As of September 30, 2007, on an as adjusted basis, there will be shares of preferred stock authorized, with no shares issued or outstanding.

(4)	As of September 30, 2007, (i) 80,000,000 shares of Class A Common Stock were authorized with 9,345,353 shares issued and outstanding and (ii) 10,000,000 shares of Class B Common Stock were authorized, with 360,050 shares issued and outstanding. In addition to the warrant to purchase common stock referred to in footnote 3, there are warrants to purchase an additional 424,408 shares of Class A Common Stock outstanding. As of September 30, 2007, on an as adjusted basis, there will be shares of common stock authorized and shares issued and outstanding.

The table above excludes:

•	shares of our common stock that we may issue upon the exercise of options that will be outstanding upon consummation of this offering at a weighted average exercise price of $ per share; and

•	shares of our common stock available for issuance under our existing stock option plans, MIP and our new equity compensation plan being adopted prior to the consummation of this offering.

DILUTION

Dilution is the amount by which the initial public offering price paid by purchasers of shares of our common stock in this offering will exceed the net tangible book value per share of our common stock after this offering. Our net tangible book deficit as of September 30, 2007, after giving effect to the Recapitalization and Warrant Exercise, was $     million, or $     per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (total assets less intangible assets) less our total liabilities as of September 30, 2007, divided by the total number of outstanding shares of our common stock that would have been held by our common stockholders immediately prior to this offering, assuming the Recapitalization, the Warrant Exercise and after giving effect to the           for           reverse stock split we expect to effect prior to the consummation of this offering.

After giving effect to the sale of the shares of common stock we propose to offer pursuant to this prospectus and the Recapitalization, and assuming the deduction of estimated discounts and expenses of this offering and the application of the net proceeds as described in “Use of Proceeds,” our pro forma net tangible book value as of September 30, 2007 would have been $      million, or $      per share. This represents an immediate increase in the net tangible book value of $      per share to our existing stockholders and an immediate dilution (the difference between the initial public offering price and the pro forma net tangible book value after this offering) of $      per share to new investors purchasing shares in this offering.

The following table illustrates the per share dilution to new investors purchasing shares in this offering:

Assumed initial public offering price per share		$
Net tangible book deficit per share at September 30, 2007	$
Increase per share attributable to cash payments made by new investors	$

Pro forma net tangible book value per share after this offering		$

Dilution in net tangible book value per share to new investors		$

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data have been compiled by the application of pro forma adjustments to our historical financial statements. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 give effect to the Transactions as if such events occurred on January 1, 2006.

The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

You should read our unaudited pro forma condensed consolidated financial data and the related footnotes thereto in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus and other information in “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All dollar amounts are in thousands, except per share data.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2007

					InfoHighway
	Historical	Financing		Historical	Merger		Pro
	Broadview(1)	Adjustments		InfoHighway(2)	Adjustments		Forma
	(In thousands)

Revenues	$325,998	$—		$48,217	$(411	)(4)	$373,804
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	168,136	—		30,410	(3,990	)(4)	194,556
Selling, general and administrative	118,526	—		16,271	(1,258	)(4)	133,539
Stock based compensation	2,340	—		—	—		2,340
Software development	1,811	—		189	—		2,000
Depreciation and amortization	55,507	—		2,484	5,199	(5)	63,190
Merger integration costs	503	—		—	4,837	(4)	5,340

Total operating expenses	346,823	—		49,354	4,788		400,965

Income (loss) from operations	(20,825)	—		(1,137)	(5,199)		(27,161)
Other income	226	—		(49)	—		177
Interest expense	(25,146)	(3,812	)(3)	(1,634)	1,634	(6)	(28,958)
Interest income	1,160	—		102	—		1,262

Income (loss) before provision for income taxes	(44,585)	(3,812)		(2,718)	(3,565)		(54,680)
Provision for income taxes	1,013	—		—	—		1,013

Income (loss) from continuing operations	$(45,598)	$(3,812)		$(2,718)	$(3,565)		$(55,693)

Net loss per common share — basic and diluted(7)	$(4.93)						$(5.82)
Weighted average number of common shares outstanding(7)	9,257,625						9,570,201

(1)	Includes four months of financial data for InfoHighway.

(2)	Represents the period from January 1, 2007 to May 31, 2007 (date of acquisition).

(3)	Represents interest at 11 3/8% on the 2007 notes of $3,839 and the amortization of debt issuance costs of $307, offset by the amortization of note premium of $280.

(4)	Represents (i) the elimination of $411 of revenues and cost of revenues for services provided by Broadview to InfoHighway; (ii) the reclassification of $3,579 of costs from cost of revenues to SG&A to conform to Broadview presentation; and (iii) the reclassification of $4,837 of transaction expenses from SG&A to merger integration costs to conform to Broadview presentation.

(5)	Represents (i) the amortization of the acquired InfoHighway intangible assets of $5,378 less the elimination of InfoHighway historical amortization of $652 and (ii) additional depreciation of $473 on revalued fixed assets.

(6)	Represents the elimination of $1,634 of InfoHighway interest expense on debt not assumed.

(7)	These amounts do not give effect to an anticipated reverse stock split in connection with the offering.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended December 31, 2006

			ATX		ATX					Historical	InfoHighway
	Historical	Historical	Financing		Acquisition			Financing		Info-	Merger		Pro
	Broadview(1)	ATX(2)	Adjustments		Adjustments		Subtotal	Adjustments		Highway	Adjustments		Forma
	(In thousands)

Revenues	$272,653	$118,572	$—		$—		$391,225	$—		$117,833	$(1,152	)(8)	$507,906
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	130,841	71,579	—		(1,600	)(4)	200,820	—		73,250	(9,450	)(8)	264,620
Selling, general and administrative	105,232	37,894	—		—		143,126	—		27,907	8,298	(8)	179,331
Deferred compensation	754	2,966	—		—		3,720	—		419	—		4,139
Software development	1,819	—	—		—		1,819	—		528	—		2,347
Depreciation and amortization	49,781	7,391	—		2,478	(5)	59,650	—		4,690	14,414	(9)	78,754
Merger integration costs	1,430	—	—		—		1,430	—		—	—		1,430

Total operating expenses	289,857	119,830	—		878		410,565	—		106,794	13,262		530,621

Income (loss) from operations	(17,204)	(1,258)	—		(878)		(19,340)	—		11,039	(14,414)		(22,715)
Other income	21	499	—		—		520	—		64	—		584
Interest expense	(25,463)	(4,310)	(2,015	)(3)	4,310	(6)	(27,478)	$(10,020	)(7)	(2,777)	2,777	(10)	(37,498)
Interest income	1,395	559	—		—		1,954	—		162	—		2,116

Income (loss) before provision for income taxes	(41,251)	(4,510)	(2,015)		3,432		(44,344)	(10,020)		8,488	(11,637)		(57,513)
Provision for income taxes	(262)	(1,078)	—		—		(1,340)	—		(270)	—		(1,610)

Income (loss) from continuing operations	$(41,513)	$(5,588)	$(2,015)		$3,432		$(45,684)	$(10,020)		$8,218	$(11,637)		$(59,123)

Net loss per common share-basic and diluted(11)	$(5.61)												$(6.29)
Weighted average number of common shares outstanding(11)	7,396,610												9,399,315

(1)	Includes three months of financial data for ATX.

(2)	Represents the period from January 1, 2006 to September 29, 2006 (date of acquisition).

(3)	Represents (i) interest expense on the 2006 notes of $15,394; (ii) the amortization of the debt issuance costs of $1,068; (iii) a reduction of interest expense of $6,212 (due to the repayment of our then-existing senior secured credit facility in connection with the 2006 Transactions); (iv) a reduction of $6,440 of interest expense (due to the repayment and conversion of our senior unsecured subordinated notes into shares of convertible preferred stock and common stock in connection with the 2006 Transactions); and (v) a reduction of $1,795 due to the elimination of amortization and write-off of deferred financing costs associated with existing debt.

(4)	Represents contractual savings associated with migrating certain of ATX’s vendor costs to our existing contractual rates of $1,600.

(5)	Represents the depreciation of the fair value of the acquired ATX fixed assets and the amortization of the acquired ATX intangible assets of $9,869 less the elimination of ATX historical depreciation and amortization of $7,391.

(6)	Represents the elimination of $4,310 of ATX interest expense on debt not assumed.

(7)	Represents interest at 11 3/8% on the 2007 notes of $10,238 and the amortization of debt issuance costs of $600 offset by the amortization of note premium of $818.

(8)	Represents the elimination of $1,152 of services provided by Broadview to InfoHighway and the reclassification of $8,298 of costs to SG&A to conform with Broadview presentation.

(9)	Represents (i) the amortization expense of $14,831 on the acquired InfoHighway customer base less the elimination of InfoHighway amortization of $1,535 and (ii) the additional depreciation of the fair value of the acquired InfoHighway fixed assets of $1,118.

(10)	Represents the elimination of InfoHighway interest expense on debt not assumed.

(11)	These amounts do not give effect to an anticipated reverse stock split in connection with the offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated financial data for the periods indicated. The selected consolidated financial data for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 2002 and 2003 and as of December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements not included elsewhere in this prospectus. In connection with the Bridgecom merger effective January 14, 2005, Bridgecom was deemed the accounting acquirer with Broadview becoming the surviving corporate entity. As a result, the financial data for the years ended December 31, 2002 and 2003, the two months ended February 29, 2004 and the ten months ended December 31, 2004 reflect that of Bridgecom alone. The financial data for periods prior to February 29, 2004 are derived from the financial statements of Bridgecom prior to its acquisition by MCG (predecessor). The financial data for periods after March 1, 2004 are derived from the financial statements of Bridgecom after such merger. The financial data subsequent to January 14, 2005 include Bridgecom and the acquired business of Broadview. The financial data for the year ended December 31, 2005 include 12 months of financial data for Bridgecom and 11 1/2 months of financial data for the acquired business of Broadview. The financial data for the year ended December 31, 2006 include 12 months of financial data for Broadview and three months of financial data for ATX.

The selected historical financial data presented below for the nine months ended September 30, 2006 and 2007 and as of September 30, 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data for the nine months ended September 30, 2007 include nine months of financial data for Broadview and four months of financial data for InfoHighway. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

The following financial information is qualified by reference to and should be read in conjunction with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. All dollar amounts are in thousands, except per share data.

	Predecessor			Successor
			Two Months	Ten Months			Nine Months
			Ended	Ended	Year Ended	Year Ended	Ended
	Year Ended December 31,		February 29,	December 31,	December 31,	December 31,	September 30,
	2002	2003	2004	2004	2005	2006	2006	2007
							(Unaudited)

Statement of operations data:
Revenues	$72,051	$85,433	$13,631	$72,826	$240,396	$272,653	$176,421	$325,998
Operating expenses:
Cost of revenues(1)	41,023	43,706	7,081	36,105	115,214	130,841	80,284	168,136
Sales, general and administrative	24,696	27,192	5,363	30,215	93,465	105,232	70,080	118,526
Stock based compensation	—	—	—	308	673	754	591	2,340
Software development	—	—	—	—	2,301	1,819	1,201	1,811
Depreciation and amortization	711	847	284	8,554	45,756	49,781	34,542	55,507
Merger integration costs	—	1,025	10	2,834	4,531	1,430	1,068	503

Total operating expenses	66,430	72,770	12,738	78,016	261,940	289,857	187,766	346,823

Income (loss) from operations	5,621	12,663	893	(5,190)	(21,544)	(17,204)	(11,345)	(20,825)
Other income (expense)	13	(715)	(1,001)	(4,523)	—	21	—	226
Interest expense	(2,808)	(3,003)	(704)	(3,399)	(17,842)	(25,463)	(18,400)	(25,146)
Interest income	145	168	29	31	458	1,395	928	1,160

Income (loss) before provision for income taxes	2,971	9,113	(783)	(13,081)	(38,928)	(41,251)	(28,817)	(44,585)
Provision (benefit) for income taxes	560	2,397	2	3,802	—	262	—	(1,013)

Net income (loss)	$2,411	$6,716	$(785)	$(16,883)	$(38,928)	$(41,513)	$(28,817)	$(45,598)

Net income (loss) per common share - basic and diluted(2)				$(7.74)	$(6.10)	$(5.61)	$(4.17)	$(4.93)
Weighted average shares outstanding basic and diluted(2)				2,181,437	6,385,863	7,396,610	6,913,419	9,257,625
Cash dividends per common share(2)	—	—	—	—	—	—	—	—
Statement of cash flow data:
Cash flows provided by (used in):
Operating activities	$6,529	$4,457	$(652)	$(1,735)	$8,151	$13,296	$4,339	$(23,316)
Investing activities	(482)	(3,454)	(1,038)	(40,336)	(20,731)	(115,568)	(103,842)	(81,494)
Financing activities	2,560	(1,207)	784	36,654	25,407	129,471	126,612	90,328

	Predecessor		Successor
	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2007
						(Unaudited)

Balance sheet data:
Cash and cash equivalents	$10,453	$10,249	$3,926	$16,753	$43,952	$29,470
Property and equipment, net	2,480	5,525	9,086	39,547	61,395	76,398
Goodwill	2	5,435	8,379	27,964	69,632	94,925
Total assets	31,655	36,399	67,366	197,113	318,325	389,395
Total debt, including current portion	20,757	22,519	23,875	147,204	217,769	314,253
Total stockholders’ equity (deficiency)	(4,277)	2,725	19,707	(12,572)	20,470	(1,017)

(1)	Exclusive of depreciation and amortization.

(2)	These amounts do not give effect to an anticipated reverse stock split in connection with the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below and elsewhere in this prospectus, including information with respect to our plans and strategies for our business and related financing, includes forward-looking statements that involve risk and uncertainties. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus that could cause results to differ materially from those expressed in such forward-looking statements, including matters set forth in the section entitled “Risk Factors.”

Overview

We are a leading competitive communications provider, in terms of revenue, offering voice and data communications and managed network solutions to small and medium sized business customers in 20 markets across 10 states throughout the Northeast and Mid-Atlantic United States, including major metropolitan markets such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston. To meet the demands of communications-intensive business customers, we offer dedicated local and long distance voice, high-speed data and integrated services, as well as value-added products and services such as managed services and hardware solutions. Our network architecture pairs the strength of a traditional infrastructure with an IP platform, built into our core and extending to the edge, to support dynamic growth of VoIP, MPLS and other next generation technologies. In addition, our network topology incorporates metro Ethernet access in key markets, enabling us to provide T-1 equivalent and high-speed Ethernet access services via UNE-Ls to customers served from selected major metropolitan collocations, significantly increasing our margins and expanding our service offerings.

We were founded in 1996 to take advantage of the competitive opportunities in the local exchange communications market created by the Telecommunications Act. Since then, management has responded to market and regulatory changes by strategically deploying facilities and merging with or acquiring companies with the necessary footprint, facilities and customer base to sustain and organically grow our business. We merged with Broadview Networks on January 14, 2005 to transfer our small and medium enterprise customers clustered in the New York metropolitan area to our own switches, gaining improved margins, more control over service delivery, and more comprehensive customer care.

On May 31, 2007, we acquired InfoHighway. InfoHighway delivers voice and data services, as well as hosted and managed communications solutions, to business customers in the Northeastern United States. InfoHighway’s network-based solutions include a wide range of hosted PBX converged services based on VoIP technology and high-bandwidth Internet access products. InfoHighway has large concentrations of customers in the New York metropolitan market, including Northern New Jersey. In addition, InfoHighway’s approximately 500 lit buildings allow us access to customers over a cost-effective shared infrastructure. We expect that the acquisition of InfoHighway will result in greater business density and network utilization, which we expect will support margin expansion.

On September 29, 2006, we acquired ATX, which has provided us with broader opportunities in our existing markets and access to new markets and larger business customers. ATX delivers voice and data services, as well as hosted and managed communications solutions, to business customers throughout the Mid-Atlantic, including Southeastern Pennsylvania, with a concentration in the Philadelphia metro market. We believe this market, combined with Broadview’s existing market strength in the New York metro area, makes us one of the market leaders in the Northeast and Mid-Atlantic corridor. The ATX acquisition also enabled us to extend our geographic footprint within the Mid-Atlantic region and to serve additional cities such as Baltimore and Washington, D.C. ATX’s advanced data and managed service offerings enhanced our suite of products and services. In addition, ATX’s ability to provide high-capacity voice and data services to business customers complements our focus on providing integrated T-1 based services to new and existing customers. The integration of ATX is nearly complete.

We are nearly complete with the integration of ATX and are actively engaged in the process of integrating InfoHighway into our operations. These transactions have resulted in greater business and network utilization to support margin expansion. With the addition of ATX and InfoHighway, we have identified certain expenses that have been eliminated or will be eliminated over the course of the integration periods. The expenses during the nine months ended September 30, 2007 that were incurred by us or the entities we acquired that have been eliminated or identified for elimination include approximately $3.5 million of costs related to cost of revenue items, approximately $11.0 million of costs related to headcount and approximately $2.0 million of costs related to SG&A items. These amounts are related to both the InfoHighway merger and the ATX acquisition. The expenses that have been eliminated or to be eliminated include cost of revenue savings from service platform optimization, payroll and benefits for employees affected by job eliminations, expenses for a facility that will be affected by the consolidation of ATX, InfoHighway and Broadview back office operations and other SG&A savings achieved by eliminating duplicate functions and activities at the three entities. We believe that the financial, geographic and customer scale obtained through these business combinations enables us to pursue next generation services to deliver to our customers while rationalizing our back office and cost structure to further support margin improvement and cash flow generation.

As of September 30, 2007, we have approximately 290 sales employees, including approximately 150 direct quota-bearing sales representatives, who target small and medium sized business customers requiring four to 500 lines physically located within the footprint of our switching centers and our 246 collocations. We focus our sales efforts on communications intensive business customers who purchase multiple products that can be cost-effectively delivered on our network. These customers generally purchase high margin services in multi-year contracts and result in high retention rates. We believe that a lack of focus on the small and medium sized business segment from the RBOCs has created an increased demand for alternatives in the small and medium sized business communications market. Consequently, we view this market as a sustainable growth opportunity and have focused our strategies on providing small and medium sized businesses with a competitive communications solution. As of September 30, 2007, approximately two-thirds of our total lines were provisioned on-net.

We focus our business strategy on providing services based on our T-1 based products, which we believe offer greater value to customers, increase customer retention and provide revenue growth opportunities for us. Since the fourth quarter of 2005, and prior to the effects of our two acquisitions, we have experienced a greater than 50% increase in revenue from T-1 based products. Combined T-1 based and managed service revenue generated by Broadview, ATX and InfoHighway increased by approximately 18% from the third quarter of 2006 to the third quarter of 2007. T-1 based and managed service revenue currently comprises approximately 40% of our total retail revenue base, with typical gross profit margins of 60-70%.

Our facilities-based network encompasses approximately 2,500 route miles of metro and long-haul fiber, 246 collocations and approximately 500 lit buildings. Our network has the ability to deliver traditional services, such as Plain Old Telephone Service, or POTS, and T-1 lines, as well as Digital Subscriber Line, or DSL, and next generation services, such as dynamic VoIP integrated T-1s, Ethernet in the first mile, hosted VoIP solutions, and MPLS Virtual Private Networks, or VPNs. We provide services to our customers primarily through our network of owned telecommunications switches, data routers and related equipment and owned and leased communications lines and transport facilities using a variety of access methods, including UNE-LS, special access circuits and digital T-1 transmission lines for our on-net. We have deployed an IP-based platform that facilitates the development of next generation services and the migration of our traffic and customer base to a more cost-effective and efficient IP-based infrastructure, which enhances the performance of our network.

We measure our operational performance using a variety of indicators including: (i) revenue; (ii) the percentage of our revenue that comes from customers that we serve on-net; (iii) gross margin; (iv) operating expenses as a percentage of revenue; (v) EBITDA margin; (vi) free cash flow; and (vii) customer and revenue retention. We monitor key operating and customer service metrics to improve customer service, maintain the quality of our network and reduce costs.

Results of Operations

Combined fiscal 2004 amounts combine predecessor 2004 with successor 2004 periods by mathematical addition and do not comply with GAAP. Such data are being presented for analysis purposes only. The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenues.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007

Consolidated Statement of Operations Data:
Revenues:
Voice and data services	89.5%	88.2%	88.5%	88.2%	90.3%
Wholesale	—	5.1	4.6	5.5	2.4
Access	6.6	6.0	5.5	5.7	5.6

Network services	96.1	99.3	98.6	99.4	98.3
Other	3.9	0.7	1.4	0.6	1.7

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Network services	47.0%	47.6%	47.2%	44.6%	51.1%
Other cost of revenues	2.9	0.3	0.8	0.9	0.5
Selling, general and administrative	41.2	38.9	38.6	39.7	36.3
Stock based compensation	0.4	0.3	0.2	0.3	0.7
Software development	0.0	1.0	0.7	0.7	0.5
Depreciation and amortization	10.2	19.0	18.3	19.6	17.1
Merger integration costs	3.3	1.9	0.5	0.6	0.2

Total operating expenses	105.0	109.0	106.3	106.4	106.4
Loss from operations	(5.0)	(9.0)	(6.3)	(6.4)	(6.4)

Other income (expense)	(6.4)	0.0	0.0	0.0	(0.1)
Interest expense	(4.7)	(7.4)	(9.3)	(10.4)	(7.7)
Interest income	0.1	0.2	0.5	0.5	0.4

Income (loss) before income taxes	(16.0)	(16.2)	(15.1)	(16.3)	(13.8)

Provision (benefit) for income taxes	4.4	0.0	0.1	0.0	0.3

Net (loss) income	(20.4)%	(16.2)%	(15.2)%	(16.3)%	(14.1)%

Key Components of Results of Operations

Revenues

Our revenues, as detailed in the table above, consist of network services revenues, which consists primarily of voice and data services, wholesale services and access services. Voice and data services consists of local dial tone, long distance and data service. Wholesale services consist of voice and data services, data collocation services and transport services. Carrier access and reciprocal compensation revenue consists primarily of usage charges that we bill to other carriers to originate and terminate their calls to and from our customers. Network services revenues, which represents a predominantly recurring revenue stream, comprised approximately 99% and 98% of our total revenues for each of the nine months ended September 30, 2006 and September 30, 2007, respectively.

Monthly recurring network services revenues are recognized in the month the services are used. In the case of local service revenues, monthly recurring local services charges are billed in advance but accrued for and recognized on a prorated basis based on length of service in any given month. Non-recurring revenues associated with line installations are recognized over the average life of the customers. Long distance and access charges are billed in arrears and accrued for and recognized in the month the services are provided.

We also generate other revenues from the value-added products and services we provide to our customers. These revenues consist of hardware solutions revenues, installation and maintenance, customer allowances and inside wiring services. Hardware solutions revenues consist of revenues from the sale of telephone equipment and the servicing of telephone equipment systems. Telephone equipment revenues are recognized upon delivery, completion of the installation and acceptance by the customer. Hardware solutions revenues are recognized upon completion of service or, in the case of maintenance agreements, are spread equally over the life of the maintenance contract, which typically ranges from one to two years.

Cost of Revenues (exclusive of depreciation and amortization)

Our network services cost of revenues consist primarily of the cost of operating our network facilities. The network components for our facilities-based business include the cost of:

•	leasing local loops and digital T-1 lines which connect our customers to our network;

•	leasing high capacity digital lines that connect our switching equipment to our collocations;

•	leasing high capacity digital lines that interconnect our network with the ILECs;

•	leasing space, power and terminal connections in the ILEC central offices for collocating our equipment;

•	signaling system network connectivity; and

•	Internet transit and peering, which is the cost of delivering Internet traffic from our customers to the public Internet.

The costs to obtain local loops, digital T-1 lines and high capacity digital interoffice transport facilities from the ILECs vary by carrier and by state and are regulated under federal and state laws. Except for our lit buildings, in virtually all areas, we obtain local loops, T-1 lines and interoffice transport capacity from the ILECs. We obtain interoffice facilities from carriers other than the ILECs, where possible, in order to lower costs and improve network redundancy; however, in most cases, the ILECs are our only source for local loops and T-1 lines.

Our off-net network services cost of revenues consists of amounts we pay to Verizon and AT&T pursuant to our commercial agreements with them. Rates for such services are prescribed in the commercial agreements and available for the term of the agreements. The commercial agreements require certain minimum purchase obligations.

Our network services cost of revenues also includes the fees we pay for long distance, data and other services. We have entered into long-term wholesale purchasing agreements for these services. Some of the agreements contain significant termination penalties and/or minimum usage volume commitments. In the event we fail to meet minimum volume commitments, we may be obligated to pay underutilization charges. We do not anticipate having to pay any underutilization charges in the foreseeable future.

Our most significant other costs of revenue are hardware solutions costs of revenues and the equipment purchased from manufacturers and labor for service installation. For all hardware solutions installations, we generally require a deposit before ordering the equipment so our risk of excess inventory or inventory obsolescence is low. Hardware solutions cost of revenue primarily consists of salaries and benefits of field technicians as well as vehicle and incidental expenses associated with equipment installation, maintenance and service provisioning.

Selling, General and Administrative

SG&A is comprised primarily of salaries and related expenses, occupancy costs, sales and marketing expenses, commission expenses, bad debt expense, billing expenses, professional services and insurance expenses.

Determining our allowance for doubtful accounts receivable requires significant estimates. We consider two primary factors in determining the proper level of the allowance, including historical collections experience and the aging of the accounts receivable portfolio. We perform a credit review process on each new customer that involves reviewing the customer’s current service provider bill and payment history, matching customers with national databases for delinquent customers and, in some cases, requesting credit reviews through Dun & Bradstreet Corporation.

Depreciation and Amortization

Our depreciation and amortization expense currently includes depreciation for network related voice and data equipment, back-office systems, furniture, fixtures, leasehold improvements, office equipment and computers and amortization of intangibles associated with the MCG acquisition of Bridgecom, the Bridgecom merger, the ATX acquisition, the InfoHighway acquisition and software development costs. All internal costs directly related to the expansion of our network and additional future development of our integrated OSS, including salaries of certain employees, are capitalized and depreciated over their average lives. Capitalized third-party customer installation costs are amortized over the approximate average life of a customer.

The following table provides a breakdown of components of our statements of operations for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007:

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(In thousands)

Statements of Operations Data:
Revenues:
Network services	$83,067	$238,798	$268,892	$175,281	$320,489
Other	3,390	1,598	3,761	1,140	5,509

Total revenues	86,457	240,396	272,653	176,421	325,998

Cost of revenues:
Network services	40,649	114,466	128,794	78,697	166,606
Other	2,537	748	2,047	1,587	1,530

Total cost of revenues	43,186	115,214	130,841	80,284	168,136

Gross profit:
Network services	42,418	124,332	140,098	96,584	153,883
Other	853	850	1,714	(447)	3,979

Total gross profit	$43,271	$125,182	$141,812	$96,137	$157,862

Set forth below is a discussion and analysis of our results of operations for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Revenues

Revenues for the nine months ended September 30, 2006 and 2007 were as follows:

	Nine Months Ended September 30,
	2006	2007	% Change
	(Unaudited)
	(In thousands)

Revenues:
Voice and data services	$155,600	$294,565	89.3%
Wholesale	9,620	7,803	(18.9)
Access	10,061	18,121	80.1

Total network services	175,281	320,489	82.8
Other	1,140	5,509	383.2

Total revenues	$176,421	$325,998	84.8%

Total revenues were $326.0 million for the nine months ended September 30, 2007, an increase of 84.8% from $176.4 million in the same period of 2006. Network services revenues were $320.4 million for the nine months ended September 30, 2007, an increase of 82.8% from $175.3 million in the same period of 2006. The revenue increase is primarily due to the addition of ATX in September 2006 and InfoHighway in May 2007. Wholesale revenues were $7.8 million for the nine months ended September 30, 2007, a decrease of 18.9% from $9.6 million in the same period of 2006 due to the elimination of revenues previously derived from ATX and InfoHighway before their acquisitions. Carrier access revenues were $18.1 million in the nine months ended September 30, 2007, an increase of 80.1% from $10.1 million in the same period of 2006, due primarily to the inclusion of carrier access terminations through the acquisition of ATX and InfoHighway. Other revenues were $5.5 million for the nine months ended September 30, 2007, an increase of 383.2% from $1.1 million in the same period of 2006, due primarily to the increased number of phone equipment sold to customers resulting from the InfoHighway acquisition.

Cost of Revenues (exclusive of depreciation and amortization)

Total cost of revenues was $168.1 million for the nine months ended September 30, 2007, an increase of 109.4% from $80.3 million in the same period of 2006. The increase is primarily attributable to the increase in revenues and total lines in service attributable to the addition of ATX in September 2006 and InfoHighway in May 2007.

Gross Profit (exclusive of depreciation and amortization)

Total gross profit was $157.9 million for the nine months ended September 30, 2007, an increase of 64.2% from $96.1 million in the same period of 2006. The increase in gross profit for nine months ended September 30, 2007 from the same period of 2006 is primarily due to the addition of ATX in September 2006 and InfoHighway in May 2007, and lower costs resulting from provisioning more lines from resale and UNE-P to on-net. Gross margins are lower than prior periods due primarily to the acquisition of InfoHighway and ATX, each of which had lower gross margins than legacy Broadview. We are focusing sales initiatives towards increasing the amount of data and integrated T-1 lines sold, as we believe that these initiatives will produce incrementally higher margins than those currently reported from POTS services. In addition, as we continue to drive additional cost saving initiatives including provisioning customers to our on-net facilities, identifying additional inaccuracies in billing from existing carriers, renegotiating existing agreements and executing new agreements with additional IXCs, we believe that the cost of revenues may increase at a lower rate than their respective associated revenue.

SG&A

SG&A was $120.3 million for the nine months ended September 30, 2007, an increase of 68.8% from $71.3 million in the same period of 2006. The increase is primarily due to the addition of ATX in September 2006 and InfoHighway in May 2007, partially offset by the implementation of cost saving measures during the integration of the two companies.

Depreciation and Amortization

Depreciation and amortization costs were $55.5 million for the nine months ended September 30, 2007, an increase of 60.7% from $34.5 million in the same period of 2006. The increase from the prior period was primarily due to the acquisition of ATX in September 2006 and InfoHighway in May 2007, as well as increased depreciation on the capital expenditures made during 2006 and 2007 for the expansion of our network facilities and back-office systems.

Interest

Interest expense was $25.1 million for the nine months ended September 30, 2007, an increase of 36.5% from $18.4 million in the same period of 2006. The increase was primarily due to higher interest expense as a result of having a higher average outstanding debt balance for the nine months ended September 30, 2007 compared to the same period of 2006. The higher average debt balance is due primarily to the 2006 notes and 2007 notes, partially offset by the payoff of the previously existing senior secured notes and the conversion of the principal plus accrued interest on the subordinated notes into equity.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

Revenues for the years ended December 31, 2005 and 2006 were as follows:

	Year Ended December 31,
	2005	2006	% Change
	(In thousands)

Revenues:
Voice and data services	$211,919	$241,258	13.8%
Wholesale	12,367	12,606	1.9
Access	14,512	15,028	3.6

Total network services	238,798	268,892	12.6
Other	1,598	3,761	135.4

Total revenues	$240,396	$272,653	13.4%

Total revenues were $272.7 million for the fiscal year ended December 31, 2006, an increase of 13.4% from $240.4 million in the same period of 2005. Network services revenues were $268.9 million for the year ended December 31, 2006, an increase of 12.6% from $238.8 million in the same period of 2005. The revenue increase was primarily due to the addition of ATX in September 2006. Wholesale revenues were $12.6 million for the year ended December 31, 2006, an increase of 1.9% from $12.4 million in the same period of 2005. Carrier access revenues were $15.0 million in the year ended December 31, 2006, an increase of 3.6% from $14.5 million in the same period of 2005.

Other revenues were $3.8 million for the year ended December 31, 2006, an increase of 135.4% from $1.6 million in the same period of 2005. The increase in other revenues was primarily due to an increased number of new telephone systems sales. We cannot reliably predict future trends in capital spending by small and medium sized business customers that drives our hardware solutions revenues.

Cost of Revenues (exclusive of depreciation and amortization)

Total cost of revenues was $130.8 million for the year ended December 31, 2006, an increase of 13.5% from $115.2 million in the same period of 2005. Network services cost of revenues was $128.8 million for the year ended December 31, 2006, an increase of 12.5% from $114.5 million in the same period of 2005. The increase was primarily attributable to the increase in cost of revenues and total lines in service attributable to the acquisition of ATX in September 2006, offset by lower costs resulting from provisioning more lines from resale and UNE-P to on-net.

Other cost of revenues was $2.0 million for the year ended December 31, 2006, an increase of 185.7% from $0.7 million in the same period of 2005. Material and labor costs increased due to higher new systems sales in the year ended December 31, 2006 from the same period of 2005.

Gross Profit (exclusive of depreciation and amortization)

Total gross profit was $141.8 million for the year ended December 31, 2006, an increase of 13.3% from $125.2 million in the same period of 2005. Network services gross profit was $140.1 million for the year ended December 31, 2006, an increase of 12.7% from $124.3 million in the same period of 2005. The increase in gross profit for year ended December 31, 2006 from the same period of 2005 was primarily due to the addition of ATX in September 2006, and lower costs resulting from provisioning more lines from resale and UNE-P to on-net. We are focusing sales initiatives towards increasing the amount of data and integrated T-1 products sold. We believe these initiatives will produce incrementally higher margins than those currently reported from POTS services. In addition, as we continue to derive additional cost-saving initiatives, including impacting customers on-net, identifying additional inaccuracies in billing from existing carriers, renegotiating existing agreements and executing new agreements with additional IXCs, we believe that the cost of revenues may increase at a lower rate than their respective associated revenue. We anticipate that gross profit for those on-net customers will significantly exceed the blended UNE-P and resale margins currently being realized.

SG&A

SG&A was $105.2 million for the year ended December 31, 2006, an increase of 12.5% from $93.5 million in the same period of 2005. The increase was primarily due to the ATX acquisition in September 2006, partially offset by the implementation of cost-saving measures during the integration of the two companies.

Depreciation and Amortization

Depreciation and amortization costs were $49.8 million for the year ended December 31, 2006, an increase of $4.0 million or 8.7% from $45.8 million in the same period of 2005. The increase from the prior year was primarily due to the acquisition of ATX in September 2006 and increased depreciation on the capital expenditures made during 2006 for the expansion of our network facilities and back-office systems.

Interest

Interest expense was $25.5 million for the year ended December 31, 2006, an increase of $7.7 million or 43.3% from $17.8 million in the same period of 2005. The increase was primarily due to higher interest expense as a result of having a higher average outstanding debt balance for the year ended December 31, 2006 compared to the same period of 2005. The higher average debt balance was due primarily to the $210.0 million of 2006 notes that we issued in August 2006 to complete the ATX acquisition, partially offset by the payoff of the existing senior secured notes and the conversion of the principal and accrued interest on the subordinated notes into equity.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues for the years ended December 31, 2004 and 2005 were as follows:

	Year Ended December 31,
	2004	2005	% Change
	(In thousands)

Revenues:
Voice and data services	$77,371	$211,919	173.9%
Wholesale	—	12,367	n/a
Access	5,696	14,512	154.8

Total network services	83,067	238,798	187.5
Other	3,390	1,598	(52.9)

Total revenues	$86,457	$240,396	178.1%

Total revenues were $240.4 million for the year ended December 31, 2005, an increase of 178.1% from $86.5 million in the same period of 2004. Network services revenues were $238.8 million for the year ended December 31, 2005, an increase of 187.5% from $83.1 million in the same period of 2004. The revenue increase was primarily due to an increase in total lines in service as a result of the Bridgecom merger in January 2005. The increase in overall voice services revenues and lines was directly attributable to the Bridgecom merger. Carrier access and reciprocal compensation revenues were $14.5 million in the year ended December 31, 2005, an increase of $8.8 million, or 154.8% from $5.7 million in the same period of the prior year.

Other revenues were $1.6 million for the year ended December 31, 2005, a decrease of 52.9% from $3.4 million in the same period of 2004.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total revenues would have been $245.8 million for the year ended 2005, an increase of less than 0.1% from $243.4 million in the same period of 2004.

Cost of Revenues (exclusive of depreciation and amortization)

Total cost of revenues was $115.2 million for the year ended December 31, 2005, an increase of 166.7% from $43.2 million in the same period of 2004. Network services cost of revenues was $114.5 million for the year ended December 31, 2005, an increase of 181.3% from $40.7 million in the same period of 2004. The increase was attributable to an increase in total lines in service as a result of the Bridgecom merger in January 2005.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total cost of revenues would have been $117.7 million for the year ended 2005, a decrease of less than 1.2% from $119.1 million in 2004.

Gross Profit (exclusive of depreciation and amortization)

Total gross profit was $125.2 million for the year ended December 31, 2005, an increase of 189.1% from $43.3 million in 2004. Network services gross profit was $124.3 million for the year ended December 31, 2005, an increase of 193.2% from $42.4 million in 2004. This increase was primarily due to the Bridgecom merger that increased total lines in service while improving gross profit margins through greater utilization of our proprietary network. In addition to more traffic carried over our proprietary network at lower costs, the improvement in gross profit from network services can also be attributable to the expansion of our utilization of UNE-P in New Jersey, negotiated rate settlements on UNE-P charges from our underlying carrier in New York and the effect of new contracts with long distance carriers. Further, management established a formalized revenue assurance program and developed and initiated a plan of such review using both in-house and outsourced resources during that period.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total gross profit would have been $128.1 million for the year ended December 31, 2005, an increase of 3.1% from $124.3 million in 2004.

SG&A

SG&A was $93.5 million for the year ended December 31, 2005, an increase of 162.6% from $35.6 million in 2004. The increase was primarily due to the Bridgecom merger in January 2005, offset by the implementation of cost saving measures during the integration of the two companies.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total SG&A expenses would have been $98.4 million for the year ended December 31, 2005, a decrease of 11.3% from $110.9 million in 2004.

Depreciation and Amortization

Depreciation and amortization expenses were $45.8 million for the fiscal year ended December 31, 2005, an increase of 420.5% from $8.8 million in the same period of 2004. The increase was primarily due to the amortization of intangibles associated with the MCG acquisition and the Bridgecom merger. As a percentage of total revenues, depreciation and amortization increased to 19.0% for the fiscal year ended December 31, 2005 from 10.2% for the year ended December 31, 2004.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total depreciation and amortization expenses would have been $45.8 million for year ended December 31, 2005, an increase of 58.5% from $28.9 million in 2004.

Other Expense

Other expense consists primarily of fees paid to MCG for management and administrative services in accordance with the MCG acquisition of Bridgecom. Such expenses were $5.5 million in 2004 while there were no such expenses in 2005.

Interest

Interest expense was $17.8 million for 2005, an increase of 334.1% from $4.1 million in 2004. This increase was primarily due to higher interest expense as a result of having a higher average outstanding debt balance for the year ended December 31, 2005 compared to the same period of 2004 and a higher effective floating interest rate on the debt, either the prime rate or LIBOR. The higher average debt balance was due primarily to the payment of interest on additional senior unsecured subordinated notes due 2009 that we issued in June 2005 plus accrued paid-in-kind interest added to the principal balance of the subordinated debt through December 2005.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total interest expense would have been $18.2 million for 2005, an increase of 30.0% from $14.0 million in 2004.

Off-Balance Sheet Arrangements

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support, and we do not currently engage in hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of our financial statements.

Liquidity and Capital Resources

Our principal sources of liquidity are cash from operations, our cash and cash equivalents and access to our $25.0 million credit facility. Our principal liquidity requirements consist of debt service, capital expenditures and working capital. Based on our current level of operations and anticipated growth, we believe that our existing cash, cash equivalents and available borrowings under our credit facility will be sufficient to fund our operations. We do not currently anticipate the need to raise additional financing to fund capital expenditures or operations for at least the next 12 months, provided that we continuously evaluate and consider all financing opportunities. Any future acquisitions or other significant unplanned costs or cash requirements may also require that we raise additional funds through the issuance of debt or equity.

Credit Facility

On August 23, 2006, we entered into our credit facility, a $25.0 million five-year senior revolving credit facility. Any outstanding amounts under this facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of our eligible receivables (net of reserves established by The CIT Group/Business Credit, Inc., as administrative agent), including our subsidiaries. The loans are charged interest on a base rate method or LIBOR method, in each case plus an applicable margin percentage, at our option. Interest on the LIBOR rate loans is paid on a monthly or quarterly basis, and interest on the base rate loans is paid on a quarterly basis. The credit facility has a sublimit of $9.0 million for the issuance of letters of credit. On September 29, 2006, approximately $8.0 million letters of credit were issued under our credit facility in connection with the consummation of the ATX acquisition. As of the date of this prospectus, these letters of credit have been terminated.

Indebtedness under our credit facility is guaranteed by all of our direct and indirect subsidiaries (other than certain immaterial subsidiaries) that are not borrowers thereunder and is secured by a security interest in all of our subsidiaries’ tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits and all of our and our subsidiaries’ capital stock (other than voting capital stock of our subsidiaries that exceeds 65% of such voting capital stock) and all funds and investment property on deposit therein or credited thereto and certain other excluded assets).

Our credit facility contains negative covenants and restrictions on our assets and our subsidiaries’ activities, including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on our ability to amend the indenture governing the notes and terms of our subordinated debt.

2006 Note and 2007 Note Offerings

On August 23, 2006, we completed an offering of $210.0 million aggregate principal amount of 11 3/8% senior secured notes due 2012. We used the net proceeds from the offering and sale of the 2006 notes (i) to fund the ATX acquisition, (ii) to fund the repayment of the entire $79.0 million of principal amount outstanding under our senior secured credit facility that was then in effect, (iii) to fund the repayment of approximately $1.0 million of principal of our senior unsecured subordinated notes due 2009 and (iv) for general corporate purposes. In connection with the offering of the 2006 notes, we agreed to offer to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act.

On May 14, 2007, we completed an offering of $90.0 million aggregate principal amount of 11 3/8% senior secured notes due 2012 at an issue price of 105.750%, totaling gross proceeds of approximately $95.2 million. We used the net proceeds from the offering and sale of the 2007 notes to fund the InfoHighway merger, pay related fees and expenses and for general corporate purposes. The 2007 notes were an additional issuance of our existing 11 3/8% senior secured $210.0 million notes due 2012, and were issued under the indenture dated as of August 23, 2006 and supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007. In connection with the offering of the 2007 notes, we agreed to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act.

On November 14, 2007, we completed an offer to exchange up to $300.0 million aggregate principal amount of the notes for an equal principal amount of 11 3/8% senior secured notes due 2012 that have been registered under the Securities Act. A total of $300.0 million aggregate principal amount of the notes, representing 100% of the outstanding principal amount of the notes, were validly tendered and accepted for exchange by us.

See the section entitled “Description of Certain Indebtedness” for more information regarding the credit facility and the notes.

In addition, from time to time, we may consider additional debt or equity financings as well as pursue acquisitions or dispositions. We recently applied for regulatory approval to raise up to $500 million of equity and $100 million of debt.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Cash Flows Provided by (Used in) Operating Activities

Cash used in operating activities was $23.3 million for the nine months ended September 30, 2007, compared to cash provided by operating activities of $4.3 million for the same period of 2006. The decrease in cash provided by operating activities was due primarily to the payment of $17.1 of interest on the Senior Secured Notes and the payment of $15.2 million to settle disputed billings made during the 2007 period.

Cash Flows Provided by (Used in) Investing Activities

Cash used in investing activities was $81.5 million for the nine months ended September 30, 2007, compared to cash used in investing activities of $103.8 million for the same period of 2006. The significant use of cash in investing activities was primarily for the acquisition of InfoHighway and increased capital expenditures for the expansion of our network and back-office systems in the nine months ended September 30, 2007. The significant use of cash for the same period in 2006 was for the acquisition of ATX.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by financing activities was $90.3 million for the nine months ended September 30, 2007, compared to cash provided by financing activities of $126.7 million for the same period of 2006. The significant source of cash was primarily due to the issuance of the 2007 notes, which generated gross proceeds of $95.2 million. The significant source of cash in the same period of the prior year was the issuance of the 2006 notes in the third quarter of 2006.

Capital Expenditures

In the nine months ended September 30, 2007, we spent $21.1 million on capital expenditures for the purchase of property and equipment, compared to $14.7 million in the same period of 2006. This increase was primarily due to the inclusion of the capital expenditures for ATX and InfoHighway in the 2007 period for the expansion of network and back-office systems.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Cash Flows Provided by (Used in) Operating Activities

Cash provided by operating activities was $13.3 million for 2006, compared to cash provided by operating activities of $8.2 million for 2005. The increase in cash provided by operating activities was due primarily to changes in various working capital accounts compared to the same period of the prior year.

Cash Flows Provided by (Used in) Investing Activities

Cash used in investing activities was $115.6 million for 2006, compared to cash used in investing activities of $20.7 million for 2005. The increase in cash used in investing activities was primarily due to the ATX acquisition in September 2006 and increased capital expenditures in 2006 for the expansion of our network and back-office systems.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by financing activities was $129.5 million for 2006, compared to $25.4 million for 2005. The increase was primarily due to the proceeds from the issuance of the outstanding notes and $10.0 million additional subordinated debt, partially offset by the repayment of $84.0 million of subordinated debt and existing long-term debt in 2006.

Capital Expenditures

In 2006, we spent $23.1 million on capital expenditures for the purchase of property and equipment, compared to $18.9 million in 2005. This increase was primarily due to the ATX acquisition in September 2006 and the inclusion of ATX’s capital expenditures in the fourth quarter for the expansion of network and back-office systems.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Cash Flows Provided by (Used in) Operating Activities

Cash flows provided by operating activities was $8.2 million for 2005, compared to cash flows used in operating activities of $2.4 million for 2004. The increase in cash provided by operating activities was due primarily to higher net income adjusted for non-cash charges in 2005 partially offset by more cash used by a decrease in accounts payable and accrued expenses in 2005.

Cash Flows Provided by (Used in) Investing Activities

Cash used in investing activities was $20.7 million for 2005 compared to $41.4 million for 2004. The increase in cash used in investing activities was primarily due to increased capital expenditures in 2005 more than offset by the purchase of predecessor shares net of cash received from stockholders in 2004.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by financing activities was $25.4 million for 2005, compared to $37.4 million for 2004. The difference was primarily related to proceeds received in 2005 of $30.0 million of subordinated debt more than offset by amounts received in March 2004 relating to the change of ownership of the Company.

Capital Expenditures

In 2005, we spent $18.9 million on capital expenditures, compared to $5.8 million in 2004. This increase was primarily related to the ongoing build-out of our network.

Contractual Obligations

The following table summarizes our future contractual cash obligations as of December 31, 2006. The following numbers are presented in thousands.

		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(In thousands)

11 3/8% senior secured notes due 2012	$210,000	$—	$—	$—	$210,000
11 3/8% interest for senior secured notes due 2012	135,365	23,888	47,776	47,776	15,925
Capital lease obligations	10,278	4,100	5,337	841	—
Operating leases	47,561	10,096	17,101	12,207	8,158

Subtotal	403,204	38,084	70,214	60,824	234,083
Purchase commitment obligations:
Communications commitments	84,342	23,554	53,799	6,989	—

Total contractual obligations	$487,546	$61,638	$124,013	$67,813	$234,083

In addition, in May 2007 we incurred an additional $90.0 million of 11 3/8% senior secured notes due 2012, as disclosed throughout the prospectus and in note 6 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. As of September 30, 2007, the aggregate interest on the 2007 notes was $51,190.

Application of Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the Notes to our Consolidated Financial Statements for the year ended December 31, 2006. The preparation of the consolidated financial statements in accordance with GAAP requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Management uses historical experience and all available information to make these judgments and estimates and actual results could differ from those estimates and assumptions that are used to prepare our financial statements at any given time. Despite these inherent limitations, management believes that Management’s Discussion and Analysis of Financial Condition and Results of Operations and the accompanying condensed consolidated financial statements and footnotes provide a meaningful and fair perspective of our financial condition and our operating results for the current period.

Management believes the following critical accounting policies represent the more significant judgments and estimates used in the preparation of our audited consolidated financial statements included in this prospectus.

Revenue Recognition

Our revenues consist of network services revenues, which consist primarily of voice and data services, wholesale services and access services, and other revenues, which consist primarily of telephone systems sales and inside wiring services.

Our network services revenues are derived primarily from subscriber usage and fixed monthly recurring fees. Such revenue is recognized in the month the actual services and other charges are provided and costs incurred, with deferral of revenues recognized for those monthly charges that are billed in advance. Services rendered for which the customer has not been billed are recorded as unbilled revenues until the period such billings are provided. Revenues from carrier interconnection and access are recognized in the month in which the service is provided. Revenues and direct costs related to up-front service installation fees are deferred and amortized generally over four years.

Other revenues such as inside wiring revenues are recognized when the services are provided by us, while telephone system sale revenues are recognized at the time installation at the customer premises is complete.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical bad debts, factors related to the specific customers’ ability to pay, percentages of aged receivables and current economic trends. For example, inactive and bankrupt customer balances are normally reserved at 80% to 100% respectively. The aggregate reserve balance is re-evaluated at each balance sheet date. Reserves that relate to carrier access billings are normally reserved at varying percentages of such receivables, with 100% of 120 plus days outstanding and bankrupt carrier balances.

Impairment of Long-Lived Assets

We account for the impairment of long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We compare the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we record an impairment charge for the difference between the carrying amount of the asset and its fair value.

Goodwill and Other Intangible Assets

We account for goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” whereby goodwill is not subject to amortization over its estimated useful life. Instead, goodwill is subject to at least an annual assessment for impairment by applying a fair-market value-based test.

Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. Any indefinite life intangibles are evaluated periodically to determine whether events and circumstances continue to support an indefinite useful life and are tested for impairment at least annually.

Disputes

We are, in the ordinary course of business, billed certain charges from other carriers that we believe are either erroneous or relate to prior periods. We carefully review our vendor invoices and frequently dispute inaccurate or inappropriate charges. In cases where we dispute certain charges, we frequently pay only undisputed amounts on vendor invoices. The amount of disputed charges may remain outstanding for some time pending resolution or compromise.

Management does not believe a payment of the entire amount of disputed charges will occur. We therefore account for our disputed billings from carriers based on the estimated settlement amount of disputed balances. The settlement estimate is based on a number of factors including historical results of prior dispute settlements. We periodically review the outstanding disputes and reassess the likelihood of success in the event of the resolution of these disputes.

In February 2007, we finalized a settlement with a major telecommunications supplier and paid $15.2 million to extinguish approximately $39.0 million of outstanding disputes. We are currently involved in a variety of disputes with vendors relating to billings of approximately $27 million as of September 30, 2007. We believe we have accrued an amount appropriate to settle all remaining disputed charges. However, it is possible that the actual settlement of any remaining disputes may differ from our reserves and that we may settle at amounts greater than the estimates. For more information, see “Risk Factors — Risks Related to Our Industry and Business — Our current billing disputes with our vendors may cause us to pay our vendors certain amounts of money and could materially adversely affect our business.”

Verizon has recently alleged that we have breached our commercial agreements by migrating traffic to and among those agreements and has demanded payment of damages in excess of $36 million. For more information, see “Risk Factors — Risks Related to Our Industry and Business — Our ability to provide our services and systems at competitive prices is dependent on our ability to negotiate and enforce favorable interconnection and other agreements.”

Uncertainty in Income Taxes

In July 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. We adopted FIN 48 effective January 1, 2007 and recorded a cumulative effect adjustment of $287 to opening retained earnings.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, our financial position is subject to a variety of risks, such as the collectibility of our accounts receivable and the recoverability of the carrying values of our long-term assets. Our long-term obligations consist of primarily of long-term debt with fixed interest rates. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold any derivative financial instruments nor do we hold any securities for trading or speculative purposes.

Our available cash balances are invested on a short-term basis (generally overnight) and, accordingly, are not subject to significant risks associated with changes in interest rates. Substantially all of our cash flows are derived from our operations within the United States and we are not subject to market risk associated with changes in foreign exchange rates.

Other Matters

At September 30, 2007, we had net operating loss, or NOL, carryforwards for federal income tax purposes. The amount of such available NOL carryforwards which may be available to offset future income was approximately $116.0 million. To the extent that our ability to use these NOL carryforwards against any future taxable income is limited, our cash flow available for operations and debt service would be reduced. There can be no assurance that we will realize the full benefit of the NOL carryforwards.

BUSINESS

Company Overview

We are a leading competitive communications provider, in terms of revenue, offering voice and data communications and managed network solutions to small and medium sized business customers in 20 markets across 10  states throughout the Northeast and Mid-Atlantic United States, including major metropolitan markets such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston. To meet the demands of communications-intensive business customers, we offer dedicated local and long distance voice, high-speed data and integrated services, as well as value-added products and services such as managed services and hardware solutions. Our network architecture pairs the strength of a traditional infrastructure with an IP platform, built into our core and extending to the edge, to support dynamic growth of VoIP, MPLS and other next generation technologies. In addition, our network topology incorporates metro Ethernet access in key markets, enabling us to provide T-1 equivalent and high-speed Ethernet access services via UNE-Ls to customers served from selected major metropolitan collocations, significantly increasing our margins and expanding our service offerings. Our combined T-1 based and managed service revenue grew by approximately 18% from the third quarter of 2006 to the third quarter of 2007. T-1 based and managed service revenue currently comprise approximately 40% of our total retail revenue base, with typical gross profit margins of 60-70%.

For the nine months ended September 30, 2007, we generated revenues of $326.0 million. For the nine months ended September 30, 2007, revenues from retail end-users represented approximately 90.3% of our total revenues, revenues from wholesale end-users represented approximately 2.4% of our total revenues and revenues from carrier access and reciprocal compensation represented approximately 5.6% of our total revenues.

We target small and medium sized business or enterprise customers with four to 500 lines physically located within the footprint of our switching centers and our 246 collocations in 20 Northeast and Mid-Atlantic regional markets. We focus our sales efforts on communications-intensive business customers who require multiple products that can be cost-effectively delivered on our network. These customers generally purchase higher margin services in multi-year contracts resulting in higher customer retention rates. As of September 30, 2007, we provided services to approximately 70,000 business customers and had approximately two-thirds of our total lines provisioned on-net.

We were founded in 1996 to take advantage of the competitive opportunities in the local exchange communications market created by the Telecommunications Act. Since then, management has responded to market and regulatory changes by strategically deploying facilities and merging with or acquiring companies with the necessary footprint, facilities and customer base to sustain and organically grow our business. We merged with Broadview Networks on January 14, 2005 to transfer our small and medium enterprise customers clustered in the New York metropolitan area to our own switches, gaining improved margins, more control over service delivery and more comprehensive customer care.

On May 31, 2007, we acquired InfoHighway. InfoHighway delivers voice and data services, as well as hosted and managed communications solutions, to business customers in the Northeastern United States. InfoHighway’s network-based solutions include a wide range of hosted PBX solutions, converged services based on VoIP technology and high-bandwidth Internet access products. InfoHighway has large concentrations of customers in the New York metropolitan market, including Northern New Jersey. In addition, InfoHighway’s approximately 500 lit buildings allow us access to customers over a cost-effective shared infrastructure. We expect that the acquisition of InfoHighway will result in greater business density and network utilization, which we expect will support margin expansion.

On September 29, 2006, we acquired ATX, which has provided us with broader opportunities in our existing markets and access to new markets and larger business customers. ATX delivers voice and data services, as well as hosted and managed communications solutions, to business customers throughout the Mid-Atlantic, including Southeastern Pennsylvania, with a concentration in the Philadelphia metro market. We believe this market, combined with Broadview’s existing market strength in the New York metro area, makes us one of the market leaders in the Northeast and Mid-Atlantic corridor. The ATX acquisition also enabled us to extend our geographic footprint within the Mid-Atlantic region and to serve additional cities such as Baltimore and Washington, D.C.

ATX’s advanced data and managed service offerings enhanced our suite of products and services. In addition, ATX’s ability to provide high-capacity voice and data services to business customers complements our focus on providing integrated T-1-based services to new and existing customers. The integration of ATX is nearly complete.

We believe our network assets and facilities have the breadth and flexibility to address the complex voice and data demands of our target customers. Our network is comprised of Nortel DMS-500 and Lucent 5ESS multi-service switches, MetaSwitch IP softswitch gateways, Lucent compact switches, Juniper M-Series IP routers, Actelis ML Series Ethernet access systems, 246 collocations in the central offices of Verizon Communications, Inc. and its affiliates, or collectively Verizon, and approximately 2,500 route miles of metro and long haul fiber. By providing services utilizing our own and leased facilities, we believe we can (i) enhance service quality and reliability, (ii) maintain attractive margins and cash flow, (iii) provide advanced services, (iv) have greater control over customer care and service delivery and (v) reduce exposure to regulatory risks. We access our customers using unbundled network elements (including UNE-Ls or UNE-Loops), special access circuits and digital T-1 transmission lines for our on-net end-users. In addition, we have commercial agreements with Verizon and AT&T Inc., or AT&T, under which we offer off-net alternatives.

We employ a SmarterBuildtm facilities-based strategy in deploying our network. We purchase and install our own switching and collocation equipment and use our owned metro and long-haul fiber or lease the required transmission capacity. We occasionally purchase fiber transmission capacity, but only after achieving high utilization of our leased transmission capacity. We generally deploy capital after reaching a sufficient critical mass of customers, reducing the risk of stranding assets in under-utilized markets thereby recouping our investment in a shorter period of time.

Finally, we have cost-effectively developed a scalable, proprietary integrated OSS that seamlessly integrates real-time management and reporting of billing, customer care, service delivery, order entry and tracking, network management and trouble reporting, automated testing and repair, network inventory and service provisioning. Our integrated OSS is a core component of our success, enabling us to efficiently and effectively operate our existing business and integrate acquisitions.

Industry Overview

IDC estimates that in 2007 communications services sales to business customers will be approximately $110.6 billion and communications services spending by approximately eight million small and medium sized businesses in the United States, defined as businesses with less than 500 employees, is expected to be approximately $76.8 billion. The market for communications services, particularly local voice, is dominated by the ILECs in the United States. These carriers consist primarily of the RBOCs, which include Verizon, AT&T and Qwest Communications International, Inc., or Qwest. While the RBOCs own substantially all of the local exchange networks in their respective operating regions, competitive communications providers hold significant market share. According to data from the FCC as of June 30, 2006, competitive communications providers served 29.8 million, or 17.3%, of end-user lines in the United States. In addition, the number of competitive communications providers in the United States has been reduced as the industry continues to consolidate. Since June 2005, we believe over 60 mergers and acquisitions have been completed. While RBOCs provide a broad range of communications services, we believe that they have neglected the small and medium sized business segment due to an increased focus on the global enterprise business segments of the market, increased competitive pressures in the residential market and the integration of recent mergers and acquisitions. We believe this lack of focus from the RBOCs has created an increased demand for alternatives in the small and medium sized business communications market. Consequently, we view the market as a sustainable growth opportunity and have therefore focused our strategies on providing small and medium sized businesses with a competitive communications solution.

Our Strengths

We believe that we have the following competitive strengths:

Significant Growth Potential.  We believe that our current market penetration and ability to deliver an end-to-end solution to small and medium sized business customers, including T-1 customers, provides us with significant growth potential. According to data prepared by the FCC, as of June 30, 2006 there are approximately 18.2 million business lines in our target market. We focus our sales efforts on communications intensive business customers who require multiple services and complex communications solutions. We believe these organizations have historically been underserved by the RBOCs and have limited alternatives for high quality integrated communications products and services. We believe that this demand, combined with our current product and service offerings, presents us with significant growth opportunities which will enable us to increase our market penetration within our operating footprint. As of September 30, 2007, we served over 70,000 business customers and over 800,000 lines in 20 markets across 10 states throughout the Northeast and Mid-Atlantic United States, including major metropolitan cities such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston.

Experience Integrating Companies and Providing New Services.  Since our inception, we have acquired and successfully integrated companies and assets into our operations. We have cost-effectively migrated off-net customers to our network, integrated OSS infrastructure and aligned cost structures. Our experience and operating platform is allowing us to successfully integrate the ATX operations in a timely and cost-efficient manner and to competitively pursue other strategic acquisition opportunities in the future, including our recent merger with InfoHighway. The scalability and breadth of our network and integrated OSS infrastructure enables us to increase our customer base with minimal incremental capital and personnel investment.

Unique Integrated OSS Infrastructure.  We believe that our integrated OSS differentiates our operations in the market and provides us with a sustainable advantage over our competition. Our integrated OSS seamlessly combines and automates the order entry and provisioning process in real-time. The system facilitates customer facing web portals, efficient electronic order entry, flow-through network service provisioning, high volume and multi-location billing, alarm and event surveillance, performance management, trouble ticketing and automated service testing and repair. Our customers have the ability to customize and transform their bills into effective management reports for monitoring costs and usage. The summary billing information and the detailed billing data are available on our e-Care customer web portal and can be downloaded into data processing formats for further analyses. We have also developed a user-friendly and fully automated platform for our direct and indirect sales forces, which allows them to enter and track orders, trouble tickets and commissions online, thereby allowing them to effectively service and manage our customers.

Award Winning Customer Service.  Our highly personalized approach to customer service is one of the primary contributors to our customer retention. We closely monitor key operating and customer service performance metrics. Capturing and analyzing this information allows us to improve our internal operating functions, drive increased profitability and quickly respond to changes in demographics, customer behavior and industry trends. Our customer service and account management personnel continually monitor and analyze customer service trends, identify at-risk customers and develop and implement retention strategies and Company-wide programs that address the changing needs of our customer base. As a result of our customer service initiatives, from 2004 through 2006, we received numerous quality awards, including being certified as a Center of Excellence by the Center for Customer Driven Quality at Purdue University and being awarded the American Business Award for Best Customer Service Organization.

Facilities-Based Network Infrastructure.  Our network has the ability to deliver traditional services, such as POTS and T-1 lines, as well as DSL and next generation services, such as dynamic VoIP integrated T-1s, hosted VoIP solutions, and MPLS VPNs. We provide services to our customers primarily through our network of owned telecommunications switches, data routers and related equipment and owned and leased communications lines and transport facilities. As of September 30, 2007, approximately two-thirds of our total lines were on-net. We have deployed an IP-based platform that facilitates the development of next generation services and the migration of our traffic and customer base to a more cost-effective and efficient IP-based infrastructure, which enhances the performance of our network.

Experienced and Proven Senior Management Team.  Our team of senior executives and operating managers has significant experience in the communications industry and extensive knowledge of our local markets. Members of our executive management team have an average of 20 years of experience in managing communications companies. In addition to industry knowledge, members of our management team have public company operational experience and expertise in integrating acquired facilities with our existing facilities. In connection with the Bridgecom merger, our senior management team successfully consolidated back-office systems and processes into a single OSS, and migrated approximately 45,000 off-net lines to our network in a timely and cost-efficient manner. In addition, we have nearly completed the integration of the ATX operations and moved approximately 57,000 lines to a more efficient and cost-effective platform.

Our Strategy

Our objective is to be the leading competitive provider of managed voice and data networking solutions within our target market. Key elements of our strategy include:

Attracting and Retaining New Customers in our Target Markets.  We utilize multiple sales channels and deliver an end-to-end communications solution to attract new business customers that purchase higher margin services in multi-year contracts and result in higher retention rates. As part of the Bridgecom merger, we shifted our operational focus from essentially voice-only POTS customers to voice, data and integrated T-1 business customers. With the addition of ATX, we added to our T-1 based businesses and added products and services to reach larger customers. This initiative has been complemented by the merger with InfoHighway. In addition to our current offerings of switched and dedicated local and long distance voice, dedicated data and integrated services and value-added products and services, such as telecommunications managed and hardware network services, we will continue to provide new services and technologies to address the increasingly complex communications needs of our business customers. For instance, through our deployed next generation IP-based platform, we have expanded our product line to include VoIP services, hosted VoIP solutions, dynamic VoIP integrated T-1 lines, and MPLS VPNs.

Expanding Current Revenue Base and Pursuing Strategic Acquisitions.  We intend to expand our current revenue base by selling data and value-added products and services, such as managed services and hardware solutions, to our existing and new customers. We have successfully acquired and are integrating companies and assets into our operations in a timely and cost-efficient manner generating meaningful synergies. We have financed our acquisitions with a combination of cash, debt and equity and believe that we have sufficient liquidity to pursue future strategic initiatives. We will continue to pursue acquisitions that complement our service capabilities, cost-effectively contribute market share and enable us to expand into markets that are adjacent to our operating footprint. Growth opportunities could include strategic initiatives, such as the ATX acquisition and the InfoHighway merger, as well as the acquisition of products, services, customers and lines. We may also pursue strategic alliances and partnerships.

Providing Personalized Customer Service.  Our customer service is one of the primary contributors to our customer retention and end-user contract renewals. We intend to continue to deliver award-winning customer service and increase retention rates by stressing personal contact and accountability from our customer service personnel. We will continue to focus our customer service initiatives on improving customer retention. We believe that a critical element of achieving this objective is offering traditional and next generation products and services that address the communications needs of our customers. We believe our ability to provide our customers with an end-to-end solution from a single service provider will allow us to continue to reduce churn and increase customer loyalty.

Leveraging Network and Operational Infrastructure.  We will continue to leverage our network and operational infrastructure to develop new products and expand our customer base while improving the performance of our business. We continually evaluate our network and monitor technological developments to increase network efficiency and performance. We have invested in significant next generation upgrades to our network and operational infrastructure that we believe will allow us to meet the current and future demands of our target markets, increasing revenues per customer and market share while improving customer retention and operating leverage. We believe the scalability and breadth of our network and integrated OSS enables us to increase our customer base with minimal incremental capital and personnel investment.

Our Markets

We have focused our network deployment and marketing efforts in markets throughout the Northeast and Mid-Atlantic United States, where Verizon and AT&T are the RBOCs. According to data prepared by the FCC as of June 30, 2006, there are approximately 18.2 million business lines in our target geographic market. We target small and medium sized business or enterprise customers with four to 500 lines physically located within the footprint of our switching centers and our 246 collocations. We believe small and medium sized business customers have historically been underserved by the RBOCs. In addition, we believe our next generation services will allow us to continue to gain market share and enter into new markets without abandoning our core installed base. We serve the following markets:

Region	Market

New York Metro	New York City
Long Island
Westchester
Pennsylvania	Allentown
Pittsburgh
Harrisburg
Philadelphia
Upstate New York	Buffalo
Syracuse
Albany
Massachusetts	Boston Metro
Western MA
New Jersey	Northern NJ
Southern NJ
Rhode Island	Rhode Island
New Hampshire	New Hampshire
Maryland	Baltimore
Delaware	Delaware
District of Columbia and Northern Virginia	District of Columbia and Northern Virginia
Connecticut	Connecticut

Our Customers

Our customer base consists primarily of small and medium sized business customers in 20 markets across 10 states throughout the Northeast and Mid-Atlantic United States, including major metropolitan markets such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston. We also provide services to residential customers, although we no longer actively market to new residential accounts. Approximately 90% of our revenues are generated from retail end-user billing.

Our retail business customers represent a wide variety of industries, including healthcare services, personal services, retail, auto (dealers/service/repair), real estate, associations and professional services. As of September 30, 2007, no single customer represented more than 1% of our total revenue.

Our wholesale line of business serves other communications providers with voice and data services, data collocation, and other value added products and services.

Products and Services

We provide our customers with a comprehensive array of circuit-switched and IP voice and data communications services, including local and long-distance voice services, integrated voice and data services, Internet services and private data networking as well as value-added products and services, such as telecommunications hardware and managed network solutions. Our business is to deliver end-to-end communications services to our target customers, with a focus on helping them solve their critical and complex infrastructure, productivity and security needs through a combination of products and services.

We leverage the scalability and broad technology base of our network architecture to deliver products that address the increasingly complex communications needs of our customers. MPLS and softswitch equipment deployed throughout the network allows us to deliver IP services and provide our customers with cost-effective alternatives to traditional products. Our products and services are offered with a range of alternatives and customized packages, allowing us to meet the specific requirements and objectives of a larger number of potential business customers. Our sales and marketing initiatives focus on bundling our products and services into a single competitively priced solution for each customer. This bundling adds value for our business customers and increases the overall profitability of our operations.

The following table summarizes our product and service offerings:

Voice Services	Data Services	Value-Added Products and Services

•   Local, regional, domestic and international services
•   T-1 and PRI services
•   Private line
•   Voicemail
•   Caller identification
•   Call waiting
•   Call forwarding
•   Conference calling
•   VoIP
•   Toll free services
• Dedicated Internet T-1 access • Broadband Internet access • Dial-up, ADSL and SDSL Internet access • E-mail • Collocation • IP VPN (MPLS and RAS) • Metro Ethernet Services	• Traditional and converged telephone systems
•   Hosted VoIP solutions
•   Enhanced e-mail security
•   Managed firewall
•   Internet policy management
•   Managed WAN
•   LAN/WAN integration
•   Web hosting
•   Inside wiring
• Data backup and recovery

Voice Services

We provide customized packages of voice services to meet our customers’ voice communication needs. We offer local telephone services, including basic voice services and vertical features such as call forwarding, call waiting, call transfer, calling number identification/calling name identification plus enhanced services such as voice mail and direct inward dialing. Our services are provided by leveraging our circuit-switched and IP-based network infrastructure. We utilize UNE-Ls, digital T-1 lines and, in certain instances, our commercial agreements with Verizon and AT&T to access our customers. In addition to our local service offerings, we offer a range of dedicated long distance services to customers connected to our network. These include services that originate and terminate within the same local transport area and in different local transport areas, international services, one plus outbound services and inbound toll-free services. We also offer ancillary long distance services such as operator assistance, calling cards and conference calling. In instances where a customer may have locations outside our network footprint, preventing us from connecting directly to our network, we resell long distance services of other communications carriers through agreements we have with those carriers. We generally provide our long distance services as part of a bundle that includes one or more of our other service offerings.

Data Services

Our data service offerings are designed to provide a full range of services targeted at businesses that require single or multipoint high-speed, dedicated data connections. We provide dedicated transmission capacity on our networks to customers that desire high bandwidth data links between locations, or to the Internet. Internet connections are provided via DSL, T-1, DS3 or Ethernet, depending on our customer’s bandwidth and security needs. Point to point services include MPLS, which is often used as a frame relay replacement. In addition, our IP VPN data network services include multiple classes of service for differentiated levels of quality of service, or QoS, service level agreements and security. These services enable customers to deploy tailored, IP-based business applications for secure internal enterprise, business-to-business and business-to-customer data communications among geographically dispersed locations, while also affording high-speed access to the Internet.

Integrated Services

We offer integrated voice and data packages to small and medium sized businesses, including a variety of service options designed to accommodate our customers’ needs. Our integrated offerings result in significant performance and cost efficiencies compared to discrete services purchased from separate competitive carriers. We also offer integrated access services, which can reduce costs by combining local voice, long distance and Internet access on a single facility. These integrated packages are our primary product offerings, driving increased revenue per customer and higher customer retention. We offer a dynamic IP Integrated T-1 service leveraging our MetaSwitch IP softswitch gateways and MPLS network to deliver highly flexible voice and data services over an IP T-1.

Value-Added Products and Services

We provide other value-added products and services, such as hardware solutions, managed services and hosted PBX.

Hardware Solutions.  We provide traditional and converged telephone equipment systems, including customer premise telephone systems, hosted VoIP solutions and voice messaging products. We also procure and install voice and data cable, patch panels, routers and other network hardware. We offer customers multi-year maintenance agreements to maintain and upgrade their systems.

Managed Services.  Our managed services include web hosting services, managed IP VPNs, managed firewalls, managed WAN services, managed e-mail security, URL filtering (Internet policy management) and online data backup and recovery. These solutions are designed to allow IT organizations and leaders within companies to outsource certain day-to-day management and ongoing maintenance of these mission critical applications, without sacrificing vision or control, in order to enable typically over-extended internal resources to focus on the core objectives of the business. While improving security and productivity and simultaneously lowering total cost of ownership for the customer, these services enhance the depth and profitability of our customer relationships.

Hosted VoIP Solutions.  One of our fastest growing product lines, our hosted VoIP solutions, packages business-grade VoIP with advanced telephone equipment and managed network security into innovative and feature-rich solutions for unified communications. Built on redundant, carrier-grade platforms for better reliability, security, flexibility and scalability, our hosted VoIP solutions leverage advanced VoIP functionality and QoS management while covering all service, equipment and management. Our customers gain productivity, bridging telephone and computer communications through a converged IP network, more efficient use of bandwidth, intuitive management tools, 24×7 expert network monitoring, and ongoing product upgrades and enhancements that are all included in the solution. Our hosted VoIP offering also enables centralized control for administrators, including streamlined implementation of everyday configuration needs through a secure and user-friendly web-based utility. Successful implementation, either to retire an older system or to prepare an organization for migration to next generation services, is enhanced by a thorough process of gathering detailed requirements, evaluating network readiness, assessing quality based on qualitative and quantitative measurements, and conducting administrator and end-user training for each customer deployment.

Sales and Marketing

Our sales organization consists of three separate sales channels: direct, agent and inside sales. Each channel enables us to provide a bundled product offering of voice and data communications, hardware and managed network services through a consultative analysis of each customer’s specific needs. By developing a detailed proposal based on each customer’s individual requirements for network configuration, service reliability, future expansion and budget constraints, we deliver the quality, reliability and value that customers demand. Our pricing and sales commission plans provide significant incentives for sales of higher-margin T-1-based products in our on-net territories for two- and three-year terms.

Our largest sales channel is our direct sales division. As of September 30, 2007, this group consisted of approximately 150 direct quota-bearing sales representatives. This group focuses primarily on selling to new small and medium sized business end-user customers using vertical marketing and networking strategies to maximize their results.

Our agent division’s main objective is to leverage our strengths to specific market segments through independent contractors. The agent division focuses on customers who are already aligned with a communications consultant that may not provide many of the services we provide and who are looking to their consultant for a solution. Currently, our agent division maintains approximately 300 relationships.

Our inside sales division is comprised of a select group of third-party marketing firms that focus solely on smaller customers that can be provisioned on-net. In addition to being a cost-effective acquisition channel for this customer segment, this division generates sales leads for our direct sales division.

Marketing support is provided to our sales channels in many forms. In addition to printed materials and sales promotions, our sales professionals are provided with qualified leads and vertical marketing programs. There are two referral programs to generate leads for our direct sales channels. The Business Community Partnership program enables individuals and businesses to earn upfront and residual payments by providing leads that result in sales by the direct sales force. We also have a customer referral program. Brand recognition is developed through press releases, media advertising, and editorial coverage in industry publications.

Customer Service and Retention

Our customer relationship management, or CRM, division uses a multi-tiered, multi-channel level of support to target specific levels of service to our retail and wholesale customers as well as our multiple sales distribution channels. Since 2004, our CRM division has been certified as a Center of Excellence by Purdue University’s Center for Customer Driven Quality utilizing Benchmark Portal. This certification utilizes an independent audit of efficiency and effectiveness measures ranked among telecommunications industry peers. In 2006, we also won the American Business Award for Best Customer Service Organization. Our inbound contact center, 1-800-BROADVIEW, is staffed 24 hours per day, 7 days per week, 365 days per year with customer care representatives who handle all aspects of a customer’s communications including billing questions, payments, repairs, changes of service, and new service requests. Redundant physical facilities are staffed and operated in Pennsylvania and New York with automatic cut-over capabilities. All facilities are staffed by specialists who are trained to handle all of our customers’ requests.

Our CRM division also provides dedicated personalized support to our larger customers through our Enterprise Service Group. Dedicated representatives are assigned to each customer and the customer’s invoice has the name of their representative and direct toll-free number on it. In addition, our Enterprise team is staffed with Enterprise Project Managers who are dedicated to delivery of new products and services to these customers. Our largest accounts also have field support from the total solutions management team. Our total solutions management teams call on customers in person to address service issues and provide consultation and to market additional products and services.

The direct and agent sales distribution channels are supported by a dedicated team of individuals focused on the success of their assigned sales channel. Sales regions have dedicated service representatives who handle service requests from the field direct sales and agent sales forces.

Providing a superior customer experience is a major focus of our CRM team. We collect statistical and direct feedback from customers regarding their recent service experience and use the information to refine and improve our processes as well as measure the effectiveness of the organization. We conduct in-depth customer disconnect and satisfaction studies to understand key drivers of our customer’s satisfaction, loyalty, and reasons for canceling their service. We also use a cross-functional churn analysis task force that analyzes customer churn and patterns and makes recommendations to senior operations management on ways to improve our customers’ experience.

Our CRM division utilizes various technologies to gain efficiencies and improve the level of service and options for customers. In addition to having the option to speak to a representative 24/7, customers also have several self-service options. Our interactive voice response system, known as Express Care, provides automated telephone billing and collections options as well as network outage notifications. The system also utilizes value based routing to prioritize high value customers as first priority response. e-Care web-based options allow customers the same billing and payment options as well as the ability to download and analyze billing detail as well as copies of their bill. Customers can also contact CRM through the contact manager application on the e-Care site. CRM also utilizes a fully automated system that continually updates customers about ongoing repair issues via e-mail or outbound phone call.

Network Deployment

Our network architecture pairs the strength of a traditional infrastructure with an IP platform, built into our core and extending to the edge, to support dynamic growth of VoIP, MPLS and other “next generation” technologies. In addition, our network topology incorporates metro Ethernet access in key markets, enabling high bandwidth “first-mile” connectivity directly to strategically located business opportunities.

Voice and Data Switches

We currently have Nortel DMS-500 and Lucent 5ESS multi-service switches, MetaSwitch IP softswitch gateways and Lucent Compact switches serving multiple markets in ten states. Our switches offer a complete suite of voice services, delivering local, long distance, Centrex services and a full suite of Class services that our customers currently utilize. We deploy Cisco BPX ATM switches, and Ethernet switches from Cisco, Foundry Networks and Extreme Networks.

Collocations and Edge Equipment

We are currently collocated in 246 Verizon end offices in the New York City metro area, Upstate New York (including Syracuse, Albany, Buffalo), Massachusetts, Rhode Island, New Hampshire, New Jersey, Pennsylvania, Maryland, Delaware and Washington, D.C. The Zhone Universal Edge UE9000, the CTDI Intelligent Multi-service Access System, or IMAS, and the Lucent AnyMedia Access System deployed in ILEC collocations, allow us to deliver POTS, T-1 voice, Primary Rate Interface T-ls, integrated voice and data T-ls and a full suite of DSL high speed data services using ILEC UNE-Ls. We have deployed Actelis ML Series Ethernet access systems in certain major metropolitan hubs allowing us to provide multi-megabit Ethernet access services. We will continue to expand this technology in other service areas.

On-Net (“Lit”) Buildings

With the acquisition of InfoHighway, we have approximately 500 commercial buildings in metro New York and Washington, D.C., which have Ethernet switches and routers, as well as IADs. Voice, data and internet services are provided directly to customers within the buildings over in-building wiring and optical fiber which allows for rapid installation of services. We manage the riser plant within some of these buildings on behalf of the landlords under contracts.

ATM Backbone Network and IP Network Equipment

We have deployed Cisco Systems’ MGX/BPX family of ATM edge/core switches to power our regional and inter-city ATM backbone network. The MGX/BPX product family provides multi-service switching capability to support voice, data, and video applications. We use various Cisco and Juniper core and edge aggregation routers to support our various IP-based services. Our current offering of IP services include dedicated Internet access and site to site VPNs, including MPLS based services providing multiple classes of services. We deploy the Redback SMS-1800 Broadband Access Termination system to support SDSL and ADSL services.

Fiber Network and Fiber Equipment

We operate a multi-state fiber network consisting of local metropolitan fiber rings and interstate long haul fiber systems. The fiber network consists of our owned fiber, dark fiber, Indefeasible Right to Use, or IRUs, and light-wave IRU’s from multiple providers. We have approximately 2,500 route fiber miles consisting of both our owned fiber and dark fiber, pursuant to IRUs. We currently have Lucent FT2000 OC48, Lucent OLS 40G DWDM systems and Turin Networks optical transport systems in operation on the fiber network.

Feature/Application Servers

We have deployed Hosted VoIP solutions, encompassing Hosted IP Key and Hosted IP PBX feature/application servers from Natural Convergence and Broadsoft, respectively. These platforms provide enhanced applications to our business customers and are a highly desirable alternative to purchasing and operating their own key systems or PBXs. In conjunction with these hosted services, we offer our customers advanced Mitel and Polycom IP station sets. For those customers who want to own and operate their own IP PBXs, we offer the Nortel BCM product line and the Cisco Call Manager product line. In addition, we provide Unified Messaging services through our Common Voices NowMessage and Broadsoft Messaging platforms.

Customer Access Methods

Our SmarterBuildtm strategy for acquiring new customers and expanding our market share is designed to generate revenues from targeted customers before we deploy significant network capital. Thus, we acquire customers in targeted geographic areas using off-net access methods, and then build out collocations based on our penetration in specific RBOC central offices. This strategy enables us to take advantage of the pre-existing switching and transport facilities of the RBOC and/or other access providers, thus minimizing our need to spend capital in advance of orders and reducing our risk of inefficient capital investments or stranded plant. Once we reach sufficient customer density within a Verizon central office, we generally deploy the necessary equipment and facilities to allow us to provide on-net service in that Verizon central office.

When constructing our network, we own the intelligent components such as switches, network electronics and software, but lease the readily available transport elements. This strategy provides us with significant cost and time-to-market advantages. By owning our switches, we can configure our network to provide high performance, high reliability and cost-effective solutions for our customers’ needs. By leasing our transport lines, we can reduce upfront capital expenditures, and offer service ubiquitously within a collocation, which leads to a larger addressable market than business models that are based on building dedicated facilities to specific customer locations.

The deployment of on-net facilities allows us to improve margins, provides the greatest flexibility in offering product solutions and provides us with greater control over surveillance and repair of facilities. As of September 30, 2007, we had 246 collocations that allowed us to serve approximately two-thirds of our total lines through an on-net arrangement, either T-1 or UNE-Ls.

We serve our customers through one or more of the following access methods:

On-net T-1:  On-net T-1 is a leased high capacity connection directly from our collocation equipment to the customer’s location. This T-1 can provide voice, data or integrated communications services to our customers. This access method is the fastest growing segment of our business.

On-net UNE-Ls:  To provide voice lines to residential and small business accounts, we collocate our access equipment in a Verizon central office and lease UNE-Ls from our collocation to the customer premise. These on-net loops can provide residential or business POTS, DSL data service, or ADSL which is voice and data provided over a single network loop. In addition, through the use of our Actelis Ethernet access systems, we are providing T-1 equivalent and high-speed Ethernet access services via UNE-Ls to customers served from selected major metropolitan collocations, significantly increasing our margins and expanding our service offerings.

Off-Net:  Off-net access methods are used to implement our SmarterBuildtm strategy by acquiring customers located in Verizon central offices in which there is not yet sufficient density to build a collocation. Off-net access is also used to be able to serve all locations of a multi-location account. There are two major forms of off-net access. The first is utilizing the transport and/or loops and facilities of a communications provider other than the RBOC. We have contracts with several major providers of access and transport. The second form of off-net access is provided through RBOCs. We have entered into commercial agreements with Verizon and AT&T which guarantee multi-year availability and predictable pricing for the required access and associated features needed to provide services to our end-users. Our commercial agreements with Verizon extend through 2008 and 2010 and our commercial agreement with AT&T extends through May 2008.

Service Agreements with Carriers

We obtain services from Verizon through state-specific interconnection agreements, commercial agreements, local wholesale tariffs and interstate contract tariffs. We currently have interconnection agreements in effect with Verizon for, among others, the states of New York, Massachusetts, New Jersey, Pennsylvania, Virginia, Maryland, Delaware, New Hampshire, Rhode Island and Washington, D.C. Though the initial terms of all of our interconnection agreements have expired, each of these agreements contains an “evergreen” provision that allows the agreement to continue in effect until terminated. We are in the process of renegotiating with Verizon the terms of our multiple New York interconnection agreements. In order to retain access to the facilities and services with which we serve our customers in the states of Vermont, New Hampshire and Maine, we will need to negotiate new agreements, both interconnection and commercial, with Fairpoint following its acquisition of Verizon’s network assets in these states. For more information, see “Risk Factors.” Our commercial agreements with Verizon allow us to purchase off-net services from Verizon at UNE-P rates subject to a surcharge that increases over time. The commercial agreements have limited terms that expire in 2008 and 2010, but are subject to earlier termination in certain circumstances. We are required under two of our commercial agreements to maintain certain volumes of loops on a “take-or-pay” basis. Our Verizon interstate contract tariffs, or CDPs, allow us to purchase high capacity loops and transport at discounted rates. The CDPs require us to maintain a certain number of channel terminations on a “take-or-pay” basis. We have recently entered into new five- and seven-year CDPs for Verizon’s southern and northern territories. For the State of Connecticut, we have both an interconnection and a commercial agreement with Southern New England Telephone Company, a subsidiary of AT&T, the latter providing us with access to off-net services. This agreement expires in May 2008.

We maintain agreements with a number of other carriers for the provision of network facilities, including fiber routes and high capacity loops and transport, and local voice and data services. These agreements often provide cost-effective alternatives to Verizon-provided services. We also maintain agreements with a number of different long distance carriers. Under the terms of these long distance contracts, after meeting certain minimum purchasing requirements, we are able to choose which services and in what volume we wish to obtain the services from each carrier. Finally, we maintain agreements with various entities for ancillary services such as out-of-band signaling and directory assistance.

Integrated Operational Support System

We have developed and continue to improve and update our integrated order processing, provisioning, billing, payment, collection, customer service, network surveillance, testing, repair and information systems that enable us to offer and deliver high-quality, competitively priced telecommunication services to customers. Through dedicated electronic connections with the RBOCs and our long distance carriers from which we purchase local access services including UNE-Ls, and our commercial agreements, resale services and T-1, we have designed our systems to process information on a “real time” basis.

Our core OSS combines extensive internal developments with our superior licensed software and applications, all internally integrated through in-house development resources. Software supporting business processes and operations has been developed in-house largely in Java, with some front end systems written in .net, supporting both portability and scalability. Systems supporting network management and operation are composed of licensed core applications platforms that have been extensively customized and integrated by in-house software developers. Process automation is achieved through various applications, which are integrated with workflow to drive workorders through from start to finish. Our systems are designed to require single data entry and maximum flow-through from order entry through service provisioning. We use BEA Weblogic to develop and extend our workflows across the various applications, driving automation of processes and the flow of orders and repair throughout the organization. Our applications include the following:

Sales, Order Entry and Provisioning Systems

Our order entry and provisioning systems enable us to shorten the customer provisioning time cycle and reduce associated costs. The sales process is managed by a web based front end tracking system, Success Management, allowing full funnel management from initial lead through customer contract. An integrated component of Success

Management is automated Proposal Generation, which creates professional and complete proposals in real-time in support of the sales process and to hasten the closing of sales deals. Order entry is conducted by sales operations through a web portal, eSales, which provides a highly efficient method for tracking sales productivity and ensuring all information needed to provision service is entered prior to engaging the provisioning systems and personnel. Prior to submitting an order for access services to the RBOC, we perform customer credit approval and automatically obtain and process the customer’s service record detailing the customer’s existing phone service to establish their data records in our centralized customer records database. This has enabled us to deliver a highly automated flow-through customer provisioning process for qualified and verified orders. As an example, recent advances in these provisioning systems and processes has allowed us to deliver competitive installation intervals for our T-1-based products, while simultaneously significantly increasing the volume of these services provisioned per month.

Our order entry system has been extended, through a dedicated web portal, to provide these same capabilities to our indirect sales forces. Through our SalesTrak and AgentTrak portals, our sales team, agents and other indirect sales teams can enter orders and track provisioning status, trouble reports and commissions in real-time.

In addition to automating the ordering and provisioning of new services, our provisioning system automates the addition of customer lines to existing customer accounts, as well as the changing of the features associated with that particular customer’s service. Recently added functionality also provides for the automation of many of the functions of customer service moves, further reducing manual work and providing increased operating efficiency.

Customer Relationship Management System

Our CRM systems include e-Care and OpenCafe. e-Care allows our customers to monitor and manage their accounts online. OpenCafe provides our customer service representatives with real time access to all information pertinent to the customer, in an organized and easy to use front end system. In addition, OpenCafe is directly coupled with our trouble ticketing and repair tracking system, allowing instant access to repair status and reporting. We also have a repair system that allows our customer service representatives to analyze customer troubles and repair service issues in real-time, while the customer is on the phone. This system leverages extensive analysis and repair logic developed in-house, providing a simple and highly intuitive front end portal to the service representative. We continue to develop and implement improvements to OpenCafe, delivering more front-line capabilities to our customer service representatives, reducing the length of customer service calls and improving the customer experience. In addition, as stated above, our SalesTrak and AgentTrak portals allow our sales representatives and agents to have direct visibility into our systems to better serve our customers by monitoring customer accounts.

Network Management Systems

Our network management systems include: TTI Netrac, our network alarm surveillance, analysis and reporting system; TTI NeTkT, our integrated trouble ticketing and repair tracking system; Syndesis NetProvision Activator, our DSL provisioning automation system; JDSU’s NetOptimize, our traffic data collection and analysis system; JDSU’s NetAnalyst, our T-1 integrated testing management system; Harris TAC, our copper loop integrated testing system; and Telcordia Xpercom, our network inventory records system. With these core licensed applications, our in-house software developers integrated through Application Program Interfaces, developed overarching control and management software applications to leverage these systems, and integrated the functionality to our business support applications to deliver seamless service, provisioning and billing. Through these systems, we have automated many key trouble management and resolution functions, including fault isolation, service testing, trouble ticket generation, forwarding, tracking and escalation, automated reporting to our customers and automated close-out of tickets upon customer-acknowledged completions. In addition, we have leveraged these applications to deliver a work force management, assignment and tracking application, maximizing the efficiency of our field workforce.

Billing System

Our in house developed billing system enables us to preview and run each of our multiple bill cycles and customer account information for the many different, tailored service packages, increasing customer satisfaction while minimizing revenue leakage. Our full color, multi-location bill provides the flexibility for customers to customize the arrangement of lines by location, while offering extensive and intuitive management reports that allow customers the insight to manage their communications costs and usage. All billing information is available on-line via our e-Care customer web portal, for viewing, analysis or downloading. And all billing information, including a pdf image of the actual bill, is available on demand in real-time to our customer care representatives for review or discussion with our customers, increasing customer satisfaction. Our customer invoice includes management reports and graphical representations of customer billing information, particularly useful for multi-location customers.

Cost Assurance System

Our in-house developed cost assurance system, Triton, enables us to analyze the multiple ILEC and LD carrier bills that we receive on a monthly basis, performing comprehensive audits and identifying inconsistencies and charging irregularities. Triton automatically generates the appropriate reports and paperwork required for filing with the ILEC or LD carrier to pursue the claims ensuring timely processing.

Collections Management System

Our automated collections management system is integrated with our billing and customer relationship management system, which increases the efficiency of our collection process, accelerates the collection of accounts receivable and assists in the retention of valuable customers.

Competition

The communications industry is highly competitive. We believe we compete principally by offering superior customer service, accurate billing, a broad set of services and systems and competitive pricing. We compete with the RBOCs, other CLECs and new market entrants, (including cable TV companies, VoIP providers and wireless companies), IXCs, data/Internet service providers and vendors, installers and communication management companies.

RBOCs

In each of our existing markets, we face, and expect to continue to face, significant competition from RBOCs, which currently dominate their local communications markets as a result of their historic monopoly position. The RBOCs have also entered the long distance market and offer data and Internet services.

The RBOCs have long-standing relationships and strong reputations with their customers, financial, technical, marketing personnel and other resources substantially greater than ours, the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from existing regulations that favor RBOCs over us in some respects. We expect that the RBOCs will continue to be the beneficiaries of increased pricing flexibility and relaxed regulatory oversight, which may provide them with additional competitive advantages.

CLECs and New Market Entrants

We face competition from other CLECs, operating both on a facilities and non-facilities basis. Some of these carriers have competitive advantages over us, including substantially greater financial, personnel and other resources, brand name recognition and long-standing relationships with customers. In addition, the industry has seen a number of mergers and consolidations among CLECs in an effort to gain a competitive advantage in the sector, while some have entered and subsequently emerged from bankruptcy with dramatically altered business plans and financial structures. Both of these groups may have the ability to offer more competitive rates than we can offer.

In addition, we face competition from new and potential market entrants such as cable television companies, wireless service providers, electric utilities and providers using VoIP over the public Internet or private networks. Cable television companies have entered the communications market by upgrading their networks with hybrid fiber coaxial lines and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. While many CLECs have always targeted small and medium size enterprises and multi-location customers, cable television companies are increasingly targeting these customers and are doing so at rates lower than we generally offer. Wireless service providers are providing not only voice, but broadband, substitutes for traditional wireline local telephones. Electric utility companies have existing assets and low cost access to capital that could allow them to enter a market and accelerate network development. Many VoIP providers operate down-market from our target audience and are offering a lower quality service, with little or no QoS, primarily to residential customers. Many ILECs and IXCs have deployed VoIP technology for business customers by offering higher quality, QoS-supported, services. VoIP providers are currently subject to substantially less regulation than traditional local telephone companies and do not pay certain taxes and regulatory charges that we are required to pay.

IXCs

IXCs that provide long distance and other communications services offer or have the capability to offer switched local, long distance, data and Internet services. Some of these carriers have vast financial resources and a much larger service footprint than us. In addition, there have been a number of mergers and consolidations among IXCs and between ILECs and IXCs that have allowed carriers to expand dramatically the reach of their services and, thus, to gain a significant competitive advantage. These consolidated entities may have the ability to offer more services and more competitive rates than we can offer.

Data/Internet Services Providers

The Internet services market is highly competitive, and we expect that competition will continue to intensify. Internet service, including both Internet access and on-line content services, is provided by Internet services providers, ILECs, satellite-based companies, IXCs and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as AOL and MSN, offer online content services consisting of access to closed, proprietary information networks. IXCs, among others, are aggressively entering the Internet access markets. Long distance providers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to Internet from desktop PCs. Cable companies are providing Internet services using cable modems to customers in major markets. Many of these competitors have substantially greater financial, technological, marketing, personnel, brand recognition and other resources than those available to us.

Vendors, Installers and Communication Management Companies

We compete with numerous equipment vendors and installers and communications management companies for business telephone systems and related services. We generally offer our products at prices consistent with other providers and differentiate our service through our product packages and customer service.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third party non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. No individual patent, trademark or copyright is material to our business. Generally, our licensing agreements are perpetual in duration.

We have granted security interests in our trademarks, copyrights and patents to our lenders pursuant to our credit agreement governing the credit facility and the indenture governing the notes.

Employees

As of September 30, 2007, we had approximately 1,270 employees, including approximately 150 direct quota-bearing sales representatives. Our employees are not members of any labor unions. We believe that relations with our employees are good. We have not experienced any work stoppage due to labor disputes.

Properties

Our corporate headquarters is located in Rye Brook, New York. We do not own any facilities. The table below lists our current material leased facilities.

		Approximate
Location	Lease Expiration	Square Footage

Offices:
King of Prussia, PA	January 2011	102,085
Rye Brook, NY	April 2015	57,293
Newark, NJ	April 2011	24,819
New York, NY	June 2009	24,375
New York, NY	April 2015	21,111
Long Island City, NY	September 2012	20,000
Quincy, MA	September 2013	14,637
Melville, NY	March 2011	13,152
Switches:
New York, NY	May 2012	38,500
Philadelphia, PA	September 2023	26,242
Long Island City, NY	July 2009	21,112
Charlestown, MA	April 2010	12,490
Philadelphia, PA	December 2007	10,000
Horsham, PA	November 2010	9,244
Syracuse, NY	October 2009	8,000
Philadelphia, PA	January 2013	6,558
Herndon, VA	June 2010	5,000

Legal Proceedings

We are not currently a party to any legal actions or proceedings other than certain legal actions and regulatory investigations and enforcement proceedings arising in the ordinary course of business. We believe that the ultimate outcome of the foregoing actions will not result in liability that would have a material adverse effect on our financial condition or results of operations. We are involved in certain billing and contractual disputes with our vendors. For more information regarding our contractual disputes with our vendors see the section entitled “Risk Factors — Risks Relating to Our Industry and Business — Our current billing disputes with our vendors may cause us to pay our vendors certain amounts of money and could materially adversely affect our business” and “— Our ability to provide our services and systems at competitive prices is dependent on our ability to negotiate and enforce favorable interconnection and other agreements.”

REGULATION

Overview

We are subject to federal, state, local and foreign laws, regulations, and orders affecting the rates, terms, and conditions of certain of our service offerings, our costs, and other aspects of our operations, including our relations with other service providers. Regulation varies from jurisdiction to jurisdiction, and may change in response to judicial proceedings, legislative and administrative proposals, government policies, competition, and technological developments. We cannot predict what impact, if any, such changes or proceedings may have on our business, financial condition or results of operations, and we cannot guarantee that regulatory authorities will not raise material issues regarding our compliance with applicable regulations.

The FCC has jurisdiction over our facilities and services to the extent they are used in the provision of interstate or international communications services. State regulatory public utility commissions, commonly referred to as PUCs, generally have jurisdiction over facilities and services to the extent they are used in the provision of intrastate services. Local governments may regulate aspects of our business through zoning requirements, permit or right-of-way procedures, and franchise fees. Foreign laws and regulations apply to communications that originate or terminate in a foreign country. Generally, the FCC and state PUCs do not regulate Internet, video conferencing, or certain data services, although the underlying communications components of such offerings may be regulated. Our operations also are subject to various environmental, building, safety, health, and other governmental laws and regulations.

Federal law generally preempts state statutes and regulations that restrict the provision of competitive local, long distance and enhanced services. Because of this preemption, we are generally free to provide the full range of local, long distance and data services in every state. While this federal preemption greatly increases our potential for growth, it also increases the amount of competition to which we may be subject. In addition, the cost of enforcing federal preemption against certain state policies and programs may be large and may involve considerable delay.

Federal Regulation

The Communications Act grants the FCC authority to regulate interstate and foreign communications by wire or radio. The FCC imposes extensive regulations on common carriers that have some degree of market power such as ILECs. The FCC imposes less regulation on common carriers without market power, such as us. The FCC permits these non-dominant carriers to provide domestic interstate services (including long distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities and to provide or resell communications services, between the United States and international points. Further, we remain subject to numerous requirements of the Communications Act, including certain provisions of Title II applicable to all common carriers which require us to offer service upon reasonable request and pursuant to just and reasonable charges and terms, and which prohibit any unjust or unreasonable discrimination in charges or terms. The FCC has authority to impose additional requirements on non-dominant carriers.

The Telecommunications Act amended the Communications Act to eliminate many barriers to competition in the U.S. communications industry. Under the Telecommunications Act, any entity, including cable television companies and, electric and gas utilities, may enter any communications market, subject to reasonable state certification requirements and regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act remains subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still ongoing uncertainty as to the impact it will have on us. The Telecommunications Act is intended to increase competition. Among other things, the Telecommunications Act opened the local exchange services market by requiring ILECs to permit competitive carriers to interconnect to their networks at any technically feasible point and requires them to utilize certain parts of their networks at FCC-regulated (generally cost based) rates; it also established requirements applicable to all local exchange carriers. Examples include:

•	Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

•	Resale. Requires all ILECs and CLECs to permit resale of their communications services without unreasonable or discriminatory restrictions or conditions. In addition, ILECs are required to offer for resale wholesale versions of all communications services that the ILEC provides at retail to subscribers that are not telecommunications carriers at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

•	Access to Rights-of-Way. Requires all ILECs and CLECs and any other public utility that owns or controls poles, conduits, ducts, or rights-of-way used in whole or in part for wire communications, to permit competing carriers (and cable television systems) access to those poles, ducts, conduits and rights-of-way at regulated prices. CLEC rates for access to its poles, ducts, conduits and rights-of-way, however, are not regulated.

The Telecommunications Act also codifies the ILECs’ equal access and nondiscrimination obligations and preempts inconsistent state regulation.

Legislation.  Congress is considering various measures that would impact telecom laws in the United States. The prospects and timing of potential legislation remain unclear, and as such, we cannot predict the outcome of any such legislation upon our business.

Unbundled Network Elements.  The Telecommunications Act requires ILECs to provide requesting telecommunications carriers with nondiscriminatory access to network elements on an unbundled basis at any technically feasible point on rates, terms and conditions that are just, reasonable and non-discriminatory, in accordance with the other requirements set forth in Sections 251 and 252 of the Telecommunications Act. The Telecommunications Act gives the FCC authority to determine which network elements must be made available to requesting carriers such as us. The FCC is required to determine whether the failure to provide access to such network elements would impair the ability of the carrier seeking access to provide the services it seeks to offer. Based on this standard, the FCC developed an initial list of RBOC network elements that must be unbundled on a national basis, or UNEs, in 1996. Those initial rules were set aside by the U.S. Supreme Court and the FCC subsequently developed revised unbundling rules, which also were set aside on appeal.

In August 2003, in the Triennial Review Order, or TRO, the FCC substantially modified its rules governing access to UNEs. The FCC limited requesting carrier access to certain aspects of the loop, transport, switching and signaling/databases UNEs but continued to require some unbundling of these elements. In the TRO, the FCC also determined that certain broadband elements, including fiber-to-the-home, or FTTH, loops in greenfield situations, broadband services over FTTH loops in overbuild situations, packet switching, and the packetized portion of hybrid loops, are not subject to unbundling obligations. On March 2, 2004, the U.S. Court of Appeals for the D.C. Circuit vacated certain portions of the TRO and remanded to the FCC for further proceedings.

In December 2004, the FCC adopted an Order on Remand of the TRO, or the TRRO, which became effective on March 11, 2005. The TRRO further modified the unbundling obligations of ILECs. Under certain circumstances, the FCC removed the ILECs’ unbundling obligations with regard to high capacity local loops and dedicated transport and eliminated the obligation to provide local switching. Under the FCC’s new rules, the availability of high capacity loops and transport depends upon new tests based on the capacity of the facility, the business line density of incumbent wire centers, and the existence of collocated fiber providers in incumbent wire centers. Subsequent to the release of the TRRO, we entered into a number of commercial agreement with Verizon, under which we continue to have access to local switching from Verizon at gradually increasing rates during the three to five year terms of the agreement. We have replaced delisted UNE-Ls and transport with special access, generally at prices significantly higher than UNE rates, unless we can locate alternative suppliers offering more favorable rates.

FCC rules implementing the local competition provisions of the Telecommunications Act permit CLECs to lease UNEs at rates determined by State PUCs employing the FCC’s Total Element Long Run Incremental Cost, or TELRIC, forward-looking, cost-based pricing model. On September 15, 2003, the FCC opened a proceeding reexamining the TELRIC methodology and wholesale pricing rules for communications services made available for resale by ILECs in accordance with the Telecommunications Act. This proceeding will comprehensively reexamine whether the TELRIC pricing model produces unpredictable pricing inconsistent with appropriate economic signals; fails to adequately reflect the real-world attributes of the routing and topography of an ILEC’s network; and creates disincentives to investment in facilities by understating forward-looking costs in pricing RBOC network facilities and overstating efficiency assumptions. The application and effect of a revised TELRIC pricing model on the communications industry generally and on our business activities cannot be determined at this time.

In orders released in August 2004, the FCC extended the unbundling relief it had previously provided to FTTH loops to fiber-to-the-curb, or FTTC. On October 27, 2004, the FCC issued an order granting requests by the RBOCs that the FCC forbear from enforcing the independent unbundling requirements of Section 271 of the Communications Act with regard to the broadband elements that the FCC had previously determined were not subject to unbundling obligations (FTTH loops, FTTC loops, the packetized functionality of hybrid loops, and packet switching).

On September 23, 2005, the FCC released an order that largely deregulates “wireline broadband Internet access service.” The FCC refers to “wireline broadband Internet access service” as a service that uses existing or future wireline facilities of the telephone network to provide subscribers with access to the Internet, including by means of both xDSL and next generation fiber-to-the-premises services. This decision by the FCC follows the decision by the United States Supreme Court in the Brand X case, issued June 27, 2005, in which the Court held that cable systems are not legally required to lease access to competing providers of Internet access service. Consistent with the FCC’s previous classification of cable modem service as an information service, the FCC classified broadband Internet access service as an information service because it intertwines transmission service with information processing and is not, therefore, a “pure” transmission service such as frame relay or ATM, which remain classified as communications services. The FCC required that existing transmission arrangements between broadband Internet access service providers and their customers be made available for a one year period from the effective date of the Order. This Order does not affect CLECs’ ability to obtain UNEs, but does relieve the ILECs of any duty to offer DSL transmission services subject to regulatory oversight. We cannot predict the effect of the Order on our business.

On September 16, 2005, the FCC partially granted Qwest’s petition seeking forbearance from the application of the FCC’s dominant carrier regulation of interstate services, and Section 251(c) requirements throughout the Omaha, Nebraska MSA. The FCC granted Qwest the requested relief in nine of its 24 Omaha central offices where it determined that competition from intermodal (cable) service providers was “extensive.” Although the FCC required that Qwest continue to make UNEs available, in the nine (9) specified central offices, Qwest will only have to do so at non-TELRIC rates. The FCC did not grant Qwest the requested relief regarding its collocation and interconnection obligations. On January 30, 2007, the FCC partially granted ACS of Anchorage, Inc.’s petition seeking forbearance from the application of the FCC’s dominant carrier regulation of interstate services, and Section 251(c) requirements throughout the Anchorage, Alaska local exchange carrier study area. The FCC granted ACS the requested relief in five of its 11 Anchorage central offices where it determined that “competition by the local cable operator . . . ensures that market forces will protect the interests of consumers.” Although the FCC required that ACS continue to make UNEs available in the five (5) central offices in which the requested relief was granted, ACS will only have to do so at commercially-negotiated rates. Because we do not operate in either the Omaha, Nebraska or Anchorage, Alaska MSAs, these decisions will not have a direct impact on us.

On March 19, 2006, the FCC, by inaction, granted Verizon’s Petition for Forbearance from the application of the FCC’s Computer II and Title II requirements to Verizon’s Broadband service offerings. Arguably, the grant of Verizon’s petition permits Verizon to offer DSL, ATM, Frame Relay and T-1 services on a non-common carrier basis, free from unbundling and TELRIC pricing requirements. Through various ex parte filings, however, Verizon appeared to narrow its petition to ask for far more limited relief, arguably limiting the requested relief to a select group of service offerings. Other ILECs, including AT&T, Embarq Corporation and Citizens Communication Company, have filed similar forbearance petitions. On October 12, 2007, the FCC agreed that AT&T’s existing packet-switched broadband telecommunications services and existing optical transmission services could be treated as non-dominant and would no longer be subject to certain regulatory requirements. On October 25, 2007, the FCC granted similar forbearance relief to Embarq and Citizens. We cannot predict the effect, if any, on our business of the “deemed” grant of the Verizon petition or the grant, if it occurs, of any of the other ILEC petitions.

On September 6, 2006, Verizon petitioned for relief comparable to that previously accorded Qwest and ACS — forbearance from the application of the FCC’s dominant carrier regulation of interstate services, and Section 251(c) requirements — in six MSAs, including the New York-Northern New Jersey-Long Island, NY-NJ-PA MSA, the Philadelphia-Camden-Wilmington PA-NJ-DE-MD MSA and the Boston-Cambridge-Quincy, MA-NH MSA — three of our largest markets. The FCC must act on the Verizon petition in early December 2007 or the petition will be deemed granted by statute. If Verizon is granted the relief it seeks, the costs of the facilities we need to serve our customers in these, and possibly other, Verizon markets, would likely increase and we would likely need to make additional capital investments to further build out our network to mitigate these cost increases. We cannot predict the outcome of this proceeding or the effect that this proceeding may have on our business or operations.

Special Access.  The FCC is undertaking a comprehensive review of rules governing the pricing of special access service offered by ILECs subject to price cap regulation. Special access pricing by these carriers currently is subject to price cap rules, as well as pricing flexibility rules which permit these carriers to offer volume and term discounts and contract tariffs (Phase I pricing flexibility) and/or remove from price caps regulation special access service in a defined geographic area (Phase II pricing flexibility) based on showings of competition. In its Notice of Proposed Rulemaking, or NPRM, the FCC tentatively concludes to continue to permit pricing flexibility where competitive market forces are sufficient to constrain special access prices, but undertakes an examination of whether the current triggers for pricing flexibility accurately assess competition and have worked as intended. The NPRM also asks for comment on whether certain aspects of ILEC special access tariff offerings (e.g., basing discounts on previous volumes of service; tying nonrecurring charges and termination penalties to term commitments; and imposing use restrictions in connection with discounts) are unreasonable. By Public Notice dated July 9, 2007, the FCC invited parties to update the record in its special access rulemaking to address, among other things, the impact of industry consolidation on the availability of alternative facilities. We cannot predict the impact, if any, the NPRM will have on our network cost structure.

Interconnection Agreements.  Pursuant to FCC rules implementing the Telecommunications Act, we negotiate interconnection agreements with ILECs to obtain access to UNEs services, generally on a state-by-state basis. These agreements typically have three-year terms. We currently have interconnection agreements in effect with Verizon for, among others, New York, Massachusetts, New Jersey, Pennsylvania, New Hampshire, Vermont, Maryland, Virginia, Delaware, Rhode Island and Washington, D.C. We have an interconnection agreement with Southern New England Telephone Company, a subsidiary of AT&T, in Connecticut. If we enter new markets, we expect to establish interconnection agreements with ILECs on an individual state basis. Changes to our agreements based upon recent FCC orders ultimately will be incorporated into our interconnection agreements, but whether these changes will be affected by state PUC order, tariff, negotiation or arbitration is uncertain.

We are in the process of renegotiating our interconnection agreement with Verizon in New York. If the negotiation process does not produce, in a timely manner, an interconnection agreement that we find acceptable, we may petition the New York PUC to arbitrate any disputed issues. Arbitration decisions in turn may be appealed to federal courts. We cannot predict how successful we will be in negotiating terms critical to our provision of local network services in New York, and we may be forced to arbitrate certain provisions of our New York agreements. Interconnection agreement arbitration proceedings before other state commissions may result in decisions that could affect our business, but we cannot predict the extent of any such impact. As an alternative to negotiating an interconnection agreement, we may adopt, in its entirety, another carrier’s approved agreement.

Collocation.  FCC rules generally require ILECs to permit competitors to collocate equipment used for interconnection and/or access to UNEs. Changes to those rules, upheld in 2002 by the U.S. Court of Appeals for the D.C. Circuit, allow competitors to collocate multifunctional equipment and require ILECs to provision crossconnects between collocated carriers. We cannot determine the effect, if any, of future changes in the FCC’s collocation rules on our business or operations.

Regulation of Internet Service Providers.  To date, the FCC has treated Internet service providers, or ISPs, as enhanced service providers, which are generally exempt from federal and state regulations governing common carriers. Nevertheless, regulations governing the disclosure of confidential communications, copyright, excise tax and other requirements may apply to our Internet access services. In addition, the FCC released an NPRM in September 2005 seeking comment on a broad array of consumer protection regulations for broadband Internet access services, including rules regarding the protection of Customer Proprietary Network Information, or CPNI, slamming, truth in billing, network outage reporting, service discontinuance notices, and rate-averaging requirements. We cannot predict whether the FCC will adopt new rules regulating broadband Internet access services and, if it does so, how such rules would affect us, except that new obligations could increase the costs of providing DSL service.

Moreover, Congress has passed a number of laws that concern the Internet and Internet users. Generally, these laws limit the potential liability of ISPs and hosting companies that do not knowingly engage in unlawful activity. We expect that Congress will continue to consider various bills concerning the Internet and Internet users, some of which, if signed into law, could impose additional obligations on us.

Long Distance Competition.  Section 271 of the Communications Act, enacted as part of the Telecommunications Act, established a process by which an RBOC could obtain authority to provide long distance service in a state within its region. Each RBOC was required to demonstrate that it had satisfied a 14-point competitive checklist and that granting such authority would be in the public interest. All of the RBOCs have received FCC approval to provide in-state long distance service within their respective regions. Receipt of Section 271 authority by the RBOCs has resulted in increased competition in certain markets and services.

The RBOCs have a continuing obligation to comply with the 14-point competitive checklist, and are subject to continuing oversight by the FCC and state PUCs. Each RBOC must provide unbundled access to UNEs at just and reasonable rates and comply with state-specific Performance Assurance Plans, or PAPs, pursuant to which an RBOC that fails to provide access to its facilities in a timely and commercially sufficient manner must provide to affected CLECs compensation in the form of cash or service credits. We routinely receive PAP payments from Verizon in a number of states, although Verizon has petitioned various state PUCs to reduce the amount and extent of future payments. Our ability to obtain adequate interconnection and access to UNEs on a timely basis and at cost effective rates could be adversely affected by an RBOC’s failure to comply with its Section 271 obligations.

Detariffing.  The FCC has largely eliminated carriers’ obligations to file with the FCC tariffs containing prices, terms and conditions of service and has required carriers to withdraw all of their federal tariffs other than those relating to access services. Our interstate and international rates nonetheless must still be just and reasonable and nondiscriminatory. Our state tariffs remain in place. Detariffing precludes our ability to rely on filed rates, terms, and conditions as a means of providing notice to customers of prices, terms and conditions under which we offer services, and requires us instead to rely on individually negotiated agreements with end-users. We have, however, historically relied primarily on our sales force and marketing activities to provide information to our customers regarding the rates, terms, and conditions of service and expect to continue to do so. Further, in accordance with the FCC’s orders we maintain a schedule of our rates, terms and conditions for our domestic and international private line services on our web site.

Intercarrier Compensation.  The FCC’s intercarrier compensation rules include rules governing access charges, which govern the payments that IXCs and commercial mobile radio service providers make to local exchange carriers to originate and terminate long distance calls, and reciprocal compensation rules, which generally govern the compensation between telecommunications carriers for the transport and termination of local traffic. We purchase long distance service on a wholesale basis from IXCs who pay access fees to local exchange carriers for the origination and termination of our long distance communications traffic. Generally, intrastate access charges are higher than interstate access charges. Therefore, to the degree access charges increase or a greater percentage of our long distance traffic is intrastate our costs of providing long distance services will increase. As a local exchange provider, we bill long distance providers access charges for the origination and termination of those providers’ long distance calls. Accordingly, in contrast with our long distance operations, our local exchange business benefits from the receipt of intrastate and interstate long distance traffic. As an entity that collects and remits access charges, we must properly track and record the jurisdiction of our communications traffic and remit or collect access charges accordingly. The result of any changes to the existing regulatory scheme for access charges or a determination that we have been improperly recording the jurisdiction of our communications traffic could have a material adverse effect on our business, financial condition and results of operations.

The FCC has stated that existing intercarrier compensation rules constitute transitional regimes and has promised to reform them. On March 3, 2005, the FCC released a further NPRM seeking comment on a variety of proposals to replace the current system of intercarrier payments, under which the compensation rate depends on the type of traffic at issue, the type of carriers involved, and the end points of the communication, with a unified approach for access charges and reciprocal compensation. In connection with the FCC’s rulemaking proceeding, a number of industry groups have been trying to negotiate a plan that would bring all intercarrier compensation and access charges to a unified rate over a negotiated transition period. One such group has submitted a plan designated the Missoula Plan as to which the FCC has called for public comment. Because we both make payments to and receive payments from other carriers for the exchange of local and long distance calls, we will be affected by changes in the FCC’s intercarrier compensation rules. We cannot predict the impact that any such changes may have on our business.

On October 2, 2007, the FCC issued a Notice of Proposed Rulemaking to address the issue of “traffic pumping.” The Notice was prompted by allegations by interexchange carriers that certain local exchange carriers had greatly increased their switched access traffic by deploying chat lines, conference bridges and other similar high call volume operations and that the volume of traffic resulted in inflated returns which in turn brought into question the justness and reasonableness of the tariffed access charges being imposed on IXCs. While we cannot predict the outcome of this proceeding, it could impact the access charges we are allowed to bill IXCs.

On April 18, 2001, the FCC adopted a new order regarding intercarrier compensation for ISP-bound traffic. In that Order, the FCC established a new intercarrier compensation mechanism for ISP-bound traffic with declining rates over a three year period. In addition to establishing a new rate structure, the FCC capped the amount of ISP bound traffic that would be “compensable” and prohibited payment of intercarrier compensation for ISP-bound traffic to carriers entering new markets. The April 2001 order was appealed to the D.C. Circuit. On May 3, 2002, the U.S. Court of Appeals for D.C. Circuit found that the FCC had not provided an adequate legal basis for its ruling, and therefore remanded the matter to the FCC. In the interim, the Court let the FCC’s rules stand. It is unclear when the FCC will issue revised findings in response to the latest remand. On October 8, 2004, the FCC adopted an order in response to a July 2003 Petition for Forbearance filed by Core Communications (“Core Petition”) asking the FCC to forbear from enforcing the rate caps, growth cap, and new market and mirroring rules of the remanded April 2001 order. The FCC granted the Core Petition with respect to the growth cap and the new market rules, but denied the Core Petition as to the rate caps and mirroring rules.

Verizon/MCI Merger.  On October 31, 2005, the FCC unanimously approved the Verizon-MCI merger with relatively limited conditions in certain areas. The FCC’s conditions took the form of voluntary conditions offered by the merging parties, as follows: Verizon agreed to (i) freeze UNE rates for a period of two years, and (ii) freeze certain high-capacity special access rates for existing in-region MCI customers for 30 months. Although the Department of Justice, in its consent decrees approving the merger concluded that the merger would reduce competition in certain markets for special access, primarily for business customers, it required only that Verizon sell or divest, at market rates, ten-year leases for loops into certain buildings along with leases for dark fiber transport necessary to connect the loops to the facility of the purchaser of the lease. The end result is that Verizon must sell dark fiber leases to 350 buildings. Other than the benefits derived from the merger conditions, we cannot predict the impact of the Verizon/MCI merger on our business.

CALEA.  CALEA requires communications providers to provide law enforcement officials with call content and/or call identifying information under a valid electronic surveillance warrant, and to reserve a sufficient number of circuits for use by law enforcement officials in executing court-authorized electronic surveillance. Because we provide facilities-based services, we incur costs in meeting these requirements. Noncompliance with these requirements could result in substantial fines. Although we attempt to comply with these requirements, we cannot assure that we would not be subject to a fine in the future.

In August 2005, the FCC extended CALEA obligations to facilities-based providers of broadband Internet access service and to interconnected VoIP services. The current compliance deadline is set for May 2007. Several parties have appealed the FCC’s order imposing new requirements. Unless the decision is overturned on appeal, we could face increased compliance costs, which are uncertain in nature because the specific assistance-capability requirements for providers of broadband Internet access service have not yet been established.

CPNI.  FCC rules protect the privacy of certain information about customers that communications carriers, including us, acquire in the course of providing communications services. CPNI includes information related to the quantity, technological configuration, type, destination and the amount of use of a communications service. The FCC’s initial CPNI rules initially prevented a carrier from using CPNI to market certain services without the express approval of the affected customer, referred to as an opt-in approach. In July 2002, the FCC revised its opt-in rules in a manner that limits our ability to use the CPNI of our subscribers without first engaging in extensive customer service processes and record keeping. Recently, the FCC further modified its CPNI requirements to, among other things, extend CPNI regulations to interconnected VoIP providers, require annual carrier certifications and to impose additional limitations on the release of CPNI without express customer approval. We use our subscribers’ CPNI in accordance with applicable regulatory requirements. However, if a federal or state regulatory body determines that we have implemented those guidelines incorrectly, we could be subject to fines or penalties. In addition, correcting our internal customer systems and CPNI processes could generate significant administrative expenses.

Universal Service.  Section 254 of the Communications Act and the FCC’s implementing rules require all communications carriers providing interstate or international communications services to periodically contribute to the Universal Service Fund, or USF. The USF supports several programs administered by the Universal Service Administrative Company with oversight from the FCC, including: (i) communications and information services for schools and libraries, (ii) communications and information services for rural health care providers, (iii) basic telephone service in regions characterized by high communications costs, (iv) basic telephone services for low income consumers, and (v) interstate access support. Based on the total funding needs for these programs, the FCC determines a contribution factor, which it applies to each contributor’s interstate and international end-user communications revenues. We measure and report our revenues in accordance with rules adopted by the FCC. The contribution rate factors are calculated and revised quarterly and we are billed for our contribution requirements each month based on projected interstate and international end-user communications revenues, subject to periodic true up. USF contributions may be passed through to consumers on an equitable and nondiscriminatory basis either as a component of the rate charged for communications services or as a separately invoiced line item.

A proceeding pending before the FCC has the potential to significantly alter our USF contribution obligations. The FCC is considering changing the basis upon which our USF contributions are determined from a revenue percentage measurement to a connection or telephone number measurement. Adoption of this proposal could have a material adverse affect on our costs, our ability to separately list USF contributions on end-user bills, and our ability to collect these fees from our customers. In addition, the Federal-State Joint Board on high-cost universal service support has recently announced that it intended to take a “fresh look” at high-cost universal service support.

The application and effect of changes to the USF contribution requirements and similar state requirements on the communications industry generally and on certain of our business activities cannot be predicted. If our collection procedures result in over collection, we could be required to make reimbursements of such over collection and be subject to penalty, which could have a material adverse affect on our business, financial condition and results of operations. If a federal or state regulatory body determines that we have incorrectly calculated or remitted any USF contribution, we could be subject to the assessment and collection of past due remittances as well as interest and penalties thereon.

Telephone Numbering.  The FCC oversees the administration and the assignment of local telephone numbers, an important asset to voice carriers, by NeuStar, Inc., in its capacity as North American Numbering Plan Administrator. Extensive FCC regulations govern telephone numbering, area code designation, and dialing procedures. Since 1996, the FCC has permitted businesses and residential customers to retain their telephone numbers when changing local telephone companies, referred to as local number portability. The availability of number portability is important to competitive carriers like us, because customers, especially businesses, may be less likely to switch to a competitive carrier if they cannot retain their existing telephone numbers.

Slamming.  A customer’s choice of local or long distance communications company is encoded in the customer’s record, which is used to route the customer’s calls so that the customer is served and billed by the desired company. A customer may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. Slamming occurs when these specific procedures are not followed, such as when a customer’s service provider is changed without proper authorization or as a result of fraud. The FCC has levied substantial fines for slamming. The risk of financial damage, in the form of fines, penalties and legal fees and costs and to business reputation from slamming is significant. We maintain internal procedures designed to ensure that our new subscribers are switched to us and billed in accordance with federal and state regulations. Because of the volume of service orders that we may process, it is possible that some carrier changes inadvertently may be processed without authorization. Therefore, we cannot guarantee that we will not be subject to slamming complaints in the future.

Taxes and Regulatory Fees.  We are subject to numerous local, state and federal taxes and regulatory fees, including but not limited to a three percent federal excise tax on local and bundled service, FCC regulatory fees and PUC regulatory fees. We have procedures in place to ensure that we properly collect taxes and fees from our customers and remit such taxes and fees to the appropriate entity pursuant to applicable law and/or regulation. If our collection procedures prove to be insufficient or if a taxing or regulatory authority determines that our remittances were inadequate, we could be required to make additional payments, which could have a material adverse effect on our business, financial condition and results of operations.

State Regulation

The Communications Act maintains the authority of individual states to impose their own regulation of rates, terms and conditions of intrastate services, so long as such regulation is not inconsistent with the requirements of federal law or has not been preempted. Because we provide communications services that originate and terminate within individual states, including both local service and in-state long distance toll calls, we are subject to the jurisdiction of the PUC and other regulators in each state in which we provide such services. For instance, we must obtain a Certificate of Public Convenience and Necessity, or CPCN, or similar authorization before we may commence the provision of communications services in a state. We have obtained CPCNs to provide facilities based or resold competitive local and interexchange service in, among others, New York, Massachusetts, New Jersey, Pennsylvania, Virginia, Maryland, Delaware, New Hampshire, Rhode Island, Connecticut and Washington, D.C. There can be no guarantee that we will receive authorizations we may seek in other states in the future.

In addition to requiring certification, state regulatory authorities may impose tariff and filing requirements and obligations to contribute to state universal service and other funds. State PUCs also regulate, to varying degrees, the rates, terms and conditions upon which we and our competitors conduct retail business. In general, state regulation of ILEC retail offerings is greater than the level of regulation applicable to CLECs. In a number of states, however, Verizon either has obtained or is actively seeking some level of increased pricing flexibility or deregulation, either through amendment of state law or through proceedings before state PUCs. Such increased pricing flexibility could have an adverse effect on our competitive position in those states because it could allow Verizon to reduce retail rates to customers while wholesale rates that we pay to it stay the same or increase. We cannot predict whether these efforts will materially affect our business.

We also are subject to state laws and regulations regarding slamming, cramming, and other consumer protection and disclosure regulations. These rules could substantially increase the cost of doing business in any particular state. State commissions have issued or proposed substantial fines against CLECs for slamming or cramming. The risk of financial damage, in the form of fines, penalties and legal fees and costs and to business reputation from slamming is significant. A slamming complaint before a state commission could generate substantial litigation expenses. In addition, state law enforcement authorities may use their consumer protection authority against us if we fail to meet applicable state law requirements.

States also retain the right to sanction a service provider or to revoke certification if a service provider violates relevant laws or regulations. If any regulatory agency were to conclude that we are or were providing intrastate services without the appropriate authority or otherwise in violation of law, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues, or refusal to grant regulatory authority necessary for the future provision of intrastate services. We may be subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuance of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained in due course, there can be no assurance that state commissions would grant us authority to complete any of these transactions, or that such authority would be granted on a timely basis.

Rates for intrastate switched access services, which we provide to long-distance companies to originate and terminate in-state toll calls, are subject to the jurisdiction of the state in which the call originated and/or terminated. Such regulation by states could have a material adverse affect on our revenues and business opportunities within that state. State PUCs also regulate the rates ILECs charge for interconnection, access to network elements, and resale of services by competitors. State PUCs may initiate cost cases to re-price UNEs and to establish rates for wholesale services that are no longer required to be provided as UNEs under the TRRO. Any such proceedings may affect the rates, terms, and conditions contained in our interconnection agreements or in other wholesale agreements with ILECs. We cannot predict the outcome of these proceedings. The pricing, terms and conditions under which the ILEC in each of the states in which we currently operate offers such services may preclude or reduce our ability to offer a competitively viable and profitable product within these and other states on a going forward basis.

State regulators establish and enforce wholesale service quality standards that RBOCs must meet in providing network elements to CLECs like us. These plans sometimes require payments from the ILECs to the CLECs if quality standards are not met. Verizon is asking various state commissions where we operate to modify the state wholesale quality plans in ways that would reduce or eliminate certain wholesale quality standards. Changes in performance standards could result in reduced payments and a diminution of the service quality we receive. We cannot predict how state commissions will respond to such requests, nor the ultimate impact of such decisions on our business, financial condition or results of operations.

Local Regulation

In some municipalities where we have installed facilities, we are required to pay license or franchise fees based on a percentage of our revenues generated from within the municipal boundaries. We cannot guarantee that fees will remain at their current levels following the expiration of existing franchises or that other local jurisdictions will not impose similar fees.

Regulation of VoIP

Federal and State

The use of the public Internet and private Internet protocol networks to provide voice communications services, including VoIP, has been largely unregulated within the United States. To date, the FCC has not imposed regulatory surcharges or most forms of traditional common carrier regulation upon providers of Internet communications services, although it has recently ruled that VoIP providers must contribute to the USF. The FCC has also imposed obligations on providers of two-way interconnected VoIP services to provide E911 service, and it has extended CALEA obligations to such VoIP providers. As a provider of interconnected VoIP services, we will bear costs as a result of these various mandates.

On February 12, 2004, the FCC adopted an NPRM to address, in a comprehensive manner, the future regulation of services and applications making use of Internet protocol, including VoIP. In the absence of federal legislation, we expect that through this proceeding the FCC will resolve certain regulatory issues relating to VoIP services and develop a regulatory framework that is unique to IP telephony providers or that subjects VoIP providers to minimal regulatory requirements. We cannot predict when, or if, the FCC may take such actions. The FCC may determine that certain types of Internet telephony should be regulated like basic interstate communications services, rendering VoIP calls subject to the access charge regime that permits local telephone companies to charge long distance carriers for the use of the local telephone networks to originate and terminate long-distance calls, generally on a per minute basis. The FCC’s pending review of intercarrier compensation policies (discussed above) also may have an adverse impact on enhanced service providers.

The FCC is also considering several petitions filed by individual companies concerning the regulatory rights and obligations of providers of IP-based voice services, and networks that handle IP-based voice traffic or that exchange that traffic with operators of Public Switched Telephone Network, or PSTN, facilities We cannot predict the outcome of any of these petitions and regulatory proceedings or any similar petitions and regulatory proceedings pending before the FCC or state PUCs. Moreover, we cannot predict how their outcomes may affect our operations or whether the FCC or state PUCs will impose additional requirements, regulations or charges upon our provision of services related to IP communications.

In a series of decisions issued in 2004, the FCC clarified that the FCC, not the state PUCs, has jurisdiction to decide the regulatory status of IP-enabled services, including VoIP. On November 12, 2004, in response to a request by Vonage Holdings Corp., or Vonage, a VoIP services provider, the FCC issued an order preempting traditional telephone company regulation of VoIP service by the Minnesota PUC, finding that the service cannot be separated into interstate and intrastate communications without negating federal rules and policies. In April 2004, the FCC issued an order concluding that, under current rules, AT&T’s phone-to-phone IP telephony service is a telecommunications service upon which interstate access charges may be assessed. This decision, however, is limited to interexchange service that: (1) uses ordinary customer premises equipment with no enhanced functionality; (2) originates and terminates on the public switched telephone network; and (3) undergoes no net protocol conversion and provides no enhanced functionality to end-users due to the provider’s use of IP technology. The FCC made no determination regarding retroactive application of its ruling, and stated that the decision does not preclude it from adopting a different approach when it resolves the IP-enabled services or intercarrier compensation rulemaking proceedings.

Other aspects of VoIP and Internet telephony services, such as regulations relating to the confidentiality of data and communications, copyright issues, taxation of services, and licensing, may be subject to federal or state regulation. Similarly, changes in the legal and regulatory environment relating to the Internet connectivity market, including regulatory changes that affect communications costs or that may increase the likelihood of competition from RBOCs or other communications companies could increase our costs of providing service.

Other Domestic Regulation

We are subject to a variety of federal, state, local, and foreign environmental, safety and health laws, and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use, and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites, and endangered species and the health and safety of employees. We also may be subject to laws requiring the investigation and cleanup of contamination at sites it owns or operates or at third-party waste disposal sites. Such laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination. We operate numerous sites in connection with our operations. We are not aware of any liability or alleged liability at any operated sites or third-party waste disposal sites that would be expected to have a material adverse effect on our business, financial condition or results of operations. Although we monitor our compliance with environmental, safety and health laws and regulations, we cannot give assurances that it has been or will be in complete compliance with these laws and regulations. We may be subject to fines or other sanctions by federal, state and local governmental authorities if we fail to obtain required permits or violate applicable laws and regulations.

MANAGEMENT

Executive Officers and Directors

Our board of directors is currently comprised of the following eight members: Steven F. Tunney, as Chairman of the Board; Samuel F. Rubenstein; John S. Patton, Jr.; B. Hagen Saville; David C. Ruberg; Robert Manning; Peter J. Barris; and Raul Martynek.

Mr. Tunney, Mr. Rubenstein, Mr. Patton and Mr. Saville were appointed by MCG, Mr. Ruberg and Mr. Manning were appointed by Baker, Mr. Barris was appointed by NEA and Mr. Martynek was appointed by InfoHighway. At the closing of this offering, all rights of our shareholders under the third amended and restated shareholders agreement as well as any other agreement to appoint members of our board of directors will terminate.

We anticipate that prior to consummation of this offering, we will reconstitute our board of directors. Our board of directors will comply with the independence requirements of Nasdaq Rule 4350(c)(5).

Set forth below are the names, ages and positions of our executive officers and directors as of November 29, 2007. All directors are elected to serve until their successors are elected and qualified, until such director’s death, or until such director shall have resigned or shall have been removed. Following this offering, our amended and restated certificate of incorporation and our amended and restated bylaws will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. See “Terms of Executive Officers and Directors” below and “Description of Capital Stock — Anti-Takeover provisions of Delaware law,” and “— Charter and bylaw’s anti-takeover provisions” for more information.

Name	Position

Michael K. Robinson	Chief Executive Officer and President
Brian P. Crotty	Chief Operating Officer
Corey Rinker	Chief Financial Officer, Treasurer and Assistant Secretary
Charles C. Hunter	Executive Vice President, General Counsel and Secretary
Kenneth A. Shulman	Chief Technology Officer and Chief Information Officer
Terrence J. Anderson	Executive Vice President — Corporate Development and Assistant Treasurer
Steven F. Tunney	Chairman of the Board
Samuel G. Rubenstein	Director
John S. Patton, Jr.	Director
B. Hagen Saville	Director
David C. Ruberg	Director
Robert Manning	Director
Peter J. Barris	Director
Raul Martynek	Director

All directors have served on our board of directors since at least the time of the Bridgecom merger in January 2005 except Mr. Saville, who joined subsequent to that event to replace another director designated by MCG who had resigned from the board, and Mr. Martynek, who was appointed to our board of directors following his nomination from the former InfoHighway stockholders pursuant to our amended and restated shareholders agreement. All directors’ terms expire annually. All officers are elected annually by the board of directors and hold office until their respective successors are elected and qualified.

Biographies of Executive Officers

Michael K. Robinson, Chief Executive Officer and President (50).  Mr. Robinson joined the Company as the Chief Executive Officer in March 2005 and is responsible for all operations and strategy for the Company. Prior to this, Mr. Robinson had been with US LEC Corp., a publicly traded competitive communications provider, as executive vice president and chief financial officer since July 1998, responsible for all financial operations including treasury, general accounting and internal controls, investor relations, billing and information systems development, information technology, human resources and real estate. Prior to joining US LEC, Mr. Robinson spent 10 years in various management positions with the telecommunications division of Alcatel, including executive vice president and chief financial officer of Alcatel Data Networks and the worldwide financial operations of the enterprise and data networking division of Alcatel. Prior to these roles, Mr. Robinson was chief financial officer of Alcatel Network Systems. Before joining Alcatel, Mr. Robinson held various management positions with Windward International and Siecor Corp. (now Corning). Mr. Robinson participates in various industry associations and is a member of the Board of Directors of the New Jersey Technology Council. Mr. Robinson holds a masters degree in business administration from Wake Forest University.

Brian P. Crotty, Chief Operating Officer (37).  Mr. Crotty, Chief Operating Officer, has over 15 years of senior management experience in the telecom industry. In his role with Broadview, he is responsible for all operational aspects of the Company including sales, marketing, provisioning, billing, network operations, repair, field services and customer service. Mr. Crotty formerly served as Bridgecom’s Chief Operating Officer prior to its merger with Broadview. Prior to joining Bridgecom in 2000, he held a succession of positions with CoreComm Ltd., a publicly traded integrated communications provider with facilities throughout the Northeast and Midwest, most recently acting as Director of Operations. Mr. Crotty joined CoreComm Ltd., through the acquisition of USN Communications Inc. where he held a succession of senior management roles in both sales and operations, most recently as Vice President of Operations. Prior to that, Mr. Crotty was the co-founder and served as Executive Vice President of The Millennium Group, one of the first competitive local exchange carriers in the state of Wisconsin. In addition, Mr. Crotty has also served in a managerial position with CEI Communications, which he founded. Mr. Crotty obtained a degree in Business Administration from St. Norbert College.

Corey Rinker, Chief Financial Officer, Treasurer and Assistant Secretary (49).  Mr. Rinker, a certified public accountant and attorney, joined the Company (originally with Bridgecom) as Chief Financial Officer in January 2001 following seven years of experience serving in similar positions with both privately held and publicly traded corporations including The Intellisource Group, a Safeguard Scientifics, Inc. partnership company (NYSE:SFE). Mr. Rinker also possesses nearly a decade of cumulative experience with predecessors of the Big Four accounting firms of Deloitte & Touche LLP and Ernst & Young LLP, serving in senior managerial positions in the tax and consulting areas. Mr. Rinker also serves as the Secretary and Treasurer of Broadview. He has an accounting degree, with honors, from the University of Massachusetts at Amherst and a J.D. degree from Yeshiva University’s Cardozo School of Law.

Charles C. Hunter, Executive Vice President, General Counsel and Secretary (54).  Mr. Hunter has served as Executive Vice President, Secretary, and General Counsel of Broadview since 2003 (originally with Bridgecom), where he continues to be responsible for the corporate and legal affairs of the Company, including federal and state public policy advocacy. He is a 25-year veteran of telecommunications law and policy who has been involved in the competitive communications industry for nearly two decades. Prior to joining Broadview, Mr. Hunter headed the Hunter Communications Law Group P.C., a District of Columbia based boutique telecommunications law firm with a nationwide clientele. He began his legal career as a trial attorney with the Federal Maritime Commission and afterwards was a partner specializing in telecommunications matters at the Chicago-based law firm of Gardner, Carton and Douglas and the Washington, D.C. based law firm of Herron, Burchette, Ruckert and Rothwell. Mr. Hunter received his J.D. from the Duke University School of Law and his undergraduate degree from the University of Michigan at Ann Arbor. He is a member of the bars of the State of New York, the District of Columbia, the U.S. Supreme Court and numerous Federal Appellate Courts.

Kenneth A. Shulman, Chief Technology Officer and Chief Information Officer (53).  Mr. Shulman joined Broadview Networks in 1999 as Chief Technology Officer. In this role, he is responsible for the architecture, technology, standards and evolution plans for the company’s integrated communications networks and services. As Chief Information Officer, Mr. Shulman is also responsible for the Company’s patented integrated provisioning, billing and CRM systems, software and IT infrastructure. Mr. Shulman has over 30 years of leadership experience in communications technology. He previously served as vice president of local network technology for AT&T, a position he assumed when AT&T acquired Teleport Communications Group (TCG) in 1998. From 1987 to 1998, Mr. Shulman held officer positions with TCG, including as senior vice president and chief technology officer.

Earlier, he was director of systems engineering for MCI International. Before that, Mr. Shulman specialized in network planning with Bell Communications Research Inc. (Bellcore) and Bell Laboratories. He holds a B.S. in electrical engineering from the State University of New York at Stony Brook, an M.S. in electrical engineering from the University of Rochester, and an M.B.A. from The Wharton School of Business at the University of Pennsylvania. Mr. Shulman has served on many technical advisory boards, and currently serves on advisory boards of Baker Capital, Vonair and T3 Communications.

Terrence J. Anderson, Executive Vice President — Corporate Development and Assistant Treasurer (41).  Mr. Anderson was a co-founder of Broadview Networks in 1996 and has served as Executive Vice President, Finance, since the Company’s inception. His current role includes corporate development, business planning and financial analysis. He has led efforts to raise capital and offered financial direction. Previously, as a vice president in the media and telecommunications finance group of Chemical Banking Corp. from 1988 to 1995, Mr. Anderson was responsible for originating and executing transactions and financing for diverse customers, including several large cable operators. Mr. Anderson holds a bachelor’s degree in economics from Princeton University and an M.B.A. with honors from Columbia University.

Biographies of Directors

Steven F. Tunney, Sr. (46).  Mr. Tunney has served as the President of MCG since May 2001 and as its Chief Executive Officer since 2006. Prior to that, he served as MCG’s Chief Operating Officer from 1998 to 2006, its Chief Financial Officer and Secretary from 1998 to 2000 and its Treasurer from 1998 to 2002. Mr. Tunney also serves on MCG’s board of directors, as well as the Investment and Enterprise Risk Committees, and, from 2001 to 2006, on its Valuation Committee. Prior to founding MCG, Mr. Tunney was a Vice President at First Union Corp. and Signet Banking Corp. From 1989 to 1995, Mr. Tunney was the Chief Financial Officer of Cambridge Information Group, Inc. From 1986 to 1989, Mr. Tunney was the Financial Manager of Legent Corporation, an international software development firm. From 1982 to 1986, Mr. Tunney was an auditor with PricewaterhouseCoopers. Mr. Tunney earned a B.S. in Business Administration from Towson State University in 1982 and is a certified public accountant. He also serves on the board of directors of Chesapeake Tower Holdings, LLC, Jet Plastica Investors, LLC, JetBroadband Holdings, LLC, JUPR Holdings, Inc., MCG Capital Corporation, National Product Services, Inc., Radiopharmacy Investors, LLC, Solutions Capital I, L.P., Superior Industries Investors, LLC and Working Mother Media, Inc.

Samuel G. Rubenstein (45).  Mr. Rubenstein has served as an executive vice president and the general counsel and corporate secretary of MCG since 2000. Mr. Rubenstein is responsible for the corporate and legal affairs of MCG, including corporate governance matters. Prior to joining MCG, Mr. Rubenstein was partner in the Washington, D.C. office of Bryan Cave LLP, where his practice focused primarily on commercial and corporate finance transactions. He began his career practicing law as an attorney in the Washington, D.C. office of the law firm of Pepper Hamilton, LLP. Mr. Rubenstein received his J.D. from the George Washington University National Law Center and his B.B.A. from the University of Texas at Austin. He also serves on the board of directors of Chesapeake Tower Holdings, LLC, Coastal Sunbelt, LLC, GMC Television Broadcasting Holdings, Inc., Jet Plastica Investors, LLC, Jet Broadband Holdings, LLC, JUPR Holdings, Inc., LMS Intellibound Investors, LLC, National Product Services, Inc., Radio Pharmacy Investors, LLC, Solutions Capital I, LLC, Superior Industries Investors, LLC, TNR Entertainment Corp. and Total Sleep Holdings, Inc.

B. Hagen Saville (46).  Mr. Saville is Executive Vice President and co-founder of MCG. He is responsible for MCG’s business development activities, Mr. Saville currently serves on MCG’s Credit and Investment Committees. Prior to founding MCG, Hagen was a Vice President at First Union and Signet Bank and helped develop the strategy for executing the management buy-out. Prior to joining Signet, he worked as an independent consultant providing valuation, loan restructuring, advisory, and due diligence services while pursuing several entrepreneurial ventures. Prior to that, he served as an investment banker for Hannon Armstrong & Company in Alexandria, VA, a real estate investment analyst for Sonnenblick, Goldman in NYC, and as a corporate lender with Riggs Bank in Washington, D.C. Mr. Saville also serves on MCG’s board of directors. He also serves on the board of directors of Chesapeake Tower Holdings, LLC, Coastal Sunbelt, LLC, Jet Plastica Industries, Inc., LMS Intellibound Investors, LLC, MCG Capital Corporation, National Product Services, Inc., Radiopharmacy Investors, LLC, Solutions Capital I, LP, Superior Industries Investors, LLC, TNR Entertainment Corp. and Total Sleep Holdings, Inc.

John S. Patton, Jr. (48).  Mr. Patton is a managing director of MCG. He is responsible for investment decisions and relationship management in MCG’s telecommunications practice, which focuses on competitive local exchange, long distance, data, Internet, wireless and communications support, including tower ownership and management. Using MCG’s flexible approach to funding and structuring capital, Mr. Patton has managed transactions that have allowed his customers to expand their product lines and distribution channels and make the necessary capital investments in provisioning capacity to support growth. Prior to joining MCG, Mr. Patton was a Vice President at First Union Corp. and Signet Banking Corp. He also serves on the board of directors of Cleartel Communications, Inc.

Peter J. Barris (54).  Mr. Barris is the managing general partner of NEA. He has been with NEA since 1992, and he serves as the general partner of New Enterprise Associates VII, L.P., New Enterprise Associates 9, L.P., New Enterprise Associates 10, L.P. and NEA Presidents Fund. Mr. Barris specializes in information technology companies. His current board memberships include Boingo Wireless Inc., eCommerce Industries Inc., eZiba Inc., Hillcrest Communications Inc., Mainstream Data Inc., Megisto Systems Inc. and Neutral Tandem Inc. He also serves on the board of directors of the Mid-Atlantic Venture Association Inc., the National Venture Capital Association Inc. and Venture Philanthropy Partners. His prior board memberships include UUNET Technologies Inc. (sold to MCI), AMISYS (acquired by HBO), CareerBuilder (acquired by Knight Ridder/Tribune Co.), Mobius Management Systems Inc., SALIX Technologies (acquired by Tellabs) and Tripod Inc. (acquired by Lycos, Inc.). Mr. Barris is a member of the Board of Trustees of Northwestern University, the Board of Overseers of the Tuck School at Dartmouth College and the Board of Advisors of the Tuck’s Center for Private Equity and Entrepreneurship at Dartmouth. Before joining NEA, Mr. Barris was President and Chief Operating Officer at Legent Corporation and Senior Vice President and General Manager of the Systems Software Division at UCCEL Corp. He also held various management positions between 1977 and 1985 at General Electric Company, including Vice President and General Manager at GE Information Services. He received a Masters in Business Administration from Dartmouth College and a Bachelor of Science in Electrical Engineering from Northwestern University.

David C. Ruberg (60).  Mr. Ruberg is a manager of the general partner of Baker. He joined Baker in 2001 as the Chief Executive Officer in residence and became a General Partner in 2003. Prior to joining Baker, Mr. Ruberg was the Chief Executive Officer of Intermedia Communications Inc., a publicly traded competitive communications services provider, as well as Chairman of its majority-owned subsidiary, Digex, Inc, a web hosting company. Prior to Intermedia Communications, Inc., he was general manager of Data General Corporation’s PC and Systems Integration Division and also led the company’s WAN Products Division. Before Data General Corp., Mr. Ruberg ran design and development software organizations for database and data communications companies. He began his career as a scientist at AT&T Bell Labs, specializing in the development of compilers, operating systems, and communications systems. Mr. Ruberg serves on the boards of InterXion (Chairman), Adaptix Inc. and QSC AG. Mr. Ruberg holds a Bachelor’s Degree from Middlebury College and received his Masters in Computer and Communication Sciences from the University of Michigan.

Robert Manning (46).  Mr. Manning is a manager of the general partner of Baker Capital. Prior to joining Baker Capital in 2002, Mr. Manning was CFO of Intermedia Communications, Inc., an integrated communications services provider, and a director of its majority-owned subsidiary, Digex, Inc., a provider of complex, managed, web hosting services. Prior to Intermedia, he was an investment banker to the cable television and communications industries for nine years acting as both agent and principal. Mr. Manning left investment banking in 1991 to become one of the founding executives of DMX, Inc., a digital audio cable network that was sold to Liberty Media in 1996. Mr. Manning serves on the board of directors of Adaptix Inc. (Chairman), InterXion, N.V., DigiTV Plus Inc. and Wine.com (Chairman). Mr. Manning also serves on the Board of Trustees of the Maritime Aquarium in Norwalk, Connecticut. Mr. Manning is a graduate of Williams College.

Raul Martynek (42).  Mr. Martynek served as President and Chief Executive Officer of InfoHighway before its acquisition by the Company in May 2007. In that role, Mr. Martynek managed the day-to-day operations of InfoHighway, including sales, provisioning, customer care, building deployment, network operations, technology, and information systems. Prior to the merger of InfoHighway and Gillette Global Networks, or GGN, in 2000, Mr. Martynek was the Chief Operating Officer of GGN, where he oversaw all corporate operations. Mr. Martynek joined GGN in 1995 as one of its first employees. Before joining GGN, Mr. Martynek worked at several Wall Street firms in trading and operations. He also led a consulting firm specializing in database integration and design.

Mr. Martynek earned a Bachelor of Arts in Political Science from SUNY Binghamton and a Masters in International Affairs with a concentration in International Finance from Columbia University.

Term of Executive Officers and Directors

Upon the closing of this offering, the board of directors will be divided into three classes to be designated as Class I, Class II and Class III, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the board of directors. The Class I directors will be           and           who will be elected prior to the completion of this offering, Class II directors will be           and           and the Class III directors will be           and          . The term of the Class I directors will terminate on the date of the 2008 annual meeting of our stockholders; the term of the Class II directors will terminate on the date of the 2009 annual meeting of our stockholders; and the term of the Class III directors will terminate on the date of the 2010 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of directors whose term expires at that meeting will be elected for three year terms. Executive officers are appointed by the board of directors and serve at the discretion of the board of directors.

Code of Ethics

We have adopted a code of ethics that is applicable to our principal executive officer and principal financial and accounting officer, as well as all our other employees. A copy of the code of ethics may be found on our website at www.broadviewnet.com. Our website is not incorporated by reference into this prospectus.

Board Committees

Audit committee

The audit committee of our board of directors will appoint, determine the compensation for and supervise our independent auditors, review our internal accounting procedures, systems of internal controls and financial statements, review and approve the services provided by our internal and independent auditors, including the results and scope of their audit, and resolve disagreements between management and our independent auditors. Upon the completion of this offering, the audit committee will consist of          ,           and          . Only           will qualify as independent under SEC Rule 10A-3 for audit committee purposes.           will be chairman of the committee and will be designated as the “audit committee financial expert” as that term is defined in the rules and regulations promulgated under the Exchange Act. Within 90 days of the effective date of the registration statement of which this prospectus is a part, either           or           will be replaced as a member of the audit committee and within one year of the effective date of the registration statement of which this prospectus is a part, the remaining non-independent director will be replaced as a member of the audit committee, in each case by a newly elected director who meets the independence standards of the Sarbanes-Oxley Act and the Nasdaq rules.

Compensation committee

The compensation committee of our board of directors will review and recommend to the board of directors the compensation and benefits of all of our executive officers, administer our equity incentive plans and establish and review general policies relating to compensation and benefits of our employees. Upon the completion of this offering, our compensation committee will consist of           and          . Both           and           qualify as independent under Nasdaq Rule 4350(c).

Nominating and corporate governance committee

The role of the nominating and corporate governance committee of our board of directors will be to identify individuals qualified to become members of the board of directors, to recommend that the board of directors select director nominees for the next annual meeting of stockholders, and to develop and recommend to the board of directors a set of corporate governance principles applicable to the company. Upon completion of this offering, the nominating and corporate governance committee will consist of           and          . Both           and           qualify as independent under Nasdaq Rule 4350(c).

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers serve as a director of our company.

Indemnification

We intend to maintain directors’ and officers’ liability insurance. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We expect to enter into indemnification agreements with our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Description of Capital Stock — Limitation on liability of directors and indemnification” for further information.

Employee Stock Purchase Plan

Upon consummation of this offering, we intend to enter into an additional employee stock purchase plan.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Compensation decisions with respect to our named executive officers have generally been based on the goal of recruiting, retaining and motivating individuals who can help us meet and exceed our financial and operational goals. We evaluate the amount of total compensation paid to each of our named executive officers during any fiscal year and generally consider the growth of the company, corporate financial and operating goals, individual performance and industry trends in setting individual compensation levels for our named executive officers. Our compensation programs have historically been weighted toward cash compensation, but we have also placed emphasis on equity-based compensation in order to better align the interests of our named executive officers with those of our stockholders.

Determination of Compensation

Our board of directors is responsible for establishing and making decisions with respect to the compensation and benefit plans applicable to our named executive officers. On occasion, the board has appointed ad hoc committees for purposes of reviewing the documentation and construction of certain compensation plans (including the MIP described in more detail below), determining grant amounts to all recipients and determining the value of grants and options and other economic considerations. Each year, our board reviews, modifies, and approves proposals prepared by our Chief Executive Officer to determine the adjustments, if any, that need to be made to all elements of our named executive officers’ compensation, including base salary, annual bonus compensation and long-term equity awards. In determining the levels and mix of compensation, the Chief Executive Officer and the board have not generally relied on formulaic guidelines, but rather sought to maintain a flexible compensation program which allowed the company to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. In addition to any objective criteria, subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. During 2006, the Chief Executive Officer engaged a third party compensation consultant to prepare an overall analysis to assist in the process of determining total compensation targets for the key executives of the company, including the named executive officers. Members of our board reviewed the analysis prepared by the third party compensation consultant and used the data as a barometer for determining the annual bonuses for our named executive officers for 2006.

Components of Compensation for 2006

For 2006, the compensation provided to our named executive officers consisted of the same elements generally available to our non-executive employees, including base salary, annual bonus and other perquisites and benefits, each of which is described in more detail below. Although our executive officers historically participated in some form of equity-based compensation, no grants of shares or options were made in 2006. We believe that the mix of cash- and equity-based compensation, as well as the ratio of fixed to performance-based compensation, is well-balanced and provides us with an effective means to attract, motivate, and retain our named executive officers.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Additionally, the company intends to be competitive within the geographic territory in which in operates and in the telecommunications sector generally. Base salary is reviewed periodically by our board, with our Chief Executive Officer providing recommendations to the board for each named executive officer. In determining base salary, the board considers individual performance during the prior year, the mix of fixed to overall compensation, and subjective considerations relating to cost of living adjustments and value to us. Other than an increase pursuant to the terms of an employment agreement with our Chief Executive Officer, the board did not increase any of our named executive officers’ base salary during 2006.

Annual Bonuses

The annual bonuses are intended to compensate executives for achieving our annual financial and strategic goals. For 2006, the annual bonuses were determined in the discretion of the board upon a review of a proposal presented by our Chief Executive Officer. In developing his proposal, our Chief Executive Officer considered overall company performance, growth in revenue, achievement of synergies from acquisitions and an executive’s individual performance during the year. Actual 2006 bonus amounts paid to our named executive officers are set forth in the Summary Compensation Table.

Long-Term Equity Compensation

Our long-term equity compensation plans are designed primarily to drive behavior and performance that is consistent with the goal of optimizing the operating results of the company. In particular, each of our equity compensation plans is designed to align a named executive officer’s interests with building the long-term equity value of the company, such that the named executive officer will be motivated to deliver his or her best efforts on a long-term basis toward meeting and exceeding the company’s financial and operating goals. Grants of shares or options under the plans are generally valued at the fair market value at the time of grant as approved by the board. Vesting of awards under our long-term equity compensation plans is generally established by the board with the purpose of retaining our named executive officers.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan covering all of our full-time employees, including our named executive officers. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the plan. From time to time, we match contributions, up to certain pre-established limits, made by our employees. Our named executive officers participate in the 401(k) plan on the same basis as our other employees, except for rules that govern 401(k) plans with regard to highly compensated employees which may limit our named executive officers from achieving the maximum amount of contributions under the plan.

Perquisites and Other Benefits

Our named executive officers are eligible to receive the same benefits, including life and health insurance benefits, which are available to all employees. Certain of our named executive officers are provided use of company automobiles and receive reimbursement for expenses related to those automobiles. Additionally, our Chief Executive Officer receives temporary housing near the company headquarters and transportation to and from his principal place of residence. Any personal tax liability created by this reimbursement or for items paid for directly by the company will be “grossed up” by the company to cover the Chief Executive Officer’s estimated income tax liability. The board determined that these benefits were necessary to attract our Chief Executive Officer to join the company in 2005.

Severance Benefits

Certain of our named executive officers are entitled to receive severance benefits upon certain qualifying terminations of employment, pursuant to the provision of such executives’ employment agreements. These severance arrangements are primarily intended to retain our named executives, as the named executives will forego the right to receive a significant payment if they voluntarily terminate their employment without good reason.

Changes to Compensation Components after 2006

In February 2007, our board adopted the MIP, pursuant to which we may grant options and restricted stock to our named executive officers (and certain other key management employees). The MIP reserves 52,332 shares of our Series C Preferred Stock and 1,308,297 shares of our non-voting Class B Common Stock for issuance. For purposes of determining the remaining shares of common stock available for grant under the plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares of common stock to which the award related, the undelivered shares of common stock will again be available for grant. Similarly, shares of common stock withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute shares not delivered to the participant and shall be deemed to again be available for awards under the plan.

The MIP is designed primarily to drive behavior and performance that is consistent with the goals of optimizing the operating results of the company. In particular, the plan is designed to encourage building the long-term equity value of the company, such that the recipient of incentives will be motivated to deliver their best efforts on a long-term basis toward meeting and exceeding the company’s financial and operating goals. Grants of shares or options under the plan will be valued at the fair market value at the time of grant and approved by the board. Each option granted pursuant to the MIP is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, in order to avoid the imposition of a 20% penalty tax to our named executive officers (and other participants).

The initial awards granted pursuant to the MIP are intended to replace grants made to our named executive officers under our prior equity-based compensation plans. In connection with the initial grants under the MIP, we will repurchase all vested shares of restricted stock and any purchased equity securities held by our named executive officers and our named executive officers will forfeit and return for cancellation and termination any unvested shares of our stock and any rights to grants of shares or options offered to the named executive officer prior to the adoption of the MIP.

If a participating employee is terminated by us or our successor without cause following a change in control of the company, all options and shares of restricted stock granted to the named executive officer pursuant to the MIP will immediately vest. An initial public offering will not constitute a change in control.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2006, by our named executive officers (Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers who were employed by us as of December 31, 2006, and whose total compensation exceeded $100,000 during that fiscal year).

					All Other
		Salary	Bonus(1)	Stock Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(2)	($)		($)

Michael K. Robinson	2006	400,000	300,000	219,813	96,400	(3)	$1,016,213
Chief Executive Officer, President and Assistant Treasurer
Corey Rinker	2006	260,000	75,000	129,703	0		$464,703
Chief Financial Officer, Treasurer and Assistant Secretary
Brian P. Crotty	2006	310,000	190,000	175,550	0		$675,550
Chief Operating Officer
Charles C. Hunter	2006	250,000	75,000	83,954	0		$408,954
Executive Vice President, General Counsel and Secretary
Terrence J. Anderson	2006	250,000	150,000	0	0		$400,000
Executive Vice President, Corporate Development and Assistant Treasurer
Kenneth A. Shulman	2006	250,000	100,000	0	0		$350,000
Chief Technology Officer and Chief Information Officer

(1)	Represents bonuses paid for operating results during 2006, the integration of Broadview and Bridgecom in 2005 and 2006, the successful acquisition of ATX and the refinancing of the company’s capital structure during 2006.

(2)	Represents the compensation cost we recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS 123(R). For additional information on the calculation of the compensation expense including the valuation assumptions used, please refer to note 15 of our audited consolidated financial statements included elsewhere in this prospectus.

(3)	During 2006, the incremental cost to the company of providing housing for Mr. Robinson near our headquarters was $54,600 and the incremental cost to the company for Mr. Robinson’s transportation to and from his principal place of residence was approximately $40,000.

Narrative Disclosure Relating to Summary Compensation Table

We intend to enter into new employment agreements with our Chief Executive Officer and other named executive officers prior to the consummation of the offering.

Chief Executive Officer Employment Agreement

On February 10, 2005, we entered into an employment agreement with Mr. Robinson, pursuant to which he agreed to serve as our Chief Executive Officer for a three-year term with automatic one-year renewals. Mr. Robinson is entitled to a minimum base salary and is eligible to receive an annual bonus, as determined by our board, with a target bonus of between 30% and 100% of his annual base salary. Mr. Robinson was granted 367.5 shares of our Series A Preferred Stock, 382.5 shares of our Series B Preferred Stock and 18,750 of our Class A Common Stock, which vest ratably on the first, second and third anniversary of the date of grant. These shares were repurchased in connection with the adoption of the MIP. In addition, if Mr. Robinson’s employment is terminated by us other than for cause, death or disability, by Mr. Robinson for good reason, or if we fail to extend the employment agreement, Mr. Robinson is entitled to (i) an amount equal to 150% (or 100%, if such termination occurs after March 10, 2007) of the sum of (a) his annual base salary and (b) the average of the annual cash performance bonus paid to Mr. Robinson over the previous three fiscal years, such amount to be paid in equal installments over 18 months (or 12 months if such termination occurs after March 10, 2007), and (ii) immediate vesting of any unvested restricted stock. Additionally, if any amounts payable to Mr. Robinson following a change in control become subject to an excise tax under Section 280G of the Internal Revenue Code, he will be entitled to a gross up payment to make him whole for any excise tax he is required to pay.

Under the employment agreement, Mr. Robinson has agreed to a non-compete provision pursuant to which he cannot compete with us for a period of one year following any termination of his employment. Mr. Robinson is also subject to a non-solicit covenant which prohibits him from soliciting, among others, our officers and employees for a period of two years following the termination of his employment. The employment agreement also contains customary confidentiality provisions.

Employment Agreements with Other Named Executive Officers

We are currently a party to substantially similar employment agreements with Messrs. Rinker, Crotty, Hunter, Anderson and Shulman. Pursuant to these employment agreements, each executive agreed to serve as an executive officer for a one-year term with automatic one-year renewals. Each executive is entitled to a minimum base salary and is eligible to receive an annual bonus with the target bonus and actual cash bonus amount to be determined by the board each fiscal year. Upon a termination of employment (i) by us other than for cause, death or disability, (ii) as a result of our failure to renew his employment agreement, or (iii) in the case of Mr. Anderson and Mr. Shulman only, the executive’s resignation for “good reason” (as defined in the employment agreement), the executive will be entitled to continue to receive his base salary for a period of one year following termination.

Messrs. Crotty, Rinker, Hunter and Shulman are barred from competing with us for a period of one year following any termination of employment. Mr. Anderson’s employment agreement contains a non-compete provision pursuant to which he cannot compete with us until the earlier of the date on which his severance payments cease or the date which is one year following the termination of his employment. Each employment agreement also contains non-solicit provisions which prohibit the executive from soliciting, among others, our officers and employees for a period of two years following the termination of his employment. The employment agreements also contain customary confidentiality provisions.

Outstanding Equity Awards at Fiscal Year-End

		Stock Awards
		Number of Shares	Market Value of Shares
		or Units of Stock	or Units of Stock
	Class or	That Have Not Vested	That Have Not Vested
Name	Series of Stock	(#)(1)	($)(2)

Michael K. Robinson(1)	Series A Preferred	245	$326,925
	Series B Preferred	255
	Class A Common	12,500
Corey Rinker(1)	Series A Preferred	270	$176,540
	Class A Common	6,750
Brian P. Crotty(1)	Series A Preferred	450	$294,233
	Class A Common	11,250
Charles C. Hunter(1)	Series A Preferred	210	$137,309
	Class A Common	5,250
Terrence J. Anderson		—	—
Kenneth A. Shulman		—	—

(1)	50% of the unvested shares held by Messrs. Rinker, Crotty and Hunter vested in January 2007 and the balance will vest in January 2008. 50% of the unvested shares held by Mr. Robinson vested in March 2007 and the balance will vest in March 2008.

(2)	The market value of the shares assumes a price of $653.85 per unit (each unit representing 1 share of either Series A Preferred Stock or Series B Preferred Stock and 25 shares of Class A Common Stock) which represents the fair market value of a unit as of December 31, 2006, determined in reliance on a valuation performed in March 2007.

Stock Vested During Fiscal Year

		Stock Awards
		Number of Shares
		or Units of Stock	Value Realized
	Class or	Acquired on Vesting	on Vesting
Name	Series of Stock	(#)	($)(1)

Michael K. Robinson	Series A Preferred	123
	Series B Preferred	127
	Class A Common	6,250	$125,608
Corey Rinker	Series A Preferred	180
	Class A Common	4,500	$90,437
Brian P. Crotty	Series A Preferred	300	$150,729
	Class A Common	7,500
Charles C. Hunter	Series A Preferred	140
	Class A Common	3,500	$70,340
Terrence J. Anderson		—	—
Kenneth A. Shulman		—	—

(1)	The market value of the shares acquired upon vesting or exercise is based on a unit price of $502.43 per unit (with each unit representing 1 share of either Series A Preferred Stock or Series B Preferred Stock and 25 shares of Class A Common Stock).

Potential Payments Upon Termination Or Change In Control

Pursuant to the employment agreements with our named executive officers, the material terms of which have been summarized above in the Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table, upon certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) termination for cause or without good reason (“voluntary termination”), (ii) termination other than for cause or with good reason (“involuntary termination”), (iii) termination by reason of an executive’s death or disability, and (iv) a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2006, and therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Voluntary	Involuntary	Death or	Change in
Name	Type of Payment	Termination	Termination	Disability	Control

Michael K. Robinson	Cash Severance(1)	$0	$1,050,000	$0	$0
	Equity Acceleration(2)	$0	$326,927	$0	$0
	Total	$0	$1,376,927	$0	$0
Corey Rinker	Cash Severance	$0	$260,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$260,000	$0	$0
Brian Crotty	Cash Severance	$0	$310,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$310,000	$0	$0
Terrence J. Anderson	Cash Severance	$0	$250,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$250,000	$0	$0
Kenneth A. Shulman	Cash Severance	$0	$250,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$250,000	$0	$0
Charles C. Hunter	Cash Severance	$0	$250,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$250,000	$0	$0

(1)	The calculation of cash severance assumes the bonus component of the cash severance payment is equal to the bonus reported on the Summary Compensation Table for 2006 for Mr. Robinson. Assuming a separation after March 2007, the cash severance amount would be approximately $700,000.

(2)	The calculation of the value of the equity acceleration is determined by calculating the number of units that would vest in connection with the applicable event (each unit representing 1 share of either Series A Preferred Stock or Series B Preferred Stock and 25 shares of Class A Common Stock) and multiplying it by $653.85, which in management’s judgement represents the fair market value of a unit as of December 31, 2006.

Director Compensation

During 2006, no compensation was paid to any of our directors, primarily due to their status as significant shareholders. In the event that new directors are elected to our board who are neither executives, nor significant shareholders, we may compensate such individual for their role on the board and board committees. It is anticipated that the compensation for such members of the board would be approved by our board that may be in place at that time. Our directors are reimbursed for normal and customary expenses submitted in association with their participation at board meetings and committee meetings.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to beneficial ownership of our common stock as of          , assuming the Recapitalization and as adjusted to reflect the sale of shares of common stock in the offering, for:

•	each stockholder who we know beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers;

•	each of the selling stockholders; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such person that are exercisable within 60 days of December 1, 2007, but excludes shares underlying options held by any other person. The number of shares of common stock outstanding and the percentages of beneficial ownership of each person included in the columns entitled “After the Offering” includes the           shares offered by us in this offering. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Unless otherwise indicated, the principal address for each of the stockholders is c/o Broadview Networks Holdings, Inc., 800 Westchester Avenue, Suite N501, Rye Brook, NY 10573.

	Number of Shares Beneficially Owned			Percentage Beneficially Owned
Name and Address of	Before the	After the	Shares Offered	Before the		After the
Beneficial Owner	Offering	Offering	Hereby	Offering		Offering

Stockholders:
MCG					%		%
Baker					%		%
NEA					%		%
Com Ventures					%		%
WPG					%		%
Apollo					%		%
Trimaran					%		%
Directors:
Steven F. Tunney					%		%
B. Hagen Saville					%		%
Samuel G. Rubenstein					%		%
John S. Patton, Jr.					%		%
David C. Ruberg					%		%
Robert Manning					%		%
Peter J. Barris					%		%
Raul Martynek					%		%
Named Executive Officers:
Michael Robinson					%		%
Brian Crotty					%		%
Terrence J. Anderson					%		%
Kenneth A. Shulman					%		%
Corey Rinker					%		%
Charles Hunter					%		%
Directors and Executive Officers as a Group					%		%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amended and Restated Shareholders Agreement

We are party to an amended and restated shareholders agreement with MCG, Baker, NEA, ComVentures, WPG, and certain other shareholders of Broadview. The agreement governs certain rights of such shareholders as set forth below. This summary is not a complete description of all the terms of the agreement.

The agreement imposes certain transfer restrictions on our securities and grants certain rights to the parties to the agreement, including, among other things, rights of first offer, drag-along rights and tag-along rights. Those participation rights, and certain other rights granted under the agreement, will terminate following an initial public offering of common stock, if the common stock so offered nets proceeds to us of not less than $50 million, or a Qualified Public Offering. Certain shareholders also have the right to participate in the issuance or sale of our shares on a pro-rata basis under the agreement.

The agreement, and our charter, provide that prior to a Qualified Public Offering, MCG will have the right to elect up to four directors to our board of directors; Baker will have the right to elect up to two directors; NEA will have the right to elect up to one director; and the InfoHighway stockholders will have the right to elect up to one director. If we do not consummate an exit transaction within six months from and after the date of an exit transaction notice from the holders of Series B Preferred Stock exercising the rights set forth in the preceding paragraph, the number of directors serving on the board of directors will increase by three. In that case, MCG will have the right to elect up to four directors, Baker will have the right to elect up to two directors, NEA will have the right to elect up to one director, the InfoHighway stockholders will have the right to elect up to one director and MCG, Baker, NEA and the InfoHighway stockholders will jointly select the remaining three directors.

The rights and obligations of each shareholder party to the agreement, except for the drag-along rights and registration rights of the parties, will terminate upon the earliest of: (i) such shareholder ceases to own our securities; (ii) a Qualified Public Offering; and (iii) any sale, lease, or other disposition of all or substantially all of our assets or any merger, reorganization, consolidation, or recapitalization transaction or any transaction in which the holders of our capital stock immediately prior to such transaction do not continue to own more than 50% of the voting power of the entity surviving such transaction.

Pursuant to the agreement, certain corporate action also requires the approval by holders of our Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and/or the Series C-1 Preferred Stock. The agreement also contains certain registration rights pursuant to which certain shareholders received piggyback registration rights, demand registration rights and Form S-3 registration rights. For more information regarding the registration rights, see the section entitled “Shares Eligible for Future Sale.”

Prior to the consummation of this offering, we will further amend and restate the agreement to terminate the drag-along rights upon a Qualified Public Offering and to amend the definition of Qualified Public Offering to include this offering.

InfoHighway Merger

On November 13, 2007, our board of directors adopted a resolution appointing Raul Martynek as a director. Mr. Martynek was appointed to our board of directors following his nomination from the former InfoHighway stockholders pursuant to our amended and restated shareholders agreement.

Mr. Martynek was the former chief executive officer of InfoHighway. In connection with the InfoHighway acquisition, Mr. Martynek received approximately $1.5 million in cash, 696.589 shares of the Company’s Series B-1 Preferred Stock, 17,414.725 shares of the Company’s Class A Common Stock, and warrants to purchase 519.678 shares of Series B-1 Preferred Stock and 12,991.95 shares of the Company’s Class A Common Stock. A small portion of the foregoing is currently being held in escrow pursuant to the Indemnity Escrow Agreement, dated May 31, 2007, between the Company, the agent for the former InfoHighway stockholders and JP Morgan Chase Bank, N.A. Mr. Martynek also received an additional $340,000, which we will pay by January 2, 2008 or as soon as administratively practicable thereafter.

Employment Agreements

We have employment agreements with certain of our executive officers as described in the section entitled “Executive Compensation.”

Bridgecom Merger and the Transactions

On January 15, 2005, in connection with the Bridgecom merger, we entered into a note purchase agreement with MCG and other existing equity holders pursuant to which we issued senior unsecured subordinated notes due 2009, or the 2009 subordinated notes. Each of our domestic subsidiaries guaranteed the notes. MCG acted as administrative agent under the note purchase agreement. The aggregate principal amount of the notes was approximately $44.0 million, of which approximately $33.8 million was used to assume outstanding debt in favor of MCG and $10.2 million of notes were sold to the purchasers. The notes bore an interest rate of (i) 12% per annum through December 31, 2008 and (ii) 15% per annum from December 31, 2008 through December 31, 2009. On June 29, 2005, we amended the note purchase agreement and issued an additional $10.0 million in principal amount of such notes.

On July 20, 2006, we amended the note purchase agreement to issue an additional aggregate principal amount of $10.0 million of senior unsecured subordinated notes due 2007, or the 2007 subordinated notes, to MCG, Baker and NEA which was ratably allocated based on current beneficial ownership. Other than the initial maturity date, the 2007 subordinated notes were issued on substantially the same terms as the 2009 subordinated notes.

In August 2006, in connection with the issuance of the 2006 notes, we extinguished all outstanding senior unsecured subordinated debt, plus accrued interest, under the note purchase agreement, as amended. We converted approximately $73.8 million into common stock, Series A-1 and Series B-1 Preferred Stock, and repaid the remaining principal balance of approximately $0.97. We paid a conversion fee equal to two percent of the sum of the principal amount plus accrued interest with respect to all debt holders who converted to equity. This fee was approximately $1.5 million and was recorded in interest expense.

Interest expense on all borrowings for the years ended December 31, 2005 and 2006 amounted to approximately $15,461,000 and $19,625,000, respectively.

We reimbursed the holders of our 2009 subordinated notes and 2007 subordinated notes for expenses incurred in connection with the offering of our 2006 notes. In connection with the Transactions, we reimbursed MCG for certain legal expenses.

Policies and Procedures Regarding Transactions with Related Persons

Upon consummation of the offering, the board of directors will have adopted written policies and procedures for transactions with related persons. As a general matter, the policy will require the audit committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy will contain transactions which are pre-approved transactions. The policy will only apply to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (i) any director, nominee for director or executive officer of our company; (ii) any immediate family member of a director, nominee for director or executive officer; and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy will provide that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the committee will take into account, among other factors the committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

DESCRIPTION OF CAPITAL STOCK

General matters

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation referenced below and applicable law. A copy of our amended and restated certificate of incorporation and our amended and restated bylaws, which will both be adopted in connection with the consummation of the offering, are filed as exhibits to the registration statement of which this prospectus is a part. The following description refers to the terms of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides that our authorized capital stock will consist of           shares of common stock, $0.01 par value, and           shares of preferred stock, $0.01 par value, that are undesignated as to series. As of December 1, 2007, there were approximately 250 record holders of our common stock.

Common stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon completion of the offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Undesignated preferred stock

There will not be any shares of preferred stock outstanding upon the closing of the offering. Under our amended and restated certificate of incorporation, which will become effective simultaneously with the offering, our board of directors has the authority, without action by our stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders. We have no present plans to issue any shares of preferred stock.

Options

Upon consummation of this offering, we will have outstanding options to purchase an aggregate of           shares of common stock at a weighted average exercise price of $      per share under our option plans. All outstanding options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

Anti-takeover provisions of Delaware law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock. Stockholders will not be entitled to cumulative voting in the election of directors. The authorization of undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company. The foregoing provisions of our amended and restated certificate of incorporation and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and bylaws anti-takeover provisions

Our amended and restated certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Our amended and restated bylaws establish an advance notice procedure for stockholders to bring matters before special stockholder meetings, including proposed nominations of persons for election to the board of directors and bringing business matters or stockholder proposals before a special meeting. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a special stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting. A special stockholder meeting for any purpose may only be called by our board of directors, our Chairman or our CEO.

The amended and restated bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a meeting. However, our amended and restated bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated certificate of incorporation provides for the issuance by the board of directors of up to           shares of preferred stock, with voting power, designations, preferences and other special rights. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company. At the closing of this offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and will be implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board, only one-third of the members of our board of directors will be elected each year. This classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. The amended and restated certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors. The amended and restated bylaws will provide that the board of directors must consist of not less than three directors nor more than 15. This provision will prevent stockholders from circumventing the provisions of our classified board.

Limitation on liability of directors and indemnification

Our amended and restated certificate of incorporation will limit our directors’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

This provision will not limit liability under state or federal securities laws.

Delaware law, and our amended and restated certificate of incorporation, provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, fines, settlements and reasonable expenses, including reasonable attorney’s fees, if the person acted in good faith and in a manner reasonably believed to be in our best interests. Such persons may also be entitled, subject to certain limitations, to payment or reimbursement of expenses in advance of the final disposition of the proceeding.

These provisions may have the practical effect in certain cases of eliminating the ability of our stockholders to collect monetary damages from our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

We intend to obtain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation.

Prior to the consummation of this offering, we expect to enter into separate indemnification agreements with our directors that provide our directors and any partnership, corporation, trust or other entity of which such director is or was a partner, stockholder, trustee, director, officer, employee or agent with additional indemnification and related rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors.

Transfer agent and registrar

      is our transfer agent and registrar.

Proposed Nasdaq Global Market listing

We intend to apply to list the shares of our common stock on Nasdaq.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offering, there has not been a public market for our common stock. Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

Upon the closing of this offering, we will have approximately           shares of common stock outstanding. Of the outstanding shares, the shares sold in this offering, including any shares sold in this offering in connection with the exercise by the underwriters of their over-allotment option, will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased in this offering by our “affiliates,” as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock that are not sold in this offering will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under the Securities Act, such as under Rule 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the conditions under Rule 144, approximately           shares of our common stock (after giving effect to the           for           reverse stock split that we anticipate effecting prior to the closing of this offering) are currently available for sale in the public market under exemptions from registration requirements.

Lock-up agreements

Our officers, directors and stockholders holding substantially all of our shares have agreed to a lock-up with respect to           shares of our outstanding common stock. This generally means that they cannot sell their shares of common stock during the applicable lock-up period. After the applicable lock-up period, these shares may be sold only in accordance with an available exemption from registration, such as Rule 144. See the section entitled “Underwriting” for more information.

Rule 144

In general, under Rule 144, as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three-month period a number of our shares of common stock that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, which will equal approximately shares upon completion of the offering; or

•	the average weekly trading volume of our common stock as reported on all national securities exchanges during the four calendar weeks preceding the date on which notice of sale is filed with the SEC.

Sales under Rule 144, as currently in effect, are subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

A person who is not deemed an affiliate of ours at the time of the sale and during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following the offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

On November 15, 2007, the SEC voted unanimously to adopt amendments to Rule 144 which will become effective 60 days after they are published in the Federal Register. Pursuant to the amendments, the holding period for restricted securities of a reporting company for both affiliates and non-affiliates will be reduced from one year to six months. After such time period, affiliates may resell the securities so long as they satisfy the other restrictions of Rule 144. Non-affiliates would be subject only to the current public-information requirement between the end of the six-month holding period and one-year holding period. Under the amendments, both affiliates and non-affiliates holding restricted securities of a non-reporting company would be required to hold such securities for one-year. However, after the one-year holding period, non-affiliates would be entitled to freely resell restricted securities. A reporting company is an issuer that has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least 90 days.

Rule 701

We intend to file a registration statement on Form S-8 under the Securities Act to cover the transfer of the shares of common stock which have been reserved for issuance or are subject to issuance upon the exercise of outstanding options pursuant to our various employee benefit plans. We expect to file this registration statement as soon as practicable after this offering. However, regardless of the timing of this filing, our management team will remain subject to the terms of their lock-up agreements and will be prohibited from reselling shares acquired pursuant to our various employee benefit plans until the expiration of their applicable lock-up period.

Registration Rights

Certain of the stockholders party to our amended and restated shareholders agreement hold demand registration rights which permit them to request that we register all or a portion of their securities on Form S-1, or if available, on Form S-2, S-3 or any similar short-form of registration. The stockholders party to our amended and restated shareholders agreement also hold Form S-3 and piggyback registration rights which entitle them to participate in a registered offering of our securities. Each shareholder requesting to participate pursuant to its piggyback registration right must notify us within 30 days of receiving notice of the offering. These registration rights remain in effect following the consummation of this offering. Holders of           shares of common stock have elected to participate in our initial public offering.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock, subject to options outstanding or reserved for issuance under our stock plans. We expect to file this registration statement as soon as practicable after this offering. However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facility

As part of the Transactions, we entered into our credit facility, which provides for a $25.0 million five-year revolving loan facility. Our credit facility has a $9.0 million letter of credit subfacility. At September 30, 2007, we had no outstanding borrowings or letters of credit under our revolving credit facility. Outstanding amounts under our credit facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of eligible receivables (net of reserves established by the administrative agent) of ours and our domestic subsidiaries, including future acquisitions, with the eligibility criteria to be agreed upon.

Interest and Fees

The interest rates per annum applicable to the loans under our credit facility are, at our option, equal to either a base rate or a eurodollar rate, in each case, plus an applicable margin percentage. The base rate will be the greater of (i) prime rate; and (ii) 50 basis points over the federal funds effective rate from time to time. The eurodollar rate is the rate at which the eurodollar deposits for one, two, three or six (or if available from each lender, nine or twelve) months, as chosen by us, are offered in the interbank eurodollar market. The applicable margin is equal to (x) 1.75% in the case of base rate loans and (y) 2.75% in the case of eurodollar loans. In the case of base rate loans, interest will be paid quarterly in arrears. In the case of eurodollar loans, interest will be payable at the end of each interest period, and, in any event, at least every three months.

We are required to pay certain on-going fees in connection with the credit facility, including letter of credit fees on any letters of credit issued under the facility at a per annum rate of 2.75%, issuance fees in respect thereof and commitment fees on the unused commitments at a per annum rate of 0.50%.

Prepayments

We are required to make mandatory prepayments with respect to proceeds of asset sales, incurrence of additional debt or the receipt of certain insurance proceeds.

Collateral and Guarantors

Indebtedness under our credit facility is guaranteed by all of our direct and indirect subsidiaries that are not borrowers thereunder and is secured by a security interest in all of our and our subsidiaries’ tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits and all of our and our subsidiaries’ capital stock (other than voting capital stock of our foreign subsidiaries that exceeds 65% of such voting capital stock), the escrow account and all funds and investment property on deposit therein or credited thereto and certain other excluded assets), which security interest in such assets consisting of (i) the first priority collateral is contractually senior to the security interest thereon that secures the notes and the related guarantees and (ii) the assets not constituting first priority collateral is contractually subordinated to the security interest thereon that secures the notes and the related guarantees, in each case, pursuant to the intercreditor agreement.

Covenants and Other Matters

Our credit facility contains affirmative and negative covenants and requirements affecting us and our subsidiaries. In general, the affirmative covenants provide for, among other things, delivery of financial statements and other financial information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants also include standard covenants relating to our operations and our subsidiaries’ businesses.

Our credit facility also contains negative covenants and restrictions on our actions and our subsidiaries including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on our ability to amend the indenture and terms of our subordinated debt.

Our credit facility contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-payment defaults and cross events of default, certain events of bankruptcy, certain events under ERISA, loss of assets, loss or expiry of license, failure to comply with certain rules and regulations; material judgments, actual or asserted invalidity of the guarantees, change in nature of business and change in control.

Notes

On August 23, 2006, we issued $210.0 million in aggregate principal amount of 11 3/8% senior secured notes due 2012 and on May 14, 2007, we issued $90.0 million in aggregate principal amount of 11 3/8% senior secured notes due 2012. The 2007 notes were an additional issuance of our existing 11 3/8% senior secured notes due 2012, and were issued under the indenture dated as of August 23, 2006 and supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007. The 2006 notes and the 2007 notes are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. On November 14, 2007, we completed an offer to exchange up to $300.0 million aggregate principal amount of the notes for an equal principal amount of 11 3/8% senior secured notes due 2012 that have been registered under the Securities Act. A total of $300.0 million aggregate principal amount of the notes, representing 100% of the outstanding principal amount of the notes, were validly tendered and accepted for exchange by us.

The notes will mature on September 1, 2012. Interest on the notes will accrue at the rate of 11 3/8% per annum and will be due and payable semiannually in cash on each March 1 and September 1.

The notes are senior secured obligations of the company, rank equally in right of payment with all other senior obligations of the company and senior in right of payment to all Indebtedness that by its terms is subordinated to the notes, and are secured by a lien on substantially all existing and future property and assets owned by the company, with certain exceptions and subject to certain prior liens. The notes are guaranteed by substantially all of the company’s domestic subsidiaries.

We may redeem the notes at any time for cash at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus a stated premium and accrued and unpaid interest on the aggregate principal amount of the notes redeemed. At any time on or prior to September 1, 2009 upon the occurrence of certain changes of control, we may redeem all, but not less than all, of the notes at a redemption price equal to the sum of 111.375% of the principal amount of the notes as of the redemption date, plus accrued and unpaid interest thereon to the date of redemption. At any time, or from time to time, on or prior to September 1, 2009, we may, subject to certain conditions, use an amount not to exceed the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.375% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption. In addition, upon the occurrence of certain changes of control, holders of the notes will have the right to require us to purchase all or a portion of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to the date of purchase.

The notes contain various negative covenants and restrictions on our actions and our subsidiaries including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on our ability to amend the indenture and terms of our subordinated debt. The notes contain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-payment defaults and cross events of default, certain events of bankruptcy, certain events under ERISA, loss of assets, loss or expiry of license, failure to comply with certain rules and regulations; material judgments, actual or asserted invalidity of the guarantees, change in nature of business and change in control.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of material U.S. federal income tax considerations regarding the ownership and disposition of shares of our common stock by a beneficial owner that is a “non-U.S. holder,” other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of the our common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on current provisions of the Internal Revenue Code, Treasury regulations promulgated or proposed thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws (such as partnerships, controlled foreign corporations, passive foreign investment companies and certain U.S. expatriates). Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding shares of our common stock should consult its own tax advisors.

Dividends

In general, dividends we pay, if any, to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% on the gross amount of such dividends. The withholding tax may not apply or may apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. In order to claim the benefit of an applicable treaty rate or exemption, a non-U.S. holder must provide an Internal Revenue Service Form W-8BEN (or any successor form) to us or our paying agent certifying its entitlement to benefits under the treaty, provided, however, that special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on sale or other disposition of common stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States (and, possibly, the branch profits tax discussed above in the case of a non-U.S. holder that is a corporation); or

•	we are or have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period.

We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC. If we have been in the past or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code). Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market and certain minimum trading activity thresholds are met.

Backup withholding, information reporting and other reporting requirements

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. You may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective non-U.S. holder of shares of our common stock should consult his, her or its own tax advisor with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Jefferies & Company, Inc., have severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus:

Number of
Underwriters	Shares

Deutsche Bank Securities Inc.
Jefferies & Company, Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $      per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

The selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to           additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the           shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting discounts and commissions are     % of the initial public offering price. We and the selling stockholders have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without Exercise of	With Full Exercise of
	Fee per Share	Over-Allotment Option	Over-Allotment Option

Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the selling stockholders	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $     .

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

We and the selling stockholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors, and substantially all of our stockholders are subject to lock-up agreements. Each of our officers and directors and the selling stockholders have agreed not to, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of common stock (including, without limitation, shares of our common stock which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the SEC, shares which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for our common stock) or enter into any hedging transaction for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. and Jefferies & Company, Inc.

However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Deutsche Bank Securities Inc. and Jefferies & Company, Inc waive, in writing, such an extension. This consent may be given at any time without public notice.

Deutsche Bank Securities Inc. and Jefferies & Company, Inc. have advised us that they have no present intention to waive the 180-day lock-up and that they will only release shares subject to a lock-up agreement in circumstances to be determined on a case-by-case basis. In determining whether to consent to waive the lock-up restrictions, Deutsche Bank Securities Inc. and Jefferies & Company, Inc. have advised us that they would consider a number of factors, including the length of time before the lock-up period expires, the number of shares proposed to be sold or otherwise transferred, general market conditions, the likelihood of a material market effect from the sale of released shares, the market price for the shares relative to the original offering price, the hardship of any person requesting a waiver and the desirability of fostering an orderly market for the shares.

We have entered into a similar agreement with the representatives of the underwriters except that without such consent we may (i) grant options or issue shares pursuant to our equity incentive plans, (ii) issue shares upon the exercise of an option or a warrant outstanding on the date of this prospectus, (iii) issue shares in connection with the Recapitalization and (iv) we may issue shares in connection with a strategic partnering transaction or in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition.

Any shares of our common stock acquired by our officers, directors and stockholders in the open market are not subject to these “lock-up” restrictions. In addition, pursuant to the agreements, transfers by our executive officers, directors and stockholders can be made prior to the expiration of the “lock-up” period if the transfer is by (i) gift, will or intestacy, (ii) distribution to partners, members or shareholders, in each case so long as the transferee of such shares agrees to be bound by the lock-up restriction, (iii) the cashless exercise of stock options or (iv) in connection with the initial public offering.

Additionally, stockholders that are party to our amended and restated shareholders agreement agreed in such agreement not to effect any public sale or distribution (including sales pursuant to Rule 144 of the Securities Act) of any common stock or preferred stock (or warrant, option or other rights to purchase common stock or preferred stock) that the stockholders own prior to the effective date of any registration statement and during the seven days prior to and the 120-day period beginning on such effective date.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of this offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on websites maintained by underwriters other than the lead underwriters. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Pricing of this Offering

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us, the selling stockholders and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

•	prevailing market conditions;

•	our results of operations in recent periods;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

•	estimates of our business potential.

Other Relationships

In addition, some of the underwriters or their affiliates have provided in the past, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business for which they have received, and may continue to receive, customary fees and commissions. Jefferies & Company, Inc. acted as initial purchaser in connection with the private placements on August 23, 2006 and May 14, 2007 of our $300.0 million aggregate principal amount of notes. Jefferies & Company, Inc. also acts as syndication agent of our credit facility. In addition, in March 2007 Jefferies & Company provided valuation advice to our board of directors with respect to units consisting of Series C Preferred Stock and Class B Common Stock issued under our MIP.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which section 21 of the FSMA does not apply to the company; and

(b) it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock being offered in this offering will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the underwriters by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements of Broadview Networks Holdings, Inc. and Subsidiaries at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, the ten months ended December 31, 2004 and the two months ended February 29, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Broadview Networks Holdings, Inc. and Subsidiaries at and for the year ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ATX Communications, Inc. at April 22, 2005 and December 31, 2004 and 2003 and for the period from January 1, 2005 to April 22, 2005 and the years ended December 31, 2004 and 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Broadview Networks Holdings, Inc. and its subsidiaries as of December 31, 2003 and 2002 and for each of the two years ended December 31, 2003, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ATX Communications, Inc. as of December 31, 2005 and for the period from April 23, 2005 to December 31, 2005, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy and adoption of fresh start accounting as described in Note 4 to the Financial Statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Eureka Broadband Corporation as of December 31, 2006 and 2005 and for the years then ended, included in this Prospectus and Registration Statement, have been audited by Salibello & Broder LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act, a registration statement on Form S-1 relating to the common stock to be sold in the offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement and the exhibits and schedules thereto without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from such office at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Broadview Networks Holdings, Inc., that file electronically with the SEC.

We file annual, quarterly and periodic reports and other information with the SEC. Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file such reports, proxy statements and other information with the SEC which are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.broadviewnet.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Broadview Networks Holdings, Inc. and Subsidiaries (formerly Bridgecom Holdings, Inc. and Subsidiaries) Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets at December 31, 2005 and 2006	F-4
Consolidated Statements of Operations for the two months ended February 29, 2004, ten months ended December 31, 2004 and the years ended December 31, 2005 and December 31, 2006	F-5
Consolidated Statements of Stockholders’ Equity (Deficiency) for the two months ended February 29, 2004, ten months ended December 31, 2004 and the years ended December 31, 2005 and December 31, 2006	F-6
Consolidated Statements of Cash Flows for the two months ended February 29, 2004, ten months ended December 31, 2004 and the years ended December 31, 2005 and December 31, 2006,	F-7
Notes to Consolidated Financial Statements	F-8
Financial Statement Schedule	F-28

Broadview Networks Holdings, Inc. and Subsidiaries Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at September 30, 2007 (unaudited)	F-29
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2006 and 2007 (unaudited)	F-30
Condensed Consolidated Statements of Stockholders’ Equity for the nine months ended September 30, 2007 (unaudited)	F-31
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2007 (unaudited)	F-32
Notes to Condensed Consolidated Financial Statements (unaudited)	F-33

Broadview Networks Holdings, Inc. and Subsidiaries (Acquired Business) Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-41
Report of Independent Auditors	F-42
Consolidated Balance Sheets at December 31, 2003 and 2004	F-43
Consolidated Statements of Operations for the years ended December 31, 2002, 2003 and 2004	F-44
Consolidated Statements of Mandatorily Redeemable Securities and Stockholders’ Deficit for the years ended December 31, 2002, 2003 and 2004	F-45
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004	F-46
Notes to Consolidated Financial Statements	F-47

ATX Communications, Inc. and Subsidiaries (Acquired Business) Audited Consolidated Financial Statements
Report of Independent Auditors	F-67
Consolidated Balance Sheet at December 31, 2005	F-68
Consolidated Statement of Operations for the period from April 23, 2005 to December 31, 2005	F-69
Consolidated Statement of Shareholders’ Deficiency for the period from April 23, 2005 to December 31, 2005	F-70
Consolidated Statement of Cash Flows for the period from April 23, 2005 to December 31, 2005	F-71
Notes to Consolidated Financial Statements	F-72
Report of Independent Registered Public Accounting Firm	F-95
Consolidated Statement of Operations for the period from January 1, 2005 to April 22, 2005	F-96
Consolidated Statement of Shareholders’ Deficiency for the period from January 1, 2005 to April 22, 2005	F-97
Consolidated Statement of Cash Flows for the period from January 1, 2005 to April 22, 2005	F-98
Notes to Consolidated Financial Statements	F-99
Report of Independent Registered Public Accounting Firm	F-119
Consolidated Balance Sheets at December 31, 2004 and 2003	F-120
Consolidated Statements of Operations for the years ended December 31, 2004 and December 31, 2003	F-121
Consolidated Statements of Shareholders’ Deficiency for the years ended December 31, 2004 and December 31, 2003	F-122
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and December 31, 2003	F-123
Notes to Consolidated Financial Statements	F-124

ATX Communications Inc. and Subsidiaries (Acquired Business) Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at June 30, 2006 (unaudited) and December 31, 2005	F-157
Condensed Consolidated Statement of Operations for the six months ended June 30, 2006 (unaudited)	F-158
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 (unaudited)	F-159
Notes to Condensed Consolidated Financial Statements (unaudited)	F-160

Eureka Broadband Corporation (doing business as InfoHighway Communications) and Subsidiaries (Acquired Business) Audited Consolidated Financial Statements
Independent Auditors’ Report	F-164
Consolidated Balance Sheets at December 31, 2006 and 2005	F-165
Consolidated Statements of Income for the years ended December 31, 2006 and 2005	F-166
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006 and 2005	F-167
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005	F-168
Notes to Consolidated Financial Statements	F-169

Eureka Broadband Corporation (doing business as InfoHighway Communications) and Subsidiaries (Acquired Business) Unaudited Consolidated Financial Statements
Consolidated Balance Sheets at March 31, 2007	F-190
Consolidated Statements of Income for the three months ended March 31, 2007 and 2006	F-192
Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2007	F-193
Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006	F-194
Notes to Consolidated Financial Statements	F-195

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Broadview Networks Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Broadview Networks Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2006 and 2005 (Successor Company) and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2006 and 2005, for the period from March 1, 2004 to December 31, 2004 (Successor Company) and for the period from January 1, 2004 to February 29, 2004 (Predecessor Company). Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadview Networks Holdings, Inc. and Subsidiaries at December 31, 2006 and 2005 (Successor Company) and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005, for the period from March 1, 2004 to December 31, 2004 (Successor Company) and for the period from January 1, 2004 to February 29, 2004 (Predecessor Company), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective January 1, 2006.

/s/  Ernst & Young LLP

New York, New York
March 29, 2007

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	Successor
	December 31,
	2005	2006

ASSETS
Current assets:
Cash and cash equivalents	$16,753	$43,952
Restricted cash	—	460
Accounts receivable, less allowance for doubtful accounts of $6,695 in 2005 and $7,971 in 2006	24,495	41,313
Other current assets	3,162	8,308

Total current assets	44,410	94,033
Property and equipment, net	39,547	61,395
Goodwill	27,964	69,632
Intangible assets, net of accumulated amortization of $34,672 in 2005 and $65,128 in 2006	80,986	79,848
Other assets	4,206	13,417

Total assets	$197,113	$318,325

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$26,069	$12,684
Accrued expenses and other current liabilities	20,015	47,506
Taxes payable	8,238	8,604
Deferred revenues	5,748	8,019
Current portion of capital lease obligations	2,095	3,084
Current portion of long-term debt	10,000	—

Total current liabilities	72,165	79,897
Long-term debt	74,000	210,000
Senior unsecured subordinated debt	59,862	—
Deferred rent payable	2,411	2,747
Capital lease obligations, net of current portion	1,247	4,685
Other	—	526

Total liabilities	209,685	297,855

Stockholders’ equity (deficiency):
Common stock — $.01 par value; authorized 90,000,000, issued and outstanding 6,605,872 shares and 8,871,427 shares at December 31, 2005 and 2006, respectively	66	102
Series A Preferred stock — $.01 par value; authorized 89,526 shares, designated, issued and outstanding 89,521 shares at December 31, 2005 and 2006	1	1
Series A-1 Preferred stock — $.01 par value; authorized 105,000 shares at December 31, 2006, designated, issued and outstanding 100,702 shares at December 31, 2006	—	1
Series B Preferred stock — $.01 par value; authorized 93,180 shares, designated, issued and outstanding 92,832 shares at December 31, 2005 and 2006	1	1
Series B-1 Preferred stock — $.01 par value; authorized 46,000 shares at December 31, 2006, designated, issued and outstanding 42,231 shares at December 31, 2006	—	—
Additional paid-in capital	44,254	117,689
Accumulated deficit	(55,811)	(97,324)
Deferred compensation	(1,083)	—

Total stockholders’ equity (deficiency)	(12,572)	20,470

Total liabilities and stockholders’ equity (deficiency)	$197,113	$318,325

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)

	Predecessor	Successor
	Two Months	Ten Months
	Ended	Ended	Year Ended	Year Ended
	February 29,	December 31,	December 31,	December 31,
	2004	2004	2005	2006

Revenues	$13,631	$72,826	$240,396	$272,653
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	7,081	36,105	115,214	130,841
Selling, general and administrative	5,363	30,215	93,465	105,232
Deferred compensation	—	308	673	754
Software development	—	—	2,301	1,819
Depreciation and amortization	284	8,554	45,756	49,781
Merger integration costs	10	2,834	4,531	1,430

Total operating expenses	12,738	78,016	261,940	289,857

(Loss) income from operations	893	(5,190)	(21,544)	(17,204)
Other income (expense)	(1,001)	(4,523)	—	21
Interest expense	(704)	(3,399)	(17,842)	(25,463)
Interest income	29	31	458	1,395

Loss before provision for income taxes	(783)	(13,081)	(38,928)	(41,251)
Provision for income taxes	(2)	(3,802)	—	(262)

Net loss	$(785)	$(16,883)	$(38,928)	$(41,513)

Net loss per common share — basic and diluted		$(7.74)	$(6.10)	$(5.61)
Weighted average number of common shares outstanding		2,181,437	6,385,863	7,396,610

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity (Deficiency)
(in thousands, except share amounts)

	Predecessor Company		Successor Company
	Two Months Ended		Ten Months Ended		Year Ended December 31,
	February 29, 2004		December 31, 2004		2005		2006
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Common stock
Balance at beginning of year	756,256	$8	—	$—	2,181,437	$—	6,605,872	$66
Common stock issued	—	—	—	—	—	—	—	—
Issuance of shares pursuant to the plan of merger	—	—	2,181,437	—	4,359,707	66	—	—
Issuance of shares pursuant to management incentive plan	—	—	—	—	66,250	—	—	—
Repurchase of shares	—	—	—	—	(1,522)	—	(1,307,770)	—
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	—	—	—	—	—	—	3,573,325	36

Balance at end of year	756,256	8	2,181,437	—	6,605,872	66	8,871,427	102

Series A Preferred stock
Balance at beginning of year	—	—	—	—	87,254	—	89,521	1
Issuance of shares pursuant to the plan of merger	—	—	86,191	—	—	1	—	—
Issuance of new shares in cancellation of note payable	—	—	1,063	—	—	—	—	—
Issuance of shares pursuant to management incentive plan	—	—	—	—	2,267	—	—	—

Balance at end of year	—	—	87,254	—	89,521	1	89,521	1

Series A-1 Preferred Stock
Balance at beginning of year	—	—	—	—	—	—	—	—
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	—	—	—	—	—	—	100,702	1

Balance at end of year	—	—	—	—	—	—	100,702	1

Series B Preferred Stock
Balance at beginning of year	—	—	—	—	—	—	92,832	1
Issuance of shares pursuant to the merger	—	—	—	—	92,510	1	—	—
Issuance of shares pursuant to management incentive plan	—	—	—	—	383	—	—	—
Repurchase of shares	—	—	—	—	(61)	—	—	—

Balance at end of year	—	—	—	—	92,832	1	92,832	1

Series B-1 Preferred Stock
Balance at beginning of year	—	—	—	—	—	—	—	—
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	—	—	—	—	—	—	42,231	—

Balance at end of year	—	—	—	—	—	—	42,231	—

Additional paid-in capital
Balance at beginning of year	—	$207	—	$—	—	$37,391	—	$44,254
Issuance of shares pursuant to the plan of merger	—	—	—	35,838	—	—	—	—
Issuance of new shares in cancellation of note payable	—	—	—	444	—	—	—	—
Net effect of merger recapitalization	—	—	—	—	—	5,908	—	—
Deferred compensation	—	—	—	1,109	—	955	—	754
Adoption of SFAS No. 123R	—	—	—	—	—	—	—	(1,083)
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	—	—	—	—	—	—	—	73,764

Balance at end of year	—	207	—	37,391	—	44,254	—	117,689

Note receivable stockholders
Balance at beginning of year	—	(1,351)	—	—	—	—	—	—
Payment of stock receivable	—	789	—	—	—	—	—	—

Balance at end of year	—	(562)	—	—	—	—	—	—

Accumulated deficit
Balance at beginning of year	—	3,861	—	—	—	(16,883)	—	(55,811)
Net Loss	—	(785)	—	(16,883)	—	(38,928)	—	(41,513)

Balance at end of year	—	3,076	—	(16,883)	—	(55,811)	—	(97,324)

Deferred compensation
Balance at beginning of year	—	—	—	—	—	(801)	—	(1,083)
Deferred compensation	—	—	—	(801)	—	(282)	—	—
Adoption of SFAS No. 123R	—	—	—	—	—	—	—	1,083

Balance at end of year	—	—	—	(801)	—	(1,083)	—	—

Total stockholders’ equity (deficiency)	—	$2,729	—	$19,707	—	$(12,572)	—	$20,470

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Predecessor	Successor
	Two Months	Ten Months
	Ended	Ended	Year Ended	Year Ended
	February 29,	December 31,	December 31,	December 31,
	2004	2004	2005	2006

Cash flows from operating activities
Net loss	$(785)	$(16,883)	$(38,928)	$(41,513)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	284	1,959	17,679	19,302
Amortization and write-off of deferred financing costs	162	809	1,030	2,383
Amortization of intangible assets	—	6,595	28,077	30,479
Provision for doubtful accounts	169	1,332	3,823	4,115
Noncash subordinated debt interest	—	—	5,991	4,920
Amortization of deferred compensation	—	308	673	754
Increase in fair value of derivatives	—	—	(762)	—
Deferred income taxes	—	3,790	—	—
Other	—	—	(65)	(18)
Changes in operating assets and liabilities:
Restricted cash	—	—	—	(460)
Accounts receivable	(1,537)	(765)	(3,243)	(1,492)
Prepaid expenses and other current assets	(494)	1,078	1,180	(1,328)
Deferred acquisition costs	—	(6,578)	—	—
Other assets	—	39	(1,307)	(208)
Accounts payable	1,365	120	(6,007)	(15,598)
Accrued and other current liabilities	21	6,280	(378)	11,349
Deferred revenue	163	193	(359)	260
Deferred rent	—	(12)	747	336
Other liabilities	—	—	—	15

Net cash provided by (used in) operating activities	(652)	(1,735)	8,151	13,296
Cash flows from investing activities
Proceeds from disposal of property and equipment	—	—	223	—
Cash acquired in merger	—	—	7,991	—
Acquisition, net of cash and restricted cash acquired	—	—	—	(88,787)
Merger acquisition costs	—	—	(10,030)	(3,635)
Purchase of property and equipment	(1,038)	(4,763)	(18,915)	(23,146)
Purchase of predecessor shares, net of cash received from shareholders	—	(35,573)	—	—

Net cash used in investing activities	(1,038)	(40,336)	(20,731)	(115,568)
Cash flows from financing activities
Proceeds from capital lease financing	$—	$—	$372	$7,794
Proceeds from issuance of long-term debt	—	—	—	210,000
Repayments of long-term debt	—	—	(3,000)	(84,000)
Proceeds from issuance of subordinated debt	—	—	30,000	10,000
Repayment of subordinated debt	—	—	—	(972)
Subordinated debt conversion fees	—	—	—	(1,531)
Payment of deferred financing fees	—	—	—	(8,453)
Capital contribution	—	36,282	—	—
Repayments of note payable — stockholder	789	562	—	—
Payments on capital lease obligations	(5)	(190)	(2,080)	(3,367)
Other	—	—	115	—

Net cash provided by financing activities	784	36,654	25,407	129,471

Net increase (decrease) in cash and cash equivalents	(906)	(5,417)	12,827	27,199
Cash and cash equivalents at beginning of period	10,249	9,343	3,926	16,753

Cash and cash equivalents at end of period	$9,343	$3,926	$16,753	$43,952

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$542	$3,133	$10,584	$7,123

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006
(in thousands, except share information)

1.	Organization and Description of Business

Broadview Networks Holdings, Inc. (the “Company,”), formerly Bridgecom Holdings, Inc., is an integrated communications company whose primary interests consist of its wholly-owned subsidiaries, Broadview Networks, Inc. (“BNI”), Bridgecom Holdings, Inc. (“BH”), and Corecomm-ATX Inc., competitive local exchange carriers. The Company also provides phone systems and other customer service offerings through its subsidiary, Bridgecom Solutions Group, Inc. (“BSG”). The Company was founded in 1996 to take advantage of the deregulation of the U.S. telecommunications market following the Telecommunications Act of 1996. The Company has one reportable segment, which provides domestic wireline telecommunications services consisting of local and long distance voice services, Internet, and data services to commercial and residential customers in the northeast United States.

Change of Ownership

In November 2003, BH (“Predecessor Company”) entered into a merger agreement with MCG Capital Corp. (“MCG”), Telecomm North Corp. (a wholly-owned subsidiary of MCG) and certain stockholders of BH. The transaction closed in March 2004. Under the terms of the agreement, Telecomm North Corp. acquired 100% of BH’s shares, buying out all other stockholders. The surviving company continued to carry the name Bridgecom Holdings, Inc. (“Successor Company”) until the January 2005 merger with BNI became effective at which time the Company began doing business under the name Broadview Networks Holdings, Inc.

In October 2004, the Company entered into a merger agreement with BNI and subsidiaries, the principal stockholders of BNI and MCG, 100% owners of BH, which closed and became effective in January 2005. As a result of the merger and certain related transactions, MCG became the owner of 60% of the voting power of the Company’s capital stock and approximately 40% of the Company’s capital stock on a fully diluted basis, excluding options reserved but not issued under the Company’s employee stock incentive plan as of January 14, 2005. BH was considered to be the acquirer for accounting purposes.

In June 2006, the Company entered into a merger agreement with ATX Communications, Inc. (“ATX”) and its shareholders and Leucadia National Corporation which closed and became effective in September 2006. The Company was considered to be the acquirer for accounting purposes.

2.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. As a result of the mergers effective September 29, 2006, January 14, 2005 and March 3, 2004, the consolidated financial statements of the Company reflect the acquisitions under the purchase method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). For periods following the March 3, 2004 acquisition, the consolidated statements of the Company are presented as “Successor.” For periods preceding the March 3, 2004 acquisition, the consolidated financial statements are presented as “Predecessor.”

Revenue Recognition

The Company’s revenue is derived primarily from subscriber usage and fixed monthly recurring fees. Such revenue is recognized in the month the actual services and other charges are provided and costs are incurred, with deferral of revenue and prepayment of those monthly charges that are billed in advance. Services rendered for which the customer has not been billed are recorded as unbilled revenues until the period such billings are provided. Cable and wiring revenues are recognized when the Company provides the services.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

Unbilled revenue included in accounts receivable represents revenue for earned services, which was billed in the succeeding month and totaled $3,681 and $5,306 as of December 31, 2005 and 2006, respectively.

Revenue from carrier interconnection and access amounting to $990 for the two months ended February 29, 2004, $4,706 for the ten months ended December 31, 2004 and $14,843 and $15,028 in the years ended December 31, 2005 and 2006, respectively, is recognized in the month in which service is provided.

Costs of Revenue

Costs of revenue include direct costs of sales and network costs. Direct costs of sales include the costs incurred with telecommunication carriers to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent and utilities of the telephone, internet data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. A significant portion of cash balances are maintained with several high credit quality financial institutions, which are members of the FDIC.

Restricted Cash

Restricted cash represents the balance of cash that ATX was required to set aside for the purpose of paying certain claims and administrative expenses.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to the specific customers’ ability to pay, percentages of aged receivables and current economic trends. Allowances for doubtful accounts are recorded as selling, general and administrative expenses. The Company writes off accounts deemed uncollectible after efforts to collect such accounts are not successful.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life is three years for computer equipment, five years for furniture and fixtures, and seven years for network equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Capitalized software costs are amortized on a straight-line basis over the estimated useful life, typically two years. Construction in progress includes amounts incurred in the Company’s expansion of its network. The amounts include switching and co-location equipment, switching and co-location facilities design and co-location fees. The Company has not capitalized interest to date since the construction period has been short in duration and the related imputed interest expense incurred during that period was insignificant. When construction of each switch or co-location facility is completed, the balance of the assets is transferred to network equipment and depreciated in accordance with the Company’s policy. Maintenance and repairs are expensed as incurred.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

Impairment of Long-lived Assets

The Company accounts for the impairment of long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), whereby goodwill is not subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Third Party Conversion Costs

The Company currently capitalizes third party conversion costs incurred to provision customers to its network. These costs include external vendor charges, but exclude costs incurred internally. At January 1, 2006, the Company changed the third party conversion costs amortization period from two to four years. The Company believes that an amortization period of four years more properly reflects the expected life of its current customer base. The effect of changing this estimate in useful life was a reduction in depreciation expense of $2,951 for the year ended December 31, 2006.

Debt Issuance Costs

The costs related to the issuance of long-term debt are deferred and amortized into interest expense over the life of each debt issuance.

Significant Vendor

The Company purchases approximately 79% of its telecommunication services from one vendor. Accounts payable and accrued expenses in the accompanying consolidated balance sheets include $29,053 and $28,244 as of December 31, 2005 and 2006, respectively, due to this vendor.

Income Taxes

The Company recognizes deferred income taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

Stock-Based Compensation

Effective January 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123R, Share-Based Payment (“SFAS 123R”), using the modified-prospective-transition method (as permitted under SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure) to all new awards granted, modified or settled after January 1, 2003. SFAS 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and instead generally requires that such transactions be accounted for using a fair value based method.

As permitted under SFAS 123R, the Company uses the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair value of stock-based awards. The BSM model is consistent with the option-pricing model the Company used to value stock-based awards granted prior to January 1, 2006.

Software Development Costs

The Company capitalizes the cost of internal use software in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 provides guidance for the accounting for computer software developed or acquired for internal use, including the requirement to capitalize certain costs and amortization of these costs. Costs for preliminary stage projects are expensed as incurred while application stage projects are capitalized.

The latter costs are typically internal payroll costs of employees associated with the development of internal use computer software. The Company commences amortization of the software on a straight-line basis over the estimated useful life, typically two years, when it is ready for intended use.

No software development costs were capitalized for the two months ended February 29, 2004 and the ten months ended December 31, 2004. During the years ended December 31, 2005 and 2006, the Company capitalized approximately $1,759 and $2,184 of software development costs, respectively, which are included in property and equipment. Amortization expense related to these assets was approximately $3,712 and $2,768 for the years ended December 31, 2005 and 2006, respectively.

Advertising

The Company expenses advertising costs in the period incurred and these amounts are included in selling, general and administrative expenses. Advertising expenses approximated $3 for the two months ended February 29, 2004, $54 for the ten months ended December 31, 2004 and $584 and $536 for the years ended December 31, 2005 and 2006, respectively.

Disputes

The Company accounts for disputed billings from carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors including historical results of prior dispute settlements with the carriers and is periodically reviewed by management to reassess the likelihood of success. Actual settlements may differ from estimated amounts (see Note 15).

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically reviews such estimates and assumptions as circumstances dictate. Actual results could differ from those estimates.

Comprehensive Income

Comprehensive income represents the change in net assets of a business enterprise during a period from non-owner sources. For the two months ended February 29, 2004, the ten months ended December 31, 2004 and the years ended December 31, 2005 and 2006, the Company’s net loss was the only item of other comprehensive income.

Accounting for Derivatives and Hedging Activities

The Company had interest rate swap derivatives for a period in 2005 and 2006. These derivatives were not designated as a hedge for accounting purposes. As a result, the change in the fair value of the derivatives totaling $762 for the year ended December 31, 2005 was recorded in expense. There was no liability on the consolidated balance sheet at December 31, 2005 and the derivates expired during the year ended December 31, 2006 with no effect on the consolidated statement of operations. The Company has no outstanding derivative transactions at December 31, 2006.

3.	Recent Accounting Pronouncements

Uncertainty in Income Taxes

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The Company is required to adopt FIN 48 effective January 1, 2007. The cumulative effect of initially adopting FIN 48 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company is currently evaluating the impact of FIN 48 and does not expect the adoption as of January 1, 2007 to have a material impact on its consolidated financial position or results of operations.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value and expands disclosure about fair value measurements. The Company is required to adopt SFAS 157 effective January 1, 2008 on a prospective basis. The Company is currently evaluating the impact this new standard will have on its consolidated financial position and results of operations.

4.	Acquisitions and Merger Agreements

2006 Acquisition

On June 26, 2006, the Company entered into a stock purchase agreement with ATX and its shareholders in a transaction that closed on September 29, 2006 (the “2006 Merger”). Accordingly, the results of ATX are included in these consolidated financial statements beginning September 30, 2006. ATX is a facilities-based competitive

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

4.	Acquisitions and Merger Agreements (continued)

communications provider operating in the mid-Atlantic Region states including Pennsylvania, New Jersey, Delaware, Maryland and the District of Columbia.

The Company purchased all of the outstanding capital stock of ATX for net aggregate cash consideration of approximately $88,787. The total purchase consideration has been allocated to the assets acquired and liabilities assumed based on their respective fair value as of September 30, 2006. The liabilities included in the acquisition cost allocation for exit activities included severance costs for terminated ATX executives and employees affected by the merger. These liabilities were accounted for in accordance with Emerging Issues Task Force (“EITF”) 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”). The balance of such liabilities was approximately $1,810 as of December 31, 2006 and is expected to be paid in 2007.

The purchase price of the transaction as determined based on fair value was allocated as follows:

Assets acquired:
Cash and cash equivalents	$10,646
Restricted cash	1,508
Accounts receivable	19,441
Other current assets	3,817
Property and equipment	17,607
Goodwill	38,033
Customer-based intangibles	21,412
Other intangibles	7,909
Other non-current assets	1,811

Total assets acquired	122,184

Liabilities assumed:
Current liabilities	20,732
Other liabilities	511

Total liabilities assumed	21,243

Net assets acquired	$100,941

The following unaudited pro forma financial information was prepared in accordance with SFAS 141 and assumes the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is provided for informational purposes only. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company. The pro forma results of operations do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the periods presented or the results that may occur in the future.

The pro forma combined results are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2006

Revenues	$402,403	$391,640
Net loss	(44,446)	(48,347)

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

4.	Acquisitions and Merger Agreements (continued)

Included in the consolidated statements of operations for the year ended December 31, 2006 are merger integration costs of approximately $862 of severance costs and consulting fees for Broadview employees.

2005 Merger

In October 2004, BH entered into a merger agreement with BNI that became effective January 14, 2005 (the “2005 Merger”) and, accordingly, the results of BNI are included in these consolidated financial statements beginning January 14, 2005. The 2005 merger was effectuated by way of a stock for stock exchange whereby holders of the capital stock of BH and BNI each exchanged their capital stock for certain newly issued common and preferred shares of the Company. BH was considered the acquirer for accounting purposes. The total purchase consideration has been allocated to the assets acquired and liabilities assumed based on their respective fair value as of January 1, 2005. There is no resulting goodwill that is expected to be deductible for tax purposes. The liabilities included in the acquisition cost allocation for exit activities included severance costs for terminated BNI executives and employees affected by the merger and certain lease termination costs related to leases terminated due to the merger. These liabilities were accounted for in accordance with EITF 95-3. The balance of such liabilities was $1,795 and $802 as of December 31, 2005 and 2006, respectively, and primarily consists of lease termination costs to be paid through 2010.

The purchase price of the transaction as determined based on fair value was allocated as follows:

Assets acquired:
Cash and cash equivalents	$7,991
Accounts receivable	14,915
Other current assets	3,335
Property and equipment	29,225
Customer-based intangibles	84,000
Goodwill	19,842
Other	985

Total assets acquired	160,293

Liabilities assumed:
Current liabilities	56,893
Long-term debt	87,870
Other long term liabilities	3,745

Total liabilities assumed	148,508

Net assets acquired	$11,785

The following unaudited pro forma financial information was prepared in accordance with SFAS 141 and assumes the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is provided for informational purposes only. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company. The pro forma results of operations do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the periods presented or the results that may occur in the future.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

4.	Acquisitions and Merger Agreements (continued)

The pro forma combined results are as follows:

	Two Months Ended	Ten Months Ended	Year Ended
	February 29,	December 31,	December 31,
	2004	2004	2005

Revenues	$40,425	$202,967	$245,771
Net loss	(3,401)	(42,717)	(45,588)

Included in the consolidated statements of operations for the year ended December 31, 2005 are merger integration costs of approximately $2,601 of network shutdown costs incurred to shut down components of the Bridgecom network and to migrate customers to BNI’s network and approximately $1,265 of severance costs and consulting fees related to Bridgecom employees.

2004 Merger

In November 2003, BH entered into a merger agreement with MCG, Telecomm North Corp. (a wholly-owned subsidiary of MCG) and certain stockholders of BH in a transaction that closed in March 2004 (the “2004 Merger”). Under the terms of the agreement, Telecomm North Corp. acquired 100% of BH’s shares. The total purchase consideration has been allocated to the assets acquired and liabilities assumed based on their respective fair values as of February 29, 2004. Such allocation resulted in intangible assets of $39,697, including goodwill of $8,379. The current assets as of February 29, 2004 approximated $21,567, the current liabilities $13,518 and the fixed assets $6,280.

Historically, MCG was the Predecessor Company’s primary lender and continued to be so after the merger. MCG charged the Company advisory fees and certain closing costs in conjunction with this transaction and certain management fees subsequent to it. Amounts expensed related to these and other ongoing services and transactions with MCG amounted to approximately $10 for the two months ended February 29, 2004 and $325 for the ten months ended December 31, 2004, respectively, and are included in merger integration costs in the consolidated statements of operations. Also included in merger integration costs for the ten months ended December 31, 2004 are $2,509 of employee related bonus payments incurred in connection with the merger paid to certain key employees of the Company.

5.	Other Assets

Other current assets consist of the following at December 31:

	2005	2006

Deferred carrier charges	$1,355	$3,021
Prepaid expenses	1,068	2,729
Other	739	2,558

Total other current assets	$3,162	$8,308

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

5.	Other Assets (continued)

Other non-current assets consist of the following at December 31:

	2005	2006

Deferred financing costs	$2,119	$9,648
Lease security and carrier deposits	2,075	2,017
Other	12	1,752

Total other non-current assets	$4,206	$13,417

Amortization of deferred financing costs amounted to approximately $162 for the two months ended February 29, 2004, $809 for the ten months ended December 31, 2004 and $1,030 and $1,173 for the years ended December 31, 2005 and 2006, respectively.

6.	Property and Equipment

Property and equipment, at cost, consists of the following at December 31:

	2005	2006

Network equipment	$33,116	$65,018
Computer and office equipment	14,297	16,794
Capitalized software costs	6,456	8,639
Furniture and fixtures and other	5,589	8,084
Leasehold improvements	2,577	4,661

	62,035	103,196
Less accumulated depreciation and amortization	(22,488)	(41,801)

	$39,547	$61,395

Property and equipment includes amounts acquired under capital leases of approximately $2,684 and $9,655, respectively, net of accumulated depreciation and amortization of approximately $1,808 and $1,429, respectively, at December 31, 2005 and 2006.

7.	Identifiable Intangible Assets and Goodwill

The Company accounts for intangible assets under SFAS 142. The Company’s intangible assets, consisting primarily of its customer base and trademark, were valued as follows:

Customer Relationships:  The Company’s customer base is composed of subscribers to the Company’s various telecommunications services. The multi-period excess earnings method, a variant of the income approach, was utilized to value the customer base intangibles.

The customer relationship intangible is amortized over the average expected life of the customer relationship of four years based on the Company’s historical disconnect statistics. The unamortized balances are evaluated for potential impairment based on future estimated cash flows when an impairment indicator is present.

Trademark:  The Company’s trademark was valued using a variant of the income approach, referred to as the relief from royalty method.

The Company has assumed the trademark intangible will generate cash flows for the Company for an indefinite period of time. Accordingly, no amortization expense has been recorded for this intangible. This

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

7.	Identifiable Intangible Assets and Goodwill (continued)

intangible will be evaluated periodically to determine whether events and circumstances continue to support an indefinite useful life and will be tested at least annually for impairment

Amortization of intangible assets for the two months ended February 29, 2004, the ten months ended December 31, 2004, and the years ended December 31, 2005 and 2006, amounted to $0, $6,595, $28,077 and $30,479, respectively.

Future projected amortization expense is as follows:

Year ending December 31:
2007	$34,949
2008	27,657
2009	6,227
2010	4,015

$72,848

The components of intangible assets at December 31 are as follows:

	2005	2006

Customer base	$115,658	$137,067
Trademarks	—	7,000
Other	—	909
Less accumulated amortization	(34,672)	(65,128)

Net intangible assets	$80,986	$79,848

Changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2004	$8,379
Effects of 2005 merger	19,585

Balance at December 31, 2005	27,964
Effects of 2006 acquisition	41,668

Balance at December 31, 2006	$69,632

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2005	2006

Recurring network costs and other operating accruals	$4,630	$14,211
Unbilled carrier and disputed charges	8,659	15,186
Accrued interest	26	8,615
Merger transaction fees	2,761	2,999
Payroll related liabilities	3,813	6,320
Other	126	175

Total accrued expenses and other current liabilities	$20,015	$47,506

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

8.	Accrued Expenses and Other Current Liabilities (continued)

Recurring network costs and other operating accruals are primarily costs of revenue amounts that have been incurred in a current service period but for which the Company has not yet been billed. Unbilled carrier and disputed charges are amounts that the Company has accrued for either estimated settlements of disputed charges or anticipated charges that have not been billed for various reasons.

Accrued interest for the year ended December 31, 2006 represents amounts due on the Company’s Senior Secured $210,000 Notes (see Note 10). Payroll related liabilities include amounts accrued in the normal course of business at month-end for payroll incurred but not yet paid plus any payroll actions accrued at management’s discretion.

9.	Obligations Under Capital and Operating Leases

Capital Leases

In March 2006, the Company entered into a capital lease facility, as amended in October 2006, with a third party that allows the Company to finance the acquisition of up to $12,500, or as otherwise limited by our indenture (see Note 10), of network related equipment through December 31, 2007. The Company is obligated to repay the borrowings in thirteen quarterly installments. At the end of the final installment period, the Company has the option of renewing, returning or purchasing the equipment at a mutually agreed fair value which is not to exceed 18% of original equipment cost. The company had borrowings of $6,226 outstanding on this facility at December 31, 2006.

The future minimum lease payments under all capital leases at December 31, 2006 are as follows:

Year ending December 31:
2007	$4,099
2008	2,795
2009	2,542
2010	841

10,277
Less amounts representing interest	(2,508)

7,769
Less current portion	(3,084)

Capital lease obligations, net of current portion	$4,685

Amortization of capital leases is included in depreciation and amortization expense in the consolidated statements of operations.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

9.	Obligations Under Capital and Operating Leases (continued)

Operating Leases

The Company rents office space and equipment under various operating leases. The future minimum lease payments under operating leases at December 31, 2006 are as follows:

Year ending December 31:
2007	$10,096
2008	8,781
2009	8,320
2010	7,851
2011	4,355
Thereafter	8,158

Total minimum lease payments	$47,561

Future minimum lease payments are net of sublease rentals as follows:

Year ending December 31:
2007	$671
2008	679
2009	688
2010	602
2011	27

Total sublease rentals	$2,667

Total rent expenses under these operating leases, including escalation charges for real estate taxes and other expenses, amounted to approximately $366 for the two months ended February 29, 2004, $1,588 for the ten months ended December 31, 2004 and $7,094 and $7,703 for the years ended December 31, 2005 and 2006, net of approximately $8, $4, $438 and $284 of sublease rental income, respectively. Rent expense is charged to operations ratably over the terms of the leases, which results in deferred rent payable.

10.	Debt

Senior Secured $210,000 Notes

On August 23, 2006, the Company issued $210,000 principal amount of 11 3/8% Senior Secured Notes due 2012 (the “Senior Secured Notes”). The net proceeds from the Senior Secured Notes were used to fund the ATX acquisition, repay indebtedness under the Company’s senior secured credit facility and senior unsecured subordinated notes due 2009, and for general corporate purposes. The Company is required to pay cash interest on the principal amount of the notes at a rate of 11 3/8% per annum, which is due semi-annually on March 1 and September 1 of each year, commencing on March 1, 2007. The Senior Secured Notes mature on September 1, 2012. The notes are fully, unconditionally and irrevocably guaranteed on a senior secured basis, jointly and severally, by each of the Company’s existing and future domestic restricted subsidiaries. The notes and the guarantees rank senior in right of payment to all existing and future subordinated indebtedness of the Company and its subsidiary guarantors, as applicable, and equal in right of payment with all existing and future senior indebtedness of the Company and of such subsidiaries.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

10.	Debt (continued)

The notes and the guarantees are secured by a lien on substantially all of the Company’s assets provided, however, that pursuant to the terms of an intercreditor agreement, the security interest in those assets consisting of receivables, inventory, deposit accounts, securities accounts and certain other assets that secure the notes and the guarantees are contractually subordinated to a lien thereon that secures the Company’s five-year senior revolving credit facility with an aggregate principal amount of $25,000 (the “Revolving Credit Facility”) and certain other permitted indebtedness.

On or after September 1, 2009, the Company may redeem some or all of the notes at the following redemption prices, expressed as percentages of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption. Prior to September 1, 2009, (i) the Company may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption provided that, following the redemption, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding and (ii) the Company may redeem the notes, in whole or in part, at a make-whole redemption price set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Company may, at its option upon a change of control, redeem all, but not less than all, of the notes at any time prior to September 1, 2009, at 111.375% of their principal amount, plus accrued and unpaid interest to the redemption date.

If the Company experiences a change of control, the holders of the notes will have the right to require the Company to purchase their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The Indenture contains covenants limiting the Company’s ability to, among other things: incur or guarantee additional indebtedness or issue certain preferred stock; pay dividends; redeem or purchase equity interests; redeem or purchase subordinated debt; make certain acquisitions or investments; create liens; enter into transactions with affiliates; merge or consolidate; make certain restricted payments; and transfer or sell assets, including equity interests of existing and future restricted subsidiaries. The Company was in compliance with all covenants at December 31, 2006.

Revolving $25,000 Senior Credit Facility

On August 23, 2006, the Company entered into a five year, Revolving $25,000 Senior Credit Facility (“Revolving Credit Facility”). Any outstanding amounts under this facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of eligible receivables, as defined. The loans bear interest on a base rate method or LIBOR method, in each case plus an applicable margin percentage, at the option of the Company. Interest on the LIBOR loans is paid on a monthly or quarterly basis, and interest on the base rate loans is paid on a quarterly basis. The Company did not have any borrowings outstanding on the Revolving Credit Facility at December 31, 2006.

The Revolving Credit Facility also has a sublimit of $9,000 for the issuance of letters of credit. On the consummation of the ATX acquisition in August 2006, $7,802 of letters of credit were issued in lieu of vendor security deposits. Such amount was outstanding at December 31, 2006.

Indebtedness under the Revolving Credit Facility is guaranteed by all of the Company’s direct and indirect subsidiaries that are not borrowers thereunder and is secured by a security interest in all of the Company’s and its subsidiaries’ tangible and intangible assets.

The Revolving Credit Facility contains negative covenants and restrictions on the Company’s assets and the Company’s subsidiaries’ actions, including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

10.	Debt (continued)

investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on the Company’s ability to amend the indenture and terms of the Company’s subordinated debt.

The fair value of the Senior Secured Notes and the Revolving Credit Facility approximates their carrying value. Certain of the Company’s assets have been pledged to the above creditors pursuant to the debt agreements. Each of the Company’s subsidiaries has guaranteed the outstanding debt. The parent company of these subsidiaries has no independent assets or operations and the guarantees are full and unconditional and joint and several.

Senior Credit Facility

Upon the closing of the 2005 Merger effective January 14, 2005, the Company amended and restated its Loan and Security Agreement, dated as of October 10, 2000, among the Company, its subsidiaries, NTFC Capital Corporation as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and Communication Ventures Corporation (the “Senior Credit Facility”).

The Company was required to pay interest in arrears, with varying interest rates on amounts of indebtedness, on each applicable interest payment date. The Senior Credit Facility contained financial and non-financial covenants.

On August 23, 2006, upon the completion of the Company’s offering of the Senior Secured Notes, the Company repaid in full the then outstanding balance of $79,000 on the Senior Credit Facility.

Senior Subordinated Debt

In connection with the 2005 Merger, the Company entered into a note purchase agreement with MCG and the other existing equity holders whereby the Company issued senior unsecured subordinated notes (“Subordinated Debt”) due 2009. In June 2005, the Company issued additional subordinated notes to those equity holders on terms identical to the existing senior subordinated debt. In general, the terms of the senior subordinated debt include an interest rate of 12% until December 31, 2008 at which point it increases to 15% until the stated maturity date of December 31, 2009.

In July 2006, the Company amended the note purchase agreement and issued an additional aggregate principal amount of $10,000 of senior unsecured subordinated notes due 2009 to three existing equity holders. These notes were issued on substantially the same terms as the senior unsecured subordinated notes due December 31, 2009.

In August 2006, in connection with the issuance of the Senior Secured Notes, the Company extinguished all outstanding Subordinated Debt, plus accrued interest. The Company converted $73,764 into common stock and series A-1 and B-1 preferred stock, and repaid the remaining balance of $972. The Company paid a conversion fee to all debt holders who converted to equity. This fee amounted to $1,531 and was recorded in interest expense.

Interest expense on all borrowings amounted to approximately $433 for the two months ended February 29, 2004, $2,385 for the ten months ended December 31, 2004 and $15,461 and $19,625 for the years ended December 31, 2005 and 2006, respectively.

11.	Shareholders’ Equity (Deficiency)

Equity

In July 2006, in anticipation of the acquisition of ATX and the refinancing of the existing senior unsecured subordinated notes, the Company authorized two new series of preferred stock, Series A-1 Preferred Stock, and Series B-1 Preferred Stock. At the refinancing, holders of the senior unsecured subordinated notes were offered the

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

11.	Shareholders’ Equity (Deficiency) (continued)

option to convert their existing notes into shares of either Series A-1 Preferred Stock and Class A Common Stock or Series B-1 Preferred Stock and Class A Common Stock at a conversion price per preferred share of $516.35. Each converting note holder would also receive a number of shares of Class A Common Stock equal to twenty-five times the number of shares of preferred stock purchased. The two new series of preferred stock are pari passu with the existing Series A and Series B of preferred stock.

As of December 31, 2006, there were 100,702 shares of Series A-1 Preferred Stock outstanding. Each Share of Series A-1 Preferred Stock carries a liquidation preference identical to the Series A Preferred Stock of $1,000.00 per share that increases at an annual rate of 12%, compounded quarterly. In order to realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series A-1 Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 42,231 shares of Series B-1 Preferred Stock outstanding. Each Share of Series B-1 Preferred Stock carries a liquidation preference identical to the Series B Preferred Stock of $1,000.00 per share that increases at an annual rate of 12%, compounded quarterly. In order to realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series B-1 Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 89,521 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock carries an initial liquidation preference of $1,000 per share that increases at an annual rate of 12%, compounded quarterly. To realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series A Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 92,832 shares of Series B Preferred Stock outstanding. Each share of Series B Preferred Stock carries an initial liquidation preference of $1,000 per share that increases at an annual rate of 12%, compounded quarterly. To realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series B Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 8,871,427 shares of common stock outstanding. During 2006, 1,307,770 shares of common stock held by the Company’s previous senior lenders were repurchased for nominal consideration, which approximated fair value, after the repayment of the Company’s senior credit facility.

As a result of the 2005 Merger effective January 14, 2005 and related transactions, MCG, the indirect controlling stockholder of BH, effectively became the owner of stock representing (1) 60% of the voting power of the Company’s capital stock and (2) approximately 40% of the Company’s capital stock on a fully diluted basis, excluding options reserved but not issued under the Company’s employee stock incentive plan as of January 14, 2005. Pursuant to the 2005 Merger, MCG exchanged its 100% interest in BH’s corporate parent for Series A preferred stock and Class A common stock of the Company.

Immediately prior to the 2005 Merger, all existing series of capital stock of BNI were reclassified into Series B Preferred Stock and Class A common stock.

During 2005, the Company repurchased 61 shares of Series B preferred stock and 1,522 shares of Class A common stock from certain shareholders for a nominal amount.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

11.	Shareholders’ Equity (Deficiency) (continued)

Stock options to acquire 206 shares of Series B Preferred Stock and 5,232 shares of Common Stock are outstanding under the Company’s 1997 and 2000 Stock Option Plans.

A warrant to acquire 46 shares of Series B Preferred Stock and 1,151 shares of Common Stock is outstanding as of December 31, 2006.

12.	Stock Based Compensation

Restricted Stock Awards

In conjunction with the 2005 Merger, the Company issued restricted stock awards that vest over three years at a percentage rate of 40/30/30 The awards consist of 1,900 shares of Series A preferred stock and 47,500 shares of Class A common stock. In 2006, an additional grant with the same vesting terms was provided to one of the Company’s executives of 368 shares of Series A preferred stock, 383 shares of Series B preferred stock and 18,750 shares of Class A common stock. Under FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, if a company cancels or settles a fixed stock option and replaces that award with stock, a new measurement date would be required and additional compensation expense is recognized over the remaining vesting period. All of the awards were valued at fair market value using public company comparables, recent comparable transactions and discounted cash flow valuation methodologies. Total compensation expense associated with these awards for the years ended December 31, 2005 and December 31, 2006 was $673 and $754, respectively. At December 31, 2006, the total compensation cost related to nonvested awards not yet recognized is $705, of which $652 will be recognized in the year ended December 31, 2007 and $53 will be recognized in the year ended December 31, 2008. If prior to the time the restricted stock has vested, a participants’ employment or services, as applicable, terminates for any reason all vesting with respect to restricted stock shall cease and unvested shares of restricted stock shall be forfeited to the Company for no consideration as of the date of such termination provided, however, in the event such participant’s employment is terminated by the employer without cause or by the participant for good reason, as defined, all shares of restricted stock not previously vested shall immediately vest.

Stock Options

On March 3, 2004, BH adopted a stock option plan that allows the Board of Directors to grant incentives to employees and directors in the form of incentive stock options and nonqualified stock options. As of December 31, 2004, BH had reserved 105,320 shares of common stock to be issued under the Plan.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

12.	Stock Based Compensation (continued)

At December 31, 2004, options to purchase 29,352 shares of common stock at an exercise price of $0.01 per share were outstanding and were exercisable through March 2014. A summary of the status of the Company’s options and changes during the periods is presented below:

		Weighted-
		Average
	Number	Exercise
	of Shares	Price

Outstanding at December 31, 2003	102,585	6.51
Granted	29,352	0.01
Settled	101,429	4.71
Canceled	1,156	6.51

Outstanding at December 31, 2004	29,352
Cancelled January 2005	29,352	0.01

Outstanding at December 31, 2005	—

In conjunction with the 2005 Merger, outstanding stock options under this plan were cancelled and replaced with restricted stock awards. The options granted during the ten months ended December 31, 2004 had exercise prices below the market value of the underlying common stock; therefore, compensation expense of $308, reflecting the fair value of the stock options, is included in the consolidated statement of operations. For those options granted prior to March 3, 2004, had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date, as prescribed by SFAS 123, the Company would have recorded approximately $5 of compensation expense for the two months ended February 29, 2004.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions used for the year ended December 31, 2003, the two months ended February 29, 2004 and the ten months ended December 31, 2004, respectively: expected volatility of 0%, risk-free interest rates of 4.8% to 6.7%, expected option life of ten years, and no expected dividends.

13.	Income Taxes

The components of the provision for income taxes from continuing operations for the two months ended February 29, 2004, the ten months ended December 31, 2004 and the years ended December 31, 2005 and 2006, consist of:

	Predecessor	Successor
	Two Months	Ten Months
	Ended	Ended
	February 29,	December 31,	December 31,	December 31,
	2004	2004	2005	2006

Current:
Federal	$—	$—	$—	$—
State	2	12	—	262
Deferred	—	3,790	—	—

	$2	$3,802	$—	$262

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

13.	Income Taxes (continued)

The following table shows the principal reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

	Predecessor	Successor
	Two Months	Ten Months
	Ended	Ended
	February 29,	December 31,	December 31,	December 31,
	2004	2004	2005	2006

Statutory federal income tax rate	34.0%	34.0%	34.0%	34.0%
State and local income tax, net of federal tax benefits	(0.2)	1.3	0.0	0.4
Permanent items	(0.3)	0.5	0.0	0.0
Valuation allowance	(33.8)	(10.7)	(34.0)	(34.4)
Other	0.0	1.2	0.0	0.0

Effective income tax rate	(0.3)%	26.3%	0.0%	0.0%

Deferred taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

The components of the net deferred tax assets (liabilities) consist of the following at December 31, 2005 and 2006:

	December 31
	2005	2006

Accounts receivable	$2,343	$1,859
Net operating loss carryforwards	113,621	28,040
Deferred revenue	2,012	3,198
Customer lists	1,776	1,305
Deferred rent	—	1,095
Other	1,908	983

Total deferred tax assets	121,660	36,480

Customer lists	28,358	20,778
Trademark	—	46
Goodwill	—	1,117
Depreciation	8,660	13,565

Total deferred tax liabilities	37,018	35,506

Net deferred tax assets	84,642	974
Valuation allowance	(84,642)	(974)

	$—	$—

The Company completed a study in 2006 of its available net operating loss carryforwards (“NOLs”) resulting from the 2005 Merger. The utilization of these NOL carryovers is subject to restrictions pursuant to Section 382 of the Internal Revenue Code. As such, it was determined that certain NOLs recorded by the Company as deferred tax

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

13.	Income Taxes (continued)

assets for the year ended December 31, 2005 were limited. At December 31, 2006, the Company had net operating loss carryforwards totaling approximately $70,000 which expire through 2025.

The Company has provided a full valuation allowance against the net deferred tax asset as of December 31, 2005 and 2006 because management does not believe it is more likely than not that this asset will be realized. If the Company achieves profitability, the net deferred tax assets may be available to offset future income tax liabilities.

14.	Employee Savings and Retirement Plan

The Company has a contributory defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”) covering all qualified employees. Participants may elect to defer up to 20% of their annual compensation, subject to an annual limitation as provided by the Code. The Company’s matching contribution to this plan is discretionary. For the two months ended February 29, 2004, the ten months ended December 31, 2004 and the year ended December 31, 2006, the Company made contributions of approximately $7, $38 and $32, respectively, to this plan. For the year ended December 31, 2005, the company did not make any contributions to this plan.

15.	Commitments and Contingencies

The Company has employment agreements with certain key executives at December 31, 2006. These agreements provide for base salaries and performance bonuses over periods ranging from one to two years. These employment agreements also provide for severance compensation for a period of up to 12 months after termination.

The Company has, in the ordinary course of its business, disputed certain billings from carriers and has recorded the estimated settlement amount of the disputed balances. The settlement estimate is based on various factors, including historical results of prior dispute settlements. The amount of such charges in dispute at December 31, 2006 was in excess of $43,000. The Company believes that the ultimate settlement of these disputes will be at amounts less than the amount disputed and has accrued the estimated settlement in accounts payable and accrued expenses and other current liabilities at December 31, 2006. It is possible that actual settlement of such disputes may differ from these estimates and the Company may settle at amounts greater than the estimates.

In February 2007, the Company finalized a settlement with its major telecommunications supplier and paid $15,200 to extinguish approximately $39,000 of outstanding disputes. In connection with the settlement, in 2006 the Company recorded a reduction in costs of revenues of approximately $5,000.

The Company has entered into a commercial agreement with a vendor under which it purchases certain services that it had previously leased under the UNE-P provisions of the Telecommunications Act of 1996. The agreement requires certain minimum purchase obligations and contains fixed but escalating pricing over its term. The obligation as of December 31, 2006 under this agreement amounts to approximately $84,000 over four years.

The Company is involved in claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters will not have a material adverse impact on the Company’s consolidated financial position, results of operations, or cash flows.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

16.	Related Party Transactions

In 2004, MCG provided certain management and administrative services to the Company at agreed-upon rates. Management fees of $1,000 and $4,000 are included in other expense in the consolidated statements of operations for the two months ended February 29, 2004 and the ten months ended December 31, 2004, respectively.

17.	Earnings per share

The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations for the ten months ended December 31, 2004 and the years ended December 31, 2005 and 2006 (in thousands, except per share amounts):

	Successor
	Ten Months
	Ended
	December 31,	December 31,	December 31,
	2004	2005	2006

Net loss (Numerator):
Net loss, basic and diluted	$(16,883)	$(38,928)	$(41,513)
Shares (Denominator):
Weighted average common shares outstanding	2,181,437	6,385,863	7,396,610
Shares used in basic computation	2,181,437	6,385,863	7,396,610
Shares used in diluted computation	2,181,437	6,385,863	7,396,610
Net loss per share:
Basic	$(7.74)	$(6.10)	$(5.61)
Diluted	$(7.74)	$(6.10)	$(5.61)

For the ten months ended December 31, 2004 and the years ended December 31, 2005 and 2006, the Company had outstanding options, warrants and restricted stock units, as disclosed in Notes 11 and 12, which were convertible into or exercisable for common shares that were not included in the calculation of diluted loss per common share because the effect would have been anti-dilutive.

18.	Subsequent Event — Acquisition Agreement

In February 2007, the Company entered into an agreement to acquire InfoHighway Communications Inc. (“InfoHighway”). InfoHighway is a provider of hosted and managed communications solutions in the northeastern United States. The Company expects to finance the transaction through the issuance of additional Senior Secured Notes. The cash portion of the purchase price plus transaction expenses will be funded from the proceeds of a committed debt financing offered to the Company by a financial institution. The agreement is subject to Federal and State regulatory approvals and is expected to close in the second quarter of fiscal 2007.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
(dollars in thousands)

	Balance at		Other
	Beginning of	Charges to	Accounts		Deductions	Balance at
Description	Period	Expenses	Note(a)		Note(b)	End of Period
Allowance for Uncollectible Accounts Receivable:
Two Months Ended February 29, 2004	$1,225	$169	$–		$225	$1,169
Ten Months Ended December 31, 2004	1,169	1,332	25		1,618	908
Year Ended December 31, 2005	908	3,823	8,874		6,910	6,695
Year Ended December 31, 2006	6,695	6,384	4,733		9,841	7,971

Valuation Allowance for Deferred Tax Assets:
Two Months Ended February 29, 2004	$(2,664)	$–	$(497)		$–	$(3,161)
Ten Months Ended December 31, 2004	(3,161)	–	3,161		–	–
Year Ended December 31, 2005	–	–	(84,642)	(c)	–	(84,642)
Year Ended December 31, 2006	(84,642)	–	83,668	(d)		(974)

(a)	Allowance for Uncollectible Accounts Receivable includes amounts previously written off which were credited directly to this account when recovered.

(b)	Allowance for Uncollectible Accounts Receivable includes amounts written off as uncollectible.

(c)	Net effect of purchase accounting in relation to the 2005 merger and current year activity.

(d)	Net effect of the completion of the study of the available net operating loss carryforwards (“NOLs”) resulting from the 2005 merger and current year activity.

Broadview Networks Holdings, Inc.
Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2006	2007
		Unaudited
	(In thousands, except share and per share amounts)

Assets
Current assets:
Cash and cash equivalents	$43,952	$29,470
Restricted cash	460	423
Accounts receivable, less allowance for doubtful accounts of $7,971 and $8,909	41,313	58,842
Other current assets	8,308	9,703

Total current assets	94,033	98,438
Property and equipment, net	61,395	76,398
Goodwill	69,632	94,925
Intangible assets, net of accumulated amortization of $65,128 and $97,032	79,848	103,244
Other assets	13,417	16,390

Total assets	$318,325	$389,395

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$12,684	$13,879
Accrued expenses and other current liabilities	47,506	37,271
Taxes payable	8,604	10,093
Deferred revenues	8,019	9,496
Current portion of capital lease obligations and equipment notes	3,084	3,294

Total current liabilities	79,897	74,033
Long-term debt	210,000	304,829
Deferred rent payable	2,747	2,927
Capital lease obligations and equipment notes, net of current portion	4,685	6,130
Deferred income taxes payable	—	1,920
Other	526	573

Total liabilities	297,855	390,412

Stockholders’ (deficit) equity:
Common stock A — $.01 par value; authorized 80,000,000, issued and outstanding 9,345,353 shares and 8,871,427 shares, respectively	102	107
Common stock B — $.01 par value; authorized 10,000,000, issued and outstanding 360,050 shares and 0 shares, respectively	—	4
Series A Preferred stock — $.01 par value; authorized 89,526 shares, designated, issued and outstanding 87,254 shares and 89,521 shares, respectively	1	1
Series A-1 Preferred stock — $.01 par value; authorized 105,000 shares, designated, issued and outstanding 100,702 shares	1	1
Series B Preferred stock — $.01 par value; authorized 93,180 shares, designated, issued and outstanding 91,301 shares and 92,832 shares, respectively	1	1
Series B-1 Preferred stock — $.01 par value; authorized 86,000 shares, designated, issued and outstanding 64,986 shares and 42,231 shares, respectively	—	1
Series C Preferred stock — $.01 par value, authorized 52,332 shares, designated, issued and outstanding 14,402 shares	—	—
Additional paid-in capital	117,689	142,077
Accumulated deficit	(97,324)	(143,209)

Total stockholders’ (deficit) equity	20,470	(1,017)

Total liabilities and stockholders’ (deficit) equity	$318,325	$389,395

See notes to unaudited condensed consolidated financial statements

Broadview Networks Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Nine Months Ended Sept. 30,
	2006	2007

Revenue, net	$176,421	$325,998
Operating Expenses:
Cost of revenues (exclusive of depreciation and amortization)	80,284	168,136
Selling, general and administrative	70,080	118,526
Stock based compensation	591	2,340
Software development	1,201	1,811
Depreciation and amortization	34,542	55,507
Merger integration costs	1,068	503

Total operating expenses	187,766	346,823

Operating loss	(11,345)	(20,825)
Other income	—	226
Interest expense	(18,400)	(25,146)
Interest income	928	1,160

Loss before provision for income taxes	(28,817)	(44,585)
Benefit (provision) for income taxes	—	(1,013)

Net loss	$(28,817)	$(45,598)

Net loss per common share — basic and diluted	$(4.17)	$(4.93)
Weighted average number of common shares outstanding	6,913,419	9,257,625

See notes to unaudited condensed consolidated financial statements

Broadview Networks Holdings, Inc.
Unaudited Condensed Consolidated Statements of Stockholders’ (Deficit) Equity
(in thousands, except share amounts)

	Shares	Amount

Series A common stock
Balance at December 31, 2006	8,871,427	$102
Repurchase of shares under Management Incentive Plan (“MIP”)	(94,962)	(1)
Shares issued in InfoHighway acquisition	568,888	6

Balance at September 30, 2007	9,345,353	$107

Series B common Stock
Balance at December 31, 2006	—	—
Shares issued under MIP	360,050	4

Balance at September 30, 2007	360,050	$4

Series A preferred stock
Balance at December 31, 2006	89,521	$1
Repurchase of shares under MIP	(2,267)	—

Balance at September 30, 2007	87,254	$1

Series A-1 preferred stock
Balance at December 31, 2006	100,702	$1
Current period activity	—	—

Balance at September 30, 2007	100,702	$1

Series B preferred stock
Balance at December 31, 2006	92,832	$1
Repurchase of shares under MIP	(1,531)	—

Balance at September 30, 2007	91,301	$1

Series B-1 preferred stock
Balance at December 31, 2006	42,231	$—
Shares issued in InfoHighway acquisition	22,755	1

Balance at September 30, 2007	64,986	$1

Series C preferred stock
Balance at December 31, 2006	—	$—
Shares issued under MIP	14,402	—

Balance at September 30, 2007	14,402	$—

Additional paid-in capital
Balance at December 31, 2006	—	$117,689
Stock based compensation	—	2,176
Repurchase of shares under MIP	—	(1,538)
Shares issued in InfoHighway acquisition	—	17,446
Warrants issued in InfoHighway acquisition	—	6,304

Balance at September 30, 2007	—	$142,077

Accumulated deficit
Balance at December 31, 2006	—	$(97,324)
Adoption of FIN 48	—	(287)
Net loss	—	(45,598)

Balance at September 30, 2007	—	$(143,209)

Total stockholders’ deficit	—	$(1,017)

See notes to unaudited condensed consolidated financial statements

Broadview Networks Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30,
	2006	2007

Cash flows from operating activities:
Net loss	$(28,817)	$(45,598)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	12,856	23,602
Amortization and write-off of deferred financing costs	1,795	1,605
Amortization of intangible assets	21,685	31,904
Amortization of bond premium	—	(359)
Provision for doubtful accounts	2,838	4,187
Noncash subordinated debt interest	4,920	—
Stock based compensation	591	2,340
Deferred income taxes	—	1,040
Other	(1,511)	392
Changes in Assets & Liabilities:
Accounts receivable	(1,655)	(12,415)
Other current assets	(1,726)	(223)
Other assets	(448)	(185)
Restricted cash	—	37
Accounts payable	1,701	(5,968)
Accrued expenses and other current liabilities	(5,362)	(23,064)
Taxes payable	(2,990)	(1,530)
Deferred revenue	16	1,319
Deferred rent	446	(160)
Other liabilities	—	(240)

Net cash (used in) provided by operating activities	4,339	(23,316)

Cash flows from investing activities:
Merger acquisition costs	(409)	(1,939)
Acquisitions, net of cash and restricted cash acquired	(88,787)	(58,462)
Purchase of property & equipment	(14,646)	(21,093)

Net cash used in investing activities	(103,842)	(81,494)

Cash flows from financing activities:
Proceeds from capital lease financing and equipment notes	4,064	4,653
Payments on capital lease obligations and equipment notes	(2,496)	(3,022)
Repayments of long-term debt	(84,000)	—
Repayments on revolving credit facility	—	(8,956)
Proceeds from issuance of subordinated debt	10,000	—
Repayment of subordinated debt	(972)	—
Proceeds from issuance of long-term debt	210,000	95,175
Drawdowns on revolving credit facility	—	8,500
Payment of subordinated debt conversion fees	(1,531)	—
Payment of deferred financing fees	(8,453)	(4,319)
Payments for shares repurchased under MIP	—	(1,703)

Net cash provided by financing activities	126,612	90,328

Net (decrease) increase in cash and cash equivalents	27,109	(14,482)

Cash and cash equivalents at beginning of period	16,753	43,952

Cash and cash equivalents at end of period	$43,862	$29,470

See notes to unaudited condensed consolidated financial statements

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except where noted, and share and per share amounts)

1.	Organization and Description of Business

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. These financial statements reflect all adjustments necessary for a fair presentation of the results of operations and financial condition for the interim periods shown, including normal recurring accruals and other items. The results for interim periods are not necessarily indicative of results for the full year. For a more complete discussion of significant accounting policies and certain other information, our interim unaudited financial statements should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2006 included in the registration statement filed on Form S-4 by the Company with the SEC on October 16, 2007. The condensed consolidated financial statements include both our accounts and the accounts of our wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

We are an integrated communications company whose primary interests consist of our wholly-owned subsidiaries Broadview Networks, Inc. (“BNI”), Bridgecom Holdings, Inc. (“BH”), Corecomm-ATX, Inc. (“ATX”) and Eureka Broadband Corporation (“Eureka”, “InfoHighway” or “IH”). We also provide phone systems and other customer service offerings through our subsidiary, Bridgecom Solutions Group, Inc. (“BSG”). We were founded in 1996 to take advantage of the deregulation of the U.S. telecommunications market following the Telecommunications Act of 1996. We have one reportable segment providing domestic wireline telecommunications services consisting of local and long distance voice services, Internet, and data services to commercial and residential customers in the northeast United States.

2.	Significant Accounting Policies

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), whereby goodwill is not subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Uncertainty in Income Taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007 and recorded a cumulative effect adjustment of $287 to opening retained earnings (see footnote 8).

Disputes

We account for our disputed billings with carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors, including historical results of prior dispute settlements with the carriers, and is periodically reviewed by management to reassess the likelihood of success. Actual settlements may differ from estimated amounts.

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
(In thousands, except where noted, and share and per share amounts)

2.	Significant Accounting Policies (continued)

Comprehensive Income

Comprehensive income represents the change in net assets of a business enterprise during a period from non-owner sources. For the nine months ended September 30, 2006 and 2007, our net loss was the only item of other comprehensive income.

Use of Estimates

We prepare our financial statements using U.S. generally accepted accounting principles (GAAP), which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

3.	Acquisition Agreement

On February 23, 2007, we entered into an agreement and plan of merger to acquire Eureka Broadband Corporation, a competitive local exchange carrier operating primarily in the northeastern United States, in a transaction that closed on May 31, 2007. Accordingly, their results are included in these condensed consolidated financial statements beginning June 1, 2007. The consolidated results of the Company reflect the acquisition under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations (“SFAS 141”). The allocation of purchase price to the business acquired is preliminary as the Company is waiting for additional information.

The purchase price consisted of a combination of cash and equity securities. Each share of capital stock of InfoHighway was converted into the right to receive cash and shares of the Company’s Series B-1 Preferred Stock, shares of Class A Common Stock and warrants to purchase units of the Company’s Series B-1 Preferred Stock and Class A Common Stock. The aggregate purchase price was $90.4 million (or $82.2, net of cash acquired) of which $58.4 was the cash portion and $23.8 million was the value assigned to the equity securities including the warrants. The Company issued 22,755 shares of Series B-1 Preferred Stock and 568,888 shares of Class A Common Stock, with an aggregate value of $17.5 million. The shares of Series B-1 Preferred Stock and Class A Common Stock issued in the transaction have the same voting rights as existing Series B-1 Preferred Shares and Class A Common Stock. The warrants to acquire 16,976 units, with each such unit comprised of 1 share of Series B-1 Preferred Stock and 25 shares of Class A Common Stock, are generally exercisable for a period of up to five years, with the exercise price of each warrant unit determined based on the cash flow generated from a certain customer of the legacy InfoHighway entity during the two year period following closing of the acquisition. As certain cash flow parameters are met, the exercise price on the warrants may decrease from $883.58 per unit to an exercise price of $0.01 per unit. The aggregate value of the warrants of $6.3 million at May 31, 2007, the close of the InfoHighway acquisition, was determined utilizing the Black-Scholes model assuming a five year expected life, a volatility based on market comparable entities of 55%, no expected dividends, an exercise price of $883.58 per unit and a risk free rate of 4.5%. Should the final exercise price of the warrants be determined to be less than $883.58 per unit, at each of the measurement periods, the Company will record additional merger consideration and related goodwill at such point of determination.

The total purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair value as of May 31, 2007. The liabilities included in the acquisition cost allocation for exit activities included severance costs of terminated InfoHighway employees affected by the merger. These liabilities were accounted for in accordance with Emerging Issues Task Force (“EITF”) 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”). The balance of such liabilities was approximately $1,277 as of September 30, 2007 and is expected to be paid within one year.

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
(In thousands, except where noted, and share and per share amounts)

3.	Acquisition Agreement (continued)

The purchase price of the InfoHighway transaction was allocated as follows:

Assets acquired:
Cash and cash equivalents	$7,841
Restricted cash	422
Accounts receivable	9,302
Other current assets	1,172
Property and equipment	17,435
Goodwill	22,474
Customer-based intangibles	43,000
Other intangibles	12,300
Other non-current assets	72

Total assets acquired	114,018

Liabilities assumed:
Current liabilities	25,433
Other liabilities	348

Total liabilities assumed	25,781

Net assets acquired	$88,237

The following unaudited pro forma financial information was prepared in accordance with SFAS 141 and assumes the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is provided for informational purposes only. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company. The pro forma results of operations do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the periods presented or the results that may occur in the future.

The pro forma combined results are as follows:

	Nine Months Ended
	September 30,
	2006	2007

Revenues	$382,732	$373,804
Net loss	(48,322)	(55,693)

4.	Identifiable Intangible Assets and Goodwill

The Company accounts for intangible assets under SFAS 142. The Company’s intangible assets consisting primarily of its customer base and trademarks were valued as follows:

Customer Relationships:  The Company’s customer base is composed of subscribers to the Company’s various telecommunications services. The multi-period excess earnings method, a variant of the income approach was utilized to value the customer base intangibles.

Trademark:  The Company’s trademarks were valued using a variant of the income approach, referred to as the relief from royalty method.

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
(In thousands, except where noted, and share and per share amounts)

4.	Identifiable Intangible Assets and Goodwill (continued)

The customer relationship intangibles are amortized on a straight line basis over the average expected life of the customer relationships based on the Company’s historical disconnect statistics or on an accelerated method over their useful lives in proportion to the expected benefits to be received. The lives range from four to eleven years. The unamortized balances are evaluated for potential impairment based on future estimated cash flows when an impairment indicator is present.

Certain of the trademark intangible assets have indefinite lives and therefore are not amortized. These balances are evaluated annually for impairment. One of the trademark intangible assets is amortized on an accelerated method over its useful life in proportion to the expected benefits to be received. The life of this intangible asset is eleven years. The unamortized balance is evaluated for impairment based on future estimated cash flows when an impairment indicator is present.

Amortization of intangible assets for the nine months ended September 30, 2006 and 2007 was $21,685 and $31,904, respectively.

The components of Intangible assets are:

	December 31,	September 30,
	2006	2007

Customer base	$137,067	$180,067
Trademarks	7,000	19,300
Other	909	909
Less accumulated amortization	(65,128)	(97,032)

Net intangible assets	$79,848	$103,244

Changes in the carrying amount of Goodwill are as follows:

Balance at December 31, 2006	$69,632
Acquisition of InfoHighway	24,022
Other	1,271

Balance at September 30, 2007	$94,925

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,	September 30,
	2006	2007

Recurring network costs and other operating accruals	$14,211	$26,878
Carrier settlements(a)	15,186	—
Accrued interest(b)	8,615	2,844
Merger transaction costs(c)	2,999	2,702
Payroll related liabilities	6,320	4,698
Other	175	150

Total accrued expenses and other current liabilities	$47,506	$37,272

a)	In February 2007, we finalized a settlement with our major telecommunications supplier and paid $15,200 to extinguish approximately $39,000 of outstanding disputes. Additional disputes with this and other suppliers are included in accounts payable and accrued expenses and other current liabilities.

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
(In thousands, except where noted, and share and per share amounts)

5.	Accrued Expenses and Other Current Liabilities (continued)

b)	Principally represents accrued interest on the Senior Secured Notes. Interest is paid semi-annually on March 1 and September 1 of each year.

c)	Balance consists principally of liabilities of $1,277 for severance costs associated with the May 2007 acquisition of InfoHighway and $686 from the September 2006 acquisition of ATX Communications, Inc., and liabilities of $669 for lease termination costs associated with the January 2005 acquisition by Bridgecom Holdings, Inc. of Broadview Networks Holdings, Inc. During the nine months ended September 30, 2007, we paid $1,847 of severance costs and $112 of lease termination costs.

The accrual for merger transaction costs consists of the following:

	ATX	InfoHighway	Lease
	Severance	Severance	Termination	Other	Total

Balance at December 31, 2006	$1,810	$—	$781	$408	$2,999
Additions	—	2,000	—	—	2,000
Payments	(1,124)	(723)	(112)	(338)	(2,297)

Balance at September 30, 2007	$686	$1,277	$669	$70	$2,702

6.	Debt

Senior Secured $210,000 Notes

On August 23, 2006, we issued $210,000 principal amount of 11 3/8% Senior Secured Notes due 2012 (the “Senior Secured Notes”). The net proceeds from the Senior Secured Notes were used to fund the ATX acquisition and related transaction expenses, repay indebtedness under our senior secured credit facility and senior unsecured subordinated notes due 2009, and for general corporate purposes. We are required to pay cash interest on the principal amount of the notes at a rate of 11 3/8% per annum, which is due semi-annually on March 1 and September 1 of each year, commencing on March 1, 2007. The Senior Secured Notes mature on September 1, 2012. The notes are fully, unconditionally and irrevocably guaranteed on a senior secured basis, jointly and severally, by each of our existing and future domestic restricted subsidiaries. The notes and the guarantees rank senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness, as applicable, and equal in right of payment with all existing and future senior indebtedness.

The notes and the guarantees are secured by a lien on substantially all of our assets provided, however, that pursuant to the terms of an intercreditor agreement, the security interest in those assets consisting of receivables, inventory, deposit accounts, securities accounts and certain other assets that secure the notes and the guarantees are contractually subordinated to a lien thereon that secures our five-year senior revolving credit facility with an aggregate principal amount of $25,000 (the “Revolving Credit Facility”) and certain other permitted indebtedness.

On or after September 1, 2009, we may redeem some or all of the notes at the following redemption prices, expressed as percentages of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption. Prior to September 1, 2009, (i) we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption provided that, following the redemption, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding and (ii) we may redeem the notes, in whole or in part, at a make-whole redemption price set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, we may, at our option upon a change of control, redeem all, but not less than all, of the notes at any time prior to September 1, 2009, at 111.375% of their principal amount, plus accrued and unpaid interest to the redemption date.

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
(In thousands, except where noted, and share and per share amounts)

6.	Debt (continued)

If we experience a change of control, the holders of the notes will have the right to require us to purchase their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. If we sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the net proceeds to purchase notes at 100% of the aggregate principal thereof, plus accrued and unpaid interest to the date of repurchase.

The Indenture contains covenants limiting our ability to, among other things: incur or guarantee additional indebtedness or issue certain preferred stock; pay dividends; redeem or purchase equity interests; redeem or purchase subordinated debt; make certain acquisitions or investments; create liens; enter into transactions with affiliates; merge or consolidate; make certain restricted payments; and transfer or sell assets, including equity interests of existing and future restricted subsidiaries. We were in compliance with all covenants at September 30, 2007.

Senior Secured $90,000 Notes

On May 14, 2007, we completed an offering of $90,000 aggregate principal amount of Senior Secured Notes at an issue price of 105 3/4%, generating gross proceeds of $95,175. We used such proceeds from the offering to fund the InfoHighway merger, which closed on May 31, 2007, pay related fees and expenses and for general corporate purposes. The notes were an additional issuance to our existing Senior Secured $210,000 Notes and were issued under the Indenture.

In connection with the offerings of the $300,000 aggregate principal amount of Senior Secured Notes, we agreed to exchange the Senior Secured Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933 (the “Securities Act”).

On October 16, 2007 we filed a registration statement on Form S-4 to offer to exchange up to $300,000 aggregate principal amount of the 11 3/8% Senior Secured Notes registered under the Securities Act. The exchange offer is scheduled to close on November 14, 2007.

Revolving $25,000 Senior Credit Facility

On August 23, 2006, we entered into a five-year, Revolving $25,000 Senior Credit Facility (“Revolving Credit Facility”). Any outstanding amounts under this facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of eligible receivables, as defined. The loans bear interest on a base rate method or LIBOR method, in each case plus an applicable margin percentage, at our option. Interest on the LIBOR loans is paid on a monthly or quarterly basis, and interest on the base rate loans is paid on a quarterly basis. We had no borrowings outstanding on the Revolving Credit Facility at September 30, 2007.

The Revolving Credit Facility also has a sublimit of $9,000 for the issuance of letters of credit. On the consummation of the ATX acquisition in August 2006, $7,802 of letters of credit were issued in lieu of vendor security deposits. Such letters of credit were returned in March 2007 and we had no outstanding letters of credit drawn against this facility at September 30, 2007.

Indebtedness under the Revolving Credit Facility is guaranteed by all of our direct and indirect subsidiaries that are not borrowers thereunder and is secured by a security interest in all of our and our subsidiaries’ tangible and intangible assets.

The Revolving Credit Facility contains negative covenants and restrictions on our assets and our subsidiaries’ actions, including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on our ability to amend the indenture and terms of our subordinated debt.

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
(In thousands, except where noted, and share and per share amounts)

6.	Debt (continued)

The fair values of the Senior Secured Notes and the Revolving Credit Facility approximate their carrying values. Certain of our assets have been pledged to the above creditors pursuant to the debt agreements. Each of our subsidiaries has guaranteed the outstanding debt. The parent company of these subsidiaries has no independent assets or operations and the guarantees are full and unconditional and joint and several.

7.	Commitments and Contingencies

We have, in the ordinary course of business, disputed certain billings from carriers and have recorded the estimated settlement amount of the disputed balances. The settlement estimate is based on certain factors including historical results of prior dispute settlements. The amount of such charges at September 30, 2007 in dispute is in excess of $27,000. We believe the settlement amount will be lower than the outstanding disputes and have recorded the estimated settlement in accounts payable and accrued expenses at September 30, 2007. It is possible that actual settlement of such disputes may differ from these estimates and we may settle at amounts greater than the estimates.

We have entered into commercial agreements with a vendor under which we purchase certain services that we had previously leased under the UNE-P provisions of the Telecommunications Act of 1996. These agreements require certain minimum purchase obligations and contains fixed but escalating pricing over its term.

We are involved in claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters will not have a material adverse impact on our financial position, results of our operations, or cash flows.

8.	Income Taxes

In July 2007, we reached a settlement with the Internal Revenue Service related to an audit of Bridgecom Holdings, Inc. for fiscal years 2002 through 2004 that resulted in an adjustment to our existing net operating loss carryforwards of approximately $2,900. Additionally, we received a refund of $300 which was recorded as a benefit to income tax expense. We also reversed liabilities of $309 which had been previously recorded in accordance with FIN 48 (see below). We currently have no federal tax examination in progress.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. We adopted FIN 48 effective January 1, 2007 and recorded a cumulative effect adjustment of $287 to opening retained earnings of which $18 was interest and penalties. In addition, we reduced $1,751 of a deferred tax asset and its associated valuation allowance. During the nine months ended September 30, 2007 we recorded $13 of additional interest and penalties and classified such amounts as income tax expense. Prior to the adoption of FIN 48, such expenses would have been recorded as interest expense. Our condensed balance sheet includes no liability for unrecognized income tax benefits principally due to the settlement with the Internal Revenue Service as noted above.

Our income tax provision consists of state and local income taxes, deferred taxes associated with goodwill and taxes associated with the unrecognized tax benefits. We had net operating loss carryforwards (“NOL’s”) of approximately $70,000 as of December 31, 2006 and expect to incur additional tax losses during 2007. We anticipate that we will provide a full valuation allowance against all net deferred tax assets because management does not believe it is more likely than not that these assets will be realized. If we achieve profitability, the net deferred tax assets may be available to offset future income tax liabilities.

Broadview Networks Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
(In thousands, except where noted, and share and per share amounts)

9.	Stock Based Compensation

Management Incentive Plan

In February 2007, our board adopted and our shareholders subsequently approved the Company’s Management Incentive Plan (the “MIP”), pursuant to which we granted stock options and restricted stock to certain of our employees. Pursuant to the MIP, there are 52,332 shares of our Series C Preferred Stock and 1,308,297 shares of our non-voting Class B Common Stock reserved for issuance. In April 2007, grants of restricted stock representing 14,402 shares of Series C Preferred Stock and 360,050 shares of Class B Common Stock and grants of options to acquire 21,599 units comprised of 1 share of Series C Preferred Stock and 25 shares of Class B Common Stock were completed. Certain grants under the MIP were made in conjunction with securities simultaneously being repurchased from existing employees. As a condition and in conjunction with the MIP grants, all share-based awards and equity securities then outstanding and held by participants in the MIP, including 3,798 shares of Series A and Series B Preferred Stock and 94,962 shares of Class A Common Stock, were repurchased for cash consideration of $1.7 million and the issuance of certain securities under the plan. Options under the MIP were granted with an exercise price equal to the fair market value of a unit determined as of the date of the approval by the board of the individual grants.

Grants under the MIP consist of both vested and unvested securities. Unvested securities granted under the MIP will generally vest in ratable annual installments over the three-year period following the grant. Options granted under the MIP were valued utilizing the Black-Scholes model with an exercise price equal to the assumed fair market value of an underlying unit of $137.50, a three year expected life of the option, a volatility based on market comparable entities of 55%, no dividend yield and a risk free rate of 4.5%. Any incremental value for the share based awards granted under the MIP over the fair value of the awards repurchased or cancelled under the Company’s previous stock incentive plans was expensed immediately at the date of grant. Furthermore, all vested grants under the MIP not representing grants for repurchased and cancelled securities were expensed in the period granted with the unvested portion of the grants to be expensed during the applicable vesting periods. Total compensation expense for the new share based awards and the unvested portion of the modified awards for the nine months ended September 30, 2007 was $2,340. At September 30, 2007 the total compensation cost related to unvested awards not yet recognized is $820.

10.	Earnings per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations for the nine months ended September 30, 2006 and 2007 (in thousands, except per share amounts):

	Nine Months Ended
	Sept. 30,
	2006	2007

Net loss (Numerator):
Net loss, basic and diluted	$(28,817)	$(45,598)
Shares (Denominator):
Weighted average common shares outstanding	6,913,419	9,257,625
Shares used in basic computation	6,913,419	9,257,625
Shares used in diluted computation	6,913,419	9,257,625
Net loss per share:
Basic	$(4.17)	$(4.93)
Diluted	$(4.17)	$(4.93)

For the nine months ended September 30, 2006 and 2007, the Company had outstanding options, warrants and restricted stock units, as disclosed in Notes 3 and 9, which were convertible into or exercisable for common shares that were not included in the calculation of diluted loss per common share because the effect would have been anti-dilutive.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Broadview Networks Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Broadview Networks Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, mandatorily redeemable securities and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadview Networks Holdings, Inc. and its subsidiaries at December 31, 2004, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

New York, New York
May 16, 2005

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Broadview Networks Holdings, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable securities and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Broadview Networks Holdings, Inc. and its subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The above-mentioned consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

New York, NY
March 26, 2004, except as to Note 11,
which is as of April 7, 2004

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$6,091	$9,292
Accounts receivable, net of allowance of $5,481 and $5,580	14,915	17,471
Assets held for sale	289	628
Other current assets	3,046	5,600

Total current assets	24,341	32,991
Restricted certificates of deposit	1,900	2,360
Property and equipment, net	50,716	63,021
Intangible assets, net	38	661
Other assets	985	4,024

Total assets	$77,980	$103,057

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$26,362	$21,337
Accrued and other current liabilities	17,565	16,891
Taxes payable	6,543	7,851
Deferred revenue	3,878	3,162
Capital lease obligations	1,826	1,695
Current portion of long-term debt	87,870	87,000

Total current liabilities	144,044	137,936
Interest rate derivatives	762	2,076
Capital lease obligations, net of current portion	2,983	4,404

Total liabilities	147,789	144,416
Mandatorily redeemable securities:
Convertible preferred stock, $.01 par value: 55,882,560 shares authorized:
Series A — 3,446,070 shares designated, issued and outstanding (liquidation value of $6,001)	$5,970	$5,970
Series B — 1,838,799 shares designated, issued and outstanding (liquidation value of $6,001)	8,212	8,212
Series C — 6,269,875 shares designated, issued and outstanding (liquidation value of $40,540)	43,844	40,631
Series D — 6,006,959 shares designated, issued and outstanding (liquidation value of $38,140)	49,571	46,555
Series E — 10,000,000 shares designated, 9,231,172 shares issued and outstanding (liquidation value of $160,786)	216,265	203,503
Series F — 28,320,857 shares designated, 19,379,317 shares issued and outstanding (liquidation value of $47,195)	36,148	29,510
Common Stock, $.01 par value, 370,000 shares issued and outstanding	5,180	5,180

Total mandatorily redeemable securities	365,190	339,561
Stockholders’ deficit:
Common stock, $.01 par value,100,000,000 shares authorized, 7,697,844 shares issued and outstanding	77	77
Note receivable for issuance of stock	(37)	(37)
Warrants	1,269	1,269
Accumulated deficit	(436,308)	(382,229)

Total stockholders’ deficit	(434,999)	(380,920)

Total liabilities, mandatorily redeemable securities and stockholders’ deficit	$77,980	$103,057

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,
	2004	2003	2002

Operating revenues	$164,997	$175,462	$180,477
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	91,504	93,810	115,465
General and administrative	43,984	46,540	79,405
Sales and marketing	20,592	20,412	27,191
Software development	2,883	2,341	2,167
Depreciation and amortization	20,052	22,078	21,943
Impairment of assets held for sale	–	821	2,708
Reserve on note receivable for issuance of stock	–	281	642
Loss on disposal of assets held for sale and property and equipment, net	62	3,643	227
Merger transaction costs	5,659	–	–

Total operating expenses	184,736	189,926	249,748
Operating loss	(19,739)	(14,464)	(69,271)
Interest income	1,159	1,649	2,530
Interest expense	(9,870)	(10,736)	(11,567)

Net loss	(28,450)	(23,551)	(78,308)

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Mandatorily Redeemable Securities and Stockholders’ Deficit
Years ended December 31, 2004, 2003 and 2002
(in thousands, except share amounts)

	Year Ended December 31,
	2004		2003		2002
	Shares	Amount	Shares	Amount	Shares	Amount

Mandatorily redeemable securities
Convertible preferred stock
Balance at beginning of year	46,172,193	$334,381	46,172,193	$309,608	26,792,875	$219,398
Shares issued	–	–	–	–	19,379,318	18,224
Deemed dividend related to beneficial conversion feature of mandatorily redeemable convertible preferred stock:
Series B, C and E	–	–	–	–	–	50,388
Accretion of mandatorily redeemable securities to redemption value	–	25,629	–	24,773	–	21,598

Balance at end of year	46,172,193	360,010	46,172,193	334,381	46,172,193	309,608

Common stock
Balance at beginning of year	370,000	5,180	370,000	5,180	370,000	5,180

Balance at end of year	370,000	5,180	370,000	5,180	370,000	5,180

Total mandatorily redeemable securities		$365,190		$339,561		$314,788

Stockholders’ deficit
Common stock
Balance at beginning of year	7,697,844	$77	7,697,844	$77	7,697,844	$77

Balance at end of year	7,697,844	77	7,697,844	77	7,697,844	77

Additional paid-in capital
Balance at beginning of year	–	–	–	–	–	21,802
Reversal of deferred compensation due to stock option forfeitures	–	–	–	(3,181)	–	(49)
Value related to warrants						22,801
Deemed dividend related to beneficial conversion feature of mandatorily redeemable convertible preferred stock:
Series B, C and E	–	–	–	–	–	(22,956)
Accretion of mandatorily redeemable securities to redemption value	–	–	–	3,181	–	(21,598)

Balance at end of year	–	–	–	–	–	–

Note receivable for issuance of stock
Balance at beginning of year	–	(37)	–	(318)	–	(1,089)
Reserve for note receivable for issuance of stock	–	–	–	281	–	771

Balance at end of year	–	(37)	–	(37)	–	(318)

Warrants
Balance at beginning of year	–	1,269	–	1,269	–	1,267
Common stock warrants exercised in connection with Series F mandatorily redeemable convertible preferred stock	–	–	–	–	–	2

Balance at end of year	–	1,269	–	1,269	–	1,269

Accumulated deficit
Balance at beginning of year	–	(382,229)	–	(330,724)	–	(224,984)
Deemed dividend related to beneficial conversion feature of mandatorily redeemable convertible preferred stock:
Series F	–	–	–	–	–	–
Series B, C and E	–	–	–	–	–	(27,432)
Accretion of mandatorily redeemable securities to redemption value	–	(25,629)	–	(27,954)	–	–
Net loss	–	(28,450)	–	(23,551)	–	(78,308)

Balance at end of year	–	(436,308)	–	(382,229)	–	(330,724)

Deferred compensation
Balance at beginning of year	–	–	–	(7,717)	–	(16,307)
Amortization of deferred compensation	–	–	–	4,536	–	8,541
Reversal of deferred compensation due to stock option forfeitures	–	–	–	3,181	–	49

Balance at end of year	–	–	–	–	–	(7,717)

Total stockholders’ deficit		$(434,999)		$(380,920)		$(337,413)

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2004	2003	2002

Cash flows from operating activities
Net loss	$(28,450)	$(23,551)	$(78,308)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	19,429	18,588	18,968
Amortization of intangible assets	623	3,490	2,975
Provision for doubtful accounts	2,689	3,914	10,954
Amortization of deferred compensation	–	4,536	8,541
Write-off of deferred financing fees	3,336	–	–
Decrease (increase) in fair value of derivatives	(1,314)	(761)	1,692
Bank forbearance fee	870	–	–
Reserve on note receivables	–	281	771
Impairment cost of assets held for resale	–	821	2,708
Non-cash inventory adjustments	527	–	–
Loss on disposal of property and equipment	63	3,643	227
Changes in assets and liabilities:
Accounts receivable	(133)	2,664	(2,316)
Other current assets	2,027	(4,190)	261
Other assets	(296)	700	(108)
Accounts payable	5,025	2,100	7,501
Accrued and other current liabilities	(635)	(8,246)	10,851
Deferred revenue	716	790	(3,574)

Net cash provided by (used in) operating activities	4,477	4,779	(18,857)

Cash flows from investing activities
Redemption (purchase) of restricted certificate of deposit	460	230	(1,087)
Purchase of intangible assets	–	(231)	(978)
Purchase of businesses, net of cash acquired	–	–	(26,163)
Proceeds from disposal of assets held for sale	323	3,824	1,102
Purchase of property and equipment	(7,172)	(5,941)	(13,214)

Net cash used in investing activities	(6,389)	(2,118)	(40,340)

Cash flows from financing activities
Repayments of capital lease	(1,812)	(2,260)	(4,661)
Proceeds from capital lease financing	523	–	573
Repayments of long-term debt	–	(8,000)	(2,094)
Proceeds from issuance of long-term debt	–	2,000	28,000
Proceeds from issuance of mandatorily redeemable securities, net	–	–	41,025

Net cash (used in) provided by financing activities	(1,289)	(8,260)	62,843

Net (decrease) increase in cash and cash equivalents	(3,201)	(5,599)	3,646
Cash and cash equivalents, beginning of year	9,292	14,891	11,245

Cash and cash equivalents, end of year	$6,091	$9,292	$14,891

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004
(in thousands, except share information)

1.	Organization and Nature of Business

Broadview Networks Holdings, Inc. (the “Company”), is a Delaware corporation originally incorporated in March 1996 whose primary interest consist of its wholly-owned subsidiaries Broadview Networks, Inc. (“BNI”), Open Support Systems LLC (“OSS”) and Broadview NP Acquisition Corp. (“BVNPAC”). The Company, through its regulated subsidiaries, provides a complete line of local, long distance, Internet, and data services to customers primarily within New York, Massachusetts, New Jersey, Pennsylvania, Rhode Island, Connecticut and New Hampshire.

On October 29, 2004, the Company entered into a merger agreement with Bridgecom Holdings, Inc. and Subsidiaries (“Bridgecom”), the principal stockholders of the Company and MCG Capital Corp., 100% owners of Bridgecom. The transaction closed and became effective January 14, 2005. As a result of the merger and certain related transactions, MCG Capital Corp. will own 60% of the voting power of the Company’s capital stock and approximately 40% of the Company’s capital stock on a fully diluted basis, excluding options reserved but not issued under the Company’s employee stock incentive plan as of January 14, 2005. The Company also reclassified all of its existing classes of stock into two new classes, Series B preferred stock and Class A common stock and the majority of stock options from the 1997 stock option plan and the 2000 plan were cancelled. A portion of the stock options were converted into Series B preferred stock and Class A common stock. Also, the Company raised an additional $20,000 of working capital from existing investors.

The merger with Bridgecom gives the Company the financing necessary to continue to operate. Bridgecom provides local and long distance telecommunication services to residential and small business customers in the New York tri-state area. Acquisition costs of approximately $5,659 related to this transaction have been expensed and are included in the consolidated statement of operations in 2004. The accompanying financial statements do not give effect to the merger with Bridgecom.

BNI, which was acquired in September 1997, provides primarily commercial and residential telecommunication services and data services in New York, Massachusetts, New Jersey and Pennsylvania. OSS was formed for the purpose of developing operating software for the telecommunications industry. After its acquisition in 1997, the subsidiary has continued to develop software for the exclusive use of the Company’s regulated subsidiaries.

On March 22, 2002, the Company acquired the assets and customers of Network Plus, Inc. (“NPI”), through BVNPAC, a newly formed subsidiary. BVNPAC was the successful bidder for these certain assets and customers under a “Notice to Bid” disseminated by the Delaware Bankruptcy Court in connection with NPI’s petition for bankruptcy filed on February 4, 2002. BVNPAC provides a complete line of local, long distance, Internet, and data services to customers primarily within New York, Massachusetts, New Jersey, Pennsylvania, Rhode Island, Connecticut and New Hampshire.

2.	Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has experienced net losses of $23.6 million, $78.3 million, and $84.6 million during the years ended December 31, 2003, 2002, and 2001, respectively. At December 31, 2003, the Company had $9.3 million in unrestricted cash and cash equivalents and no available cash under its credit facilities. The Company has a net working capital deficiency of $104.9 million and $17.3 million at December 31, 2003 and 2002, respectively. The Company generated positive cash flows from both operating and investing activities during the year ended December 31, 2003 of $2.7 million, net and generated negative cash flows from both operating and

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

2.	Going Concern (continued)

investing activities of $59.2 million and $81.9 million in 2002 and 2001, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has completed its negotiations with its lenders (see Note 11) to amend its existing debt structure with a deferment of its amortization payments as well as to reset its financial covenants as set forth in the Company’s Loan Agreement, as defined. As of December 31, 2003, the Company was not in compliance with these covenants. The Company has reclassified the debt outstanding to current liabilities as of December 31, 2003.

The Company’s viability is dependent upon its ability to execute under its current business strategy, restructure its existing debt structure and to continue to generate sufficient cash flows from operations during 2004. The success of the Company’s business strategy includes obtaining and retaining a significant number of customers, generating significant and sustained growth in its operating cash flows and managing its costs and capital expenditures to be able to meet its debt service obligations. However, the Company’s revenue and costs are also dependent upon factors that are not within its control, including regulatory changes, changes in technology, increased competition and the timing of resolution of disputed balances with carriers. Additional financing may also be required in response to changing conditions within the Company or unanticipated competitive pressures.

There can be no assurance that the Company will be successful in executing its business strategy, meet its existing debt covenants or in obtaining additional debt or equity financing, if needed, on terms acceptable to the Company, or at all.

Additionally, the Company can make no assurance that it will not be required to engage in asset sales or pursue other alternatives designed to enhance liquidity or obtain relief from its obligations, or that it will be successful in these efforts. Due to the uncertainty of these factors, actual revenue and costs may vary from expected amounts, possibly to a material degree, and such variations could affect the Company’s financial position and results of operations.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since April 7, 2004, the Company has refinanced its debt obligations and completed a merger which, in the aggregate, have led to financial results that have allowed the Company to receive an audit opinion, dated May 16, 2005, on the Company’s financial statements as of and for the year ended December 31, 2004 which does not include substantial doubt related to its ability to continue as a going concern.

3.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BNI, BVNPAC and OSS. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition

The Company’s revenue is derived from subscriber usage and fixed monthly recurring fees. Revenue from subscriber usage is recognized when calls are completed. Revenue from fixed monthly recurring fees is recognized when the related services are performed.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

Unbilled revenue included in accounts receivable represents revenue for earned services, which was billed in the succeeding month and totaled $3,419 and $3,292 as of December 31, 2004 and 2003, respectively. Beginning August 1, 1999, the Company began invoicing new customers one month in advance for recurring services, which resulted in deferred revenue of $2,645 at December 31, 2004 and 2003, respectively. Revenue from carrier interconnection and access amounting to $10,942, $13,894 and $16,317 in 2004, 2003 and 2002, respectively, is recognized in the month in which the service is provided. During 2000, the Company began generating revenue from a wholesale agreement with AT&T Corp. (“AT&T”), under which the Company is providing AT&T with order fulfillment and provisioning services and related services. Revenue from this agreement, amounting to approximately $6,656, $10,695 and $21,852 in 2004, 2003 and 2002, respectively, is being recognized as the services are provided. Revenue related to up-front fees associated with DSL service installation is deferred and amortized to revenue over 24 months, the estimated life of the customer relationship. Related direct costs incurred (up to the amount of deferred revenue) are also deferred and amortized to expense over 24 months. Any excess direct costs over installation charges are charged to expense as incurred. At December 31, 2004 and 2003, approximately $263 and $245, respectively, was recorded as deferred revenue and deferred costs in connection with DSL up-front installation fees.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. A significant portion of cash balances are maintained with several high credit quality financial institutions, which are members of the FDIC, although balances may exceed FDIC insurance limits.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to the specific customers’ ability to pay, percentages of aged receivables and current economic trends. The Company writes off accounts deemed uncollectible after numerous internal efforts to collect such accounts are not successful. The Company utilizes external agencies to continue collection efforts on accounts that have been written off.

Restricted Certificates of Deposit

At December 31, 2004 and 2003, the Company held bank certificates of deposit which are restricted to cover letters of credit required as collateral by a long distance carrier, the lease of premises housing switch facilities, and office premises.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life is three years for computer equipment, five years for furniture and fixtures, and seven years for network equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Capitalized software costs are amortized on a straight-line basis over the estimated useful life, typically two years. Construction in progress includes amounts incurred in the Company’s expansion of its network. The amounts include switching and colocation equipment, switching and colocation facilities design and colocation fees. The Company has not capitalized interest to date since the construction period has been short in duration and the related imputed interest expense incurred during that period was insignificant. When construction of each switch or colocation facility is

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

completed, the balance of the assets are transferred to network equipment, and depreciated in accordance with the Company’s policy. Maintenance and repairs are expensed as incurred.

Impairment of Long-lived Assets

The Company accounts for the impairment of long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value.

Income Taxes

The Company recognizes deferred taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation

The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed and the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and SFAS No. 148, Accounting for Stock Based Compensation — Transition and Disclosure.

Had compensation cost for stock options granted been determined based upon the fair value method of SFAS 123, the Company’s net loss on a pro forma basis would have been adjusted as follows:

	December 31
	2004	2003	2002

Net loss
As reported	$(28,450)	$(23,551)	$(78,308)
Add: Stock-based employee compensation expense recorded under APB 25	–	4,536	8,541
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,319)	(7,019)	(11,284)

Pro forma	$(29,769)	$(26,034)	$(81,051)

In accordance with SFAS 123, the fair value of options granted to employees is estimated using the minimum value method of the Black-Scholes option-pricing model, which assumed no volatility. The assumptions used for grants made in 2004, 2003 and 2002 were as follows: risk free interest rate of approximately 2.5%-5.0% for all years, zero dividend yield for all years, and expected life of five years for all years.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

In December 2004, the FASB issued SFAS No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”), revising SFAS 123 and superseding APB 25. This statement requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost is recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company will adopt SFAS 123(R) on January 1, 2006, with no expected material effect on its consolidated financial statements.

Software Development Costs

The Company capitalizes the cost of internal use software in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 provides guidance for the accounting for computer software developed or acquired for internal use, including the requirement to capitalize certain costs and amortization of these costs. Costs for preliminary stage projects are expensed as incurred while application stage projects are capitalized. The latter costs are typically internal payroll costs of employees associated with the development of internal use computer software. The Company commences amortization of the software on a straight-line basis over the estimated useful life, typically two years, when it is ready for its intended use.

The Company expensed approximately $2,883, $2,160 and $1,824 of software development costs for the years ended December 31, 2004, 2003 and 2002, respectively. During the years ended December 31, 2004, 2003 and 2002, the Company capitalized approximately $1,710, $2,114 and $2,568, respectively, of software development costs, which are presented in property and equipment, and amortized approximately $2,831, $1,228 and $1,770, respectively, of these costs.

Advertising Costs

Advertising costs are charged to expense the first time the advertising takes place and totaled approximately $264, $897 and $1,512 for the years ended December 31, 2004, 2003 and 2002, respectively.

Carrier Disputes

The Company accounts for its disputed billings with carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors, including historical results of prior dispute settlements with the carriers. Actual settlements may differ from estimated amounts.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

Comprehensive income represents the change in net assets of a business enterprise during a period from non-owner sources. For the years ended December 31, 2004, 2003 and 2002, the Company’s net loss was the only item of comprehensive income.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

Accounting for Derivatives and Hedging Activities

The Company recognizes all derivatives on the consolidated balance sheet at their fair value. These derivatives are currently not designated as a hedge for accounting purposes. As a result, the change in the fair value of the derivatives is recorded in interest expense.

Asset Retirement Obligations

The Company has determined that it does not have a material legal obligation to remove long-lived assets as described by SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), and accordingly, the adoption of SFAS 143 on January 1, 2003 did not have a material effect on the Company’s consolidated financial position and results of operations.

Supplemental Cash Flow Information

	Year Ended December 31
	2004	2003	2002

Supplemental information of business acquired
Fair value of assets acquired:
Certificates of deposit	$–	$–	$640
Accounts and notes receivable	–	–	19,675
Assets held for sale	–	–	10,536
Property, plant and equipment	–	–	11,775
Intangible assets	–	–	3,080
Less, liabilities assumed:
Capital lease obligations	–	–	(11,945)
Other liabilities	–	–	(6,958)

Cash paid	–	–	26,803
Less cash acquired	–	–	(640)

Acquisition of business, less cash acquired	$–	$–	$26,163

Cash paid during the year for interest	$5,840	$7,683	$9,652

Cash paid during the year for taxes	$3,943	$2,041	$1,839

4.	Risks and Uncertainties

The Company is dependent upon certain carriers for the provision of telecommunications services to its customers. The Company’s two largest carriers accounted for approximately 70%, 74% and 70%, of the costs incurred by the Company to provide service to customers for the years ended December 31, 2004, 2003 and 2002, respectively.

5.	Acquisitions

On March 22, 2002, the Company acquired certain assets of NPI and assumed certain obligations in connection with its successful bid selected by the Bankruptcy Court of the state of Delaware. In connection with the purchase, the Company engaged a certified appraiser to value the assets purchased. Based on the appraisal and the net cash paid and obligations assumed, it was determined that the fair value of assets acquired exceeded the cost and,

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

5.	Acquisitions (continued)

as such, long-lived assets acquired have been reduced by their pro-rata amount. Network equipment was identified by the Company’s management for incorporation into the existing network or to be disposed of.

As part of the acquisition, the Company incurred liabilities of $885 in relation to involuntary termination cost of employees of NPI of $262 and $623 cost for exiting certain facilities shortly after the acquisition. The entire amount was paid in the year ended December 31, 2002. The allocation of the purchase price is summarized below as follows:

Certificates of deposit	$640
Accounts and notes receivable	19,675
Assets held for sale	10,536
Property, plant and equipment	11,775
Intangible assets	3,080

Total assets acquired	45,706
Capital lease obligations	11,945
Other liabilities	6,958

Total liabilities assumed	18,903
Net cash paid	$26,803

In relation to the assets held for sale, the Company recognized impairment charges of $821 and $2,708 in the years ended December 31, 2003 and 2002, respectively, in accordance with SFAS 144. The Company determined the carrying amount of the assets was not recoverable. At December 31, 2004, the Company had $289 of assets held for sale.

6.	Other Assets

Other current assets consist of the following at December 31:

	2004	2003

Other receivables	$400	$2,274
Prepaid expenses	563	527
Deferred charges	1,810	1,984
Other	273	815

Total other current assets	$3,046	$5,600

Other receivables include sub-tenant receivables of $348 and $84 at December 31, 2004 and 2003 respectively, plus other receivables consisting primarily of amounts due from tax authorities and credits from other carriers of $52 and $2,190 at December 31, 2004 and 2003 respectively. Prepaid expenses consists of prepaid insurance, primarily commercial, auto, and liability policies, and other prepaid expenses such as maintenance contracts, rent, etc. Deferred charges are comprised of amounts billed by vendors for costs of services in advance of the service period. The other category consists primarily of inventory.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

6.	Other Assets (continued)

Other non-current assets consist of the following at December 31:

	2004	2003

Deferred financing costs	$–	$3,516
Other	985	508

Total other non-current assets	$985	$4,024

Deferred financing costs of $3,336 were expensed in the year ended December 31, 2004 as a direct result of the Forbearance Agreement and Sixth Amendment to the Company’s Loan Agreement (see Note 10).

7.	Property and Equipment

Property and equipment consist of the following at December 31:

	2004	2003

Network equipment	$96,418	$92,038
Computer and office equipment	10,959	11,575
Furniture and fixtures	3,148	1,660
Capitalized software costs	11,728	10,583
Leasehold improvements	1,164	1,101
Construction in progress — network equipment	528	448

	123,945	117,405
Less accumulated depreciation and amortization	(73,229)	(54,384)

	$50,716	$63,021

Included in network equipment and construction in progress are colocation fees that represent one time fees paid to incumbent local exchange carriers for infrastructure improvements to their central offices to allow the Company to install its equipment, to interconnect with the carrier’s network. Colocation fees were $1,744 and $1,744 as of December 31, 2004 and 2003 and are being amortized over seven years. Included above is equipment under capital lease of $1,803 and $2,476 as of December 31, 2004 and 2003, respectively, less accumulated depreciation and amortization of $544 and $1,158 as of December 31, 2004 and 2003, respectively.

8.	Intangible Assets

The Company accounts for intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Intangible assets include customer bases acquired from other carriers. These intangibles are amortized over the expected life of the customer relationship based on the Company’s historical disconnect statistics. The unamortized balances are evaluated periodically for potential impairment based on the future estimated cash flows of the acquired assets. The unamortized balances at December 31, 2004 and 2003 are approximately $7,183, respectively. Amortization expense of intangible assets for the years ended December 31, 2004, 2003 and 2002 amounted to approximately $623, $3,490 and $2,975, respectively. Amortization expense for the years ended December 31, 2005 and 2006 is expected to be $38 and $0, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2004	2003

Recurring network costs and other operating accruals	$8,988	$9,050
Other	8,577	7,841

Total accrued expenses and other current liabilities	$17,565	$16,891

Recurring network costs and other operating accruals are primarily cost of revenue amounts that have been incurred in a current service period but for which the Company has not yet been billed for, plus other normal recurring accruals for items including professional fees and commissions. The other category includes accruals for unbilled carrier and disputed charges that the Company has accrued for estimated settlements of disputed charges and/or charges that have not been billed to the Company, accrued interest and rent payable. Other expenses include items such as payroll related liabilities, rent and other miscellaneous accruals.

10.	Obligations under Capital and Operating Leases

The Company leases equipment under capital lease arrangements which expire at various dates through 2007. The leases require various monthly payments of principal plus interest, imputed at interest rates ranging from 7.6% to 11.0% per annum.

Aggregate future minimum lease payments under capital leases are as follows:

Year ending December 31:
2005	$2,154
2006	2,083
2007	1,069

5,306
Less amounts representing interest	(497)
Less current portion	(1,826)

Capital lease obligations, net of current portion	$2,983

The Company rents office space and equipment under various noncancelable operating leases. The future minimum lease payments under these operating leases are as follows:

Year ending December 31:
2005	$5,476
2006	4,593
2007	4,023
2008	3,397
2009	3,323
Thereafter	5,282

Total minimum lease payments	$26,094

Total rent expenses charged to operations, including escalation charges for real estate taxes and other expenses, amounted to approximately $6,278, $6,534 and $5,382, for the years ended December 31, 2004, 2003 and 2002, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

10.	Obligations under Capital and Operating Leases (continued)

Certain of the leases provide for rent abatements and scheduled increases in base rent. Rent expense is charged to operations ratably over the term of the leases, which results in deferred rent payable, and represents cumulative rent expense charged to operations from inception of these leases in excess of required lease payments.

11.	Debt

In 2000 the Company entered into a Loan and Security Agreement, as subsequently amended (the “Loan Agreement”), with NTFC Capital Corporation as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and Columbia Ventures Corporation, to finance capital expenditures, working capital and the repayment of existing indebtedness under the credit facility.

The maximum amount of the Loan Agreement is $95,000. The Loan Agreement currently is composed of a $15,000 revolver and an $80,000 delayed draw term loan. In connection with the Loan Agreement, the Company paid approximately $4,400 as debt issuance costs which are fully amortized at December 31, 2004.

The Loan Agreement provides the lenders with a first priority collateralized interest in all assets funded under the Loan Agreement. Under the terms of the Loan Agreement, the Company is required to comply with certain financial, affirmative and negative covenants, including minimum revenue, minimum EBITDA (as defined), maximum cumulative capital expenditures, minimum liquidity, total debt to total capitalization and senior debt to total capitalization, minimum access lines, minimum liquidity and maximum cash.

In 2004, the Company entered into a Forbearance Agreement and Sixth Amendment to the Loan Agreement. These agreements modified certain covenants and terms of the Loan Agreement and provided forbearance on existing defaults, including the failure of the Company to make a scheduled March 31, 2004 principal payment of $2,000. Under the agreements, the Company will receive additional principal payment deferral by achieving certain milestones. The Company has executed four notes amounting to $3,480 (“Forbearance Fee”), representing 4% of the outstanding balance of $87,000, which are deemed to be part of the outstanding loan. The Forbearance Fee will be waived and forgiven upon the achievement of specific events during 2004, as defined in the Forbearance Agreement. The Company achieved several specific events during 2004 and $2,610 of the Forbearance fee was waived and forgiven, leaving $870 outstanding at December 31, 2004.

At the option of the Company, advances under the Loan Agreement bear interest at a rate based on (1) the Base Rate, which is the higher of (a) the rate publicly quoted by the Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” or (b) the Federal funds rate plus 50 basis points or (2) LIBOR. These rates are in addition to an applicable margin.

Under the Loan Agreement, the Company must enter into an interest rate hedge agreement to protect against interest rates exceeding 12% per annum on drawdowns bearing floating interest rates for a period of five years with respect to a notional amount equal to at least 50% of the outstanding Loan. On July 29, 2002, the above requirement was waived for as long as the prevailing interest rates on new issuances of U.S. Treasury Obligations having a five year maturity remain below 5% per annum.

On December 28, 2000, the Company entered into a five year swap agreement at a 6% interest rate for a notional amount of $15,000. The effect of this agreement is that, for the applicable notional amount, the Company incurs interest expense of 6% plus the applicable margin when the three-month LIBOR is less than 6%. When LIBOR reaches or exceeds 6%, the Company incurs interest expense at 6% plus the applicable margin.

On March 28, 2001, the Company entered into a five year rate cap and rate floor transaction with the cap set at 7.5% and the floor set at 4.42% for a notional amount of $10,000. On June 15, 2001, the Company entered into a five year rate cap and rate floor transaction with the cap set at 7.5% and the floor set at 4.49% for a notional amount

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

11.	Debt (continued)

of $7,500. The effect of these agreements is that, for the applicable notional amounts, the Company incurs interest expense of 4.42% or 4.49% plus the applicable margin when the three-month LIBOR is less than 4.42% or 4.49%, respectively. When the three-month LIBOR reaches 4.42% or 4.49% but is less than 7.5%, the Company incurs interest expense based on the actual LIBOR for the quarter plus the applicable margin. When LIBOR reaches or exceeds 7.5%, the Company incurs interest expense at 7.5% plus the applicable margin. At December 31, 2004 and 2003, the three-month LIBOR was less than 6%.

The revolver and the delayed draw term loan will be repaid in quarterly installments beginning March 31, 2003 and March 31, 2006, respectively, and end on December 31, 2008.

As of December 31, 2004 and 2003, the Company had $72,000 outstanding under the delayed draw term loan and $15,000 outstanding under the revolver. The carrying value of the debt approximates fair value. The Company has reclassified the debt outstanding to current liabilities as of December 31, 2003 as it was not in compliance with the covenants at December 31, 2003. The Company was in compliance with the covenants under the Forbearance Agreement at December 31, 2004.

The following are the maturities for four years after December 31, 2004 as stated in the Amended and Restated Credit Agreement:

Year ending December 31:
2005	$3,000
2006	10,000
2007	20,000
2008	54,000

Total minimum payments (exclusive of $870 Forbearance Fee)	$87,000

12.	Accounting for Derivative Financial Instruments and Hedging Activities Under SFAS No. 133

Derivative instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and are used by the Company to manage its interest rate exposures. Interest rate swap agreements are required under the Company’s Loan Agreement. At December 31, 2004, the Company maintains two derivative hedging instruments: a swap interest rate hedge and a cap and floor interest rate hedge. All the instruments have been recorded in total on the consolidated balance sheet at fair value.

The Company does not use the instruments for speculative purposes. For accounting purposes, these derivatives are not considered hedges. Accordingly, the change in the fair value of the derivatives of $1,314 and $761 for the years ended December 31, 2004 and 2003, respectively, was recorded as a reduction to interest expense and the change of $1,692 for the year ended December 31, 2002 was recorded as an increase to interest expense.

13.	Mandatorily Redeemable Securities

Series A Convertible Preferred Stock (“Series A”)

On January 29, 1998, the Company issued 3,446,070 shares of Series A to investors for $5,970, net of $31 issuance expense. The Series A is convertible, at the option of the holder on a one-for-one basis, into shares of common stock at any time. The conversion price is $1.74, subject to certain anti-dilution protection rights. The Series A automatically converts (i) upon the closing of the Company’s registration statement on a Form S-1 at a per share price of $6.97 and at an aggregate public offering price of no less than $15,000, prior to underwriting,

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

commissions and expenses; or (ii) at the election of holders of more than 50% of the then outstanding Series A, voting together as a single class, at the current conversion ratio. The Series A carries voting rights equal to one vote per share, on an as converted basis. Holders of the Series A are entitled to receive dividends when, as and if, declared by the Company’s board of directors. As of December 31, 2004, no dividends have been declared.

In the event of liquidation, holders of Series A are entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.74, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The following events shall be deemed to be liquidating events: a merger, consolidation, reorganization of the Company, sale of all or substantially all of the Company’s assets, or a sale of securities which results in more than 50% of the Company’s voting power being transferred to a third party (“Change in Control”). Accordingly, the Series A are presented as mandatorily redeemable securities.

Series B Convertible Preferred Stock (“Series B”)

On September 11, 1998, the Company issued 1,838,799 shares of Series B to investors for $5,969, net of $31 issuance expense. In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series B was adjusted from $3.26 to $2.38. Accordingly, the discount amount was considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. As such, $2,200 was added to the net loss in the calculation of net loss applicable to common stockholders for the year ended December 31, 2002.

The following are the rights of holders of the Series B shares at December 31, 2004:

The Series B is convertible, at the option of the holder on a one-for-one basis, into shares of Common Stock at any time. The conversion price is $2.38, subject to certain anti-dilution protection rights. The Series B automatically converts (i) upon the closing of the Company’s registration statement on a Form S-1 at a per share price of $6.97 and at an aggregate public offering price of no less than $15,000, prior to underwriting, commissions and expenses; or (ii) at the election of holders of more than 50% of the then outstanding Series B, voting together as a single class, at the current conversion ratio. The Series B carries voting rights equal to one vote per share, on an as converted basis. Holders of the Series B are entitled to receive dividends when, as and if, declared by the Company’s board of directors. As of December 31, 2004, no dividends have been declared.

In the event of liquidation, holders of Series B are entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $3.26, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The following events shall be deemed to be liquidating events: a merger, consolidation, reorganization of the Company, sale of all or substantially all of the Company’s assets, or a sale of securities which results in more than 50% of the Company’s voting power being transferred to a third party (“Change in Control”). Accordingly, the Series B are presented as mandatorily redeemable securities.

Series C Mandatorily Redeemable Convertible Preferred Stock (“Series C”)

On April 23, 1999, the Company issued 6,269,875 shares of Series C to investors for $27,796, net of $204 issuance expense (including the conversion of $4,000 convertible promissory notes, bearing 5% interest, issued on February 1999). In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series C was adjusted from $4.46850 to $3.74051 per share. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. As

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

such, $5,400 was added to the net loss in the calculation of net loss applicable to common stockholders for the year ended December 31, 2002.

The following are the rights of holders of the Series C shares at December 31, 2004:

The Series C have a stated liquidation preference of $4.46580 per share, plus all accrued and unpaid dividends whether or not declared (“Series C Liquidation Preference”) and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series C have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $3.74051 per share, subject to certain anti-dilution rights, as defined. Holders of Series C are entitled to receive when, as and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series C Liquidation Preference. The Series C carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series C, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time on or after December 31, 2009 (the “Redemption Date”), the Series C is redeemable at the option and written election of the holders of at least 50% of the Series C, within one year of such election, in a single installment at a cash redemption price per share equal to the Series C Liquidation Preference at that time.

The Series C issue provided an option (the “Series D Option”), exercisable through February 15, 2000, under which the Series C holders could acquire 5,300,892 shares of Series D Mandatorily Redeemable Convertible Preferred Stock (“Series D”) for $5.28213 per share. The Company allocated a portion of the Series C proceeds to the Series D option based upon its relative fair value at the time of the Series C issuance. The fair value of the Series D option was determined to be approximately $5,300 using the Black-Scholes options pricing model and was based on the following assumptions: risk free interest rate of 6%; expected life of ten months; zero dividend yield; and expected volatility of 75%.

The Company may cause the outstanding shares of Series C to be automatically converted into common stock at the Series C conversion price upon the consummation of an Initial Public Offering with gross proceeds of $100,000 and a price per share the greater of (i) three times the Series D Conversion price and (ii) 110% of the Series E Conversion price.

The carrying value of the Series C is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series C totaled $3,214, $3,088, $2,852 for the years ended December 31, 2004, 2003 and 2002, respectively.

Series D Mandatorily Redeemable Convertible Preferred Stock (“Series D”)

In February 2000, the Company amended the Series D agreement such that the purchase price per share and the number of shares to be purchased upon the exercise of the Series D Option were changed to $4.66126 per share and 6,006,959 shares, respectively. Concurrent with the amendment, the Company issued 6,006,959 shares of Series D to investors for $27,950, net of $50 issuance expense. In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series D was adjusted from $4.66126 to $3.87559. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. However, under Emerging Issue Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, no beneficial conversion feature has been added to the net loss in the calculation of net loss applicable to common stockholders in the year ended December 31, 2002, as the beneficial conversion feature is limited to the total proceeds originally received.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

The following are the rights of holders of the Series D shares at December 31, 2004:

The Series D shares have a stated liquidation preference of $4.66126 per share, plus all accrued and unpaid dividends whether or not declared (“Series D Liquidation Preference”) and is equal in seniority with the Series C, E and F holders and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series D have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $3.87559 per share, subject to certain anti-dilution rights, as defined. Holders of Series D are entitled to receive when, as and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series D Liquidation Preference.

The Series D carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series D, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time on or after December 31, 2009 (the “Redemption Date”), the Series D is redeemable at the option and written election of the holders of at least 50% of the Series D within one year of such election in a single installment at a cash redemption price per share equal to the Series D Liquidation Preference at that time.

Pursuant to the terms of the Series D agreement, the Company may cause the outstanding shares of Series D to be automatically converted into common stock at the Series D conversion price upon the consummation of an Initial Public Offering with gross proceeds of $100,000 and a price per share the greater of (i) three times the Series D Conversion price and (ii) 110% of the Series E Conversion price.

The original Series D conversion price of $4.66126 per share represented a discount from the market value of the common stock at the time of issuance. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”), to the preferred stockholders and has been accounted for as an embedded dividend to preferred stockholders.

Based on the conversion terms of the Series D, an embedded dividend of approximately $32,300 was added to the net loss in the calculation of net loss applicable to common stockholders for the year ended December 31, 2000.

In connection with the Series D issuance, 214,534 shares of Series D were purchased by an executive officer of the Company for approximately $1,000. In connection with this transaction, the Company recorded compensation expense of approximately $3,075 during the year ended December 31, 2000, representing the difference between the estimated fair value of the Series D purchased and the amount paid.

The carrying value of the Series D is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series D totaled $3,015, $2,904 and $2,683 for the years ended December 31, 2004, 2003 and 2002, respectively.

Series E Mandatorily Redeemable Convertible Preferred Stock (“Series E”)

On July 7, 2000, the Company issued 9,231,172 shares of Series E to investors for approximately $122,000, net of $500 issuance expense. In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series E was adjusted from $13.21609 to $9.788696. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. As such, $42,700 was added to the net loss in the calculation of net loss applicable to common stockholders in the year ended December 31, 2002.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

The following are the rights of holders of the Series E shares at December 31, 2004:

The Series E shares have a stated liquidation preference of $13.21609 per share, plus all accrued and unpaid dividends whether or not declared (“Series E Liquidation Preference”) and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series E have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $13.21609 per share, subject to certain anti-dilution rights, as defined. Holders of the Series E are entitled to receive when, as and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series E Liquidation Preference. The Series E carries voting rights equal to one vote per share, on an as converted basis. At any time on or after December 31, 2009 (the “Redemption Date”), the Series E is redeemable at the option and written election of the holders of at least 50% of the Series E, within one year of such election, in a single installment at a cash redemption price per share equal to the Series E Liquidation Preference at that time.

The original Series E conversion price of $13.21609 per share represented a discount from the market value of the common stock at the time of issuance. Accordingly, the discount amount is considered an incremental yield to the preferred stockholders and has been accounted for as an embedded dividend to preferred stockholders. Based on the conversion terms of the Series E, an embedded dividend of approximately $44,200 was added to the net loss in the calculation of net loss applicable to common stockholders in the year ended December 31, 2000.

The carrying value of the Series E is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series E totaled $12,761, $12,245 and $11,312 for the years ended December 31, 2004, 2003 and 2002, respectively.

Series F Mandatorily Redeemable Convertible Preferred Stock (“Series F”)

In March and June 2002, the Company issued 19,379,317 shares of Series F mandatorily redeemable convertible preferred stock to investors for approximately $41,000. In connection with the issuance of Series F, the Company granted additional warrants (see Note 16).

The following are the rights of holders of the Series F shares at December 31, 2004:

The Series F has a stated liquidation preference of $2.11858 per share, plus all accrued and unpaid dividends whether or not declared (“Series F Liquidation Preference”) and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series F have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $2.11858 per share, subject to certain anti-dilution rights, as defined. Holders of the Series F are entitled to receive when, and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series F Liquidation Preference. The Series F carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of the Series F, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time on or after December 31, 2009 (the “Redemption Date”), the Series F Preferred is redeemable at the option and written election of the holders of at least 50% of the Series F Preferred within one year of such election in a single installment at a cash redemption price per share equal to the Series F Liquidation Preference at that time.

The carrying value of the Series F is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series F totaled $3,697, $3,594 and $2,544 for the years ended December 31, 2004, 2003 and 2002, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

On January 14, 2005, the Company’s Series A through Series F Convertible Preferred Stock were converted into Series B Preferred Stock or Class A Common Stock (see Note 1).

Mandatorily Redeemable Common Stock

On September 23, 1999, the Company sold 370,000 shares of common stock to an executive officer of the Company for $1,388. In connection with this transaction, the Company recorded compensation expense of $3,793 representing the difference between the estimated fair value of the common stock purchased and the amount paid. If the Company is not a public company after the executive’s employment ends, after at least an initial six-month holding period, the executive may require the Company to purchase the shares at their then estimated fair value as determined by an independent appraiser.

14.	Stockholders’ Equity

Common Stock

On December 1, 1999, the Company sold 250,000 shares of common stock to an executive officer for $1,600 of which $640 was paid in January 2000, with the balance of $960 under a ten year full recourse note bearing interest at 6.47% per annum. On November 30, 1999, the Company sold 100,000 shares of common stock to another executive officer of the Company for $640. In connection with these transactions, the Company recorded $4,410 of compensation expense representing the difference between the estimated fair value of the common stock purchased and the amount paid. During 2003 and 2002, the Company established a reserve for the difference of the current value of the note less the estimated fair value of the Company’s shares, which secure the note.

Warrants

The Company granted the investors of Series A warrants to purchase a total of 344,520 shares of Common Stock at any time after August 1, 1998 at a price of $0.01 per share. The fair value of the warrants at the time of grant was approximately $596, using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 5%; expected life of eight months; zero dividend yield; and expected volatility of 75%. As of the effective date of the re-incorporation of the Company in the state of Delaware, the warrants were terminated.

In connection with the Series B issuance, the Company granted the investors of Series B warrants to purchase a total of 612,183 shares of common stock at any time after the closing of the transaction at a price of $0.001 per share. The fair value of the warrants at the time of grant was approximately $1,065, using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 5%; expected life of seven months; zero dividend yield; and expected volatility of 75%. As a result of the closing of the Series C on April 23, 1999, 459,139 warrants issued to the investors of Series B were exercised for 459,139 shares of common stock and the balance of the warrants was terminated.

In March and June 2002, in connection with the issuance of the Series F shares, the Company issued 24,268,992 shares at $.0001 per warrant for the purchase of 24,268,992 shares of Common Stock at an exercise price of $.01 per share, subject to certain anti-dilution rights, as defined. The warrants have no voting rights until exercised and are exercisable for ten years from the date of the grant. In connection with the Series F, the Company performed a relative fair value allocation of the warrants and the Series F shares, whereby it allocated $22,800 to the value of the warrants. This value is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion totaled $2,942, $2,942 and $2,207 for the years ended December 31, 2004, 2003 and 2002, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

15.	Stock Options

The Company has a 1997 Stock Option Plan (the “1997 Plan”) that provides for up to 4,100,000 shares for grants, either as incentive stock options or as nonqualified stock options, to purchase shares of the Company’s common stock and for other stock-based awards to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors. The options generally expire five years from the date of 100% vesting.

On February 3, 2000, the board of directors approved a new stock option plan (the “2000 Plan”). The 2000 Plan provides for up to 5,200,000 shares of common stock for grant, either as incentive stock options or as nonqualified stock options, to purchase shares of the Company’s common stock and for other stock-based awards to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors.

On July 17, 2003, the Company implemented a stock option exchange program for eligible employees. Under the program, employees had the choice to keep their existing options or have them replaced with a grant to be given on or about January 20, 2004 at the then fair value of the Company’s common stock. The purpose of the program was to benefit employees whose stock options had exercise prices that exceeded the fair value of the Company’s common stock. The program was subject to a six-month look-back provision for any grants that were granted in the six months prior to July 17, 2003. The Company committed to issue one option at the new grant date for every option canceled. Furthermore, no vesting of unvested options took place during the period of cancellation. On July 17, 2003, 5,025,035 options were tendered and cancelled subject to the program.

On January 22, 2004, 5,030,618 options were granted pursuant to, and subject to the terms and conditions of the Company’s 1997 Plan and 2000 Plan. The new options were granted at an exercise price of $0.25 per share and will generally expire on January 22, 2013.

The following table summarizes the activity under the Company’s stock option plans:

	Number	Weighted-Average Exercise
	of Options	Price

Outstanding — January 1, 2002	6,968,884	$7.99
Granted	540,824	4.16
Forfeited	(197,517)	10.59

Outstanding — December 31, 2002	7,312,191	7.63
Granted	1,392,588	1.39
Forfeited	(5,525,566)	8.23

Outstanding — December 31 2003	3,179,213	3.87
Granted	5,158,557	0.25
Forfeited	(178,780)	3.31

Outstanding — December 31 2004	8,158,990	1.59

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

15.	Stock Options (continued)

The following table summarizes information about the stock options outstanding at December 31, 2004:

	Options Outstanding
		Weighted-Average		Options Exercisable
		Remaining	Weighted-Average		Weighted-Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$0.01-$1.80	7,046,418	6.9	$0.55	5,987,382	$0.56
1.81 - 3.60	368,096	4.9	2.31	344,469	2.32
3.61 - 5.40	7,487	3.4	3.75	7,487	3.75
5.41 - 7.20	223,073	3.8	6.40	223,073	6.40
7.21 - 9.00	165,578	3.2	9.00	165,578	9.00
12.61 - 14.40	170,102	4.1	13.22	152,105	13.22
14.41 - 16.20	84,213	2.9	16.00	84,213	16.00
16.21 - 18.00	94,023	2.7	18.00	94,023	18.00

	8,158,990	6.5	1.59	7,058,330	1.72

In general, the options vest 25% after one year and then in equal installments every month for a period of 36 months for the 1997 Plan and annually for the 2000 Plan. Upon a change of control of the Company, the unvested portion of the options granted to various executive officers will automatically become 100% vested.

In connection with the merger effective January 14, 2005, the outstanding stock options from the 1997 Plan and the 2000 plan were cancelled and a portion of the stock options were converted into Series B preferred stock and Class A common stock.

In addition, during 2000, the board of directors approved an Employee Stock Purchase Plan to purchase up to 300,000 shares of common stock. As of December 31, 2004, no shares were issued under the Employee Stock Purchase Plan.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

16.	Income Taxes

Due to the Company’s net operating loss position, no provision for income taxes has been recorded for the years ended December 31, 2004, 2003 and 2002, respectively. The components of the net deferred tax assets consist of the following at December 31:

	2004	2003

Accounts receivable	$1,449	$2,009
Interest rate derivatives	261	708
Customer lists	1,946	1,905
Warrant expense	396	396
Net operating loss carryforwards	103,168	93,770
Equity compensation	16,186	16,186
Deferred income	1,319	850
Other	(445)	715

Total deferred tax assets	124,280	116,539

Accelerated depreciation	(5,706)	(7,863)

Total deferred tax liabilities	(5,706)	(7,863)

Net deferred tax assets	118,574	108,676
Valuation allowance	(118,574)	(108,676)

	$–	$–

The Company has provided a full valuation allowance against the net deferred tax asset because management does not believe it is more likely than not that this asset will be realized. If the Company achieves profitability, the net deferred tax assets may be available to offset future income tax liabilities. At December 31, 2004, the Company had net operating loss (“NOL”) carryforwards totaling approximately $303,431 which expire through 2024. The utilization of NOL carryovers are subject to restrictions pursuant to the ownership change and separate return year limitations as set forth in the Internal Revenue Code.

17.	Employee Savings and Retirement Plan

The Company has a 401(k) plan that allows eligible employees to contribute up to 17% of their salary, subject to annual limits. Under the plan, eligible employees may defer a portion of their pretax salaries but not more than the statutory limit. The Company may match the employees’ contributions, limited to a maximum of 1.5% of participants’ eligible compensation. The Company has suspended the matching portion under its 401(k) plan for calendar years 2004 and 2003. The Company contributed $309 to the plan during the year ended December 31, 2002.

18.	Commitments and Contingencies

The Company has employment agreements with eleven executives at December 31, 2004. These agreements provide for base salaries and performance bonuses over periods ranging from one to two years. These employment agreements also provide for severance compensation for a period of up to one year after termination if the employment agreement of the executive is terminated without cause. These agreements automatically renew for a one-year period if the employee is not given either 90 day or 120-day notice, depending on the terms of the contract, prior to the termination of the contract. The aggregate future minimum commitments at December 31, 2004 under these employment agreements are approximately $2,247 for annual base salary, and $1,124 for

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

18.	Commitments and Contingencies (continued)

severance payment and annual bonus, contingent upon performance goals, of up to an additional 60% of the annual base salary.

The Company has, in the ordinary course of its business, disputed certain billings on various issues from carriers and has recorded the estimated settlement amount of the disputed balances. The settlement estimate is based on certain factors, including historical results of prior dispute settlements. The amount of such charges in dispute at December 31, 2004 is in excess of $38,000 of which approximately $16,000 were settled subsequent to December 31, 2004. The settlement did not have a material impact on the consolidated financial statements. As of December 31, 2004, the Company had accrued $18,300 of such billings and has not recorded carrier billings of $5,600. It is possible that actual settlement of such disputes may differ from these estimates and the Company may settle such disputes at amounts greater than the estimates.

The Company is involved in claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters will not have a material adverse impact on the Company’s financial position, results of its operations, or cash flows.

Report of Independent Auditors

To the Board of Directors and
Shareholders of ATX Communications, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related statements of operations, of shareholders’ deficiency and of cash flows present fairly, in all material respects, the financial position of ATX Communications, Inc. and its subsidiaries (the “Company”) at December 31, 2005 and the results of their operations and their cash flows for the period from April 23, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”) on April 13, 2005. Confirmation of the plan resulted in the discharge of all claims against the Company that arose before January 15, 2004 and substantially terminates all rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on April 22, 2005 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of April 22, 2005.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 5, 2006, except Note 15(a) as to which the date is June 2, 2006

ATX COMMUNICATIONS, INC.
Consolidated Balance Sheet
As of December 31, 2005
(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$12,700
Restricted cash	3,265
Accounts receivable — trade, less allowance for doubtful accounts of $7,340	19,814
Current portion of notes receivable	3,118
Prepaid expenses and other current assets	4,676

Total current assets	43,573
Fixed assets, net	16,045
Goodwill	5,848
Intangible assets, net	16,469
Notes receivable, net of discount	4,861
Other	2,064

$88,860

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$21,950
Accrued reorganization costs	9,002
Current portion of Leucadia Term Loan	5,000
Deferred revenue	1,801
Due to Leucadia	4,031

Total current liabilities	41,784

7% Subordinated promissory notes, net of discount	1,852
Leucadia Term Loan	50,000
Other	149

Commitments and contingent liabilities

Shareholders’ deficiency:
Common stock $.01 par value; authorized 1,000,000 shares; issued and outstanding 900,000 shares	9
Additional paid-in capital	1,312
Retained deficit	(6,246)

(4,925)

$88,860

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement Of Operations
For the period from April 23, 2005 to December 31, 2005
(in thousands)

Revenues	$111,192
Costs and expenses
Operating	69,591
Selling, general and administrative	36,179
Depreciation	4,515
Amortization	2,981

Total costs and expenses	113,266

Operating loss	(2,074)
Other income (expense)
Interest income and other	183
Interest expense	(4,018)

Loss from continuing operations before income taxes	(5,909)
Income taxes	(163)

Loss from continuing operations	(6,072)
Loss from discontinued operations	(174)

Net loss	$(6,246)

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Shareholders’ Deficiency
For the period from April 23, 2005 to December 31, 2005
(in thousands, except share data)

	Common Stock		Additional Paid-in
	Shares	Par	Capital	Deficit

Capitalization upon Fresh Start	900,000	$9	$1,312	$–
Net loss	–	–	–	(6,246)

Balance, December 31, 2005	900,000	$9	$1,312	$(6,246)

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Cash Flows
For the period from April 23, 2005 to December 31, 2005
(in thousands)

Operating activities
Net loss	$(6,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	174
Depreciation	4,515
Amortization	2,981
Provision for doubtful accounts	2,940
Amortization of debt discount	38
Amortization of discount on notes receivable	(6)
Gain on termination of capital lease obligations	(42)
Changes in operating assets and liabilities
Accounts receivable	(4,584)
Other current assets	(1,963)
Other assets	(727)
Accounts payable and accrued expenses	1,454
Accrued reorganization costs	(4,391)
Deferred revenue	254
Due to Leucadia	150

Cash used in continuing operations	(5,453)
Cash used in discontinued operations	(1,703)

Net cash used in operating activities	(7,156)

Investing activities
Purchase of fixed assets	(3,460)

Cash used in continuing operations	(3,460)
Cash provided by discontinued operations	6,739

Net cash provided by investing activities	3,279

Financing activities
Interest accrued on Leucadia Term Loan	3,881
Principal payments of capital lease obligations	(38)

Net cash used in financing activities	3,843

Net decrease in cash and cash equivalents	(34)
Cash and cash equivalents at beginning of period	12,734

Cash and cash equivalents at end of period	$12,700

Supplemental disclosure of cash flow information
Cash paid for interest	$3
Income taxes paid	33
Restricted cash utilized to pay accrued reorganization costs	4,946

Supplemental schedule of non-cash items
Notes received from sale of discontinued operations, net of associated discount of $227	$7,973

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements

Note 1.	Organization and Business

ATX Communications, Inc. together with its subsidiaries, (“ATX” or the “Company”) is an integrated communications provider that offers customers a full range of communications services, including local and long distance telephone services, data and Internet services, web development, collocation and managed services. Additionally, the Company provides conference calling, travel services, enhanced fax and Web-based billing. The Company’s target market is small to medium sized enterprises located in the Mid-Atlantic region of the U.S. The Company does not rely on any one customer for a significant portion of its revenue.

On January 15, 2004 (the “Petition Date”), the Company and 31 of its wholly owned subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York. On March 10, 2004, one wholly owned subsidiary of the Company filed a voluntary petition for relief with the Court under Chapter 11. Pursuant to Bankruptcy Court orders dated January 15, 2004 and March 31, 2004, the 33 cases of the Company and its subsidiaries, referred to collectively as the Company, were being jointly administered under Case Number 04-10214. On April 13, 2005, the Bankruptcy Court confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, Dated as of April 13, 2005 (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Company emerged from Chapter 11 on April 22, 2005 (the “Emergence Date”).

Pursuant to the terms of the Plan of Reorganization, Leucadia National Corporation (“Leucadia”) acquired the Company on the Emergence Date. Leucadia received 94.4% of the Company’s common stock in partial settlement of its bankruptcy claims.

Note 2.	Significant Accounting Policies

Basis of Financial Statement Preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: revenue related allowances, allowance for doubtful accounts, accrued carrier costs, depreciation of fixed assets, income taxes, accrued and contingent liabilities, impairment charges, valuation of long-lived assets, valuation of goodwill and other intangible assets and fresh-start reporting. Actual results could differ from those estimates. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may engage outside experts to assist in its evaluations.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a remaining maturity at the date of purchase of three months or less. Cash equivalents were approximately $11.6 million at December 31, 2005 and consisted primarily of fully collateralized repurchase agreements, securities of the United States, and money market funds.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, certificates of deposit and accounts receivable. The Company places its

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

cash and cash equivalents and certificates of deposit with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to a significant number of customers comprising the Company’s customer base.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable and related accruals based upon customer billings. The Company records estimated allowances for doubtful accounts receivable based on estimates of the collectibility of these receivables. These allowances are provided based on the age of outstanding receivable balances and specifically identified risks. The Company considers current customer balances, customer payment histories and economic conditions on a monthly basis to determine if additional allowances are required. Accounts receivable are considered delinquent when payment is not received within standard terms of sale and are charged off against allowances for doubtful accounts receivable when management determines that recovery is unlikely and the Company ceases its internal collection efforts. The Company charges finance fees to its delinquent customers, which it recognizes as income at the time the fees are collected. The Company also requires security deposits in the normal course of business if customers do not meet its criteria established for offering credit. If the financial condition of the Company’s customers were to deteriorate and result in an impaired ability to make payments, additions to the allowances may be required.

The activity of allowances for doubtful accounts receivable for the period from April 23, 2005 to December 31, 2005 is as follows:

	Additions to
	Allowance Based
Balance as of	on Collectibility	Uncollectible Accounts	Balance December 31,
Fresh Start	Estimates	Written-off	2005
(In thousands)

$4,824	$2,940	$(424)	$7,340

Assets and Liabilities Held for Sale

The Company classifies and reports separately assets and liabilities of operations held for sale when all of the following conditions are met: a formal plan for disposal has been authorized by management with proper authority, the operations to be disposed of are available for immediate sale in its present condition, an active program to sell the operations at a reasonable price has been initiated, the sale is expected to occur in one year, and it is unlikely that significant changes to the disposition plan will occur. Assets of operations held for sale are not depreciated or amortized, are recorded at the lower of their carrying amount or fair value less estimated costs to sell, and are separately presented in the consolidated balance sheet. The operating results of assets held for sale that meet the requirements for discontinued operations presentations are separately reported as discontinued operations in the consolidated statement of operations.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Fixed Assets

Fixed assets are stated at cost. Fixed assets are assigned useful lives, which impacts the annual depreciation expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are as follows, except for leasehold improvements for which the estimated useful lives are the remaining term of the underlying lease, if shorter:

Automobiles	5 years
Network equipment	5 to 7 years
Furniture and fixtures	7 to 13 years
Computer equipment and software	3 to 7 years

Maintenance and repairs on fixed assets are expensed as incurred. Replacements and betterments, which increase the useful lives or functionality of the assets, are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected as a separate component on the consolidated statement of operations.

The Company incurs costs to increase the useful life and functionality of its network facilities. Internal and external labor costs directly related to these improvements are capitalized. Such capitalized costs were $98,000 for the period from April 23, 2005 to December 31, 2005.

The Company also includes in fixed assets, the costs incurred to develop software for internal use. Certain direct development costs and software enhancements associated with internal-use software are capitalized, including external direct costs of material and service, and internal labor costs devoted to these software projects under SOP 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Such capitalized costs were $194,000 for the period from April 23, 2005 to December 31, 2005.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying amount may not be recoverable. In analyzing potential impairments, projections of future cash flows from the asset (or asset group) are used to estimate fair value. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset (or asset group), a loss is recognized for the difference between the estimated fair value and carrying value of the asset. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

Intangible Assets

Intangible assets include trademarks, customer relationships, software and non-compete arrangements. These are fresh start related assets, which were stated at their fair value as of the Emergence Date. Amortization is recorded on an accelerated basis for customer relationships and on a straight-line basis for the remaining intangible assets over the following estimated useful lives:

Trademarks	10 years
Customer relationships	7 years
Software	5 years
Non-compete arrangements	2 years

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Goodwill

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations. In accordance with Financial Accounting Standards Board, (“FASB”), Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, the Company evaluates its goodwill for impairment at least annually and when events and circumstances warrant such review. Impairment charges, if any, are charged to the results of operations.

Contingent Liabilities

The Company’s determination of the treatment of contingent liabilities is based on a view of the expected outcome of the applicable contingency. The Company’s internal and external legal counsel is consulted on matters related to litigation. Experts both within and outside the Company are consulted with respect to other matters that arise in the ordinary course of business. A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable.

Revenue Recognition

The Company recognizes revenue on telecommunications services in the period the services are provided. Revenue is recognized when persuasive evidence of a sales arrangement exists, services have been rendered, the sales price to the buyer is fixed or determinable and collection is reasonably assured. The Company records provisions against revenue based on estimates derived from factors that include, but are not limited to, historical results, analysis of credits issued and the likelihood of collection. The provisions against revenue are recorded as reductions of revenue.

The Company’s derives revenue principally by providing local telephone services, toll-related telephone services, Internet, data and web-related services to business customers. Local telephone services consist of local dial tone, local calling and other custom calling features. Toll-related telephone services consist of long distance, international calls, toll free services and other related services. Internet, data and web-related services includes high-speed dedicated Internet access, private line and frame relay services, web-hosting and co-location services. Customer telephone revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include the fees paid by customers for facilities in service and additional features on those facilities. Usage charges consist of fees paid for the duration of calls made. Charges for services that are billed in advance are deferred and recognized over the period that services are provided.

Additionally, the Company derives revenue from other telecommunications carriers for interconnection charges, carrier access billing and reciprocal compensation. Carrier access billing is comprised of charges paid by inter-exchange carriers, competitive local exchange carriers and incumbent local exchange carriers for the origination and termination of inter-exchange toll and toll free calls. Reciprocal compensation is the charge paid by a local exchange carrier to complete calls on another local exchange carriers’ network. Carrier access billing and reciprocal compensation revenue is based on minutes of usage. Interconnection charges are monthly fees paid by a local exchange carrier for the use of certain network elements of another local exchange carrier. The rates for carrier access billing, reciprocal compensation and interconnection charges are established by interconnection agreements, federal and state regulations and other contractual arrangements, whether under tariffs or separate contracts.

Local telephone services, long distance telephone services and Internet, data and web-related services currently account for approximately 85% of the Company’s revenues. For the period from April 23, 2005 to December 31, 2005, the Company’s revenues were concentrated in certain states, principally Pennsylvania, 45%; New Jersey, 31%; Maryland, 6%; Virginia and Washington D.C., 6%; and Delaware, 5%.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Operating Costs

Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs incurred with telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent and utilities of the telephone, Internet and data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

The accrued costs are subsequently reconciled to actual invoices as they are received, which is a process that can take several months to complete. This process includes an invoice validation procedure that normally identifies errors and inaccuracies in rate and/or volume components of the invoices resulting in invoice disputes. It is the Company’s policy to adjust the accrual for the probable amount it believes will ultimately be paid on disputed invoices, a determination which requires significant estimation and judgment. Due to the number of negotiated and regulated rates, constantly changing traffic patterns, uncertainty in the ultimate resolution of disputes, the period of time required to complete the reconciliation and delays in invoicing by access vendors, changes in these estimates should be expected.

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs for the period from April 23, 2005 to December 31, 2005 were $143,000.

Exit and Disposal Costs

The Company accounts for the costs surrounding exit and disposal activities in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”. Under SFAS 146, liabilities for costs associated with exit or disposal activities such as one-time termination benefits and certain contract termination costs are recognized and initially measured at fair value only when they are incurred.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. The future benefit of certain tax loss carryforwards and the future deduction is recorded as an asset and a valuation allowance is provided if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29”, which is effective for fiscal periods beginning after June 15, 2005. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company adopted SFAS 153 as of the Emergence Date. The adoption of SFAS 153 did not have any effect on the Company’s consolidated financial statements; however, SFAS 153 could impact the accounting for future transactions, if any, within its scope.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

The Company adopted SFAS 123R “Share-Based Payment” as of the Emergence Date. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost is recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer are an alternative to financial statement recognition. In addition, the Company is required to determine fair value in accordance with SFAS 123R. The adoption of SFAS 123R did not have a material impact on the Company’s consolidated financial statements.

At the Emergence Date, the Company adopted SFAS 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless doing so is impracticable. The adoption of SFAS 154 did not have a material impact on these consolidated financial statements.

Note 3.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive and regulated, and is impacted by product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company faces competition from regional Bell operating companies such as Verizon Communications, Inc. (“Verizon”) and AT&T, Inc. (“AT&T”) formerly SBC Communications, Inc., as well as other providers of wireline telecommunications services, wireless telephone companies and Voice-over-Internet Protocol (“VoIP”) providers. In the local telephone markets, the Company’s principal competitor is the Incumbent Local Exchange Carrier (“ILEC”), which is usually Verizon. Verizon is also the Company’s principal supplier of telecommunications services. Services purchased from Verizon account for approximately 60% of the Company’s total operating costs. Wireless telephone companies have been taking market share from providers of wireline voice communications. Cable television companies that offer high-speed Internet access are expanding their offerings to voice based telephone services.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The recent completion of large mergers within the telecommunications industry could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 3.	Certain Risks and Uncertainties (continued)

of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise issues regarding its compliance with applicable laws and regulations.

The Federal Communications Commission (“FCC”) has jurisdiction over the Company’s facilities and services to the extent those facilities are used to provide interstate telecommunications services. State regulatory commissions generally have jurisdiction over facilities and services to the extent the facilities are used in intrastate telecommunications services. Generally, the FCC and state commissions do not regulate Internet, video conferencing or certain data services, although the underlying telecommunications services components of such offerings may be regulated in some instances.

The implementation of the Telecommunications Act of 1996 (the “Telecom Act”), the emergence of new technologies and the financial distress of many in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations, and federal and state courts. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements, inter-carrier compensation, access rates applicable to different categories of traffic, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price that the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues, although no material litigation is currently pending. The Company anticipates that further legislative initiatives and regulatory rulemaking will occur — on the federal and state level — as the industry deregulates and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations.

As a CLEC, the availability of services and facilities purchased from ILECs and the rates ILECs can charge have a significant impact on ATX’s profitability. The enactment of the Telecom Act enabled the Company to purchase ILEC services at favorable rates; however, certain subsequent regulatory action has resulted in more flexibility for ILECs in determining what products and services it provides and the rates it can charge. In certain instances, regulatory action is shifting the determination of these rates from regulatory jurisdiction towards commercial negotiation between the parties, generally resulting in ILEC price increases. Future regulatory changes could have an adverse impact on the Company’s ability to sell its products, to sell its products at a competitive price or to acquire the services it needs at a cost effective rate. In addition, the Company incurs substantial expenses complying with various local, state and federal regulations.

Note 4.	Voluntary Reorganization under Chapter 11

Bankruptcy Proceedings

On January 15, 2004, the Company filed a voluntary petition for relief under Chapter 11. The Company remained in possession of its assets and properties, and continued to operate its business, as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as a debtor-in-possession, the Company was authorized to continue to operate its business and maintain its properties while in Chapter 11, although the Company was precluded from engaging in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

Under Section 362 of the Bankruptcy Code, the filing of the bankruptcy petition automatically stayed most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control over property of the Company’s bankruptcy estate.

On April 13, 2005, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. The Plan of Reorganization became effective in accordance with its terms on April 22, 2005. Pursuant to the Plan of Reorganization, except as otherwise provided in the Plan of Reorganization or in the order confirming the Plan of Reorganization, all claims against the Company and equity interests in the Company were discharged and terminated, and all holders of claims and equity interests are precluded and enjoined from asserting against the reorganized company, or any of their assets or properties, any other or further claim or equity interest based on any act, failure to act, error, omission, transaction, occurrence or other event or activity of any kind or nature that arose or occurred prior to the Emergence Date. A summary of the significant provisions of the Plan of Reorganization is set forth below:

The historical common shares, preferred equity shares, stock options and warrants, collectively referred to as Old Common Stock and Other Equity Interests, of the Company were extinguished.

The Company issued 850,000 shares of common stock, referred to as New Common Stock, to partially settle Leucadia National Corporation’s (“Leucadia”) claims and issued 50,000 shares pursuant to Management Transition Agreements.

All debt securities of the Company were settled and cancelled.

Unexpired leases and executory contracts of the Company were accepted or rejected.

The Company entered into a $55 million Leucadia Term Loan due 2010 bearing interest at 10% per annum. $25 million of the note issued under the Leucadia Term Loan was issued in partial settlement of Leucadia’s pre-petition claims and $30 million was issued as exit financing. The exit financing was used to fund certain payments due under the Plan of Reorganization, repay a $5 million DIP Loan received from Leucadia prior to emergence and fund the business operations of the Company.

The Company issued $2 million in 7% Subordinated Promissory Notes due 2008.

Pursuant to a settlement agreement with Verizon, the Company made a payment of $16.5 million to Verizon to assume certain executory contracts and other agreements.

Pursuant to a settlement agreement with AT&T, the Company was required to sell or shutdown certain of its Midwest CLEC operations and AT&T would receive 45% of the net proceeds from this sale.

Plan of Reorganization

The following briefly summarizes the classification and treatment of claims and equity interests under the Plan of Reorganization.

Claims of Unimpaired Classes — estimated to be fully recoverable

Administrative expenses and other priority claims, secured tax claims, other secured claims and customer claims are to be paid in cash.

Obligations incurred in the ordinary course of business after the Petition Date or approved by the Bankruptcy Court will be paid in full when due.

Claims of Impaired Classes — estimated recovery of less than 100%

Convenience claims are to be settled by cash payments of 15% of the allowed claim amount.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

General unsecured claims, excluding AT&T and Verizon, received a pro-rata share of $7 million in cash, plus an amount equal to 8% of the net proceeds, if any, in excess of $3.5 million received by the Company in respect of any avoidance actions, after payment of all costs of prosecution, settlement and collection, including reasonable attorney’s fees and costs. Verizon has waived its right to receive any distribution in respect to its general unsecured claim, unless and until the other holders of general unsecured claims have received distributions under the Plan of Reorganization equal to 15% of the allowed amount of such claims, at which time, Verizon shall be entitled to share in any additional distributions available for holders of general unsecured claims, on a pro-rata basis. AT&T shall receive its distributions pursuant to its settlement agreement and not from the cash amount established for the holders of the general unsecured claims.

Leucadia’s pre-petition claims were satisfied by the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of New Common Stock.

Claims of Impaired Classes — receiving no compensation

Subordinated claims, Old Common Stock and Other Equity Interests in ATX and equity interests in securities litigation claims will receive no distribution.

Pursuant to the Plan of Reorganization, the Company was required to restrict $8,211,000 in cash as of the Emergence Date for the purpose of paying the general unsecured claims and certain administrative expenses. As of December 31, 2005, the Company had $3,265,000 remaining in restricted cash.

Accrued Reorganization Costs

The following table summarizes the accrued reorganization costs as of December 31, 2005 (in thousands):

Claims of unimpaired classes	$5,019
Claims of impaired classes	3,083
Other claims	900

$9,002

Note 5.	Fresh-Start Reporting/Leucadia Acquisition

Pursuant to the Plan of Reorganization, Leucadia acquired the Company on the Emergence Date. In accordance with SOP 90-7 and SFAS No. 141, “Business Combinations”, the Company adopted fresh-start reporting and completed its purchase accounting, concurrently, as of the close of business on the Emergence Date. The purchase accounting required under SFAS 141 is substantially identical to the accounting required for fresh-start reporting. The Company engaged an independent third party valuation specialist to assist in the determination of the Company’s reorganized value as defined in SOP 90-7 as well as the fair value of its identifiable intangible assets and fixed assets as of the Emergence Date. The consolidated balance sheet as of April 22, 2005, gave effect to allocations to the carrying value of assets or amounts and classification of liabilities that were necessary when adopting fresh-start reporting. In applying fresh-start reporting, the Company followed these principles:

The reorganized value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations”.

Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined by appropriate current interest rates. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition (continued)

Deferred taxes were reported in conformity with applicable income tax accounting standards, pursuant to SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the reorganized assets and liabilities.

Changes in existing accounting principles that otherwise would have been required in the consolidated financial statements of Reorganized ATX within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

Fixed assets were recorded at fair value.

Reorganization Value

The Company determined an overall reorganization value as well as the reorganization value of its continuing and discontinued operations, together with the financial advisor, using valuation methods including: (i) the market approach, which measures fair value by examining transactions in the marketplace involving the sale of stocks of similar but publicly traded companies, or the sale of entire companies engaged in operations similar to those of the subject and (ii) the discounted cash flow method of the income approach, which recognizes that the current value of an investment is premised upon the receipt of future economic benefits. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control.

The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs and cash flows for the period 2005 — 2008 were determined by the Company’s management based upon their best estimate at the time the analysis was performed. The estimates and assumptions used are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

The reorganized enterprise value of the Company was determined to be approximately $58.1 million. The equity value was $1.3 million, which represents the enterprise value of $58.1 million less $56.8 million of post-emergence debt. The post emergence debt includes the Leucadia Term Loan and the 7% Subordinated Promissory Notes. The fair value of the Company’s discontinued operations classified as held for sale was determined to be $13.2 million. The fair value of the Company’s goodwill was determined to be $5.8 million after specifically allocating its reorganized enterprise value to its assets and liabilities. This goodwill is not deductible for tax purposes.

Fixed Assets

The Company’s fixed assets were valued based on a combination of the cost approach sales comparison approach and income capitalization approach. The fair value of the Company’s fixed assets was determined to be $17.1 million.

Identifiable Intangible Assets

The Company’s intangible assets consisting of its customer base, software, trademarks and non-compete arrangements were valued as follow:

Customer Relationships — The Company’s customer base is composed of the subscribers to the Company’s various telecommunications services. The cost — saving method of the income approach was utilized

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition (continued)

to value the customer base. The fair value of the Company’s customer relationships was determined to be $10.9 million.

Software — The Company’s existing software was valued utilizing estimates of the costs that would be incurred if the Company’s existing software had to be purchased and modified as necessary. The fair value of the Company’s software was determined to be $5.1 million.

Trademarks — The Company’s trademarks were valued using a variant of the income approach, referred to as the relief — from — royalty method. The fair values of the Company’s trademarks were determined to be $2.6 million.

Non-compete Arrangements — The Company has non-compete arrangements with its former CEO and former CFO stemming from Management Transition Agreements entered into by and between the Company and its former CEO and former CFO on the Emergence Date. The value of the non-compete arrangement of $850,000 was established by the payments to be made by the Company to its former CEO and former CFO under the agreements.

As of December 31, 2005, intangible assets consist of the following (in thousands):

Customer relationships, net of accumulated amortization of $1,797	$9,093
Software, net of accumulated amortization of $701	4,399
Trademarks, net of accumulated amortization of $179	2,421
Non-compete agreements, net of accumulated amortization of $294	556

$16,469

Amortization expense on intangible assets was $2,971,000 for the period from April 23, 2005 to December 31, 2005. The estimated aggregate future amortization expense for the intangible assets is as follows: 2006 — $4,115,000; 2007 — $3,512,000; 2008 — $3,048,000; 2009 — $2,683,000; 2010 — $1,563,000; and thereafter $1,548,000.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition (continued)

Unaudited Consolidated Fresh-Start Balance Sheet

The Company’s unaudited consolidated balance sheet as of the Emergence Date upon the application of fresh start reporting and purchase accounting is as follows (in thousands):

ASSETS
Current assets:
Cash and cash equivalents	$12,734
Restricted cash	8,211
Accounts receivable — trade	18,170
Assets held for sale	26,725
Prepaid expenses and other current assets	2,713

Total current assets	68,553
Fixed assets, net	17,100
Goodwill	5,848
Intangible assets, net	19,440
Other	1,337

$112,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,496
Accrued reorganization costs	18,339
Current portion of Leucadia Term Loan	5,000
Current portion of capital lease obligations	80
Deferred revenue	1,547
Liabilities of assets held for sale	13,542

Total current liabilities	59,004
7% Subordinated promissory notes	1,814
Leucadia Term Loan	50,000
Asset retirement obligations	139

Shareholders’ equity	1,321

$112,278

Note 6.	Verizon Settlement Agreement

On January 25, 2005, the Company and Verizon entered into a Comprehensive Settlement Agreement (the “Verizon Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the Verizon Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the Verizon Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the Verizon Settlement Agreement. In addition to the settlement of such litigation and claims, the Verizon

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 6.	Verizon Settlement Agreement (continued)

Settlement Agreement provided for, among other things, the assumption or termination by the Company of certain interconnection agreements and other contracts and arrangements provided under tariffs pursuant to which Verizon provides and/or furnishes certain services and facilities to or for the benefit of the Company.

In connection with the assumption of certain of its agreements with Verizon, the Company was required to (a) make a cure payment to Verizon in the amount of $16.5 million, (b) allow the balance of Verizon’s general unsecured claim in the aggregate amount of $37.5 million, (c) sell or close down certain of their operations in the states of New York and Massachusetts within 90 days of the Effective Date and (d) make certain payments to Verizon in the event that any other executory contract party to whom the Company makes a cure payment in excess of $500,000 receives a recovery on account of its cure claim that, on a percentage basis, exceeds the cure recovery percentage received by Verizon pursuant to the Verizon Settlement Agreement. The Bankruptcy Court approved the Verizon Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

On the Emergence Date, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for all post-confirmation Verizon charges. The letters of credit, which totaled $14.7 million, were initially in an amount equal to three times the average monthly post confirmation Verizon charges. The letters of credit are subject to readjustments as set forth in the Verizon Settlement Agreement. On April 22, 2006, the letters of credit were readjusted to $7.8 million. Pursuant to a Reimbursement Agreement between Leucadia and the Company, Leucadia issued the letters of credit to Verizon on behalf of the Company. The Reimbursement Agreement, requires the Company to: i) reimburse Leucadia for any amounts paid by Leucadia as a result of any draw under the letters of credit and ii) reimburse Leucadia for all costs, fees and expenses incurred by Leucadia in connection with its ongoing obligations under the letters of credit. The failure of the Company to reimburse Leucadia pursuant to this Reimbursement Agreement constitutes an event of default under the Leucadia Term Loan.

Note 7.	AT&T Settlement Agreement

On January 24, 2005, the Company and AT&T, formerly SBC Communications, Inc., entered into a Comprehensive Settlement Agreement (the “AT&T Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the AT&T Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the AT&T Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the AT&T Settlement Agreement.

In addition to the settlement of such litigation and claims, the AT&T Settlement Agreement provides for, among other things, the disposition by the Company of its Midwest CLEC. AT&T received 45% of the net proceeds of the sale of the Midwest operations in satisfaction of AT&T’s claims against the Company. AT&T is entitled to the same pro rata distribution as the other holders of the allowed general unsecured claims if 45% of the net proceeds of the sale, divided by AT&T’s allowed general unsecured claim of $30 million, is less than the pro rata distribution to the general unsecured claim holders. The Bankruptcy Court approved the AT&T Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

Note 8.	Discontinued Operations and Assets Held for Sale

The Company identified certain assets that it determined were not part of its future operations. As such, these assets and businesses, once identified and qualifying for discontinued operations under SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, were reflected as discontinued operations in the consolidated statement of operations and as assets held for sale in the consolidated balance sheet.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations and Assets Held for Sale (continued)

Midwest CLEC

Pursuant to the AT&T Settlement Agreement, the Company was required to use its best efforts to consummate a sale of its Midwest CLEC. The Midwest CLEC provided CLEC products and services to end-user customers in the Midwest region of the United States. Immediately, upon execution of the AT&T Settlement Agreement, the Company began marketing the Midwest CLEC for sale. The Midwest CLEC qualified as discontinued operations under SFAS 144 as of the Emergence Date and accordingly, the Company has included all the Midwest CLECs revenues and expenses in discontinued operations in the consolidated statement of operations.

On August 1, 2005, the Company and First Communications, LLC (“FirstComm”) entered into an Asset Purchase Agreement (“FirstComm Agreement”) for the sale of the Midwest CLEC. FirstComm purchased substantially all of the operating assets and liabilities of the Midwest CLEC for $6 million in cash, subject to adjustment for the payment of Ohio property taxes and changes in working capital. The transaction closed on September 14, 2005, at which time the Company received a net cash payment of approximately $3.8 million. At closing, the remaining $2.1 million to was paid to AT&T pursuant to the AT&T Settlement Agreement. During May 2006, the Company paid At&T an additional $347,000 in connection with the sale of the Midwest CLEC in accordance with the AT&T settlement agreement.

CoreComm New York

Pursuant to the Verizon Settlement Agreement, the Company was required to sell or close down certain of the operations of CoreComm New York, Inc. (“CoreComm NY”) in the state of New York within 90 days of the Emergence Date. Upon execution of the Verizon Settlement Agreement, the Company began marketing CoreComm NY operations for sale. The CoreComm NY assets qualified as discontinued operations as of the Emergence Date and accordingly, the Company has included all of CoreComm NY’s revenues and expenses in discontinued operations in the consolidated statement of operations. On April 12, 2005, the Company entered into an asset purchase agreement to sell the CoreComm NY assets for approximately $200,000. The Company completed the sale during August 2005.

Voyager

During April 2005, the Company commenced a process to actively market the sale of its subsidiary, CoreComrn-Voyager, Inc. and certain other subsidiaries, collectively Voyager. Voyager is an Internet service provider, which primarily provided dial-up and high-speed data services to consumers and small business enterprises located in the Great Lakes region of the United States. Voyager qualified as discontinued operations as of the Emergence Date and accordingly, the Company included all Voyager’s revenues and expenses in discontinued operations in the consolidated statement of operations. On November 29, 2005, the Company and CoreComm Internet Services, Inc. (CIS) entered into an Asset Purchase Agreement for the sale of substantially all of the operating assets and liabilities of Voyager. The purchase price was $9.2 million, $1 million of which was in cash and $8.2 million was in the form of two notes receivable collateralized by substantially all of the assets of CIS, including those purchased by CIS from Voyager. The first note receivable is in the amount of $7 million and is payable at an interest rate of 10% over 24 months commencing in February 2006. The second note receivable is for $1.2 million, is payable at a stated interest rate of 0% and is due in February 2008. The Company recorded a discount of $227,000 on the second note receivable based on an effective interest rate of 10%. Additionally, the owner of CIS, personally guaranteed the loans up to $1 million. The transaction closed on December 7, 2005.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations and Assets Held for Sale (continued)

The Company did not recognize any gain or loss on the disposal of its discontinued operations. The combined operating results of the Company’s discontinued operations for the period from April 23, 2005 to December 31, 2005 are as follows (in thousands):

Revenues	$31,192
Costs and expenses
Operating	19,716
Selling, general and administrative	11,643

Total costs and expenses	31,359

Operating loss	(167)
Other income (expense)
Interest income and other, net	5
Interest expense	(1)

Loss before income taxes	(163)
Income taxes	(11)

Net loss	$(174)

Note 9.	Other Assets

As of December 31, 2005, other assets consisted of the following (in thousands):

Prepaid expenses and other current assets:
Prepaid expenses	1,947
Prepayments and refunds due from carriers	1,934
Credit card reserve	457
Other	338

$4,676

Other non-current assets:
Indefeasible rights of use	$1,346
Collateral for outstanding letters of credit	661
Other	57

$2,064

Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

During December 2005, the Company purchased a capacity indefeasible right of use (“IRU”) for $1,346,000 from Wiltel Communications, LLC, which was a subsidiary of Leucadia at the date of purchase. The IRU gives the Company the right to utilize certain fiber optic telecommunications capacity for a period of 60 months. The Company is amortizing the cost of the IRU to operating expenses on a straight-line basis over the 60-month period.

In the ordinary course of its business, the Company is required to issue letters of credit and surety bonds to regulatory bodies, customers, and landlords. These instruments remain in place for as long as the Company

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Other Assets (continued)

conducts business in certain states, provides services to these customers or occupies a particular facility. In order to obtain these letters of credit and surety bonds, the Company was required to post collateral in an amount equal to their face value.

Note 10.	Fixed Assets

As of December 31, 2005, fixed assets consisted of the following (in thousands):

Operating equipment	$13,575
Computer equipment and software	2,921
Furniture and fixtures	1,961
Leasehold improvements	1,597
Automobiles	322

20,376
Accumulated depreciation	(4,331)

$16,045

For the period from April 23, 2005 to December 31, 2005, depreciation expense for software costs was $106,000. The net book value of undepreciated software costs was $883,000 as of December 31, 2005.

Note 11.	Accounts Payable and Accrued Expenses

A summary of accounts payable, accrued expenses and other current liabilities as of December 31, 2005 are as follows (in thousands):

Accrued carrier costs	$7,285
Accrued compensation and employee benefits	6,524
Accounts payable	3,366
Taxes, including income taxes	2,990
Other	1,128
Accrued professional fees	657

$21,950

Note 12.	Indebtedness

As of December 31, 2005, the Company’s debt consisted of the following (in thousands):

Leucadia Term Loan	55,000
7% Subordinated promissory notes, less unamortized discount of $148	1,852

Less current portion	56,852
(5,000)

$51,852

Leucadia Term Loan

On the Effective Date, the Company entered into a $55 million Term Loan with Leucadia, of which $25 million went to satisfy a portion of Leucadia’s pre-petition secured claim, and $30 million was used to fund certain payments due under the Plan of Reorganization, repay a $5 million DIP Loan received from Leucadia prior

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 12.	Indebtedness (continued)

to emergence and fund the business operations of the Company. Pursuant to the Leucadia Term Loan Agreement, the Company, on July 22, 2005, was required to pay to Leucadia cash in a principal amount equal to $5,000,000 and all accrued and unpaid interest thereon, in partial repayment of the Leucadia Term Loan. The remaining principal and all accrued and unpaid interest shall be due and payable at the earliest of April 22, 2010 or the acceleration of the loans by Leucadia in accordance with certain conditions under the Term Loan agreement. Interest is calculated on the daily outstanding principal balance of the loan at a rate of 10% per annum. Interest expense for the period from April 23, 2005 to December 31, 2005 was $3,881,000. The Company is required to meet a minimum Consolidated EBITDA covenant and a maximum Capital Expenditure covenant on a quarterly basis as set forth in the Term Loan Agreement. The loans are secured by substantially all of the Company’s assets and have been guaranteed by the Company and certain of its subsidiaries.

The Company did not make the required July 22, 2005 payments for the Term Loan, which constituted an Event of Default under the Leucadia Term Loan Agreement. During September 2005, the Company received a waiver for this default, which expired January 31, 2006. The Company paid Leucadia $100,000 in connection with this waiver. The Company did not make the required payment upon the expiration of the waiver. In addition, during the quarter ended December 31, 2005, the Company failed to meet its Consolidated EBITDA covenant, which constitutes an Event of Default.

7% Subordinated Promissory Notes

In order to fund certain cash distributions required to be made pursuant to the Plan of Reorganization, The Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with an aggregate principal amount of $2,000,000. Certain bankruptcy professionals accepted the Promissory Notes as compensation for a portion of the services performed by those professionals through November 30, 2004 in lieu of receiving cash compensation. Additionally, certain former directors and officers of the Company also purchased these Promissory Notes. The total consideration received by the Company for these notes was $1,814,000. The resulting discount of $186,000 is being amortized to interest expense over the expected life of the Promissory notes. The Company recorded interest expense from the amortization of the discount of $38,000 for the period from April 23, 2005 to December 31, 2005.

Interest on the Promissory Notes is payable at 7% per annum, compounded annually. Interest expense for the period from April 23, 2005 to December 31, 2005 was $97,000. The Promissory Notes and all accrued interest and unpaid interest are due and payable at the earliest of: i) 90 days after the Leucadia Term Loan and any unpaid but accrued interest is repaid in full, ii) the date any transfer, sale or other disposition of substantially all of the assets or more than 50% of the outstanding shares or equity interests of the Company, and iii) April 22, 2008. The promissory notes are subject to two maturity extensions of up to fifteen months each if the Leucadia Term Loan is not paid in full on or before April 22, 2008 and if the enterprise value of the Company, less all debts of the Company other than Leucadia Term Loan is less than the balance due under Leucadia Term Loan and all of the Promissory Notes. The Promissory Notes are subordinated to the Leucadia Term Loan. The acceleration of the maturity of the Leucadia Term Loan due to an Event of Default would constitute an Event of Default under the Promissory Notes. Leucadia did not accelerate the maturity of the Leucadia Term Loan prior to issuing the Company waivers in September 2005 and May 2006 for the Events of Default noted above.

The Company and certain of its subsidiaries have guaranteed the Promissory Notes. The Company does not have any independent assets or operations on it’s own nor does it have any significant asset or operations in any subsidiaries apart from the subsidiaries, which guaranteed the Promissory Notes. The guarantees are full and unconditional and joint and several.

The aggregate annual mandatory redemptions of debt during the five year period ending December 31, 2010 are as follows: 2006 — $5,000,000; 2007 — $0; 2008 — $1,852,000; 2009 — $0; and 2010 — $50,000,000.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Fair Values of Financial Instruments

The following table presents fair value information about certain financial instruments as of December 31, 2005. Fair values are determined as described below. These techniques are significantly affected by the assumptions used. The fair value amounts presented do not purport to represent and should not be considered representative of the underlying “market” or franchise value of the Company. The methods and assumptions used to estimate the fair values of each class of the financial instruments described below are as follows:

Cash and cash equivalents — For cash equivalents, the carrying amount approximates fair value.

Notes receivable — The fair values of variable rate notes receivable are estimated to be the carrying amount.

Indebtedness — The fair values of non-variable rate debt are estimated using quoted market prices and estimated rates, which would be available to the Company for debt with similar terms.

	Carrying Amount	Fair Value
	(in thousands)

Financial Assets:
Cash and cash equivalents	$12,700	$12,700
Notes receivable:
Current	3,118	3,118
Non-current	4,861	4,861
Financial Liabilities:
Indebtedness:
Current	5,000	5,000
Non-current	51,852	51,484

Note 14.	Leases

As of December 31, 2005, the Company had leases for office space and network facilities, which extend through 2011. Total rent expense for the period from April 23, 2005 to December 31, 2005 under operating leases was $2,360,000, of which $663,000 was included in operating expenses and $1,697,000 was included in selling, general and administrative expenses.

Future minimum annual lease payments under noncancellable operating leases at December 31, 2005 are as follows: 2006 — $2,392,000; 2007 — $2,440,000; 2008 — $2,150,000; 2009 — $1,999,000; 2010 — $1,952,000 and thereafter — $151,000.

Pursuant to the lease agreement for the Company’s headquarters facility, the Company is required to return the facility to its original condition upon the termination of the lease in January 2011. The Company recorded asset retirement obligations and asset retirement costs (included in leasehold improvements) of $139,000 in connection with this lease. For the period from April 23, 2005 to December 31, 2005, the Company recognized accretion expense of $10,000 for the asset retirement obligation, which is included with amortization expense on the consolidated statement of operations.

Note 15.	Related Party Transactions

a) Leucadia Indebtedness and Guarantee

On May 1, 2006, the Company received waivers for the Events of Default related to the Leucadia term loan, described in note 12 above, which will expire January 31, 2007.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 15.	Related Party Transactions (continued)

On June 2nd, 2006, Leucadia issued a guarantee to the Company, which provides for financing to the Company for the satisfaction of cash obligations in an amount not to exceed $10 million. The guarantee expires at through the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) March 31, 2007. The Company’s management does not anticipate obtaining any financing pursuant this guarantee.

b) Due to Leucadia

For the period from April 23, 2005 to December 31, 2005, Leucadia paid insurance costs of $228,000 and legal costs of $19,000 on behalf of the Company. As of the December 31, 2005, the Company reimbursed Leucadia for $97,000 of these fees.

c) Transactions with Wiltel Communications, LLC

Wiltel Communications, LLC (“Wiltel”) is a telecommunications provider, which was wholly owned by Leucadia through December 22, 2005. On December 23, 2005, Leucadia sold its interest in Wiltel. During the period from April 23, 2005 through December 22, 2005, the Company purchased services from Wiltel of $2,325,000, which are included in operating expenses. Additionally, during the period the Company purchased equipment and other goods from Wiltel in the amount of $335,000.

d) Management Transition Agreements

On the Emergence Date, the Company entered into Transition Agreements with Mr. Gravina and Mr. Peterson, the Company’s former Chief Executive Officer and Chief Financial Officer, respectively. The Transition Agreements provided for: i) their resignation as executive officers and directors with the Company, ii) for the appointment of Mr. Gravina as the non-executive Chairmen of the Board of the Company and iii) for the appointment of Mr. Peterson as a non-executive Senior Advisor. Pursuant to the Transition Agreements, Mr. Gravina and Mr. Peterson have agreed to serve in these positions for a period of one year from the Emergence Date. Mr. Gravina and Mr. Peterson will receive base salaries of $437,500 and $375,000, respectively, and shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Additionally, Mr. Gravina and Mr. Peterson were also granted 30,000 and 20,000 common shares, respectively, under the Management Restricted Stock Plan.

Pursuant to the Transition Agreements, the Company is also required to make payments to Mr. Gravina and Mr. Peterson in the amount of $425,000, of which $212,500 was paid on April 22, 2005 by cash payments of $102,500 and $127,500 and the issuance of Promissory Notes with a face value of $154,000 and $129,000 to Mr. Gravina and Mr. Peterson, respectively. The remaining $212,500 is being paid in equal monthly installments through April 2006. In consideration of these payments, Mr. Gravina and Mr. Peterson have agreed to certain non-compete provisions.

e) Transactions with GPX Enterprises

During August 2005, the Company entered into an assignment agreement with GPX Enterprises (“GPX”) to assign all of its rights, title and interest in the Suite License Agreement for the right to use a Suite at Lincoln Financial Field. GPX is a company owned and operated by Thomas Gravina and Michael Peterson. Pursuant to the agreement GPX is to reimburse the Company for $130,000 paid pursuant to the License Agreement for the 2005 season as well as $33,000 paid as a deposit. As of December 31, 2005, the Company has received $78,000.

During September 2005, the Company entered into an assignment agreement with GPX to assign all of its rights, title and interest in the Suite License Agreement for the right to use Suite #82 at the Wachovia Center. Pursuant to the agreement GPX is to pay $27,000 to the Spectrum Arena LP (Operator of the Wachovia Center) and

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 15.	Related Party Transactions (continued)

upon doing so the Spectrum Arena LP will reimburse the Company $27,000 for the deposit it previously paid. As of December 31, 2005, the money has not been refunded.

f) Transactions with Directors

On the Emergence Date, the three former non-executive directors of the Company purchased the Promissory Notes of the Company with a face amount of $433,000 for $268,000 in cash and $68,000 in their accrued but unpaid directors fees earned in the performance of services as directors of the Company.

g) Separation and Consulting Agreement

On March 24, 2005, the Company entered into a Separation and Consulting Agreement (“Separation Agreement”) with Mr. Holt, the Company’s former Senior Vice President — Chief Counsel for Law & External Affairs & Secretary. In consideration of Mr. Holt providing services to the Company through July 15, 2005 in connection with its reorganization process, the Company agreed to pay Mr. Holt $275,000 payable in up to four installments. AH payments under the Separation Agreement were made as of May 4, 2005.

Note 16.	Employee Benefit Programs

401(k) Plan

The Company sponsors a 401(k) plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Board of Directors approves the Company’s matching contribution annually. Participants may make salary deferral contributions of 1% to 25% of their compensation not to exceed the maximum allowed by law. The expense for the period from April 23, 2005 to December 31, 2005 was $77,000, The Company made its 2005 matching contribution in March 2006.

Key Employee Severance Program

Pursuant to the Plan of Reorganization, the Company established the Key Employee Severance Program (“KESP”), which became effective on the Emergence Date. The KESP was established to provide cash severance payments to certain employees of the Company in the event their jobs are terminated within one year from the Effective Date. The KESP is administered by the Company’s Board or such other person as designated by the Board. The plan administrator has full authority under the KESP to control and manage the operation and administration of the KESP and to make all determinations of eligibility for severance under the KESP.

The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination plus the employee’s average monthly commissions, as applicable. As of December 31, 2005, the Company would be obligated to pay $3.2 million in the event that all of the employees included in the KESP were terminated. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007.

In connection with the disposal of the Company’s discontinued operations, the former executives of Voyager were terminated. These executives were covered under the KESP and accordingly, the Company accrued $427,000 in connection with their termination, all of which were paid in January 2006.

Midwest CLEC Retention Bonus Program

In connection with the disposal of the Company’s Midwest CLEC, the Company established a retention bonus program for initially 42 employees that supported the operations of the Midwest CLEC. Under the retention

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 16.	Employee Benefit Programs (continued)

program, the Company was required to pay a bonus to employees who maintain employment through December 31, 2005 (“Termination Date”) at the earlier of the first regular pay period following (a) the Termination Date; or (b) thirty days following the completion of the sale of the Midwest CLEC. In the event that an employee ceased to be employed by the Company prior to the Termination Date due to (a) resignation; or (b) termination for cause, the employee was not entitled to receive the retention bonus. The Company initially estimated the fair value of the liability as of the Termination Date to be $365,000 and was accruing for the liability ratably through the Termination Date. After closing on the sale of the Midwest CLEC in September 2005, the Company paid the retention bonuses pursuant to the terms of the bonus program. During the period from April 23, 2005 to December 31, 2005 the Company recognized expenses of $294,000 under this program, which are included in discontinued operations.

Note 17.	Shareholders’ Equity

Common Stock

Pursuant to the Plan of Reorganization as of the Emergence Date, the Company’s historical common shares, preferred equity shares, stock options and warrants were extinguished. The Articles of Incorporation of the Company authorized 1,000,000 shares of $0.01 par value common stock for issuance. As of the Emergence Date, the Company issued 850,000 shares of common stock to settle a portion of Leucadia pre-petition secured claims and issued 50,000 shares pursuant to the Management Transition Agreements.

Management Restricted Stock Plan

Pursuant to the Plan of Reorganization, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”), which became effective on the Emergence Date. The Restricted Stock Plan was subsequently amended and rested by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Restricted Stock Plan is administered by the Board. The Restricted Stock Plan authorizes the award of restricted stock to participants to encourage such participants to expend their maximum efforts in the creation of stockholder value. On March 31, 2006, the Board granted 72,500 shares of restricted stock to participants under the Restricted Stock Plan.

The number of shares available under the Restricted Stock Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization, mergers and other similar transactions. The Board will determine the vesting for any restricted stock awarded under the Restricted Stock Plan.

If, prior to the time that the restricted stock has vested, a participant’s employment or service, as applicable, terminates for any reason, i) all vesting with respect to the restricted stock shall cease, and ii) unvested shares of restricted stock shall be forfeited by the participant to the Company for no such consideration as of the date of such termination; provided, however, in the event such participant’s employment is terminated by the employer without cause or by the participant for good reason, as defined, all shares of restricted stock not previously vested shall immediately vest.

Each participant in the Restricted Stock Plan has Tag-Along Rights, which offers the participant a right to sell its stock for a purchase price per share equal to the purchase price received by Leucadia in the event that Leucadia proposes to sell to a third party any shares of common stock beneficially owed by it. Any participant who notifies Leucadia that it desires to participate in any such sale shall have a right to include in such sale an amount of shares of stock equal to the amount of shares the third party actually proposes to purchase multiplied by the pro-rata portion of unrestricted shares owned by the participant.

Additionally, Leucadia has been granted Drag-Along Rights, which enables Leucadia to require the participant to sell a portion of its stock for a purchase price per share equal to the purchase price received by Leucadia in the event that Leucadia proposes to sell to a third party any shares of common stock beneficially owed

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Shareholders’ Equity (continued)

by it. Any participant who is notified by Leucadia that it is required to participate in any such sale shall only be required to sell an amount of shares of stock equal to the aggregate number of shares owned by such participant multiplied by the percentage of Leucadia’s shares that Leucadia is proposing to sell.

Upon an initial public offering or other transaction by which the Company is required to file reports pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 the Company shall promptly file a registration statement on Form S-8 covering the shares of stock issuable under the Restricted Stock Plan.

Note 18.	Income Taxes

The Company is subject to U.S. Federal, state and local income taxes. During the period from April 23, 2005 to December 31, 2005, the Company’s provision for income taxes consisting solely of current state and local income taxes was $174,000, of which $163,000 related to continuing operations.

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense for the period from April 23, 2005 to December 31, 2005 is as follows (in thousands):

Benefit at federal statutory rate (35%)	$(2,186)
Permanent differences	148
State and local income taxes	163
Valuation allowance	2,038

Actual income tax expense	$163

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the impact of available net operating losses, referred to as NOL carryforwards. As of December 31, 2005, the significant components of the Company’s deferred tax assets were as follows:

Deferred tax assets:
Net operating loss carryforwards	$77,284
Allowance for doubtful accounts	2,936
Accrued expenses	1,242

81,462
Valuation allowance for deferred tax assets	(74,762)

6,700
Deferred tax liabilities:
Intangible assets	(6,365)
Fixed assets	(335)

(6,700)

Net deferred tax asset	$–

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been offset by a valuation allowance of $74.8 million as of December 31, 2005 due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

The Company had consolidated federal NOL carryforwards of $220.8 million as of December 31, 2005. The ability of the Company to use its NOL carryforwards and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 18.  Income Taxes (continued)

the cancellation of indebtedness. The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Following the attribute reduction rules, the Company eliminated $227.2 million of its federal NOL carryforwards and $8 million of capital loss carryforwards. In addition, the Company has eliminated the majority of its state NOL carryforwards. The other limitation in the Company’s future ability to utilize any remaining NOL carryforwards occurred when it emerged from bankruptcy and will be limited by Internal Revenue Code Section 382. The maximum amount of NOL carryforwards the Company can use after the Emergence Date is $10.1 million. These remaining federal NOL carryforwards will expire in various amounts through 2024.

Additionally, as a result of the application of the attribute reduction rules, the Company reduced its tax basis in non current assets (including property, plant and equipment, intangibles and other long-term assets) by approximately $1.3 million.

Note 19.	Commitments and Contingent Liabilities

As of December 31, 2005, the Company had purchase commitments of $1.2 million outstanding, of which all are due during 2006. Additionally, the Company has standby letters of credit of $573,000 outstanding at December 31, 2005, which are fully collateralized by certificates of deposit classified as part of other non-current assets. The letters of credit renew automatically on an annual basis unless cancelled.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters at December 31, 2005. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Upon filing for Chapter 11 bankruptcy protection, most of the outstanding legal matters relating to pre-petition litigation claims were automatically stayed and have been classified as general unsecured claims of ATX. Pursuant to the Company’s Plan of Reorganization, upon finalization of the allowed amount of the pre-petition litigation claims, the allowed claims will be satisfied in cash as part of the general unsecured claims. The pre-petition litigation claims of Verizon and AT&T will be satisfied in accordance with the Verizon Settlement Agreement and AT&T Settlement Agreement, respectively. Claims arising after the Petition Date were not discharged following emergence.

Priority Tax and Regulatory Claims

As of December 31, 2005, the Company has provided for an estimated liability for bankruptcy related priority tax and regulatory claims of $4.3 million, which is include as part of accrued reorganization costs. The Company is in the process of validating these outstanding tax claims, the majority of which represent estimated claims related to state tax audits under appeal. ATX estimates that the liability resulting from the reconciliation process with the various state taxing authorities ranges from $3.5 million to $4.5 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of
ATX Communications, Inc.:

We have audited the accompanying consolidated statements of operations, shareholders’ deficiency, and cash flows of ATX Communications, Inc. for the period from January 1, 2005 to April 22, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the operations and the cash flows of ATX Communications, Inc. for the period from January 1, 2005 to April 22, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 27, 2007

ATX COMMUNICATIONS, INC.
Consolidated Statement of Operations
for the Period from January 1, 2005 to April 22, 2005
(in thousands)

Revenues	$50,576
Costs and expenses
Operating	30,943
Selling, general and administrative	17,491
Depreciation	1,500

Total costs and expenses	49,934

Operating income	642
Other income (expense):
Other	(12)
Interest expense	(280)

Income from continuing operations before reorganization items and income taxes	350
Reorganization charges	(4,706)

Loss from continuing operations before income taxes	(4,356)
Income taxes	(71)

Loss from continuing operations	(4,427)
Loss from discontinued operations, net of taxes	(555)

Net loss	$(4,982)

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Shareholders’ Deficiency
for the Period from January 1, 2005 to April 22, 2005
(in thousands, except share data)

	Common Stock		Additional	Accumulated	Treasury Stock
	Shares	Par	Paid- In Capital	Deficit	Shares	Amount	Total

Balance, January 1, 2005	30,004,000	$300	$1,030,048	$(1,335,432)	41,000	$(76)	$(305,160)
Net loss				(4,982)			(4,982)

Balance, April 22, 2005	30,004,000	$300	$1,030,048	$(1,340,414)	41,000	$(76)	$(310,142)

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Cash Flows
for the Period from January 1, 2005 to April 22, 2005
(in thousands)

Operating activities
Net loss	$(4,982)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,002
Provision for losses on accounts receivable	1,414
Amortization of deferred financing costs	113
Non-cash reorganization items	997
Changes in operating assets and liabilities:
Accounts receivable	(861)
Other current assets	2,025
Other assets	(97)
Accounts payable and accrued expenses	2,867
Deferred revenue	(175)
Liabilities subject to compromise	(62)

Net cash provided by operating activities	3,241
Investing activities
Purchase of fixed assets	(1,608)

Net cash used in investing activities	(1,608)
Financing activities
Payment of capital lease obligations	(48)

Net cash used in financing activities	(48)

Net increase in cash and cash equivalents	1,585
Cash and cash equivalents at beginning of period	11,302

Cash and cash equivalents at end of period	$12,887

Supplemental disclosure of cash flow information
Cash paid for interest	$11
Cash paid for income taxes	348

See accompanying notes.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements

Note 1.	Organization and Business

ATX Communications, Inc. together with its subsidiaries, (“ATX” or the “Company”) is an integrated communications provider that offers customers a full range of communications services, including local and long distance telephone services, data and Internet services, web development, collocation and managed services. Additionally, the Company provides conference calling, travel services, enhanced fax and Web-based billing. The Company’s target market is small to medium sized enterprises located in the Mid-Atlantic region of the U.S. The Company does not rely on any one customer for a significant portion of its revenue. The Company considers all of its activities from continuing operations to be generated from a single operating segment.

On January 15, 2004 (the “Petition Date”), the Company and 31 of its wholly owned subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York. On March 10, 2004, one wholly owned subsidiary of the Company filed a voluntary petition for relief with the Court under Chapter 11. Pursuant to Bankruptcy Court orders dated January 15, 2004 and March 31, 2004, the 33 cases of the Company were being jointly administered under Case Number 04-10214. On April 13, 2005, the Bankruptcy Court confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Company emerged from Chapter 11 on April 22, 2005 (the “Emergence Date”).

Pursuant to the terms of the Plan of Reorganization, Leucadia National Corporation (“Leucadia”) acquired the Company on the Emergence Date. Leucadia received 94.4% of the Company’s common stock in partial settlement of its bankruptcy claims.

Pursuant to a Stock Purchase Agreement dated as of June 26, 2006, by and among the Company, Leucadia, the minority stockholders of ATX and Broadview Networks Holdings, Inc. (“Broadview”), the shareholders of ATX agreed to sell their entire interests in the Company to Broadview for approximately $101 million, subject to working capital adjustments. The transaction closed on September 29, 2006 (the “Broadview Sale Date”).

Note 2.	Significant Accounting Policies

Basis of Financial Statement Preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Except as described in Note 8 and as otherwise indicated throughout the notes to the consolidated financial statements, all income statement related disclosures pertain to the continuing operations of the Company.

The Company’s financial statements have been prepared in accordance with Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. Pursuant to SOP 90-7, an objective of financial statements issued by an entity in Chapter 11 is to reflect its financial evolution during the proceeding. For that purpose, the financial statements for periods including and subsequent to filing the Chapter 11 petition should distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization charges. Interest has not been accrued on the pre-petition debt subject to compromise subsequent to the Petition Date. The consolidated financial statements do not include accounts and transactions under the Company’s new basis of accounting, as discussed in Note 5, upon emergence.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: revenue and related allowances, allowance for doubtful accounts, accrued carrier costs, depreciation of fixed assets, income taxes, accrued and contingent liabilities, impairment charges, valuation of long-lived assets, valuation of goodwill and other intangible assets and allowable claims. Actual results could differ from those estimates. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may engage outside specialists to assist in its evaluations.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity date of three months or less. Cash equivalents consist primarily of fully collateralized repurchase agreements, securities of the United States, and money market funds.

Fair Value of Financial Instruments and Concentration of Credit Risk

The Company’s financial instruments include cash and cash equivalents, trade accounts receivable, accounts payable, and long and short-term indebtedness. The carrying amount of the Company’s cash and cash equivalents, trade accounts receivable and accounts payable are deemed to approximate fair value because of their liquidity and short-term nature. The fair values of non-variable rate debt are estimated using quoted market prices and estimated rates, which would be available to the Company for debt with similar terms.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and certificates of deposit and accounts receivable. The Company places its cash and cash equivalents and certificates of deposit with high quality financial institutions. Concentrations of credit risk with respect to most trade receivables are limited due to the large number of customers comprising the Company’s customer base.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records its accounts receivable and related accruals based upon customer billings. The Company records estimated allowances for doubtful accounts receivable based on estimates of the collectibility of these receivables. These allowances were provided based on both the age of outstanding receivable balances and specifically identified risks. The Company considers current customer balances, customer payment histories, customer financial condition and economic conditions on a monthly basis to determine if additional allowances are required. Accounts receivable are considered delinquent when payment is not received within standard terms of sale and are charged off against allowances for doubtful accounts receivable when management determines that recovery is unlikely and the Company ceases its internal collection efforts. The Company charges finance fees to its delinquent customers, which it recognizes as income at the time the fees are collected. The Company also requires security deposits in the normal course of business if customers do not meet its criteria established for offering credit.

Fixed Assets

Fixed assets are assigned useful lives, which impact the annual depreciation expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are as follows, except for leasehold improvements for which the estimated useful lives are the term of the underlying lease, if shorter:

Operating equipment	3 to 5 years
Computer hardware and software	3 to 5 years
Other equipment	2 to 7 years

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

For the period from January 1, 2005 to April 22, 2005 depreciation expenses were $1,500,000, of which $156,000 were depreciation expenses for software costs. The Company has capital leases for certain of its equipment. Depreciation expense for equipment acquired through capital leases totaled $78,000 for the period from January 1, 2005 to April 22, 2005, of which $54,000 was included in discontinued operations.

Maintenance and repairs on fixed assets are expensed as incurred. Replacements and betterments, which increase the useful lives or functionality of the assets, are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected as a separate component on the consolidated statement of operations.

The Company incurs costs to increase the useful life and functionality of its network facilities. Internal and external labor costs directly related to these improvements are capitalized. Such capitalized costs were $46,000 for the period from January 1, 2005 to April 22, 2005.

The Company also includes in fixed assets, the costs incurred to develop software for internal use. Certain direct development costs and software enhancements associated with internal-use software are capitalized, including external direct costs of material and service, and internal labor costs devoted to these software projects under SOP 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”.  Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Such capitalized costs were $112,000 for the period from January 1, 2005 to April 22, 2005.

Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board, (“FASB”), Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying amount may not be recoverable. In analyzing potential impairments, projections of future cash flows from the asset group are used to estimate fair value. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset group, a loss is recognized for the difference between the estimated fair value and carrying value of the asset group. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

Contingent Liabilities

The Company’s determination of the treatment of contingent liabilities is based on a view of the expected outcome of the applicable contingency. The Company’s legal counsel is consulted on matters related to litigation. Experts both within and outside the Company are consulted with respect to other matters that arise in the ordinary course of business. A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable, under SFAS 5, “Accounting for Contingencies”.

Revenue Recognition

The Company recognizes revenue on telecommunications services in the period the services are provided. Revenue is recognized when persuasive evidence of a sales arrangement exists, services have been rendered, the sales price to the buyer is fixed or determinable and collection is reasonably assured. The Company records provisions against revenue based on estimates derived from factors that include, but are not limited to, historical results, analysis of credits issued and the likelihood of collection. The provisions against revenue are recorded as reductions of revenue.

The Company’s derives revenue principally by providing local telephone services, toll-related telephone services, Internet, data and web-related services to business customers. Local telephone services consist of local

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

dial tone, local calling and other custom calling features. Toll-related telephone services consist of long distance, international calls, toll free services and other related services. Internet, data and web-related services include high-speed dedicated Internet access, private line and frame relay services, web-hosting and co-location services. Customer telephone revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include the fees paid by customers for facilities in service and additional features on those facilities. Usage charges consist of fees paid for the duration of calls made. Charges for services that are billed in advance are deferred and recognized over the period that services are provided.

Additionally, the Company derives revenue from other telecommunications carriers for interconnection charges, carrier access billing and reciprocal compensation. Carrier access billing is comprised of charges paid by inter-exchange carriers, competitive local exchange carriers and incumbent local exchange carriers for the origination and termination of inter-exchange toll and toll free calls. Reciprocal compensation is the charge paid by a local exchange carrier to complete calls on another local exchange carriers’ network. Carrier access billing and reciprocal compensation revenue is based on minutes of usage. Interconnection charges are monthly fees paid by a local exchange carrier for the use of certain network elements of another local exchange carrier. The rates for carrier access billing, reciprocal compensation and interconnection charges are established by interconnection agreements, federal and state regulations and other contractual arrangements, whether under tariffs or separate contracts.

For the period from January 1, 2005 to April 22, 2005, local telephone services, long distance telephone services and Internet, data and web-related services accounted for approximately 86% of the Company’s revenues. The Company’s revenues are concentrated principally in the states of Pennsylvania and New Jersey, which combined account for approximately 75% of the Company’s revenue.

Operating Costs

Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs incurred with telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

The accrued costs are subsequently reconciled to actual invoices as they are received, which is a process that can take several months to complete. This process includes an invoice validation procedure that normally identifies errors and inaccuracies in rate and/or volume components of the invoices resulting in invoice disputes. It is the Company’s policy to adjust the accrual for the probable amount it believes will ultimately be paid on disputed invoices, a determination which requires significant estimation and judgment. Due to the number of negotiated and regulated rates, constantly changing traffic patterns, uncertainty in the ultimate resolution of disputes, the period of time required to complete the reconciliation and delays in invoicing by access vendors, changes in these estimates are expected.

Discontinued Operations

In accordance with SFAS 144, the Company classifies and reports separately assets and liabilities of operations held for sale when all of the following conditions are met: a formal plan for disposal has been authorized by management with proper authority, the operations to be disposed of are available for immediate sale in its present condition, an active program to sell the operations at a reasonable price has been initiated, the sale is expected to occur in one year, and it is unlikely that significant changes to the disposition plan will occur. Assets of operations held for sale are not depreciated or amortized, are recorded at the lower of their carrying amount or fair value less estimated costs to sell, and are separately presented in the consolidated balance sheet. The operating results of assets

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

held for sale that meet the requirements for discontinued operations presentations are separately reported as discontinued operations in the consolidated statement of operations.

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs for the period from January 1, 2005 to April 22, 2005 were $152,000.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”.  SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. The future benefit of certain tax loss carryforwards and the future deduction is recorded as an asset and a valuation allowance is provided if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Stock-Based Compensation

The Company’s employees participated in the ATX stock option plan. The Company applies Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees” and related interpretations. When applying APB 25, compensation expense for compensatory plans is measured based on “intrinsic value” (i.e., the excess of the market price of the stock over the exercise price on the measurement date). Under the intrinsic value method, compensation is determined on the measurement date; that is, the first date on which both the number of shares the employee is entitled to receive and the exercise price, if any, are known. Compensation expense, if any, generally is recognized over the equity award’s vesting period. Compensation expense associated with awards that immediately are vested or attributable to past services is recognized when granted. The Company did not issue any stock options during the period from January 1, 2005 to April 22, 2005 nor were any previously granted stock options exercised. All of the Company’s outstanding options were fully vested in 2004. All of the Company’s outstanding stock options were canceled as of the Emergence Date.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29”, which is effective for fiscal periods beginning after June 15, 2005. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 is not expected to have any material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143”. FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event if the liability’s fair value can be reasonably estimated. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005, with earlier application permitted. The adoption of FIN 47 is not expected to have any material impact on the Company’s consolidated financial statements.

In April 2005, the Securities and Exchange Commission amended the effective date of SFAS 123R, “Share-Based Payment”, from the first interim or annual period after June 15, 2005 to the beginning of the next

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

fiscal year that begins after June 15, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost will be recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. In addition, the Company will be required to determine fair value in accordance with SFAS 123R. The adoption of SFAS 123R is not expected to have any material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless doing so is impracticable. The adoption of SFAS 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a “more likely than not” threshold for financial statement recognition and measurement of a tax position taken or expected to taken in a tax return. This Interpretation also provides guidance on other topics related to accounting for income tax assets and liabilities, interest and penalties associated with tax positions and income taxes in interim periods as well as income tax disclosures. This interpretation is effective as of January 1, 2007. The Company is currently evaluating FIN 48 and the related impact on the Company’s financial position and results of operations.

Note 3.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive, and is impacted by regulatory changes, product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company faces competition from regional Bell operating companies such as Verizon and AT&T, Inc. (“AT&T”) formerly SBC Communications, Inc., as well as other providers of wireline telecommunications services, wireless telephone companies and Voice-over-Internet Protocol (“VoIP”) providers. In the local telephone markets, the Company’s principal competitor is the Incumbent Local Exchange Carrier (“ILEC”), which is usually Verizon. Verizon is also the Company’s principal supplier of telecommunications services. Services purchased from Verizon presently account for approximately 60% of the Company’s total operating costs. Wireless telephone companies have been taking market share from providers of wireline voice communications. Cable television companies that offer high-speed Internet access are expanding their offerings to voice based telephone services.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The completion of large mergers within the telecommunications industry during the past several years could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 3.	Certain Risks and Uncertainties (continued)

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise material issues regarding its compliance with applicable laws and regulations.

The Federal Communications Commission (“FCC”) has jurisdiction over the Company’s facilities and services to the extent those facilities are used to provide interstate telecommunications services. State regulatory commissions generally have jurisdiction over facilities and services to the extent the facilities are used in intrastate telecommunications services. Generally, the FCC and state commissions do not regulate Internet, video conferencing or certain data services, although the underlying telecommunications services components of such offerings may be regulated in some instances.

The implementation of the Telecommunications Act of 1996 (the “Telecom Act”), the emergence of new technologies and the financial distress of many in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations, and federal and state courts. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements, inter-carrier compensation, access rates applicable to different categories of traffic, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price that the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues, although no material litigation is currently pending. The Company anticipates that further legislative initiatives and regulatory rulemaking will occur, on the federal and state levels, as the industry deregulates and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations.

As a CLEC, the availability of services and facilities purchased from ILECs and the rates ILECs can charge have a significant impact on ATX’s profitability. The enactment of the Telecom Act enabled the Company to purchase ILEC services at favorable rates; however, certain subsequent regulatory action has resulted in more flexibility for ILECs in determining what products and services it provides and the rates it can charge. In certain instances, regulatory action is shifting the determination of these rates from regulatory jurisdiction towards commercial negotiation between the parties, generally resulting in ILEC price increases. Future regulatory changes could have an adverse impact on the Company’s ability to sell its products, to sell its products at a competitive price or to acquire the services it needs at a cost effective rate. In addition, the Company incurs substantial expenses complying with various local, state and federal regulations.

Note 4.	Voluntary Reorganization under Chapter 11

Bankruptcy Proceedings

On January 15, 2004, the Company filed a voluntary petition for relief under Chapter 11. The Company remained in possession of its respective assets and properties, and continued to operate its respective business, as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as a debtor-in-possession, the Company was authorized to continue

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

to operate its business and maintain its properties while in Chapter 11, although the Company was precluded from engaging in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control over property of the Company’s bankruptcy estate.

Pursuant to Section 365 of the Bankruptcy Code, the Company assumed or rejected certain executory contracts and unexpired leases during the pendency of its cases, including leases of real property. In general, claims arising from the rejection of an unexpired lease or executory contract are treated as pre-petition claims (liabilities subject to compromise). Counter parties to rejected contracts or leases were permitted to file proofs of claim against the Debtors for damages relating to such rejection within the time period required by the Plan of Reorganization.

The United States Trustee for the Southern District of New York appointed an official committee of unsecured creditors (the “Creditors’ Committee” or “UCC”) in the Company’s cases. On May 14, 2004, the UCC filed a Motion of the Official Committee of Unsecured Creditors to Dismiss the Company’s Bankruptcy Case or, in the Alternative, for the Appointment of a Chapter 11 Trustee (the “Dismissal/Trustee Motion”). The UCC adjourned this Dismissal/Trustee Motion without return date on July 15, 2004. Pursuant to the Plan of Reorganization, the Dismissal/Trustee Motion was deemed dismissed with prejudice upon the occurrence of the Emergence Date.

On April 13, 2005, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. The Plan of Reorganization became effective in accordance with its terms on April 22, 2005. Pursuant to the Plan of Reorganization, except as otherwise provided in the Plan of Reorganization or in the order confirming the Plan of Reorganization, all claims against the Company and equity interests in the Company were discharged and terminated, and all holders of claims and equity interests are precluded and enjoined from asserting against the reorganized company, or any of its assets or properties, any other or further claim or equity interest based on any act, failure to act, error, omission, transaction, occurrence or other event or activity of any kind or nature that arose or occurred prior to the Emergence Date. A summary of the significant provisions of the Plan of Reorganization is set forth below:

The historical common shares, preferred equity shares, stock options and warrants, collectively referred to as Old Common Stock and Other Equity Interests, of the Company were cancelled.

The Company was acquired by Leucadia National Corporation (“Leucadia”) upon the issuance of 850,000 shares (94.4%) of common stock, referred to as New Common Stock, to partially settle Leucadia’s claims. In addition, the Company issued 50,000 shares to certain executive officers pursuant to Management Transition Arrangements (Note 11).

All debt securities of the Company were settled and cancelled.

Unexpired leases and executory contracts of the Company were accepted or rejected.

The Company entered into a $55 million Term Loan due 2010 bearing interest at 10% per annum. $25 million of the note issued under the Leucadia Term Loan was issued in partial settlement of Leucadia’s pre-petition claims and $30 million was issued as an exit facility. The exit facility was used to fund certain payments due under the Plan of Reorganization, repay a $5 million DIP Loan (Note 9) received from Leucadia prior to emergence and fund the business operations of the Company.

The Company issued $2 million in 7% Subordinated Promissory Notes due 2008.

Pursuant to a settlement agreement with Verizon, the Company made a payment of $16.5 million to Verizon to assume certain executory contracts and other agreements.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

Pursuant to a settlement agreement with AT&T, the Company was required to sell or shutdown certain of its Midwest CLEC operations and AT&T would receive 45% of the net proceeds from this sale.

Plan of Reorganization

The following briefly summarizes the classification and treatment of claims and equity interests under the Plan of Reorganization.

Claims of Unimpaired Classes — estimated to be fully recoverable

Administrative expenses and other priority claims, secured tax claims, other secured claims and customer claims are to be paid in cash.

Obligations incurred in the ordinary course of business after the Petition Date or approved by the Bankruptcy Court will be paid in full when due.

Claims of Impaired Classes — estimated recovery of less than 100%

Convenience claims are to be settled by cash payments of 15% of the allowed claim amount.

General unsecured claims, excluding AT&T and Verizon, shall receive a pro-rata share of $7 million in cash, plus an amount equal to 8% of the net proceeds, if any, in excess of $3.5 million received by the Debtors in respect of any avoidance actions, after payment of all costs of prosecution, settlement and collection, including reasonable attorney’s fees and costs. Verizon has waived its right to receive any distribution in respect to its general unsecured claim, unless and until the other holders of general unsecured claims have received distributions under the Plan of Reorganization equal to 15% of the allowed amount of such claims, at which time, Verizon shall be entitled to share in any additional distributions available for holders of general unsecured claims, on a pro-rata basis. AT&T shall receive its distributions pursuant to its settlement agreement and not from the cash amount established for the holders of the general unsecured claims.

Leucadia’s pre-petition claims are to be satisfied by the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of New Common Stock.

Claims of Impaired Classes — receiving no compensation

Subordinated claims, Old Common Stock and Other Equity Interests in ATX and equity interests in securities litigation claims will receive no distribution.

Pursuant to the Plan of Reorganization, the Company was required to restrict $8,211,000 in cash as of the Emergence Date for the purpose of paying the general unsecured claims and certain administrative expenses.

Liabilities subject to compromise

Liabilities classified as “Liabilities subject to compromise” reflected the Company’s estimate of pre-petition claims against the Debtors. The Debtors notified all known claimants subject to the bar date of their right to file certain proofs of claim against the Debtors’ estates. A bar date is the date by which claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases. The Bankruptcy Court set May 24, 2004 as the bar date for proofs of claim relating to pre-petition amounts owed by the Debtors to any person or entity (other than a governmental unit). The Bankruptcy Court also established July 13, 2004 as the bar date for such claims of governmental units. Differences between liability amounts estimated by the Company and claims filed by creditors are investigated, and the Bankruptcy Court will make a final determination of the allowable claim.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

As permitted under the Bankruptcy Code Section 365 and/or pursuant to the Plan of Reorganization, the Company has rejected certain of its pre-petition contracts and leases. The Debtors calculated their Liabilities subject to compromise to the unsecured creditors affected by these lease/contract rejections.

Reorganization Charges

The financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization charges. Reorganization charges for the period from January 1, 2005 to April 22, 2005 consisted of the following (in thousands):

Professional fees	$3,064
Severance and related charges	1,088
Circuit termination charges	465
Trustee fees	89

$4,706

Note 5.	Fresh-Start Reporting / Leucadia Acquisition — Unaudited

Pursuant to the Plan of Reorganization, Leucadia acquired the Company on the Emergence Date. In accordance with SOP 90-7 and SFAS No. 141, “Business Combinations”, the Company adopted fresh-start reporting and completed its purchase accounting, concurrently, as of the close of business on the Emergence Date. The purchase accounting required under SFAS 141 is substantially identical to the accounting required for fresh-start reporting. The Company engaged an independent third party valuation specialist to assist in the determination of the Company’s reorganized value as defined in SOP 90-7 as well as the fair value of its identifiable intangible assets and fixed assets as of the Emergence Date. In applying fresh-start reporting, the Company followed these principles:

The reorganized value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations”.

Each liability existing as of the Emergence Date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined by appropriate current interest rates. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations.

Deferred taxes were reported in conformity with applicable income tax accounting standards, pursuant to SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the reorganized assets and liabilities.

Changes in existing accounting principles that otherwise would have been required in the consolidated financial statements of Reorganized ATX within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

Fixed assets were recorded at their fair value and all of the historical accumulated depreciation was eliminated.

Reorganization Value

The Company determined an overall reorganization value as well as the reorganization value of its continuing and discontinued operations, together with the financial advisor, using valuation methods including: (i) the market approach, which measures fair value by examining transactions in the marketplace involving the sale

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting / Leucadia Acquisition — Unaudited (continued)

of stocks of similar but publicly traded companies, or the sale of entire companies engaged in operations similar to those of the subject and (ii) the discounted cash flow method of the income approach, which recognizes that the current value of an investment is premised upon the receipt of future economic benefits. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control.

The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs and cash flows for the period 2005 — 2008 were determined by the Company’s management based upon their best estimate at the time the analysis was performed. The estimates and assumptions used are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

The reorganized enterprise value of the Company was determined to be approximately $58.1 million. The equity value was $1.3 million, which represents the enterprise value of $58.1 million less $56.8 million of post-emergence debt. The post emergence debt includes the Leucadia Term Loan and the 7% Subordinated Promissory Notes. The fair value of the Company’s discontinued operations classified as held for sale was determined to be $13.2 million. The fair value of the Company’s goodwill was determined to be $5.8 million after specifically allocating its reorganized enterprise value to its assets and liabilities. This goodwill is not deductible for tax purposes.

Fixed Assets

The Company’s fixed assets were valued based on a combination of the cost approach, sales comparison approach, and income capitalization approach. The fair value of the Company’s fixed assets was determined to be $17.1 million.

Identifiable Intangible Assets

The Company’s intangible assets consisting of its customer base, software, trademarks and non-compete arrangements were valued as follow:

Customer Relationships — The Company’s customer base is comprised of the subscribers to the Company’s various telecommunications services. An income approach was utilized to value the customer base. The fair value of the customer relationships was determined to be $10.9 million. Customer relationships will be amortized on an accelerated basis over seven years.

Software — The Company’s existing software was valued utilizing estimates of the costs that would be incurred if the Company’s existing software had to be purchased and modified as necessary. The fair value of the software was determined to be $5.1 million. Software will be amortized on a straight-line basis over five years.

Trademarks — The Company’s trademarks were valued using a variant of the income approach, referred to as the relief — from — royalty method. The fair value of the trademarks was determined to be $2.6 million. Trademarks will be amortized on a straight-line basis over ten years.

Non-compete Arrangements — The Company has non-compete arrangements with its former CEO and former CFO stemming from Management Transition Agreements entered into by and between the Company and its former CEO and former CFO on the Emergence Date. The value of the non-compete arrangement of $850,000 was established by the payments to be made by the Company to its former CEO and former CFO under the agreements. The non-compete arrangements will be amortized on a straight-line basis over two years.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting / Leucadia Acquisition — Unaudited (continued)

Tax Attribute Reduction

The ability of the Company to use its net operating losses, referred to as NOL carryforwards, and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Following the attribute reduction rules, the Company eliminated $227.2 million of its federal NOL and $8 million of capital loss carryforwards. In addition the Company has eliminated the majority of its state NOL carryforwards. The other limitation in the Company’s future ability to utilize any remaining NOL carryforwards occurred when it emerged from bankruptcy and will be limited by Internal Revenue Code Section 382. The maximum amount of NOL carryforwards the Company can use after the Emergence Date is $10.1 million. These remaining federal NOL carryforwards will expire in various amounts through 2024 and the capital loss carryforwards expired April 22, 2005.

Additionally, as a result of the application of the attribute reduction rules, the Company reduced its tax basis in non current assets (including property, plant and equipment, intangibles and other long-term assets) by approximately $1.3 million.

Note 6.	Verizon Settlement Agreement

On January 25, 2005, the Company and Verizon entered into a Comprehensive Settlement Agreement (the “Verizon Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the Verizon Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the Verizon Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the Verizon Settlement Agreement. In addition to the settlement of such litigation and claims, the Verizon Settlement Agreement provides for, among other things, the assumption or termination by the Company of certain interconnection agreements and other contracts and arrangements provided under tariffs pursuant to which Verizon provides and/or furnishes certain services and facilities to or for the benefit of the Company.

In connection with the assumption of certain of its agreements with Verizon, the Company was required to (a) make a payment to Verizon in the amount of $16.5 million, (b) allow the balance of Verizon’s general unsecured claim in the aggregate amount of $37.5 million and (c) sell certain of its operations in the states of New York and Massachusetts within 90 days of the Effective Date. The Bankruptcy Court approved the Verizon Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

On the Emergence Date, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for all post-confirmation Verizon charges Leucadia issued the letters of credit to Verizon on behalf of the Company. The letters of credit, which totaled $14,700,000, were initially in an amount equal to three times the average monthly post confirmation Verizon charges. The letters of credit are subject to readjustments as set forth in the Verizon Settlement Agreement. On April 22, 2006, the letters of credit were readjusted to $7.8 million. On the Broadview Sale Date, Broadview issued the letters of credit to Verizon in place of Leucadia.

Note 7.	AT&T Settlement Agreement

On January 24, 2005, the Company and AT&T along with several of its subsidiaries, entered into a Comprehensive Settlement Agreement (the “AT&T Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the AT&T Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the AT&T Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the AT&T Settlement Agreement.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 7.	AT&T Settlement Agreement (continued)

In addition to the settlement of such litigation and claims, the AT&T Settlement Agreement provided for, among other things, the disposition by the Company of its Midwest CLEC. AT&T received 45% of the net proceeds of the sale of the Midwest operations in satisfaction of AT&T’s claims against the Company. AT&T is entitled to the same pro rata distribution as the other holders of the allowed general unsecured claims if 45% of the net proceeds of the sale, divided by AT&T’s allowed general unsecured claim of $30 million, is less than the pro rata distribution to the general unsecured claim holders. The Bankruptcy Court approved the AT&T Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

Note 8.	Discontinued Operations

Midwest CLEC

Pursuant to the AT&T Settlement Agreement, the Company was required to use its best efforts to consummate a sale of its Midwest CLEC. The Midwest CLEC provided CLEC products and services to end-user customers in the Midwest region of the United States. Immediately, upon execution of the AT&T Settlement Agreement, the Company began marketing the Midwest CLEC for sale. The results of operations of the Midwest CLEC have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

On August 1, 2005, the Company and First Communications, LLC (“FirstComm”) entered into an Asset Purchase Agreement (“FirstComm Agreement”) for the sale of the Midwest CLEC. In accordance with the FirstComm Agreement, FirstComm purchased substantially all of the operating assets and liabilities of the Midwest CLEC for $6 million in cash, subject to adjustment for the payment of Ohio property taxes and changes in working capital. The transaction closed on September 14, 2005, at which time the Company received a net cash payment of approximately $3.8 million. At closing, FirstComm also paid approximately $2.1 million to AT&T on behalf of the Company pursuant to the AT&T Settlement Agreement.

CoreComm New York

Pursuant to the Verizon Settlement Agreement, the Company was required to sell or close down certain of the operations of CoreComm New York, Inc. (“CoreComm NY”) in the state of New York within 90 days of the Emergence Date. Upon execution of the Verizon Settlement Agreement, the Company began marketing CoreComm NY operations for sale. On April 12, 2005, the Company entered into an asset purchase agreement to sell the CoreComm NY assets for approximately $200,000. The Company completed the sale during August 2005. The results of operations of CoreComm NY have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

Voyager

During April 2005, the Company commenced a process to actively market the sale of its subsidiary, CoreComm-Voyager, Inc. and certain other subsidiaries, collectively Voyager. The results of operations of Voyager have been reported as discontinued operations in the statements of operations in accordance with SFAS 144. Voyager is an Internet service provider, which primarily provided dial-up and high-speed data services to consumers and small business enterprises located in the Great Lakes region of the United States. The Company has included all Voyager’s revenues and expenses in discontinued operations in the consolidated statement of operations.

On November 29, 2005, the Company and CoreComm Internet Services, Inc. (CIS) entered into an Asset Purchase Agreement for the sale of substantially all of the operating assets and liabilities of Voyager. The purchase price was $9.2 million, $1 million of which was paid in cash and $8.2 million, of which was in the form of two notes receivable secured by substantially all of the assets of CIS, including those purchased by CIS from Voyager. The first note receivable is in the amount of $7 million and is payable over 24 months at an interest rate of 10%

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations (continued)

commencing in February 2006. The second note receivable is for $1.2 million and is payable in a single payment without interest. The notes are due in February 2008. The Company recorded a discount of $227,000 on the second note receivable based on an effective interest rate of 10%. Additionally, the owner of CIS, personally guaranteed the loans up to $1 million. The transaction closed on December 7, 2005.

The combined operating results of the Company’s discontinued operations for the period from January 1, 2005 to April 22, 2005 are as follows (in thousands):

Revenues	$23,164
Costs and expenses
Operating	15,758
Selling, general and administrative	7,395
Depreciation	502

Total costs and expenses	23,655

Operating loss	(491)
Other expenses	(60)

Loss before income taxes	(551)
Income taxes	(4)

Net loss	$(555)

Note 9.	Indebtedness

Post-petition Term Loan

On September 15, 2004, the Bankruptcy Court approved an order authorizing the Company to enter into a Post-Petition Term Loan Agreement (“DIP Agreement”) with Leucadia. On October 8, 2004, the Company borrowed $5,000,000, the maximum amount available under the DIP Agreement. The advance under the DIP Agreement was fully due and payable at the Termination Date (as defined in the DIP Agreement), which is the earlier of: (a) the date 180 days from the closing date; (b) the effective date of an approved Plan of Reorganization (as defined in the DIP Agreement); (c) the acceleration of the loans by Leucadia in accordance with certain conditions under the DIP Agreement or (d) the completion of the sale or liquidation of the Debtors or substantially all of their assets. Leucadia extended the Termination Date to April 22, 2005. Interest was calculated on the daily outstanding principle balance of the loan at a rate of 10% per annum and was payable on the Termination Date. The Company was required to pay a closing commitment fee of $150,000, which was payable in full on the Termination Date. The closing commitment fee and other fees totaling $76,000 were recorded as deferred financing costs and were amortized to interest expense over 180 days. The Company recorded amortization expense of $113,000 during the period from January 1, 2005 to April 22, 2005. The Debtors were subject to certain financial and non-financial covenants as set forth in the DIP Agreement. The Company maintained compliance with all of its covenants. The loans were secured by substantially all of the Debtors’ assets. The Company repaid the loans, including accrued interest of $274,000 and the closing commitment fee on the Emergence Date.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Indebtedness (continued)

Pre-petition Debt

As of the Petition Date, the Company had the following debt obligations and related accrued interest outstanding (in thousands):

Senior secured credit facility	$170,023
10.75% unsecured convertible PIK notes	20,023
6% convertible subordinated notes	4,974

Total pre-petition indebtedness	$195,020

No interest expense related to pre-petition debt has been accrued following the Petition Date. If the Company had recorded interest expense on the basis of the amounts it was contractually required to pay, additional interest of $7,271,000 would have been recorded for the period from January 1, 2005 to April 22, 2005.

Senior Secured Credit Facility

The senior secured credit facility provided for both a term loan facility and a revolving credit facility. The aggregate amount available was $156.1 million, of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. The entire amount available under the senior secured credit facility had been borrowed. The senior secured credit facility was collateralized by substantially all of the Company’s assets. Prior to the bankruptcy filing, the senior secured credit facility was to be repaid in quarterly installments commencing on February 2, 2004 with a final maturity on September 22, 2008.

Prior to the Petition Date, the loans accrued interest at a rate of 5.5% per annum plus the base rate, which was the higher of the prime rate or the federal funds effective rate plus 0.5% per annum. This rate was 9.5% as of the Petition Date. As a result of its bankruptcy filing, the Company did not accrue interest on the outstanding principal subsequent to January 15, 2004 in accordance with SOP 90-7.

On December 19, 2003, Leucadia purchased of all of the Company’s obligations under the senior secured credit facility, including interest accrued thereon, for $25,000,000. Leucadia filed a secured pre-petition claim in the Company’s bankruptcy proceedings of $170,023,000, which was satisfied on the Emergence Date through the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of common stock. The loans were cancelled as of the Emergence Date.

6% Convertible Subordinated Notes

As of the Petition Date, the Company’s obligations included $4,358,000 aggregate principal amount 6% Convertible Subordinated Notes, which were originally due October 1, 2006. Interest was payable semi-annually on April 1 and October 1 of each year. As a result of the Company’s bankruptcy filing, as of January 15, 2004, the Company ceased accruing interest on the outstanding notes in accordance with SOP 90-7. These notes were cancelled as of the Emergence Date and the note holders’ bankruptcy claims were satisfied as part of the general unsecured claims.

10.75% Unsecured Convertible PIK Notes.

In April 2001, the Company issued $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011 (“PIK Notes”). Interest on the PIK notes was payable semi-annually on October 15 and April 15 of each year. The interest was payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that was then due. As of the Petition Date, the Company ceased accruing interest on the outstanding notes in accordance with SOP 90-7. These notes were

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Indebtedness (continued)

cancelled as of the Emergence Date and the note holders’ bankruptcy claims were satisfied as part of the general unsecured claims.

Leucadia Term Loan

On the Emergence Date, the Company entered into a $55 million Term Loan with Leucadia (Note 4), of which $25 million went to satisfy a portion of Leucadia’s pre-petition secured claim, and $30 million was used to fund certain payments due under the Plan of Reorganization, repay the Post-petition Term Loan and fund the business operations of the Company. The Leucadia Term Loan and accrued interest thereon of $5,451,000 was repaid in full on the Broadview Sale Date.

7% Subordinated Promissory Notes

In order to fund certain cash distributions required to be made pursuant to the Plan of Reorganization, The Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with a principle amount of $2,000,000. Certain bankruptcy professionals accepted the Promissory Notes as compensation for a portion of the services performed by those professionals through November 30, 2004 in lieu of receiving cash compensation. Additionally, certain former directors and officers of the Company also purchased these Promissory Notes. The Promissory Notes and accrued interest thereon of $206,000 were repaid in full on the Broadview Sale Date.

Note 10.	Leases

The Company maintains leases for office space, network facilities, vehicles and equipment, which extend through 2011. Total rent expense for the period from January 1, 2005 to April 22, 2005 under operating leases was $1,112,000. Future minimum annual lease payments under noncancellable operating leases as of the Emergence Date are as follows:

			Future
	Lease Obligations		Minimum
	Real Estate	Other	Payments
	(in thousands)

April 23, 2005 to December 31, 2005	$2,345	$11	$2,356
2006	3,371	2	3,373
2007	3,323	—	3,323
2008	2,736	—	2,736
2009	2,012	—	2,012
2010	1,859	—	1,859
2011	151	—	151

Note 11.	Related Party Transactions

Management Transition Agreements

On the Emergence Date, the Company entered into Transition Agreements with Mr. Gravina and Mr. Peterson, the Company’s then Chief Executive Officer and Chief Financial Officer, respectively. The Transition Agreements provided for: i) their resignation as executive officers and directors with the Company, ii) for the appointment of Mr. Gravina as the non-executive Chairmen of the Board of Reorganized ATX and iii) for the appointment of Mr. Peterson as a non-executive Senior Advisor. Pursuant to the Transition Agreements, Mr. Gravina and Mr. Peterson served in these positions for a period of one year from the Emergence Date. Mr. Gravina and Mr. Peterson received base salaries of $437,500 and $375,000, respectively, and were entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Additionally,

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 11.	Related Party Transactions (continued)

Mr. Gravina and Mr. Peterson were also granted 30,000 and 20,000 common shares, respectively, under the Management Restricted Stock Plan.

Pursuant to the Transition Agreements, the Company was also required to make payments to Mr. Gravina and Mr. Peterson in the amount of $425,000, of which $212,500 was paid on April 22, 2005 by cash payments of $102,500 and $127,500 and the issuance of 7% Promissory Notes with a face value of $154,000 and $129,000 to Mr. Gravina and Mr. Peterson, respectively. The remaining $212,500 was paid in equal monthly installments through April 2006. In consideration of these payments, Mr. Gravina and Mr. Peterson have agreed to certain non-compete provisions.

Separation and Consulting Agreement

On March 24, 2005, the Company entered into a Separation and Consulting Agreement (“Separation Agreement”) with Mr. Holt, the Company’s former Senior Vice President — Chief Counsel for Law & External Affairs & Secretary. In consideration of Mr. Holt providing services to the Company through July 15, 2005 in connection with its reorganization process, the Company agreed to pay Mr. Holt $275,000 payable in up to four installments. All payments under the Separation Agreement were made as of May 4, 2005.

Transactions with Directors

On the Emergence Date, the three non-executive directors of the Company purchased the 7% Promissory Notes of Reorganized ATX with a face amount of $433,000 for $268,000 in cash and $68,000 in their accrued but unpaid directors fees earned in the performance of services as directors of the Company.

Transactions with Entities Related to Michael Karp

The Company leased a network facility from an entity controlled by Mr. Karp, an individual who owned approximately 34% of the outstanding shares of the Company’s common stock. Rent and utility expenses for this lease for the period from January 1, 2005 to April 22, 2005 was $218,000. The Company provided telephone services to entities controlled by Mr. Karp for whom the Company billed $24,000 for the period from January 1, 2005 to April 22, 2005.

Dividend to Leucadia

On September 29, 2006, prior to closing of the sale of ATX to Broadview, the Company issued a dividend to Leucadia. The dividend consisted of the notes and interest receivable from CIS, as discussed in Note 8, which totaled $5,930,000 as of September 29, 2006.

Note 12.	Employee Benefit Programs

401(k) Plan

The Company sponsors a 401(k) plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Board of Directors determines the Company’s matching contribution annually. Participants may make salary deferral contributions of 1% to 25% of their compensation not to exceed the maximum allowed by law. The expense for the period from January 1, 2005 to April 22, 2005 was $65,000.

Midwest CLEC Retention Bonus Program

In connection with the disposal of the Company’s Midwest CLEC, the Company established a retention bonus program for initially 42 employees that support the operations of the Midwest CLEC. Under the retention

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 12.	Employee Benefit Programs (continued)

program, the Company was required to pay a bonus to employees who maintain employment through December 31, 2005 (“Termination Date”) at the earlier of the first regular pay period following (a) the Termination Date; or (b) thirty days following the completion of the sale of the Midwest CLEC. In the event that an employee ceased to be employed by the Company prior to the Termination Date due to (a) resignation; or (b) termination for cause, the employee was not entitled to receive the retention bonus. The Company estimated the fair value of the liability as of the Termination Date to be $365,000 and accrued the liability at that time.

Key Employee Severance Program

Pursuant to the Plan of Reorganization, the Company established the Key Employee Severance Program (“KESP”), which became effective on the Emergence Date. The KESP was established to provide cash severance payments to certain employees of the Company in the event their jobs are terminated within one year from the Effective Date. The KESP is administered by the Company’s Board or such other person as designated by the Board. The plan administrator has full authority under the KESP to control and manage the operation and administration of the KESP and to make all determinations of eligibility for severance under the KESP.

The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination plus the employee’s average monthly commissions, as applicable. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007.

Note 13.	Shareholders’ Equity

Common Stock

Pursuant to the Plan of Reorganization as of the Emergence Date, the Company’s common shares, preferred equity shares, stock options and warrants were cancelled. The Articles of Incorporation of ATX authorized 1,000,000 shares of $0.01 par value common stock for issuance. As of the Emergence Date, The Company issued 850,000 shares of common stock to settle a portion of Leucadia pre-petition secured claims and issued 50,000 shares pursuant to the Management Transition Arrangements.

Management Restricted Stock Plan

Pursuant to the Plan of Reorganization, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”), which became effective on the Emergence Date. The Restricted Stock Plan was subsequently amended and restated by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Company’s Board administers the Restricted Stock Plan. On the Emergence Date, the Company issued 50,000 shares of restricted stock pursuant to the Management Transition Agreements. These shares were fully vested as of the date of grant. On March 31, 2006, the Board granted 72,500 shares of restricted stock to participants under the Restricted Stock Plan, which became fully vested on the Broadview Sale Date.

Note 14.	Income Taxes

The Company is subject to U.S. Federal, state and local income taxes. During the period from January 1, 2005 to April 22, 2005, the Company’s provision for income taxes consisting solely of current state and local

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 14.	Income Taxes (continued)

income taxes was $75,000, of which $71,000 related to continuing operations. The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

Benefit at federal statutory rate (35%)	$(1,717)
State and local income taxes	75
Expenses not deductible for tax purposes	123
Valuation allowance	1,594

Actual income tax expense	$75

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the impact of available NOL carryforwards. As of April 22, 2005, the Company’s federal NOL carryforwards totaled $368.4 million.

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been offset by a valuation allowance due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

The ability of the Company to use its NOL carryforwards and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the IRS have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Also the Company’s future ability to utilize any remaining NOL carryforwards generated before the “ownership change” that occurred to the Company when it emerged from bankruptcy, and possibly its future ability to utilize “built-in” loss deductions, if any, that existed at Emergence Date, which are expected to be limited by Internal Revenue Code Section 382.

Note 15.	Commitments and Contingent Liabilities

The Company has standby letters of credit of $573,000 outstanding at April 22, 2005, which are fully collateralized by certificates of deposit classified as part of other long-term assets. In the ordinary course of its business, the Company is required to issue letters of credit and surety bonds to regulatory bodies, customers, and landlords. These instruments remain in place for as long as the Company conducts business in certain states, provides services to these customers or occupies a particular facility. In order to obtain these letters of credit and surety bonds, the Company was required to post collateral in an amount equal to their face value.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 15.	Commitments and Contingent Liabilities (continued)

Upon filing for Chapter 11 bankruptcy protection, all of the outstanding legal matters relating to pre-petition litigation claims were automatically stayed and were classified as general unsecured claims of ATX. Pursuant to the Company’s Plan of Reorganization, upon finalization of the allowed amount of the pre-petition litigation claims, the allowed claims will be satisfied in cash as part of the general unsecured claims. The pre-petition litigation claims of Verizon and AT&T will be satisfied in accordance with the Verizon Settlement Agreement and AT&T Settlement Agreement, respectively. Claims arising after the Petition Date were not discharged following emergence.

Priority Tax Claims

The Company is in the process of validating outstanding tax claims, the majority of which represent estimated claims related to state tax audits under appeal. Although ATX cannot reasonably estimate the ultimate amounts to be paid, ATX estimates that the liability resulting from the reconciliation process with the various state taxing authorities ranges from $3.5 million to $4.5 million.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors of
ATX Communications, Inc.:

We have audited the accompanying consolidated balance sheets of ATX Communications, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATX Communications, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Philadelphia, Pennsylvania
August 3, 2006

ATX COMMUNICATIONS, INC.
Consolidated Balance Sheet
(in thousands, except share data)

	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$11,302	$7,351
Accounts receivable — trade, less allowance for doubtful accounts of $12,133 and $9,982	30,460	30,986
Due from NTL Incorporated	—	647
Other	6,570	3,128

Total current assets	48,332	42,112
Fixed assets, net	14,545	14,544
Other, net	1,353	5,985

	$64,230	$62,641

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$26,044	$147,690
Current portion of long term debt	5,000	150,498
Capital lease obligations	128	8,832
Deferred revenue	11,244	14,745

Total current liabilities	42,416	321,765
Notes payable to NTL Europe, Inc., less unamortized discount	—	19,654
Liabilities subject to compromise	326,974	—
Commitments and contingent liabilities
Shareholders’ deficiency:
Series A preferred stock — $.01 par value, authorized 1,000,000 shares; issued and outstanding — none	—	—
Common stock — $.01 par value; authorized — 250,000,000 shares; issued — 30,004,000 shares; outstanding — 29,963,000 shares	300	300
Additional paid-in capital	1,030,048	1,030,048
Accumulated deficit	(1,335,432)	(1,309,050)

	(305,084)	(278,702)
Treasury stock at cost, 41,000 shares	(76)	(76)

Total shareholders’ deficiency	(305,160)	(278,778)

	$64,230	$62,641

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except share data)

	Year Ended December 31,
	2004	2003

Revenues	$167,029	$173,305
Costs and expenses
Operating	108,371	118,262
Selling, general and administrative	50,598	58,199
Corporate	5,608	8,478
Recapitalization costs	111	1,401
Charges for impaired assets	—	76,383
Depreciation	3,956	6,003

Total costs and expenses	168,644	268,726

Operating loss	(1,615)	(95,421)
Other expenses
Interest income and other, net	(109)	(42)
Interest expense	(1,195)	(21,467)

Loss from continuing operations before reorganization items and income taxes	(2,919)	(116,930)
Reorganization items	(24,267)	—

Loss from continuing operations before income taxes	(27,186)	(116,930)
Income taxes	(229)	(149)

Loss from continuing operations	(27,415)	(117,079)
Income (loss) from discontinued operations, net of taxes	1,033	(25,582)

Net loss	$(26,382)	$(142,661)

Basic and diluted per share information:
Loss from continuing operations	$(0.91)	$(3.92)
Income (loss) from discontinued operations	0.03	(0.86)

Net loss	$(0.88)	$(4.78)

Weighted average number of shares outstanding	29,963,000	29,834,000

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statements of Shareholders’ Deficiency
(in thousands, except share data)

	Common Stock		Additional	Accumulated	Treasury Stock
	Shares	Par	Paid-In Capital	Deficit	Shares	Amount	Total

Balance, December 31, 2002	30,000,000	$300	$1,030,613	$(1,166,389)	333,000	$(735)	$(136,211)
Exercise of stock options	4,000	—	4	—	—	—	4
Common shares returned to Treasury	—	—	—	—	8,000	(3)	(3)
Issuance of shares from Treasury	—	—	(569)	—	(300,000)	662	93
Net loss	—	—	—	(142,661)	—	—	(142,661)

Balance, December 31, 2003	30,004,000	300	1,030,048	(1,309,050)	41,000	(76)	(278,778)
Net loss	—	—	—	(26,382)	—	—	(26,382)

Balance, December 31, 2004	30,004,000	$300	$1,030,048	$(1,335,432)	41,000	$(76)	$(305,160)

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2004	2003

Operating activities
Net loss	$(26,382)	$(142,661)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,817	15,771
Amortization of debt discount	108	3,215
Amortization deferred financing costs	166	1,292
Provision for losses on accounts receivable	5,817	9,182
Charges for impaired assets	—	97,429
Interest accrued on PIK Notes	81	1,983
Loss on disposal of fixed assets	286	—
Non-cash reorganization charges	15,566	—
Other	—	(425)
Changes in assets and liabilities
Accounts receivable	(5,168)	(5,018)
Due from NTL	647	473
Other current assets	(3,526)	1,564
Other assets	(36)	1,727
Accounts payable and accrued expenses	19,808	28,205
Deferred revenue	(3,501)	(7,183)
Liabilities subject to compromise	(4,657)	—

Net cash provided by operating activities	7,026	5,554
Investing activities
Purchase of fixed assets	(7,957)	(8,760)
Proceeds received from sale of fixed assets	106	—

Net cash used in investing activities	(7,851)	(8,760)
Financing activities
Proceeds from collection of notes receivable	—	1,000
Exercise of stock options	—	4
Proceeds from borrowings, net of financing costs	4,944	—
Principal payments of capital lease obligations	(168)	(406)

Net cash provided by financing activities	4,776	598

Net increase (decrease) in cash and cash equivalents	3,951	(2,608)
Cash and cash equivalents at beginning of period	7,351	9,959

Cash and cash equivalents at end of period	$11,302	$7,351

Supplemental disclosure of cash flow information
Cash paid for interest	$53	$1,681
Income taxes paid	58	448
Cash paid in connection with reorganization	6,784	—
Supplemental schedule of non-cash items
Reclassifications of pre-petition liabilities to liabilities subject to compromise	330,917	—
Capital lease obligations incurred to acquire fixed assets	380	—
Closing Fee obligation incurred in connection with Post-petition term loan	150	—
Receivable received upon sale of fixed assets	127	—

See accompanying notes.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements

Note 1.	Organization and Business

ATX Communications, Inc. together with its subsidiaries, (“ATX” or the “Company”) is an integrated communications provider that offers customers a full range of communications services, including local and long distance telephone services, data and Internet services, web development, collocation and managed services. Additionally, the Company provides conference calling, travel services, enhanced fax and Web-based billing. The Company’s target market is small to medium sized enterprises located in the Mid-Atlantic region of the U.S. The Company does not rely on any one customer for a significant portion of its revenue.

On January 15, 2004 (the “Petition Date), the Company and 31 of its wholly owned subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York. On March 10, 2004, one wholly owned subsidiary of the Company filed a voluntary petition for relief with the Court under Chapter 11. Pursuant to Bankruptcy Court orders dated January 15, 2004 and March 31, 2004, the 33 cases of the Company were being jointly administered under Case Number 04-10214. On April 13, 2005, the Bankruptcy Court confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, Dated as of April 13, 2005 (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Company emerged from Chapter 11 on April 22, 2005 (the “Emergence Date”).

The Company considers all of its activities from continuing operations to be generated from a single operating segment.

Note 2.	Significant Accounting Policies

Basis of Financial Statement Preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Except as described in Note 8 and as otherwise indicated throughout the notes to the consolidated financial statements, all income statement related disclosures pertain to the continuing operations of the Company.

For the period subsequent to the Petition Date, the Company’s financial statements have been prepared in accordance with Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. SOP 90-7 requires that the Company’s pre-petition liabilities that are subject to compromise be reported separately on the balance sheet as an estimate of the amount that will ultimately be allowed by the Bankruptcy Court.

Pursuant to SOP 90-7, an objective of financial statements issued by an entity in Chapter 11 is to reflect its financial evolution during the proceeding. For that purpose, the financial statements for periods including and subsequent to filing the Chapter 11 petition should distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization charges. Cash used for reorganization items is disclosed separately in the consolidated statement of cash flows.

Additionally, pre-petition debt that is subject to compromise must be recorded at the allowed claim amount, which generally results in the elimination of any deferred financing amounts or original issue debt discounts associated with the debt. Interest has not been accrued on the pre-petition debt subject to compromise subsequent to the Petition Date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: revenue and related allowances, allowance for doubtful accounts, accrued carrier costs, depreciation of fixed assets, income taxes, accrued and contingent liabilities, impairment changes, valuation of long-lived assets, valuation of goodwill and other intangible assets and allowable claims. Actual results could differ from those estimates. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may engage outside experts to assist in its evaluations.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity date of three months or less. Cash equivalents were approximately $7.4 million and $8.8 million at December 31, 2004 and 2003, respectively, and consisted primarily of fully collateralized repurchase agreements, securities of the United States, and money market funds.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and certificates of deposit and accounts receivable. The Company places its cash and cash equivalents and certificates of deposit with high quality financial institutions. Concentrations of credit risk with respect to most trade receivables are limited due to the large number of customers comprising the Company’s customer base. However, the Company is exposed to concentrations of credit risk principally from trade receivables with other telecommunications carriers, the majority of which is due from Verizon Communications, Inc. (“Verizon”), which represented 13% and 10% of the outstanding trade accounts receivable as of December 31, 2004 and 2003, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records its accounts receivable and related accruals based upon customer billings. The Company records estimated allowances for doubtful accounts receivable based on estimates of the collectibility of these receivables. These allowances were provided based on both the age of outstanding receivable balances and specifically identified risks. The Company considers current customer balances, customer payment histories, customer financial condition and economic conditions on a monthly basis to determine if additional allowances are required. Accounts receivable are considered delinquent when payment is not received within standard terms of sale and are charged off against allowances for doubtful accounts receivable when management determines that recovery is unlikely and the Company ceases its internal collection efforts. The Company charges finance fees to its delinquent customers, which it recognizes as income at the time the fees are collected. The Company also requires security deposits in the normal course of business if customers do not meet its criteria established for offering credit.

The activity of allowances for doubtful accounts receivable for the two years in the period ended December 31, 2004 is as follows:

		Additions to
		Allowance Based on	Uncollectible
	Balance at	Collectibility	Accounts	Balance at
Description	Beginning of Year	Estimates	Written-off	End of Year
	(in thousands)

Year ended December 31, 2004	$9,982	$5,817	$(3,666)	$12,133
Year ended December 31, 2003	8,755	9,182	(7,955)	9,982

Fixed Assets

Fixed assets are stated at cost. Fixed assets are assigned useful lives, which impacts the annual depreciation expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

technology or changes in intended use of these assets may cause the estimated useful life to change. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are as follows, except for leasehold improvements for which the estimated useful lives are the term of the underlying lease, if shorter:

Operating equipment	3 to 5 years
Computer hardware and software	3 to 5 years
Other equipment	2 to 7 years

Maintenance and repairs on fixed assets are expensed as incurred. Replacements and betterments, which increase the useful lives or functionality of the assets, are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected as a separate component on the consolidated statements of operations.

The Company incurs costs to increase the useful life and functionality of its network facilities. Internal and external labor costs directly related to these improvements are capitalized. Such capitalized costs were $334,000 and $150,000 for the years ended December 31, 2004 and 2003, respectively.

The Company also includes in fixed assets, the costs incurred to develop software for internal use. Certain direct development costs and software enhancements associated with internal-use software are capitalized, including external direct costs of material and service, and internal labor costs devoted to these software projects under SOP 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Such capitalized costs were $463,000 and $677,000 for the years ended December 31, 2004 and 2003, respectively.

Impairments of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying amount may not be recoverable. The impairment evaluations are performed at the reporting unit level, which is the lowest asset group level for which identifiable cash flows are largely independent of the cash flows of other asset groups. In analyzing potential impairments, projections of future cash flows from the asset group are used to estimate fair value, If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset group, a loss is recognized for the difference between the estimated fair value and carrying value of the asset group. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

Goodwill

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. In accordance with Financial Accounting Standards Board, (“FASB”), Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, the Company evaluates its goodwill for impairment annually on October 1 and when events and circumstances warrant such review. Impairment charges, if any, are charged to the results of operations. The recoverability of goodwill is assessed at a reporting unit level based on discounted cash flows. The projections of future operating cash flow necessary to conduct the impairment review, are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Contingent Liabilities

The Company’s determination of the treatment of contingent liabilities is based on a view of the expected outcome of the applicable contingency. The Company’s legal counsel is consulted on matters related to litigation. Experts both within and outside the Company are consulted with respect to other matters that arise in the ordinary course of business. A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable.

Net Loss Per Share

The Company reports its basic and diluted net loss per share in accordance with SFAS 128, “Earnings Per Share”. Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using an “if converted” basis. Diluted net loss per share excludes all potential dilutive common shares if their effect is anti-dilutive. The weighted average number of shares used to compute the basic and diluted loss per share is the same since the effect of the dilutive securities is anti-dilutive.

Revenue Recognition

The Company recognizes revenue on telecommunications services in the period the services are provided. Revenue is recognized when persuasive evidence of a sales arrangement exists, services have been rendered, the sales price to the buyer is fixed or determinable and collection is reasonably assured. The Company records provisions against revenue based on estimates derived from factors that include, but are not limited to, historical results, analysis of credits issued and the likelihood of collection. The provisions against revenue are recorded as reductions of revenue.

The Company’s derives revenue principally by providing local telephone services, toll-related telephone services, Internet, data and web-related services to business customers. Local telephone services consist of local dial tone, local calling and other custom calling features. Toll-related telephone services consist of long distance, international calls, toll free services and other related services. Internet, data and web-related services include high-speed dedicated Internet access, private line and frame relay services, web-hosting and co-location services. Customer telephone revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include the fees paid by customers for facilities in service and additional features on those facilities. Usage charges consist of fees paid for the duration of calls made. Charges for services that are billed in advance are deferred and recognized over the period that services are provided.

Additionally, the Company derives revenue from other telecommunications carriers for interconnection charges, carrier access billing and reciprocal compensation. Carrier access billing is comprised of charges paid by inter-exchange carriers, competitive local exchange carriers and incumbent local exchange carriers for the origination and termination of inter-exchange toll and toll free calls. Reciprocal compensation is the charge paid by a local exchange carrier to complete calls on another local exchange carriers’ network. Carrier access billing and reciprocal compensation revenue is based on minutes of usage. Interconnection charges are monthly fees paid by a local exchange carrier for the use of certain network elements of another local exchange carrier. The rates for carrier access billing, reciprocal compensation and interconnection charges are established by interconnection agreements, federal and state regulations and other contractual arrangements, whether under tariffs or separate contracts.

For the year ended December 31, 2004, local telephone services, long distance telephone services and Internet, data and web-related services accounted for approximately 32%, 34% and 20% of the Company’s revenues, respectively. For the year ended December 31, 2003, local telephone services, long distance telephone services and Internet, data and web-related services accounted for approximately 31%, 35% and 17% of the Company’s revenues, respectively.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Operating Costs

Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs incurred with telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

The accrued costs are subsequently reconciled to actual invoices as they are received, which is a process that can take several months to complete. This process includes an invoice validation procedure that normally identifies errors and inaccuracies in rate and/or volume components of the invoices resulting in invoice disputes. It is the Company’s policy to adjust the accrual for the probable amount it believes will ultimately be paid on disputed invoices, a determination which requires significant estimation and judgment. Due to the number of negotiated and regulated rates, constantly changing traffic patterns, uncertainty in the ultimate resolution of disputes, the period of time required to complete the reconciliation and delays in invoicing by access vendors, changes in these estimates should be expected.

Discontinued Operations

The Company classifies and reports separately assets and liabilities of operations held for sale when all of the following conditions are met: a formal plan for disposal has been authorized by management with proper authority, the operations to be disposed of are available for immediate sale in its present condition, an active program to sell the operations at a reasonable price has been initiated, the sale is expected to occur in one year, and it is unlikely that significant changes to the disposition plan will occur. Assets of operations held for sale are not depreciated or amortized, are recorded at the lower of their carrying amount or fair value less estimated costs to sell, and are separately presented in the consolidated balance sheet. The operating results of assets held for sale that meet the requirements for discontinued operations presentations are separately reported as discontinued operations in the consolidated statement of operations.

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs for the years ended December 31, 2004 and 2003 were $425,000 and $443,000, respectively.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”.  SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. The future benefit of certain tax loss carryforwards and the future deduction is recorded as an asset and a valuation allowance is provided if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Stock-Based Compensation

The Company’s employees participate in the ATX stock option plan. The Company applies Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees” and related interpretations. When applying APB 25, compensation expense for compensatory plans is measured based on “intrinsic value” (i.e., the excess of the market price of the stock over the exercise price on the measurement date). Under the intrinsic value method, compensation is determined on the measurement date; that is, the first date on which both the number

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

of shares the employee is entitled to receive and the exercise price, if any, are known. Compensation expense, if any, generally is recognized over the equity award’s vesting period. Compensation expense associated with awards that immediately are vested or attributable to past services is recognized when granted.

The fair value for the Company’s stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions during 2003: risk-free interest rate of 4%, dividend yield of 0%, volatility factor of the expected market price of the Company’s common stock of 1,234 and a weighted-average expected life of the options of 10 years. The weighted-average fair value of options granted during 2003 is $0.32. The Company did not issue any stock options nor any other stock based compensation during the year ended December 31, 2004. All of the Company’s options fully vested in 2004.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its warrants or stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods. Following is the Company’s pro forma information for the years ended December 31, 2004 and 2003:

	Year Ended December 31,
	2004	2003
	(in thousands, except share data)

Net loss — as reported	$(26,382)	$(142,661)
Stock based compensation expenses under SFAS No. 123	(91)	(3,601)

Pro forma net loss	$(26,473)	$(146,262)

Basic and diluted per share information:
Net loss — as reported	$(0.88)	$(4.78)
Stock based compensation expenses under SFAS No. 123	—	(0.12)

Pro forma net loss per share	$(0.88)	$(4.90)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29”, which is effective for fiscal periods beginning after June 15, 2005. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 is not expected to have any material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143”. FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event if the liability’s fair value can be reasonably estimated. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005, with earlier application permitted.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

The adoption of FIN 47 is not expected to have any material impact on the Company’s consolidated financial statements.

In April 2005, the Securities and Exchange Commission amended the effective date of SFAS 123R, “Share-Based Payment”, from the first interim or annual period after June 15, 2005 to the beginning of the next fiscal year that begins after June 15, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost will be recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. In addition, the Company will be required to determine fair value in accordance with SFAS 123R. The adoption of SFAS 123R is not expected to have any material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless doing so is impracticable. The adoption of SFAS 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a “more likely than not” threshold for financial statement recognition and measurement of a tax position taken or expected to taken in a tax return. This Interpretation also provides guidance on other topics related to accounting for income tax assets and liabilities, interest and penalties associated with tax positions and income taxes in interim periods as well as income tax disclosures. This interpretation is effective as of January 1, 2007. The company is currently evaluating FIN 48 and the related impact on the Company’s financial position and results of operations.

Note 3.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive, and is impacted by regulatory changes, product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company faces competition from regional Bell operating companies such as Verizon and AT&T, Inc. (“AT&T”) formerly SBC Communications, Inc., as well as other providers of wireline telecommunications services, wireless telephone companies and Voice-over-Internet Protocol (“VoIP”) providers. In the local telephone markets, the Company’s principal competitor is the Incumbent Local Exchange Carrier (“ILEC”), which is usually Verizon. Verizon is also the Company’s principal supplier of telecommunications services. Services purchased from Verizon presently account for approximately 60% of the Company’s total operating costs. Wireless telephone companies have been taking market share from providers of wireline voice communications. Cable television companies that offer high-speed Internet access are expanding their offerings to voice based telephone services.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 3.	Certain Risks and Uncertainties (continued)

Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The completion of large mergers within the telecommunications industry during the past year could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise material issues regarding its compliance with applicable laws and regulations.

The Federal Communications Commission (“FCC”) has jurisdiction over the Company’s facilities and services to the extent those facilities are used to provide interstate telecommunications services. State regulatory commissions generally have jurisdiction over facilities and services to the extent the facilities are used in intrastate telecommunications services. Generally, the FCC and state commissions do not regulate Internet, video conferencing or certain data services, although the underlying telecommunications services components of such offerings may be regulated in some instances.

The implementation of the Telecommunications Act of 1996 (the “Telecom Act”), the emergence of new technologies and the financial distress of many in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations, and federal and state courts. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements, inter-carrier compensation, access rates applicable to different categories of traffic, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price that the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues, although no material litigation is currently pending. The Company anticipates that further legislative initiatives and regulatory rulemaking will occur — on the federal and state level — as the industry deregulates and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations.

As a CLEC, the availability of services and facilities purchased from ILECs and the rates ILECs can charge have a significant impact on ATX’s profitability. The enactment of the Telecom Act enabled the Company to purchase ILEC services at favorable rates; however, certain subsequent regulatory action has resulted in more flexibility for ILECs in determining what products and services it provides and the rates it can charge. In certain instances, regulatory action is shifting the determination of these rates from regulatory jurisdiction towards commercial negotiation between the parties, generally resulting in ILEC price increases. Future regulatory changes could have an adverse impact on the Company’s ability to sell its products, to sell its products at a competitive price or to acquire the services it needs at a cost effective rate. In addition, the Company incurs substantial expenses complying with various local, state and federal regulations.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11

Bankruptcy Proceedings

On January 15, 2004, the Company filed a voluntary petition for relief under Chapter 11. The Company remained in possession of its respective assets and properties, and continued to operate its respective business, as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as a debtor-in-possession, the Company was authorized to continue to operate its business and maintain its properties while in Chapter 11, although the Company was precluded from engaging in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control over property of the Company’s bankruptcy estate.

Pursuant to Section 365 of the Bankruptcy Code, the Company assumed or rejected certain executory contracts and unexpired leases during the pendency of its cases, including leases of real property. In general, claims arising from the rejection of an unexpired lease or executory contract are treated as pre-petition claims (liabilities subject to compromise). Counter parties to rejected contracts or leases may file proofs of claim against the Debtors for damages relating to such rejection within the time period required by the Plan of Reorganization.

The United States Trustee for the Southern District of New York appointed an official committee of unsecured creditors (the “Creditors’ Committee” or “UCC”) in the Company’s cases. On May 14, 2004, the UCC filed a Motion of the Official Committee of Unsecured Creditors to Dismiss the Company’s Bankruptcy Case or, in the Alternative, for the Appointment of a Chapter 11 Trustee (the “Dismissal/Trustee Motion”). The UCC adjourned this Dismissal/Trustee Motion without return date on July 15, 2004. Pursuant to the Plan of Reorganization, the Dismissal/Trustee Motion was deemed dismissed with prejudice upon the occurrence of the Emergence Date.

On April 13, 2005, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. The Plan of Reorganization became effective in accordance with its terms on April 22, 2005. Pursuant to the Plan of Reorganization, except as otherwise provided in the Plan of Reorganization or in the order confirming the Plan of Reorganization, all claims against the Company and equity interests in the Company were discharged and terminated, and all holders of claims and equity interests are precluded and enjoined from asserting against the reorganized company, or any of its assets or properties, any other or further claim or equity interest based on any act, failure to act, error, omission, transaction, occurrence or other event or activity of any kind or nature that arose or occurred prior to the Emergence Date. A summary of the significant provisions of the Plan of Reorganization is set forth below:

The historical common shares, preferred equity shares, stock options and warrants, collectively referred to as Old Common Stock and Other Equity Interests, of the Company were cancelled.

The Company was acquired by Leucadia National Corporation (“Leucadia”) upon the issuance of 850,000 shares (94.4%) of common stock, referred to as New Common Stock, to partially settle Leucadia’s claims. In addition, the Company issued 50,000 shares pursuant to Management Transition Arrangements.

All debt securities of the Company were settled and cancelled.

Unexpired leases and executory contracts of the Company were accepted or rejected.

The Company entered into a $55 million Term Loan due 2010 bearing interest at 10% per annum. $25 million of the note issued under the Leucadia Term Loan was issued in partial settlement of Leucadia’s pre-petition claims and $30 million was issued as an exit facility. The exit facility was used to fund certain payments due’ under the Plan of Reorganization, repay a $5 million DIP Loan received from Leucadia prior to emergence and fund the business operations of the Company.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

The Company issued $2 million in 7% Subordinated Promissory Notes due 2008.

Pursuant to a settlement agreement with Verizon, the Company made a payment of $16.5 million to Verizon to assume certain executory contracts and other agreements.

Pursuant to a settlement agreement with AT&T, the Company was required to sell or shutdown certain of its Midwest CLEC operations and AT&T would receive 45% of the net proceeds from this sale.

Plan of Reorganization

The following briefly summarizes the classification and treatment of claims and equity interests under the Plan of Reorganization.

Claims of Unimpaired Classes — estimated to be fully recoverable

Administrative expenses and other priority claims, secured tax claims, other secured claims and customer claims are to be paid in cash.

Obligations incurred in the ordinary course of business after the Petition Date or approved by the Bankruptcy Court will be paid in full when due.

Claims of Impaired Classes — estimated recovery of less than 100%

Convenience claims are to be settled by cash payments of 15% of the allowed claim amount.

General unsecured claims, excluding AT&T and Verizon, shall receive a pro-rata share of $7 million in cash, plus an amount equal to 8% of the net proceeds, if any, in excess of $3.5 million received by the Debtors in respect of any avoidance actions, after payment of all costs of prosecution, settlement and collection, including reasonable attorney’s fees and costs. Verizon has waived its right to receive any distribution in respect to its general unsecured claim, unless and until the other holders of general unsecured claims have received distributions under the Plan of Reorganization equal to 15% of the allowed amount of such claims, at which time, Verizon shall be entitled to share in any additional distributions available for holders of general unsecured claims, on a pro-rata basis. AT&T shall receive its distributions pursuant to its settlement agreement and not from the cash amount established for the holders of the general unsecured claims.

Leucadia’s pre-petition claims are to be satisfied by the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of New Common Stock.

Claims of Impaired Classes — receiving no compensation

Subordinated claims, Old Common Stock and Other Equity Interests in ATX and equity interests in securities litigation claims will receive no distribution.

Pursuant to the Plan of Reorganization, the Company was required to restrict $8,211,000 in cash as of the Emergence Date for the purpose of paying the general unsecured claims and certain administrative expenses.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

Liabilities subject to compromise

In the consolidated balance sheet, the caption “Liabilities subject to compromise” reflects the Company’s current estimate of pre-petition claims against the Debtors. Liabilities subject to compromise consisted of the following at December 31, 2004 (in thousands):

Senior secured credit facility, including accrued interest	$170,023
10.75% unsecured convertible PIK notes, including accrued interest	20,023
6% convertible subordinated notes, including accrued interest	4,975
Capital lease obligations, including accrued interest	9,289
Pre-petition accounts payable and accrued expenses and other liabilities	122,664

Total liabilities subject to compromise	$326,974

The Debtors notified all known claimants subject to the bar date of their right to file certain proofs of claim against the Debtors’ estates. A bar date is the date by which claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases. The Bankruptcy Court set May 24, 2004 as the bar date for proofs of claim relating to pre-petition amounts owed by the Debtors to any person or entity (other than a governmental unit). The Bankruptcy Court also established July 13, 2004 as the bar date for such claims of governmental units. Differences between liability amounts estimated by the Company and claims filed by creditors are investigated, and the Bankruptcy Court will make a final determination of the allowable claim.

As permitted under the Bankruptcy Code Section 365 and/or pursuant to the Plan of Reorganization, the Company has rejected certain of its pre-petition contracts and leases. The Debtors calculated their Liabilities subject to compromise to the unsecured creditors affected by these lease/contract rejections.

During the period from the Petition Date through December 31, 2004, ATX made adjustments to Liabilities subject to compromise for settlements, court authorized set-offs and cash payments and claim reconciliations. The following table identifies the changes in the Company’s Liabilities subject to compromise for the period from the Petition Date through December 31, 2004 (in thousands):

Balance, December 31, 2003	$—
Estimated liabilities subject to compromise at Petition Date	330,917
Payments in cash	(4,657)
Additions for circuit termination liabilities	718
Set-offs	(4)

Balance, December 31, 2004	$326,974

No interest expense related to pre-petition debt has been accrued following the Petition Date. If the Company had recorded interest expense on the basis of the amounts it was contractually required to pay, additional interest of $21,418,000 would have been recorded for the year ended December 31, 2004.

Reorganization Charges

The financial statements for periods including and subsequent to the Petition Date distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

separately in the consolidated statement of operations as reorganization charges. Reorganization charges for the year ended December 31, 2004 consisted of the following (in thousands):

Write-off of original issue discounts	$10,140
Professional fees	8,434
Write-off of deferred financing costs	3,967
Lease termination charges	741
Circuit termination charges	718
Trustee fees	267

$24,267

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited

Pursuant to the Plan of Reorganization, Leucadia acquired the Company on the Emergence Date. In accordance with SOP 90-7 and SFAS No. 141, “Business Combinations”, the Company adopted fresh-start reporting and completed its purchase accounting, concurrently, as of the close of business on the Emergence Date. The purchase accounting required under SFAS 141 is substantially identical to the accounting required for fresh-start reporting. The Company engaged an independent third party valuation specialist to assist in the determination of the Company’s reorganized value as defined in SOP 90-7 as well as the fair value of its identifiable intangible assets and fixed assets as of the Emergence Date. The consolidated balance sheet as of April 22, 2005, gives effect to allocations to the carrying value of assets or amounts and classification of liabilities that were necessary when adopting fresh-start reporting. In applying fresh-start reporting, the Company followed these principles:

The reorganized value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations”.

Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined by appropriate current interest rates. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations.

Deferred taxes were reported in conformity with applicable income tax accounting standards, pursuant to SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the reorganized assets and liabilities.

Changes in existing accounting principles that otherwise would have been required in the consolidated financial statements of Reorganized ATX within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

Fixed assets were recorded at their fair value and all of the historical accumulated depreciation was eliminated.

Reorganization Value

The Company determined an overall reorganization value as well as the reorganization value of its continuing and discontinued operations, together with the financial advisor, using valuation methods including: (i) the market approach, which measures fair value by examining transactions in the marketplace involving the sale of stocks of similar but publicly traded companies, or the sale of entire companies engaged in operations similar to those of the subject and (ii) the discounted cash flow method of the income approach, which recognizes that the current value of an investment is premised upon the receipt of future economic benefits. These analyses are

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited (continued)

necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control.

The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs and cash flows for the period 2005 — 2008 were determined by the Company’s management based upon their best estimate at the time the analysis was performed. The estimates and assumptions used are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

The reorganized enterprise value of the Company was determined to be approximately $58.1 million. The equity value was $1.3 million, which represents the enterprise value of $58.1 million less $56.8 million of post-emergence debt. The post emergence debt includes the Leucadia Term Loan and the 7% Subordinated Promissory Notes. The fair value of the Company’s discontinued operations classified as held for sale was determined to be $13.2 million. The fair value of the Company’s goodwill was determined to be $5.8 million after specifically allocating its reorganized enterprise value to its assets and liabilities. This goodwill is not deductible for tax purposes.

Fixed Assets

The Company’s fixed assets were valued based on a combination of the cost approach, sales comparison approach, and income capitalization approach. The fair value of the Company’s fixed assets was determined to be $17.1 million.

Identifiable Intangible Assets

The Company’s intangible assets consisting of its customer base, software, trademarks and non-compete arrangements were valued as follow:

Customer Relationships — The Company’s customer base is comprised of the subscribers to the Company’s various telecommunications services. An income approach was utilized to value the customer base. The fair value of the customer relationships was determined to be $10.9 million. Customer relationships will be amortized on an accelerated basis over seven years.

Software — The Company’s existing software was valued utilizing estimates of the costs that would be incurred if the Company’s existing software had to be purchased and modified as necessary. The fair value of the software was determined to be $5.1 million. Software will be amortized on a straight-line basis over five years.

Trademarks — The Company’s trademarks were valued using a variant of the income approach, referred to as the relief-from-royalty method. The fair value of the trademarks was determined to be $2.6 million. Trademarks will be amortized on a straight-line basis over ten years.

Non-compete Arrangements — The Company has non-compete arrangements with its former CEO and former CFO stemming from Management Transition Agreements entered into by and between the Company and its former CEO and former CFO on the Emergence Date. The value of the non-compete arrangement of $850,000 was established by the payments to be made by the Company to its former CEO and former CFO under the agreements. The non-compete arrangements will be amortized on a straight-line basis over two years.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited (continued)

Tax Attribute Reduction

The ability of the Company to use its net operating losses, referred to as NOL carryforwards, and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Following the attribute reduction rules, the Company eliminated $227.2 million of its federal NOL and $8 million of capital loss carryforwards. In addition the Company has eliminated the majority of its state NOL carryforwards. The other limitation in the Company’s future ability to utilize any remaining NOL carryforwards occurred when it emerged from bankruptcy and will be limited by Internal Revenue Code Section 382. The maximum amount of NOL carryforwards the Company can use after the Emergence Date is $10.1 million. These remaining federal NOL carryforwards will expire in various amounts through 2024 and the capital loss carryforwards expired April 22, 2005.

Additionally, as a result of the application of the attribute reduction rules, the Company reduced its tax basis in non current assets (including property, plant and equipment, intangibles and other long-term assets) by approximately $1.3 million.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited (continued)

Consolidated Fresh-Start Balance Sheet

The Company’s consolidated balance sheet as of the Emergence Date upon the application of fresh start reporting and purchase accounting is as follows (in thousands):

ASSETS
Current assets:
Cash and cash equivalents	$12,734
Restricted cash	8,211
Accounts receivable — trade	18,170
Assets held for sale	26,725
Other	2,713

Total current assets	68,553
Fixed assets	17,100
Goodwill	5,848
Intangible assets	19,440
Other	1,337

$112,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,496
Accrued reorganization costs	18,339
Current portion of Leucadia Term Loan	5,000
Current portion of capital lease obligations	80
Deferred revenue	1,547
Liabilities of assets held for sale	13,542

Total current liabilities	59,004
7% Subordinated Promissory Notes	1,814
Leucadia Term Loan	50,000
Other	139
Shareholders’ equity	1,321

$112,278

Note 6.	Verizon Settlement Agreement

On January 25, 2005, the Company and Verizon entered into a Comprehensive Settlement Agreement (the “Verizon Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the Verizon Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the Verizon Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the Verizon Settlement Agreement. In addition to the settlement of such litigation and claims, the Verizon Settlement Agreement provides for, among other things, the assumption or termination by the Company of certain interconnection agreements and other contracts and arrangements provided under tariffs pursuant to which Verizon provides and/or furnishes certain services and facilities to or for the benefit of the Company.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 6.	Verizon Settlement Agreement (continued)

In connection with the assumption of certain of its agreements with Verizon, the Company was required to (a) make a payment to Verizon in the amount of $16.5 million, (b) allow the balance of Verizon’s general unsecured claim in the aggregate amount of $37.5 million and (c) sell certain of its operations in the states of New York and Massachusetts within 90 days of the Effective Date. The Bankruptcy Court approved the Verizon Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

On the Emergence Date, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for all post-confirmation Verizon charges. The letters of credit, which totaled $14,700,000, were initially in an amount equal to three times the average monthly post confirmation Verizon charges. The letters of credit are subject to readjustments as set forth in the Verizon Settlement Agreement. On April 22, 2006, the letters of credit were readjusted to $7.8 million. Pursuant to a Reimbursement Agreement between Leucadia and the Company, Leucadia issued the letters of credit to Verizon on behalf of the Company. The Reimbursement Agreement, requires the Company to: i) reimburse Leucadia for any amounts paid by Leucadia as a result of any draw under the letters of credit and ii) reimburse Leucadia for all costs, fees and expenses incurred by Leucadia in connection with its ongoing obligations under the letters of credit. The failure of the Company to reimburse Leucadia pursuant to this Reimbursement Agreement constitutes an event of default under the Leucadia Term Loan.

Note 7.	AT&T Settlement Agreement

On January 24, 2005, the Company and AT&T along with several of its subsidiaries, entered into a Comprehensive Settlement Agreement (the “AT&T Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the AT&T Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the AT&T Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the AT&T Settlement Agreement.

In addition to the settlement of such litigation and claims, the AT&T Settlement Agreement provided for, among other things, the disposition by the Company of its Midwest CLEC. AT&T received 45% of the net proceeds of the sale of the Midwest operations in satisfaction of AT&T’s claims against the Company. AT&T is entitled to the same pro rata distribution as the other holders of the allowed general unsecured claims if 45% of the net proceeds of the sale, divided by AT&T’s allowed general unsecured claim of $30 million, is less than the pro rata distribution to the general unsecured claim holders. The Bankruptcy Court approved the AT&T Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

Note 8.	Discontinued Operations

Midwest CLEC

Pursuant to the AT&T Settlement Agreement, the Company was required to use its best efforts to consummate a sale of its Midwest CLEC. The Midwest CLEC provided CLEC products and services to end-user customers in the Midwest region of the United States. Immediately, upon execution of the AT&T Settlement Agreement, the Company began marketing the Midwest CLEC for sale. The results of operations of the Midwest CLEC have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

On August 1, 2005, the Company and First Communications, LLC (“FirstComm”) entered into an Asset Purchase Agreement (“FirstComm Agreement”) for the sale of the Midwest CLEC. In accordance with the FirstComm Agreement, FirstComm purchased substantially all of the operating assets and liabilities of the Midwest CLEC for $6 million in cash, subject to adjustment for the payment of Ohio property taxes and changes in working capital. The transaction closed on September 14, 2005, at which time the Company received a net cash payment of approximately $3.8 million. At closing, FirstComm also paid approximately $2.1 million to AT&T on behalf of the Company pursuant to the AT&T Settlement Agreement.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations (continued)

CoreComm New York

Pursuant to the Verizon Settlement Agreement, the Company was required to sell or close down certain of the operations of CoreComm New York, Inc. (“CoreComm NY”) in the state of New York within 90 days of the Emergence Date. Upon execution of the Verizon Settlement Agreement, the Company began marketing CoreComm NY operations for sale. On April 12, 2005, the Company entered into an asset purchase agreement to sell the CoreComm NY assets for approximately $200,000. The Company completed the sale during August 2005. The results of operations of CoreComm NY have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

Voyager

During April 2005, the Company commenced a process to actively market the sale of its subsidiary, CoreComm-Voyager, Inc. and certain other subsidiaries, collectively Voyager. The results of operations of Voyager have been reported as discontinued operations in the statements of operations in accordance with SFAS 144. Voyager is an Internet service provider, which primarily provided dial-up and high-speed data services to consumers and small business enterprises located in the Great Lakes region of the United States. The Company has included all Voyager’s revenues and expenses in discontinued operations in the consolidated statements of operations.

On November 29, 2005, the Company and CoreComm Internet Services, Inc. (CIS) entered into an Asset Purchase Agreement for the sale of substantially all of the operating assets and liabilities of Voyager. The purchase price was $9.2 million, $1 million of which was paid in cash and $8.2 million, of which was in the form of two notes receivable secured by substantially all of the assets of CIS, including those purchased by CIS from Voyager. The first note receivable is in the amount of $7 million and is payable over 24 months at an interest rate of 10% commencing in February 2006. The second note receivable is for $1.2 million and is payable in a single payment without interest. The notes are due in February 2008. The Company recorded a discount of $227,000 on the second note receivable based on an effective interest rate of 10%. Additionally, the owner of CIS, personally guaranteed the loans up to $1 million. The transaction closed on December 7, 2005.

The combined operating results of the Company’s discontinued operations for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003
	(in thousands)

Revenues	$82,005	$103,520
Costs and expenses
Operating	52,173	66,454
Selling, general and administrative	24,872	34,776
Charges for impaired assets	—	21,046
Depreciation	3,861	9,768

Total costs and expenses	80,906	132,044

Operating income (loss)	1,099	(28,524)
Other income (expense)	(57)	2,947

Income (loss) before income taxes	1,042	(25,577)
Income taxes	(9)	(5)

Income (loss) from discontinued operations	$1,033	$(25,582)

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations (continued)

The following assets and liabilities of the operations to be disposed in 2005 are included as “held and used” in the consolidated balance sheets as of December 31, 2004 and 2003:

	Year Ended December 31,
	2004	2003
	(in thousands)

ASSETS
Accounts receivable, net	$8,625	$8,444
Other current assets	1,861	1,493
Fixed assets, net	2,434	6,436

	$12,920	$16,373

LIABILITIES
Accounts payable and accrued expenses	$4,910	$51,237
Deferred revenue	9,691	13,690
Capital lease obligations	—	8,832

	$14,601	$73,759

Note 9.	Impairment Charges

The Company assesses recoverability of its indefinite-lived and long-lived assets to be held and used whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment analyses of indefinite-lived and long-lived assets are performed in accordance with SFAS 142 and SFAS 144, respectively. Impairment evaluations are performed at the reporting unit level, which is the lowest asset group level for which identifiable cash flows are largely independent of the cash flows for the other asset groups. The Company generates most of its cash flows by selling products and services to the customers of its Commercial, Consumer and Internet reporting units.

The Commercial reporting unit provides telecommunications services to business customers located in the Mid-Atlantic and Midwest regions of the United States. The Consumer reporting unit provides telecommunications services to residential customers in the Midwest region of the United States. The Internet reporting unit is an Internet service provider primarily offering dial-up Internet services to residential customers and high-speed data services to business customers located in the Great Lakes region of the United States.

2003 Impairment Charges

The Company considered its increasingly severe liquidity problems and Leucadia’s December 19, 2003 purchase of the Company’s senior secured credit facility at a significant discount to its face value to be indicators of impairment, which required that the Company’s long-lived assets and goodwill be evaluated for impairment during the fourth quarter of 2003. The Company developed estimates of future undiscounted cash flows of its reporting units to test the recoverability of its long-lived assets. These estimates were compared to the carrying values of the reporting unit’s assets. The asset carrying values of the Company’s reporting units were in excess of the undiscounted cash flows of the reporting units. The undiscounted cash flows of the Commercial and Consumer reporting units were negative. As a result of this analysis, the Company concluded that it could not recover the carrying values through projected future operations. With the assistance of a third party valuation specialist, the Company further calculated the fair value of its long-lived assets and the implied fair value of goodwill based on the discounted cash flow analyses that utilized projections from 2004 through 2008. These projections were used in various scenarios utilizing a weighted average cost of capital of 16%, 20% and 24% and normalized working capital

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Impairment Charges (continued)

as a percentage of revenue of 5%, 3% and 6% for the Commercial, Consumer and Internet reporting units, respectively, a perpetuity growth rate of 3% and a tax rate of 40%.

The following is a summary of the impairment charges recorded by reporting unit for the year ended December 31, 2003 (in thousands):

Commercial Reporting Unit
Goodwill	$59,643
Fixed assets	14,379
Other long-lived assets	1,211

75,233

Consumer Reporting Unit
Goodwill	940
Fixed assets	1,679
Other long-lived assets	355

2,974

Internet Reporting Unit
Goodwill	18,975
Fixed assets	247

19,222

97,429
Impairment charges from discontinued operations	(21,046)

Impairment charges from continuing operations	$76,383

2004 Impairment Charges

The Company considered the deterioration of the market share, business and regulatory environment and their impact on the Company’s future as indicators of impairment, which required that the Company’s long-lived assets be evaluated for impairment during the fourth quarter of 2004. The Company developed estimates of future undiscounted cash flows to test the recoverability of its long-lived assets. These estimates were compared to the carrying values of the assets. The carrying values of the assets of the Commercial and Consumer reporting units were in excess of their undiscounted cash flows, which were negative. As a result of this analysis, the Company concluded that it could not recover the carrying values of its Consumer or Commercial reporting units through projected future operations. The Internet reporting unit had undiscounted cash flows in excess of the carrying value of its assets and, as a result, the Company concluded that the Internet reporting unit was recoverable. With the assistance of a third party valuation specialist, the Company further calculated the fair value of the long-lived assets of the Commercial and Consumer reporting units based on the discounted cash flow analyses that utilized projections from 2004 through 2009. These projections were used in various scenarios utilizing a weighted average cost of capital of 16% and 20% and normalized working capital as a percentage of revenue of 5% and 3% for the Commercial and Consumer reporting units, respectively, a perpetuity growth rate of 3% and a tax rate of 40%.

As a result of the discounted cash flow analysis, it was determined that the Commercial and Consumer reporting units had enterprise values that exceeded the carrying amounts of their assets. Accordingly, the Company did not record any impairment charges during 2004.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 10.	Other Assets

Other assets consist of:

	December 31,
	2004	2003
	(in thousands)

Other assets — current:
Prepaid carrier costs	$2,348	$—
Prepaid expenses	1,022	741
Prepaid insurance	829	817
Credit card reserve	761	946
Prepaid taxes	714	—
Refundable deposits	464	624
Prepaid rent	432	—

	$6,570	$3,128

Other assets — non-current:
Collateral for outstanding letters of credit and surety bonds	$1,205	$1,966
Deferred financing costs, net of accumulated amortization of $113 and $3,163	113	4,019
Prepaid collocation costs	35	—

	$1,353	$5,985

Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Deferred financing costs were incurred in connection with the issuance of debt and are charged to interest expense over the term of the related debt. Non-cash interest charges related to the amortization of deferred financing costs were $166,000 and $1,272,000 for the year ended December 31, 2004 and 2003, respectively. Upon filing for bankruptcy, the Company wrote-off deferred financing costs with a net book value of $3,966,000.

In order to serve its customers, the Company incurred up front fees to gain access to the collocation sites of certain vendors. The fees give the Company access to these sites for a period of up to 99 years. The Company is amortizing these fees to operating expenses on a straight-line basis over a period of five years, which is consistent with the depreciable life of the operating equipment located at these sites. The operating expense associated with the amortization of prepaid collocation costs was $5,000 and $344,000 for the years ended December 31, 2004 and 2003, respectively. As a result of the Company’s FAS 144 impairment analysis performed for the fourth quarter of 2003, the Company recorded an impairment charge related to the prepaid collocation costs of $856,000.

In the ordinary course of its business, the Company is required to issue letters of credit and surety bonds to regulatory bodies, customers, and landlords. These instruments remain in place for as long as the Company conducts business in certain states, provides services to these customers or occupies a particular facility. In order to obtain these letters of credit and surety bonds, the Company was required to post collateral in an amount equal to their face value.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 11.	Fixed Assets

Fixed assets consist of:

	December 31,
	2004	2003
	(in thousands)

Operating equipment	$14,526	$12,085
Computer hardware and software	5,545	2,748
Other equipment	3,463	1,504
Construction-in-progress	290	235

	23,824	16,572
Accumulated depreciation	(9,279)	(2,028)

	$14,545	$14,544

For the years ended December 31, 2004 and 2003 depreciation expenses were $7,817,000 and $15,771,000, respectively, of which $3,861,000 and $9,768,000, were included in discontinued operations. For the years ended December 31, 2004 and 2003 depreciation expenses for software costs were $418,000 and $697,000, respectively. The net book value of the undepreciated software costs was $1,122,000 and $1,322,000 as of December 31, 2004 and 2003, respectively.

Note 12.	Accounts Payable and Accrued Expenses

A summary of accounts payable, accrued expenses and other current liabilities are as follows:

	December 31,
	2004	2003
	(in thousands)

Taxes, including income taxes	$6,303	$10,814
Accrued compensation and other employee benefits	5,919	5,878
Accounts payable	4,451	72,359
Accrued carrier costs	3,955	32,270
Accrued professional fees	1,892	1,278
Other	1,802	2,212
Customer related liabilities	1,604	4,224
Accrued interest	118	14,402
Reorganization costs	—	3,195
Lease termination liability	—	1,058

	$26,044	$147,690

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Indebtedness

The Company’s debt consists of:

	December 31,
	2004	2003
	(in thousands)

Post-petition term loan	$5,000	$—
Senior secured credit facility, less unamortized discount of $8,662	—	147,438
6% Convertible Notes, less unamortized discount of $1,298	—	3,060

	5,000	150,498
Less current portion	(5,000)	(150,498)

	$—	$—

Post-petition Term Loan

On September 15, 2004, the Bankruptcy Court approved an order authorizing the Company to enter into a Post-Petition Term Loan Agreement (“DIP Agreement”) with Leucadia. On October 8, 2004, the Company borrowed $5,000,000, the maximum amount available under the DIP Agreement. The advance under the DIP Agreement was fully due and payable at the Termination Date (as defined in the DIP Agreement), which is the earlier of: (a) the date 180 days from the closing date; (b) the effective date of an approved Plan of Reorganization (as defined in the DIP Agreement); (c) the acceleration of the loans by Leucadia in accordance with certain conditions under the DIP Agreement or (d) the completion of the sale or liquidation of the Debtors or substantially all of their assets. Leucadia extended the Termination Date to April 22, 2005. Interest was calculated on the daily outstanding principle balance of the loan at a rate of 10% per annum and was payable on the Termination Date. The Company was required to pay a closing commitment fee of $150,000, which was payable in full on the Termination Date. The closing commitment fee and other fees totaling $76,000 were recorded as deferred financing costs and were amortized to interest expense over 180 days. The Company recorded amortization expense of $113,000 during the year ended December 31, 2004. The Debtors were subject to certain financial and non-financial covenants as set forth in the DIP Agreement. The Company maintained compliance with all of its covenants. The loans were secured by substantially all of the Debtors’ assets. The Company repaid the loans, including accrued interest of $274,000 and the closing commitment fee on the Emergence Date.

Senior Secured Credit Facility

In September 2000, subsidiaries of the Company entered into a senior secured credit facility. CCL and the Company have unconditionally guaranteed payment under the facility. The facility was amended and restated in April 2001. The senior secured credit facility provides for both a term loan facility and a revolving credit facility. The aggregate amount available was amended to $156.1 million, of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. As of April 2001, the entire amount available under the senior secured credit facility had been borrowed. The senior secured credit facility is collateralized by substantially all of the Company’s assets. Additionally, the credit facility restricted the payment of cash dividends and loans to the Company.

In addition, in connection with the financing in April 2001, CCL issued warrants to purchase shares of its common stock. The estimated value of the warrants plus the excess of other commitments over their estimated fair value to the Company aggregating $12,454,000 was recorded as a debt discount in April 2001. In connection with the Company’s bankruptcy filing, the Company has written off the remaining debt discount of $8,596,000 as of January 15, 2004.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Indebtedness (continued)

On March 31, 2003, the Company entered into an amendment to its senior secured credit facility. Under this amendment, the former lenders under the facility agreed to waive and/or amend certain financial covenants set forth in the credit agreement until January 31, 2004. Additionally, the former lenders agreed to defer interest payments on the outstanding loans during the period beginning March 12, 2003 until February 2, 2004, during which time the loans accrued interest at a rate of 5.5% per annum plus the base rate, which was the higher of the prime rate or the federal funds effective rate plus 0.5% per annum. This rate was 9.75% at December 31, 2003. In addition, the required principal payments originally scheduled for 2003, which totaled $1.95 million, were deferred to February 2, 2004. As a result of its bankruptcy filing, the Company did not make the deferred interest and principal payments due on February 2, 2004. Additionally, the Company has not accrued interest on the outstanding principal subsequent to January 15, 2004 in accordance with SOP 90-7.

The Company was not in compliance with certain financial covenants contained in its credit agreement during the quarter ended September 30, 2003. On November 14, 2003, the Company’s lenders agreed to waive compliance with these covenants for the third quarter of 2003.

After receiving the amendment to the senior secured credit facility, the Company began to actively seek third party investment or other financial alternatives that would enable it to continue to restructure its obligations. On December 19, 2003, Leucadia purchased of all of the Company’s obligations under the senior secured credit facility, including interest accrued thereon, for $25,000,000. The Company and Leucadia also entered into an amendment to the senior secured credit facility, under which Leucadia agreed to forbear from enforcing certain rights under the credit agreement as a result of covenant violations or the Company filing for bankruptcy. Leucadia agreed to provide the Company with a debtor-in-possession loan of up to five million dollars and the authority to use cash collateral in the Chapter 11 proceeding. Concurrently, with the purchase of the senior secured credit facility and the execution of the amendment, the Company entered into a conversion agreement pursuant to which Leucadia agreed, upon the satisfaction of certain conditions, to convert the obligations due under the senior secured credit facility into 100% of the preferred stock and 100% of the common stock of the Company after its Chapter 11 reorganization. The Company incurred additional costs in connection with its process to further restructure its obligations, which consist primarily of legal fees and fees paid to its financial advisors of $111,000 and $1,401,000 for the years ended December 31, 2004 and 2003, respectively.

As a result of the Company filing for bankruptcy on January 15, 2004 and its failure to meet certain covenants during the fourth quarter of 2003, the Company was in default under its senior secured credit facility. Accordingly, the Company has classified all outstanding amounts due under this credit facility, less unamortized discount, as a current liability as of December 31, 2003. Prior to the bankruptcy filing, the term loan facility was scheduled to amortize in quarterly installments of principal commencing on February 2, 2004 with a final maturity on September 22, 2008. The revolving credit facility was to be automatically and permanently reduced in increasing quarterly installments of principal commencing on February 2, 2004 with a termination date on September 22, 2008. On January 15, 2004, the Company reclassified the outstanding principle amount of the credit facility and the related accrued interest of $13,923,000 to liabilities subject to compromise.

6% Convertible Subordinated Notes

The Company’s consolidated balance sheet includes $4,358,000 aggregate principal amount of CCL’s 6% Convertible Subordinated Notes upon the completion of the merger of CCL during 2002. The Company recorded the notes at $219,000, their fair value as of the acquisition date. The resulting discount of $4,139,000 was being amortized to interest expense over the remaining life of the notes, which were originally due October 1, 2006. The Company recorded amortization expense of $39,000 and $1,548,000 during 2004 and 2003, respectively. As a result of the Company’s bankruptcy filing, as of January 15, 2004, the Company has ceased accruing interest on the outstanding notes and has written off the remaining discount of $1,259,000 in accordance with SOP 90-7. The semi-annual interest payments that were due under the outstanding notes from April 1, 2002 through October 1, 2004

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Indebtedness (continued)

have not been made and CCL was in default under these notes. As such, the notes and the accrued interest thereon are currently due and payable in full.

Leucadia Term Loan

On the Effective Date, the Company entered into a $55 million Term Loan with Leucadia, of which $25 million went to satisfy a portion of Leucadia’s pre-petition secured claim, and $30 million was used to fund certain payments due under the Plan of Reorganization, repay the Post-petition Term Loan and fund the business operations of the Company. Pursuant to the Leucadia Term Loan Agreement, the Company, on July 22, 2005, is required to pay to Leucadia cash in a principal amount equal to $5,000,000 and all accrued and unpaid interest thereon, in partial repayment of the Leucadia Term Loan. The remaining principal and all accrued and unpaid interest shall be due and payable at the earliest of April 22, 2010 or the acceleration of the loans by Leucadia in accordance with certain conditions under the Leucadia Term Loan agreement. Interest is calculated on the daily outstanding principle balance of the loan at a rate of 10% per annum. The Company is subject to certain financial and non-financial covenants as set forth in the Leucadia Term Loan Agreement. The loans were secured by substantially all of the Company’s assets and have been guaranteed by the Company and certain of its subsidiaries.

The Company did not make the required July 22, 2005 payments for the Leucadia Term Loan, which constituted an Event of Default under the Leucadia Term Loan Agreement. During September 2005, the Company received a waiver for this default, which expired January 31, 2006. The Company paid Leucadia $100,000 in connection with this waiver. The Company did not make the required payment upon the expiration of the waiver. In addition, during the quarter ended December 31, 2005, the Company failed to meet its Consolidated EBITDA covenant, which constitutes an Event of Default. On May 1, 2006, the Company received waivers for these Events of Default, which will expire January 31, 2007. On August 3, 2006, the Company received an extended waiver, which will expire on July 1, 2007.

7% Subordinated Promissory Notes

In order to fund certain cash distributions required to be made pursuant to the Plan of Reorganization. The Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with a principle amount of $2,000,000. Certain bankruptcy professionals accepted the Promissory Notes as compensation for a portion of the services performed by those professionals through November 30, 2004 in lieu of receiving cash compensation. Additionally, certain former directors and officers of the Company also purchased these Promissory Notes.

Interest on the Promissory Notes is payable at 7% per annum, compounded annually. The Promissory Notes and all accrued interest and unpaid interest are due and payable at the earliest of: i) 90 days after the Leucadia Term Loan and any unpaid but accrued interest is repaid in full, ii) the date any transfer, sale or other disposition of substantially all of the assets or more than 50% of the outstanding shares or equity interests of the Company, and iii) April 22, 2008. The promissory notes are subject to two maturity extensions of up to fifteen months each if the Leucadia Term Loan is not paid in full on or before April 22, 2008 and if the enterprise value of the Company, less all debts of the Company other than the Leucadia Term Loan is less than the balance due under the Leucadia Term Loan and all of the Promissory Notes. The Promissory Notes are subordinated to the Leucadia Term Loan and have been guaranteed by the Company and certain of its subsidiaries. The acceleration of the maturity of the Leucadia Term Loan due to an Event of Default would constitute an Event of Default under the Promissory Notes. Leucadia did not accelerate the maturity of the Leucadia Term Loan prior to issuing the Company waivers in September 2005 and May 2006 for the Events of Default noted above.

The Company and certain of its subsidiaries have guaranteed the Promissory Notes. The Company does not have any independent assets or operations on it’s own nor does it have any significant asset or operations in any subsidiaries apart from the subsidiaries, which guaranteed the Promissory Notes. The guarantees are full and unconditional and joint and several.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 14.	Other Gains and Charges

During the year ended December 31, 2003, the Company entered into the following settlement agreements and other transactions:

During September 2003, the Company entered into an agreement to terminate a facility lease obligation with a remaining term of seven years. The agreement required the Company to permit the landlord to retain the $500,000 security deposit for the lease in October 2003 and to pay $1,250,000 over three years beginning mid-November 2003. The Company recorded a charge of $1,584,000 related to this agreement, which was equal to the present value of the payments to be made under this agreement. This charge is included in selling, general and administrative expenses. The Company ceased making payments under this agreement after filing for bankruptcy and the remaining liability was reclassified as a liability subject to compromise.

During August 2003, the Company collected $1,000,000 in cash, received 8,560 shares of its common stock and 319,699 shares of CCL’s common stock as payment for notes receivable due from former shareholders of the Company. The shares of common stock received were valued at $5,000 in the aggregate. The Company had previously deemed these notes to be uncollectible and had fully reserved these notes prior to 2003. The Company recognized a $1,005,000 gain for the amounts received on these notes, which is included in discontinued operations.

On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries, (collectively “KMC”), filed an action against certain subsidiaries of the Company contending that it was owed for alleged early termination liabilities under a services agreement and a co-location agreement. On September 9, 2003, this matter was completely settled by agreement of the parties, predominantly out of proceeds from an insurance policy designed to protect against such claims. The Company recognized a $452,000 gain for this settlement, which was the difference between the liability accrued and the amount paid. The gain is included in discontinued operations.

During June 2003, the Company paid $200,000 in cash and issued 300,000 shares of common stock, valued at $93,000 from its treasury in consideration for settlement of certain legal matters. The Company has recognized a $293,000 charge for the consideration given in this settlement, which is included in selling, general and administrative expenses.

Note 15.	Fair Values of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, trade accounts receivable, accounts payable, and long and short-term debt. The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)

Short-term debt	$5,000	$5,000	$150,498	undetermined
Long-term debt	—	—	19,654	undetermined

The carrying amount of the Company’s cash and cash equivalents, trade accounts receivable and accounts payable reported in the consolidated balance sheet as of December 31, 2004 are deemed to approximate fair value because of their liquidity and short-term nature. The fair value of the Company’s short-term debt was estimated using estimated rates, which would be available to the Company for debt with similar terms. The carrying value of the short-term debt approximates its fair value.

It is impracticable for the Company to estimate the fair value of its accounts payable and long and short-term debt as of December 31, 2003, since these liabilities became subject to compromise at the time of the Company’s bankruptcy filing.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 16.	Leases

The Company has capital leases for certain of its equipment. Leased property consists of:

	December 31,
	2004	2003
	(in thousands)

Operating equipment	$397	$397
Computer hardware and software	384	—

	781	397
Accumulated depreciation	(407)	(80)

	$374	$317

Depreciation expense for equipment acquired by capital lease totaled $327,000 and $450,000 for the year ended December 31, 2004 and 2003, respectively, of which $259,000 and $450,000 was included in discontinued operations.

Future minimum annual payments under these leases at December 31, 2004 are as follows:

Total minimum lease payments due during the year ending December 31, 2005	$142,000
Less amount representing interest	$14,000

Present value of net minimum obligations	$128,000

The initial contract terms of the Company’s capital lease obligations outstanding as of December 31, 2003 expired prior to December 31, 2003. The Company recorded interest expense on these capital lease obligations in accordance with their initial contract terms. Upon filing for bankruptcy, the capital lease obligations and interest accrued thereon became subject to compromise and will be paid pursuant to the Company’s Plan of Reorganization.

On December 3, 2001, General Electric Capital Corp. (“GECC”) filed a civil lawsuit against CCL and an indirect subsidiary of the Company, seeking payment for allegedly past due amounts and the return of equipment under a capital equipment lease agreement. Thereafter, GECC filed a second complaint seeking a court order allowing it to take repossession of its alleged equipment. On September 24, 2002, the Court issued an order granting GECC’s request for repossession of the equipment. During the fourth quarter of 2002, the Company allowed GECC to take possession of the equipment. The capital lease obligations associated with the returned equipment totaled $7,943,000 as of December 31, 2003.

As of December 31, 2004, the Company had leases for office space, network facilities, vehicles and equipment, which extend through 2011. Total rent expense for the years ended December 31, 2004 and 2003 under operating leases was $3,627,000 and $3,775,000, respectively.

Future minimum annual lease payments under noncancellable operating leases at December 31, 2004, net of the unexpired leases rejected during 2005 pursuant to Section 365 of the Bankruptcy Code, are as follows:

				Future
	Lease Obligations		Rejected	Minimum
	Real Estate	Other	Leases	Payments
		(in thousands)

2005	$4,073	$28	$(369)	$3,732
2006	3,785	2	(326)	3,461
2007	3,722	—	(305)	3,417
2008	3,065	—	(249)	2,816
2009	2,234	—	(126)	2,108
Thereafter	2,089	—	(21)	2,068

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Related Party Transactions

Transactions with NTL

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp., “New NTL”), NTL Europe, Inc. (then known as NTL Incorporated, “Old NTL”) and certain of New NTL’s and Old NTL’s subsidiaries, filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. The Plan became effective on January 10, 2003, at which time both companies emerged from Chapter 11 reorganization. Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and New NTL and Old NTL each emerged as independent public companies. New NTL became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, New NTL was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Some of the Company’s directors were also officers and directors of Old NTL prior to its reorganization, and the Company’s then Chairman was an officer and director of New NTL following its reorganization.

On August 15, 2003, the Company’s then Chairman resigned his position as officer and director of New NTL. Accordingly, as of August 15, 2003, the Company’s management no longer considers New NTL and Old NTL to be related parties as defined in SFAS No. 57 “Related Party Disclosures.” However, the Company has provided the relevant disclosures and presented its balance sheet pursuant to SFAS No. 57 as if New NTL and Old NTL were related parties for the entire two-year period ended December 31, 2003.

In April 2001, CCL and the Company as co-obligors issued to Old NIL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. In addition, in April 2001, CCL issued warrants with an estimated value of $397,000 to Old NTL, which was recorded as a debt discount at that time. Interest on the 10.75% Unsecured Convertible PIK Notes Due April 2011 was payable semiannually on October 15 and April 15 of each year. The interest was payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that was then due. The notes were convertible into common stock at a conversion price of $38.90 per share. These notes were redeemable, in whole or in part, at the Company’s option, at any time after April 12, 2003, at a redemption price of 103.429% that declined annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date. At December 31, 2003, the total amount of the notes outstanding, less the unamortized discount of $288,000 was $19,654,000. As of the Petition Date, the Company ceased accruing interest on the outstanding notes and wrote off the remaining debt discount of $286,000 and classified the notes and accrued interest totaling $20,023,000 as liabilities subject to compromise.

A subsidiary of the Company provides billing and software development services to subsidiaries of New NTL. The Company recognized revenues for these services of $2,780,000 for the year ended December 31, 2003.

In 2001, the Company and Old NTL entered into a license agreement whereby Old NTL was granted an exclusive, irrevocable, perpetual license to use certain billing software developed by the Company for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $12.8 million. The Company recorded the $12.8 million as deferred revenue to be recognized over a period of three years, which was the estimated amount of time the Company expected to provide service under this arrangement. The Company recognized $4.3 million of this revenue during 2003.

Management Transition Agreements

On the Emergence Date, the Company entered into Transition Agreements with Mr. Gravina and Mr. Peterson, the Company’s then Chief Executive Officer and Chief Financial Officer, respectively. The Transition Agreements provided for: i) their resignation as executive officers and directors with the Company, ii) for the appointment of Mr. Gravina as the non-executive Chairmen of the Board of Reorganized ATX and iii) for the appointment of Mr. Peterson as a non-executive Senior Advisor. Pursuant to the Transition Agreements, Mr. Gravina

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Related Party Transactions (continued)

and Mr. Peterson served in these positions for a period of one year from the Emergence Date. Mr. Gravina and Mr. Peterson received base salaries of $437,500 and $375,000, respectively, and were entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Additionally, Mr. Gravina and Mr. Peterson were also granted 30,000 and 20,000 common shares, respectively, under the Management Restricted Stock Plan.

Pursuant to the Transition Agreements, the Company was also required to make payments to Mr. Gravina and Mr. Peterson in the amount of $425,000, of which $212,500 was paid on April 22, 2005 by cash payments of $102,500 and $127,500 and the issuance of 7% Promissory Notes with a face value of $154,000 and $129,000 to Mr. Gravina and Mr. Peterson, respectively. The remaining $212,500 was paid in equal monthly installments through April 2006. In consideration of these payments, Mr. Gravina and Mr. Peterson have agreed to certain non-compete provisions.

Separation and Consulting Agreement

On March 24, 2005, the Company entered into a Separation and Consulting Agreement (“Separation Agreement”) with Mr. Holt, the Company’s former Senior Vice President — Chief Counsel for Law & External Affairs & Secretary. In consideration of Mr. Holt providing services to the Company through July 15, 2005 in connection with its reorganization process, the Company agreed to pay Mr. Holt $275,000 payable in up to four installments. All payments under the Separation Agreement were made as of May 4, 2005.

Transactions with Directors

On the Emergence Date, the three non-executive directors of the Company purchased the 7% Promissory Notes of Reorganized ATX with a face amount of $433,000 for $268,000 in cash and $68,000 in their accrued but unpaid directors fees earned in the performance of services as directors of the Company.

During 2003, the Company engaged B/G Enterprises, LLC, a company affiliated with a non-executive director of the Company, to provide travel related services. The cost of these services totaled $81,000 during 2003.

Other Transactions with Mr. Gravina

During 2003, the Company inadvertently paid certain invoices that included approximately $15,000 of personal expenses of Mr. Gravina prior to the time that such invoices were reimbursed to the Company by Mr. Gravina. These amounts have been reimbursed to the Company in full and the Company has implemented additional controls and procedures to prevent this from recurring.

Transactions with Entities Related to Michael Karp

The Company leased office space and a network facility from entities controlled by Mr. Karp, an individual who owned approximately 34% of the outstanding shares of the Company’s common stock. Rent and utility expenses for these leases for the years ended December 31, 2004 and 2003 was $718,000 and $1,977,000, respectively. The Company provided telephone services to entities controlled by Mr. Karp for whom the Company billed $43,000 and $25,000 for each of the years ended December 31, 2004 and 2003, respectively.

Leucadia Guarantee

On June 2, 2006, Leucadia issued a guarantee to the Company, which provides for financing to the Company for the satisfaction of cash obligations in an amount not to exceed $10 million. The guarantee expires at through the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) March 31, 2007. The Company’s management does not anticipate obtaining any financing pursuant this guarantee. On August 3, 2006, Leucadia extended its guarantee to the Company. The

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Related Party Transactions (continued)

guarantee now expires at the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) July 31, 2007.

Note 18.	Employee Benefit Programs

401(k) Plan

The Company sponsors a 401(k) plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Board of Directors determines the Company’s matching contribution annually. Participants may make salary deferral contributions of 1% to 25% of their compensation not to exceed the maximum allowed by law. The expense for the years ended December 31, 2004 and 2003 was $148,000 and $67,000, respectively.

Midwest CLEC Retention Bonus Program

In connection with the disposal of the Company’s Midwest CLEC, the Company established a retention bonus program for initially 42 employees that support the operations of the Midwest CLEC. Under the retention program, the Company was required to pay a bonus to employees who maintain employment through December 31, 2005 (“Termination Date”) at the earlier of the first regular pay period following (a) the Termination Date; or (b) thirty days following the completion of the sale of the Midwest CLEC. In the event that an employee ceased to be employed by the Company prior to the Termination Date due to (a) resignation; or (b) termination for cause, the employee was not entitled to receive the retention bonus. The Company initially estimated the fair value of the liability as of the Termination Date to be $365,000 and was accruing for this liability ratably through the Termination Date.

Key Employee Severance Program

Pursuant to the Plan of Reorganization, the Company established the Key Employee Severance Program (“KESP”), which became effective on the Emergence Date. The KESP was established to provide cash severance payments to certain employees of the Company in the event their jobs are terminated within one year from the Effective Date. The KESP is administered by the Company’s Board or such other person as designated by the Board. The plan administrator has full authority under the KESP to control and manage the operation and administration of the KESP and to make all determinations of eligibility for severance under the KESP.

The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination plus the employee’s average monthly commissions, as applicable. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007.

Note 19.	Shareholders’ Equity

Stockholder Rights Plan

The Company adopted a stockholder rights plan in December 2001. In connection with the stockholder rights plan, the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of common stock outstanding on December 17, 2001. Each right entitles the holder, under certain potential takeover events, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, referred to as Series A Preferred Stock, at an initial exercise price of $8.82 as determined on July 10, 2002. There are 1,000,000 shares of Series A Preferred Stock authorized for issuance under the plan. No shares of Series A Preferred Stock are issued or outstanding. As of the Emergence Date the Stockholder Rights Plan was cancelled.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 19.	Shareholders’ Equity (continued)

Warrants

The Company had the following warrants outstanding as of December 31, 2004, all of which were cancelled as of the Emergence Date.

	Number of	Exercise
Year of Issue	Shares	Price	Expiration Date

1999	1,000	$534.88	August 2008
2001	272,000	$0.39	April 2011

ATX Stock Options

In December 2001, the Company adopted a new stock option plan for its employees. A total of 8.7 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of the Company. During 2002, the Board of Directors approved grants of options to purchase an aggregate of approximately 7.8 million shares of the Company’s common stock, representing approximately 20% of the total fully diluted shares. The number of shares available under the plan and the number of shares into which each option was exercisable were subject to adjustment in the event of stock splits and other similar transactions.

The Company’s option plan provided that incentive stock options be granted at the fair market value of the Company’s common stock on the date of grant, and nonqualified stock options be granted at a price determined by the Compensation and Option Committee of the Company’s Board of Directors. Options were generally exercisable as to 34% of the shares subject thereto on the date of grant and became exercisable as to an additional 33% of the shares subject thereto on each anniversary thereafter, while the option holder remains an employee of the Company or its affiliates. Options were to have expired ten years after the date of the grant. All of the ATX Stock Options were cancelled as of the Emergence Date.

A summary of the Company’s stock option activity and related information is as follows:

					Weighted Average
		Weighted	Options	Available for	Remaining
	Number of	Average	Exercisable at	Future Option	Contractual Life
	Options	Exercise Price	Period-End	Grants	(In years)

Balance at December 31, 2002	$7,183,000	1.00	$2,445,000	$1,521,000	$9

Granted	100,000	0.33
Exercised	(4,000)	1.00
Forfeited	(359,000)	0.88	4,657,000	1,776,000	8.0

Balance at December 31, 2003	6,920,000	1.00
Forfeited	(335,000)	0.93	6,585,000	2,111,000	7.0

Balance at December 31, 2004	6,585,000	1.00

New Common Stock

Pursuant to the Plan of Reorganization as of the Emergence Date, the Company’s common shares, preferred equity shares, stock options and warrants were cancelled. The Articles of Incorporation of ATX authorized 1,000,000 shares of $0.01 par value common stock for issuance. As of the Emergence Date, The Company issued

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 19.	Shareholders’ Equity (continued)

850,000 shares of common stock to settle a portion of Leucadia pre-petition secured claims and issued 50,000 shares pursuant to the Management Transition Arrangements.

Management Restricted Stock Plan

Pursuant to the Plan of Reorganization, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”), which became effective on the Emergence Date. The Restricted Stock Plan was subsequently amended and restated by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Company’s Board administers the Restricted Stock Plan. On the Emergence Date, the Company issued 50,000 shares of restricted stock pursuant to the Management Transition Agreements. These shares were fully vested as of the date of grant. On March 31, 2006, the Board granted 72,500 shares of restricted stock to participants under the Restricted Stock Plan. The shares granted on March 31, 2006 vest as follows: 50% vest after 24 months following the Emergence Date and 50% vest after 36 months following the Emergence Date. The shares will also become fully vested upon a change in control.

Note 20.	Income Taxes

The Company is subject to U.S. Federal, state and local income taxes. During the years ended December 31, 2004 and 2003, the Company’s provision for income taxes consisting solely of current state and local income taxes was $238,000 and $154,000, respectively, of which $229,000 and $149,000 related to continuing operations.

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,
	2004	2003
	(in thousands)

Benefit at federal statutory rate (35%)	$(9,150)	$(49,878)
State and local income taxes	238	154
Expenses not deductible for tax purposes	8,280	29,233
Valuation allowance
Actual income tax expense	870	20,645

	$238	$154

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 20.	Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the impact of available NOL carryforwards. The significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2004	2003
	(in thousands)

Deferred tax assets:
Net operating loss carryforwards	$126,533	$120,480
Intangibles	31,766	35,457
Fixed assets	15,755	18,959
Accrued expenses	10,000	8,581
Allowance for doubtful accounts	5,242	4,043
Deferred charges and other	2,028	2,049
Deferred revenue	—	784

	191,324	190,353
Valuation allowance for deferred tax assets	(191,324)	(190,353)

Net deferred tax assets	$—	$—

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been offset by a valuation allowance of $191.3 million and $190.4 million as of December 31, 2004 and 2003, respectively, due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

The ability of the Company to use its NOL carryforwards and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the IRS have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Also the Company’s future ability to utilize any remaining NOL carryforwards generated before the “ownership change” that occurred to the Company when it emerged from bankruptcy, and possibly its future ability to utilize “built-in” loss deductions, if any, that existed at Emergence Date, which are expected to be limited by Internal Revenue Code Section 382.

Note 21.	Sale to Broadview Networks Holdings, Inc.

Pursuant to a Stock Purchase Agreement dated as of June 26, 2006, by and among the Company, Leucadia, the minority stockholders of ATX and Broadview Networks Holdings, Inc. (“Broadview), agreed to sell their entire interests in the Company to Broadview for a cash of $97 million, subject to working capital adjustments. Closing of the transaction is subject to receipt of required regulatory approvals, purchaser financing and satisfaction of certain closing conditions.

Note 22.	Commitments and Contingent Liabilities

The Company has standby letters of credit of $568,000 outstanding at December 31, 2004, which are fully collateralized by certificates of deposit classified as part of other long-term assets.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 22.	Commitments and Contingent Liabilities (continued)

government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters at December 31, 2004. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Upon filing for Chapter 11 bankruptcy protection, all of the outstanding legal matters relating to pre-petition litigation claims were automatically stayed and have been classified as general unsecured claims of ATX. Pursuant to the Company’s Plan of Reorganization, upon finalization of the allowed amount of the pre-petition litigation claims, the allowed claims will be satisfied in cash as part of the general unsecured claims. The pre-petition litigation claims of Verizon and AT&T will be satisfied in accordance with the Verizon Settlement Agreement and AT&T Settlement Agreement, respectively. Claims arising after the Petition Date were not discharged following emergence.

SEC Investigation

On April 7, 2004, the Securities and Exchange Commission (the “SEC”), notified ATX that it had issued a formal order of investigation relating to alleged activities of the Company’s provisioning department. The SEC has since informed ATX that it closed its investigation without further action. Additionally, the SEC withdrew the proof of claim that it filed against the Company in its bankruptcy proceedings.

Priority Tax Claims

The Company is in the process of validating outstanding tax claims, the majority of which represent estimated claims related to state tax audits under appeal. Although ATX cannot reasonably estimate the ultimate amounts to be paid, ATX estimates that the liability resulting from the reconciliation process with the various state taxing authorities ranges from $3.5 million to $4.5 million.

ATX COMMUNICATIONS, INC.
Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2006	2005
	(in thousands, except
	share data)

ASSETS
Current assets:
Cash and cash equivalents	$13,145	$12,700
Restricted cash	1,529	3,265
Accounts receivable — trade, less allowance for doubtful accounts of $5,049 and $7,340	18,997	19,814
Current portion of notes receivable	3,494	3,118
Prepaid expenses and other current assets	2,958	4,676

Total current assets	40,123	43,573
Fixed assets, net	14,726	16,045
Goodwill	5,848	5,848
Intangible assets, net	14,365	16,469
Notes receivable, net of discount	3,222	4,861
Other	1,876	2,064

Total assets	$80,160	$88,860

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$18,356	$21,950
Accrued reorganization costs	4,110	9,002
Current portion of Leucadia Term Loan	5,000	5,000
Deferred revenue	2,001	1,801
Due to affiliates	5,011	4,031

Total current liabilities	34,478	41,784
7% Subordinated promissory notes, net of discount	1,881	1,852
Leucadia Term Loan	50,000	50,000
Other	156	149
Commitments and contingent liabilities
Shareholders’ deficiency:
Common stock $.01 par value; authorized 1,000,000 shares; issued and outstanding 900,000 shares	9	9
Additional paid-in capital	1,700	1,312
Accumulated deficit	(8,064)	(6,246)

Total shareholders’ deficiency	(6,355)	(4,925)

Total liabilities and shareholders’ deficiency	$80,160	$88,860

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Operations (Unaudited)
For the Six Month Period Ended June 30, 2006

(in thousands)

Revenues	$79,610
Costs and expenses:
Operating	47,686
Selling, general and administrative	26,014
Depreciation	3,068
Amortization	2,111

Total costs and expenses	78,879

Operating income	731
Other income (expense):
Interest income and other	1,051
Interest expense	(2,883)

Loss from continuing operations before income taxes	(1,101)
Income taxes	(755)

Loss from continuing operations	(1,856)
Income from discontinued operations	38

Net loss	$(1,818)

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Cash Flows (Unaudited)
For the Six Month Period Ended June 30, 2006

(in thousands)

Operating activities
Net loss	$(1,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from discontinued operations	(38)
Depreciation	3,068
Amortization	2,111
Provision for losses on accounts receivable	284
Amortization of debt discount	29
Amortization of discount on notes receivable	(51)
Stock-based compensation	388
Changes in operating assets and liabilities:
Accounts receivable	533
Prepaid expenses and other current assets	1,718
Other assets	188
Accounts payable and accrued expenses	(3,594)
Accrued reorganization costs	(3,156)
Deferred revenue	200
Due to affiliates	(169)

Net cash used in continuing operations	(307)
Net cash provided by discontinued operations	38

Net cash used in operating activities	(269)
Investing activities
Purchase of fixed assets	(1,749)

Net cash used in investing activities	(1,749)
Financing activities
Interest expense on Leucadia Term Loan	2,765
Interest payments on Leucadia Term Loan	(1,616)
Proceeds from collection of notes receivable	1,314

Net cash provided by financing activities	2,463

Net increase in cash and cash equivalents	445
Cash and cash equivalents at beginning of period	12,700

Cash and cash equivalents at end of period	$13,145

Supplemental disclosure of cash flow information:
Cash paid for interest	$16
Income taxes paid	$685

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited

Note 1.	Basis of Financial Statement Preparation

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited interim consolidated financial statements, which reflect all adjustments (consisting of normal recurring items or items discussed herein) that management believes necessary to present fairly results of interim operations, should be read in conjunctions with the Notes to Consolidated Financial Statements (including the Significant Accounting Policies) included in ATX Communications, Inc.’s (“ATX” or the “Company”) audited consolidated financial statements for the period from April 23, 2005 to December 31, 2005. Results of operations for the interim period presented are not necessarily indicative the results of operations that may be expected for the year ending December 31, 2006. The consolidated balance sheet at December 31, 2005 was extracted from the audited annual financial statements and does not include all the disclosures required by GAAP for annual financial statements.

Note 2.	Sale of the Company to Broadview Networks Holdings, Inc.

Pursuant to a Stock Purchase Agreement (“SPA”) dated as of June 26, 2006, by and among the Company, Leucadia, the minority stockholders of ATX and Broadview Networks Holdings, Inc. (“Broadview”), Leucadia and the minority stockholders of ATX agreed to sell their entire interests in the Company to Broadview for $97 million, subject to working capital adjustments. Closing of the transaction is subject to regulatory approvals, purchaser financing and satisfaction of certain closing conditions.

Note 3.	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a “more likely than not” threshold for financial statement recognition and measurement of a tax position taken or expected to taken in a tax return. This Interpretation also provides guidance on other topics related to accounting for income tax assets and liabilities, interest and penalties associated with tax positions and income taxes in interim periods as well as income tax disclosures. This interpretation is effective as of January 1, 2007. The company is currently evaluating FIN 48 and the related impact on the Company’s financial position and results of operations.

Note 4.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive and regulated and is impacted by product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The recent completion of large mergers

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited (continued)

Note 4.	Certain Risks and Uncertainties (continued)

within the telecommunications industry could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise issues regarding its compliance with applicable laws and regulations.

Note 5.	Accrued Reorganization Costs

	June 30,	December 31,
	2006	2005
	(in thousands)

Claims of unimpaired classes	$1,939	$5,019
Claims of impaired classes	1,618	3,083
Other claims	553	900

	$4,110	$9,002

Note 6.	Indebtedness

Leucadia Term Loan

On April 22, 2005, the Company entered into a $55 million Term Loan with Leucadia National Corporation (“Leucadia”). Interest is calculated on the daily outstanding principal balance of the loan at a rate of 10% per annum. Interest expense for the six-month period ended June 30, 2006 was $2,765,000. The Company made interest payments on this loan of $1,615,000 for the six-month period ended June 30, 2006. The Company is required to meet a minimum Consolidated EBITDA covenant and a maximum Capital Expenditure covenant on a quarterly basis as set forth in the Term Loan Agreement. The loans are secured by substantially all of the Company’s assets and have been guaranteed by the Company and certain of its subsidiaries.

During 2005, the Company did not make a required principal payment for the Term Loan, which constituted an Event of Default under the Term Loan Agreement. In addition, during the quarter ended December 31, 2005, the Company failed to meet its Consolidated EBITDA covenant, which constituted an Event of Default. On May 1, 2006, the Company, received waivers for these Events of Default, which will expire January 31, 2007. On August 3, 2006, the Company received an extended waiver, which will expire on July 1, 2007.

7% Subordinated Promissory Notes

On April 22, 2005, the Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with an aggregate principal amount of $2,000,000. The total consideration received by the Company for these notes was $1,814,000. The resulting discount of $186,000 is being amortized to interest expense over the expected life of the Promissory Notes. The Company recorded interest expense from the amortization of the discount of $29,000 during the six-month period ended June 30, 2006. Interest on the Promissory Notes is payable at 7% per annum, compounded annually. Interest expense for the six-month period ended June 30, 2006 was $71,000.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited (continued)

Note 7.	Discontinued Operations

Income from discontinued operations principally reflects working capital adjustments and resolution of certain sale-related obligations related to the Company’s sale of its Midwest CLEC operations and Voyager operations, which were sold during 2005.

Note 8.	Key Employee Severance Program

On April 22, 2005, the Company’s established the Key Employee Severance Program (“KESP”) for certain employees of the Company. The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007. As of June 30, 2006, the Company would be obligated to pay a minimum of $1.4 million in the event that all of the employees included in the KESP were terminated. As of June 30, 2006, no liability has been established under the KESP as it is not probable that the Company will terminate any employees subject to the KESP.

Note 9.	Management Restricted Stock Plan

On April 22, 2005, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”). The Restricted Stock Plan was subsequently amended and restated by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Restricted Stock Plan is administered by the Board. On April 22, 2005, the Company issued 50,000 shares of restricted stock, which fully vested as of the date of grant.

On March 31, 2006, the Board granted 72,500 shares of restricted stock to four participants under the Restricted Stock Plan. The shares granted on March 31, 2006 vest as follows: 50% vest on April 22, 2007 and 50% vest on April 22, 2008. The shares will also become fully vested upon a change in control. The estimated fair value of the restricted shares awarded on March 31, 2006 of $42.15 per share was determined by utilizing the terms of the purchase price calculation included in the SPA. During the six-month period ended June 30, 2006, the Company recognized compensation costs of $388,000. As of June 30, 2006, total unrecognized compensation cost related to non-vested restricted shares was $2,668,000. The remaining unrecognized costs will be recognized over the vesting period through April 22, 2008.

Note 10.	Related Party Transactions

Leucadia Guarantee

On June 2, 2006, Leucadia issued a guarantee to the Company, which provides for financing to the Company for the satisfaction of cash obligations in an amount not to exceed $10 million. The guarantee expires at the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) March 31, 2007. The Company’s management does not anticipate obtaining any financing pursuant this guarantee. On August 3, 2006, Leucadia extended its guarantee to the Company. The guarantee now expires at the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) July 31, 2007.

Due from Telebarbados

TeleBarbados, Inc. (“TeleBarbados”) is a telecommunications provider, which is owned by Leucadia. During the six-month period ended June 30, 2006, the Company sent two of its employees to Barbados to assist TeleBarbados in setting up its network infrastructure. The Company billed Telebarbados $20,000 for the time and expenses of its employees.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited (continued)

Note 10.	Related Party Transactions (continued)

Cost Reimbursement Agreement

On June 26, 2006, in connection with the Stock Purchase Agreement (“SPA”) executed on June 26, 2006, the Company agreed to reimburse each of the Sellers, excluding Leucadia, for the reasonable fees and expenses incurred by the Seller in connection with the SPA, in an amount to be paid to each of the Sellers not to exceed $25,000. The Company accrued $125,000 in connection with this reimbursement agreement, which is included in selling, general and administrative expenses. The Sellers include both current and former executive management of the Company.

Transactions with GPX Enterprises

During 2005, the Company entered into assignment agreements with GPX Enterprises (“GPX”) to assign all of its rights, title and interest in two Suite License Agreements. GPX is owned and operated by a current director and former executives of the Company. Pursuant to the agreements, GPX was responsible for the reimbursement of deposits under these agreements totaling $60,000. As of June 30, 2006, the Company has not received these funds. The Company recorded a $60,000 reserve against these outstanding balances.

Transactions with Mularkey (Copy Time) Printing

During the six-month period ended June 30, 2006, the Company purchased goods and services from Mularkey (Copy Time) Printing (“Mularkey”) in the amount of $8,000. Mularkey is a company controlled by a current director and former executive of the Company.

Note 11.	Income Taxes

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been fully offset by a valuation allowance as of June 30, 2006 due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

Note 12.	Commitments and Contingent Liabilities

As of June 30, 2006, the Company had purchase commitments of $2.3 million outstanding, of which all are due during 2006. Additionally, the Company has standby letters of credit of $573,000 outstanding at June 30, 2006, which are fully collateralized by certificates of deposit classified as part of other non-current assets. The letters of credit renew automatically on an annual basis unless cancelled.

On April 22, 2005, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for amounts billed to ATX. The letters of credit are subject to readjustments as set forth in the Company’s settlement agreement with Verizon. On April 22, 2006, the letters of credit were readjusted to $7.8 million. Pursuant to a Reimbursement Agreement between Leucadia and the Company, Leucadia issued the letters of credit to Verizon on behalf of the Company.

During 2005, the Company entered into an agreement with a vendor to provide long distance services for its customers. Under this agreement the Company is required to maintain a minimum monthly spending level of $600,000 and a minimum average monthly spending level of $800,000 for each twelve-month period. During the six-month period ended June 30, 2006, the Company’s average monthly spending level has fallen below $800,000 and accordingly, the Company recorded a liability of $157,000. The agreement expires during April 2007.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters at June 30, 2006. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Eureka Broadband Corporation

We have audited the accompanying consolidated balance sheets of Eureka Broadband Corporation and its subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eureka Broadband Corporation and its subsidiaries at December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Salibello & Broder LLP

New York, New York
April 12, 2007

Eureka Broadband Corporation
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$8,223,735	$8,538,114
Restricted cash	190,856	35,000
Certificates of deposit	213,764	377,324
Accounts receivable, net of allowance for doubtful accounts of $1,417,480 and $3,833,428 at December 31, 2006 and 2005, respectively	7,019,054	7,970,713
Earned revenue in excess of billings for uncompleted contracts	868,268	1,453,718
Prepaid expenses and other current assets	4,685,599	4,299,783

Total current assets	21,201,276	22,674,652

Property and equipment, net	11,684,064	8,725,800
Restricted cash	175,000	365,856
Goodwill	14,580,039	16,611,740
Other intangible assets, net	15,293,576	15,073,333
Other assets	1,048,500	1,518,551

Total assets	$63,982,455	$64,969,932

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6,699,021	$8,745,106
Accrued expenses	14,667,821	18,202,541
Deferred revenue	91,358	2,077,568
Current portion of notes payable	7,113,209	2,017,533
Current portion of capital lease obligations	27,009	47,779

Total current liabilities	28,598,418	31,090,527
Customer deposits	1,001,643	904,039
Notes payable	11,154,299	18,347,681
Capital lease obligations	11,302	47,532
Deferred income taxes	800,000	800,000

Total liabilities	41,565,662	51,189,779
Stockholders’ equity
Series A convertible preferred stock
Series A convertible preferred stock, $0.00001 par value; 196,993 shares authorized; 164,181 shares issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $32,971,205 at December 31, 2006)	2	2
Series B convertible preferred stock
Series B convertible preferred stock, $0.00001 par value; 176,143 shares authorized, issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $26,213,956 at December 31, 2006)	2	2
Series B-1 convertible preferred stock
Series B-1 convertible preferred stock, $0.00001 par value; 200,000 shares authorized; 176,000 and 180,000 shares issued and outstanding at December 31, 2006 and 2005, respectively (liquidation preference of $0 at December 31, 2006)	2	2
Series C convertible preferred stock
Series C convertible preferred stock, $0.00001 par value; 1,123,682 shares authorized; 1,023,682 shares issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $15,924,134 at December 31, 2006)	10	10
Series D convertible preferred stock
Series D convertible preferred stock, $0.00001 par value; 1,000,000 shares authorized; 757,863 shares issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $11,312,486 at December 31, 2006)	8	8
Common stock
Common stock, $0.00001 par value; 3,303,182 authorized; 227,348 shares issued and outstanding at December 31, 2006 and 2005	2	2
Additional paid-in capital	168,692,284	168,273,580
Accumulated deficit	(146,275,517)	(154,493,453)

Stockholders’ equity	22,416,793	13,780,153

Total liabilities and stockholders’ equity	$63,982,455	$64,969,932

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporations
Consolidated Statements of Income
Years Ended December 31, 2006 and 2005

	2006	2005

Revenue
Network services	$116,670,017	$60,123,779
Installations	1,517,944	935,288
Other	629,834	51,501
Credits	(984,401)	(637,194)

Total net revenue	117,833,394	60,473,374

Costs and expenses
Cost of network services	76,405,527	35,971,289
Selling, general and administrative	30,388,805	20,692,905
Business restructuring costs	—	78,960

Total costs and expenses	106,794,332	56,743,154

Income from operations	11,039,062	3,730,220

Interest and financing costs, net	(2,614,958)	(2,232,978)
Other income, net	63,832	65,006

Income before income taxes	8,487,936	1,562,248
Provision for income taxes	270,000	20,000

Net income	$8,217,936	$1,542,248

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2006 and 2005

	Series A		Series B		Series B-1		Series C		Series D				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2004	164,181	$2	176,143	$2	—	$—	—	$—	—	$—	227,348	$2	$151,915,825	$(156,035,701)	$(4,119,870)
Issuance of Series B-1 Preferred Stock					180,000	2							8,998		9,000
Issuance of Series C Preferred Stock							1,023,682	10					5,118,400		5,118,411
Issuance of Series D Preferred Stock									757,863	8			10,180,891		10,180,898
Expenses related to issuance of Preferred Stock													(36,227)		(36,227)
Series D Warrants													1,085,693		1,085,693
Net income														1,542,248	1,542,248

Balance at December 31, 2005	164,181	2	176,143	2	180,000	2	1,023,682	10	757,863	8	227,348	2	168,273,580	(154,493,453)	13,780,153
Redemption of Series B-1 Preferred Stock					(4,000)	—							(200)		(200)
Stock-based compensation													418,904		418,904
Net income														8,217,936	8,217,936

Balance at December 31, 2006	164,181	$2	176,143	$2	176,000	$2	1,023,682	$10	757,863	$8	227,348	$2	$168,692,284	$(146,275,517)	$22,416,793

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005

Cash flows from operating activities
Net income	$8,217,936	$1,542,248
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	3,154,899	2,233,373
Amortization of financing costs	406,086	211,936
Amortization of intangibles	1,534,974	461,667
Non-cash amortization of note payable	(250,000)	—
Provision for doubtful accounts	1,164,424	696,030
Net gain on sale of property and equipment	(6,257)	—
Stock based compensation	418,904	1,085,693
Changes in assets and liabilities, net of effects from acquisitions
(Increase) decrease in accounts receivable	1,513,119	(2,016,974)
Decrease in earned revenue in excess of billings	585,450	632,941
(Increase) in prepaid expenses and other current assets	(400,190)	(1,880,946)
(Decrease) increase in accounts payable	(2,046,085)	3,705,300
(Decrease) increase in accrued expenses	(1,704,399)	627,783
(Decrease) increase in deferred revenue	(1,986,210)	2,030,463
Increase in customer deposits	97,604	159,332

Net cash provided-by operating activities	10,700,255	9,488,846

Cash flows from investing activities
Cash unrestricted from cancellation of letters of credit	35,000	—
Sale (purchase) of certificates of deposit	163,560	(66,791)
Cash restricted for letters of credit	—	95,241
Sale of property and equipment	106,767	—
Purchases of property and equipment	(6,394,940)	(5,095,072)
Cash paid for acquisitions	(3,038,167)	(28,282,315)
Decrease (increase) in other assets	6,000	(62,500)

Net cash used in investing activities	(9,121,780)	(33,411,437)

Cash flows from financing activities
Cash paid for financing expenses	—	(1,377,379)
Principal payments on capital leases	(44,948)	(56,427)
Principal payments on notes payable	(1,878,763)	(766,383)
Proceeds from note financing	31,057	21,109,544
Proceeds from issuance of preferred stock	—	10,189,898
Redemption of restricted preferred stock	(200)	—

Net cash (used in) provided by financing activities	(1,892,854)	29,099,253

Net (decrease) increase in cash and cash equivalents	(314,379)	5,176,662
Cash and cash equivalents
Beginning of year	8,538,114	3,361,452

End of year	$8,223,735	$8,538,114

Supplemental disclosure of cash flow information
Cash paid for interest	$2,277,202	$797,309

Cash paid for income taxes	$296,752	$—

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

1.	Business and Organization

Eureka Broadband Corporation d/b/a InfoHighway Communications was incorporated January 20, 1998 as a C corporation under the laws of Delaware. The accompanying consolidated financial statements present the accounts of Eureka Broadband Corporation and its wholly-owned subsidiaries (“Eureka” or the “Company”). The Company is a facilities-based Competitive Local Exchange Carrier (CLEC) that provides integrated communications services to business customers. A portion of the Company’s revenue is derived from customers located in multi-tenant office buildings in which the Company has deployed a high-speed broadband network, pursuant to telecommunications license agreements executed with the owners of such properties.

The Company connects all of its wired buildings and “off-net” customers in a given market to one or more network points of presence (POPs) via leased facilities, then distributes customer voice and data traffic to either the Public Switched Telephone Network (PSTN) or the Internet. Products and services that the Company provides include dedicated high-speed Internet access, local and long distance telephone service, voice over Internet Protocol (VoIP), remote access services, audio conferencing, and value-added services such as email, Web hosting, virtual private networks (VPNs), and managed firewalls. In addition, the Company provides resale voice and Internet services delivered from various underlying carriers.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been presented on the accrual basis. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain reserves were recorded based upon significant uncertainties and may be adjusted from time to time as circumstances change.

Concentration of Credit Risk

The Company’s assets that are exposed to credit risk consist primarily of cash, cash equivalents, and trade receivables. The Company places its cash equivalents in instruments that meet high-quality credit standards, and are insured by the Federal Deposit Insurance Corporation up to $100,000 per bank; while the Company attempts to limit any financial exposure, its deposit balance, may at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and believes no significant concentration of credit risk exists with respect to cash.

The Company extends credit to customers, which results in account receivable arising from its normal course of business activities. The Company routinely assesses the financial strength of its customers and, based upon this assessment, the Company believes that its credit risk exposure is limited. The Company uses the allowance for bad debt method of valuing doubtful accounts receivable which is based on historical experience, coupled with a review of the current status of existing receivables. The Company also records estimates of reserves for routine service credits granted to customers. The balance of the allowance for doubtful accounts and credits is deducted against trade accounts receivable to properly reflect the realizable value. The Company believes that it has sufficient allowances to cover any potential uncollectible amounts or credits issued.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates market value. Cash and cash equivalents consist of all highly liquid investments purchased with a maturity of three months or less. Cash equivalents are made up of certificates of deposit and money market funds. At December 31, 2006 and 2005, the Company maintained a cash balance with a financial institution that exceeded the $100,000 federally insured amount.

Certificates of Deposit

Certificates of deposit are investments purchased with a maturity of more than three months.

Restricted Cash

In connection with various leases and certain contracts with vendors, the Company is required to post letters of credit. As collateral for outstanding letters of credit, the Company has restricted cash in the form of certificates of deposit. As of December 31, 2006 and 2005, the restricted cash balance was $365,856 and $400,856, respectively.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 (“SFAS No. 107”), “Disclosure about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, for which it is practicable to estimate the value. The carrying amounts of the Company’s financial instruments, which include cash equivalents, certificates of deposit, accounts receivable, accounts payable and other accrued expenses, approximate their fair values due to their short maturities. Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximates fair value.

Property and Equipment

Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital lease obligations is amortized over the shorter of the estimated useful life of the asset or the term of the lease. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations for that period. Leasehold improvements are amortized over the life of the improvement or the remaining lease term, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Software Development Costs

The Company capitalizes the cost of internal-use software in accordance with Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires companies to capitalize and amortize the costs associated with developing or obtaining software for internal use. Such capitalization depends on the stage of the project and only certain specific costs are capitalized. All costs incurred for preliminary stage projects are expensed as incurred while application development stage projects are capitalized and accounted for as a long-lived asset. The application development stage costs are mainly internal compensation costs of employees involved with the project. For the year ended December 31, 2006, the Company capitalized $1,493,375 associated with these development efforts. Once the software is placed into service these costs are amortized to expense over the estimated useful life of the related asset. During 2006 the Company recorded amortization expense related to software development costs of $247,105.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

In 2005, the Company recorded a deferred financing cost of $1,341,152 in connection with the Capital Source Term Loan. The amortization for the year ended December 31, 2006 and 2005 related to this loan amounted to $406,086 and $141,596, respectively. In 2005, the deferred financing costs of 70,340, which were associated with the convertible notes payable, were also charged to amortization expense. The financing costs are amortized using the effective interest method over the life of the loans.

Leases

Leases which meet certain criteria are classified as capital leases, and the related assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or fair market value of the leased properties at the beginning of their respective leases. Interest expense related to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and related rentals are charged to expense as incurred.

Intangible Assets

Intangibles assets consist of customer relationships, a trademark and goodwill. The customer relationships are being amortized using the straight-line method over the estimated useful lives. The trademark was determined to have an indefinite life and is not being amortized. Intangible assets are reviewed at least annually for impairment, as required under Statement of Financial Accounting Standards 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets.” There were no impairments recorded in 2006 or 2005.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its long-lived assets, other than goodwill and other indefinite life intangibles, to be held and used, whenever events, or changes in circumstances indicate that the carrying amount should be addressed in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell.

SFAS No. 144 requires recognition of impairment of long-lived assets, other than goodwill and other indefinite life intangibles, in the event the carrying value exceeds the future undiscounted cash flows attributable to such assets. If such event exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using a profitability forecast, quoted market prices, or other valuation techniques as appropriate. The Company’s estimates of anticipated net revenues, the remaining estimated lives of tangible and intangible assets, or both, could be reduced significantly in the future due to changes in technology, regulations, available financing, or competition. There was no impairment recorded in 2006 or 2005.

Revenue Recognition

Network services revenue includes broadband data, local voice, voice usage, and installation services. Broadband data and local voice revenue are contractual services in which the revenue is recognized monthly as the services are provided. Voice usage is recognized in the month in which the service is provided. Installation service revenue is a nonrecurring service that is recognized during the period in which the service is performed.

The Company recognizes revenue from network design and cabling services using the percentage of completion method, measured by the percentage of cost incurred to date to the total estimated cost for each contract. Revisions in cost estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. Contract terms provide for billing schedules that differ from revenue recognition

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

and give rise to earned revenues in excess of billings. The amount of earned revenue in excess of billings is evaluated periodically over the course of each project.

Operating Expenses

Cost of Sales

Cost of sales includes collocation costs, the costs of Internet connectivity, cost to providers of transmission capacity, voice resale costs, costs associated with network and equipment maintenance, payments to real estate owners with respect to access agreements, agent commissions, the cost of customer and network component installations. The Company performs bill verification procedures to ensure that there are no errors in vendors’ billed invoices. The bill verification procedures include the examination of bills, comparison of rates between billed rates and contractual rates, comparison of circuits billed to the Company’s database of active circuits, and evaluation of the trend of invoiced amounts by each vendor, including the types of charges being assessed. If the Company concludes that it has been billed inaccurately, a dispute is initiated with the vendor. If a resolution is reached with a vendor in which the disputed amount is settled for less than the corresponding accrual, the difference between the accrual and the settlement amount is recognized as a gain in the period in which the settlement is reached. Previously unaccrued disputes are tracked and reviewed periodically to assess whether a loss has become probable and estimable, in which case an accrual is established. If resolution of these disputes differ from the Company’s estimates, the reserve will be adjusted resulting in an increase or decrease in cost of sales. Depending on the type and complexity of the issues involved, it may and often does take several quarters to resolve disputes. In addition, significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results could vary from the estimated amounts accrued for disputes.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses include all employee salaries and related costs, including the costs of the Company’s personnel to operate its customer care and network operations center, commission to the Company’s sales force, recruiting, marketing, advertising, travel and entertainment, legal and professional fees, office rent and related expenses, insurance costs, application hosting costs, corporate taxes and surcharges, bad debt, general supplies, and other miscellaneous costs.

Income Taxes

The Company recognizes income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment”. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees,” and requires expensing the fair value of stock options. The Company chose the modified prospective transition method, which requires that the new

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

guidance be applied to the unvested portion of all outstanding stock option grants as of January 1, 2006, and to new grants after that date. Under this method, compensation cost recognized on or after January 1, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). Results for prior periods have not been restated. Under SFAS 123(R), compensation is recorded over the vesting period directly to paid-in capital.

Prior to January 1, 2006, the Company accounted for its stock-based compensation using the intrinsic-value method prescribed in APB No. 25 and related interpretations. As such, compensation was measured as the excess, if any, of the deemed fair market value of the Company’s common stock at the date of grant over the exercise price of the option granted. Compensation cost, if any, was recognized over the vesting period.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18 (“EITF No. 96-18”), “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods and services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counter-party’s performance is complete or on which it is probable performance will occur.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses certain assumptions. Expected volatility is computed based upon an analysis of publicly traded companies within the Company’s peer group (referred to as public comparables). The risk-free interest rate is based on the Federal Reserve rate for U.S. government securities with a term that corresponds to the expected term of the options granted. The Company uses historical data and other factors to estimate the expected forfeiture rate. The dividend yield assumption is based on the history and expectation of dividend payouts. The assumptions used in calculating the fair value of share-based payment awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future.

401(k) Plan

The Company has established a tax-qualified 401(k) employee savings, for all of its employees who meet the 401(k) plan’s eligibility requirement. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees and income earned on the 401(k) plan contributions are not taxable to the employees until withdrawn from the 401(k) plan. Employees may make contributions to the plan, which are subject to certain limitations. In 2006, the Company matched 50% of an employee’s 401(k) contribution up to a maximum of $2,500. The Company’s 401 (k) match expense in 2006 was $289,775. In 2005, the Company matched 33% of an employee’s 401(k) contribution up to 6% of annual salary. The Company’s 401(k) match expense in 2005 was $122,967.

3.	Acquisitions and Divestitures

Future Telecom, Inc.

On January 12, 2006, the Company entered into an asset purchase agreement with Future Telecom, Inc. (“Future”) to purchase its customer base receiving local and long distance telephone service in the northeast and the related accounts receivable in exchange for approximately $2.3 million, which includes a holdback payable of

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

3.	Acquisitions and Divestitures (continued)

approximately $450,000 included as an accrued expense on the Company’s consolidated balance sheet as of December 31, 2006. In addition, the Company signed a management agreement with Future, whereby the Company managed the servicing of the customer base effective February 1, 2006. The transaction was completed during April 2006 with an effective date of March 31, 2006. The Company acquired $1.8 million of intangible assets of which approximately $1.7 million was assigned to the acquired businesses’ customer base, which has an estimated useful life of 10 years and $100,000 was assigned to a non-compete agreement with the selling stockholder, which has a useful life of 2 years. The valuation of Future indicated that the fair value of the assets acquired exceeded the total of the purchase price paid. As a result, the excess value or negative goodwill was applied against the fair value of the assets acquired. The net unamortized amount of customer base is included in other intangible assets in the accompanying consolidated balance sheets.

InfoHighway Communications Corporation

On May 9, 2005, the Company signed an Agreement and Plan of Merger with InfoHighway Communications Corporation (“IH”). IH is a leading provider of resold telephone and internet services in the northeast United States with a sizeable customer base and strong distribution channels. The Company is expected to significantly reduce costs through customer migrations to its robust voice and data network as well as back-office synergies. The transaction closed on August 26, 2005 and the results of operations for the acquired businesses are included in the accompanying consolidated financial statements for the year ended December 31, 2006 and from the closing date through December 31, 2005.

The cost of all the stock of IH was $32.2 million, subject to working capital and other adjustments. Included in the purchase price is a deferred payment of up to $3 million of which $1.8 million was paid into escrow at closing. The remaining $1.2 million is included as an accrued expense on the Company’s consolidated balance sheets as of December 31, 2005 and was subsequently released, along with the funds in escrow, to the selling stockholders during 2006. As a result of the transaction, IH became a wholly-owned subsidiary of Eureka. As a condition to the transaction, all-outstanding shares, options and warrants for common and preferred stock of IH were cancelled.

The Company acquired $15.5 million of intangible assets of which approximately $2.0 million was assigned to the InfoHighway trademark and approximately $13.5 million was assigned to the acquired businesses’ customer base, which has an estimated useful life of 10 years. The net unamortized amount of customer base and trademark is included in other intangible assets in the accompanying consolidated balance sheets. Goodwill amounting to approximately $1,400,000 is expected to be deductible for tax purposes.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

3.	Acquisitions and Divestitures (continued)

The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of each acquisition described above, including any adjustments to the purchase price allocation through December 31, 2006:

	Future	IH
	April 1,	August 26,
	2006	2005

Cash	$—	$2,703,964
Other current assets	523,810	8,056,730
Property and equipment	9,000	1,338,553
Intangible assets not subject to amortization — Trademark	—	2,000,000
Intangible assets subject to amortization
Customer base (ten year useful life)	1,655,217	13,535,000
Non-compete (two year useful life)	100,000	—
Goodwill	—	16,611,740
Other long-term assets	—	347,350

Total assets acquired	2,288,027	44,593,337

Current liabilities	—	11,327,782
Deferred income taxes	—	800,000
Other long-term liabilities	—	279,276

Total liabilities acquired	—	12,407,058

Purchase price	$2,288,027	$32,186,279

IH goodwill declined by $2,031,701 related to purchase accounting adjustments to the prior year acquisition of IH. The primary impact of the reallocation related to an increase in accounts receivable of approximately $1.2 million and a decrease in accrued expenses of approximately $1.1 million. The reallocation was based upon the finalization of the preliminary estimate of fair value.

S-One Communications, Inc

On May 1, 2004, the Company executed an Asset Purchase Agreement with S-One Communications, Inc. (“S-One”) to sell the customer base of Eureka’s Private Line Division. The division was involved in the provision of private line data and voice circuits that were utilized by financial trading, energy trading and securities brokerage companies (the “Business”). Pursuant to the agreement, the Company conveyed property and equipment to S-One, with a net book value of $71,876. The results of operations of the Business did not have a material effect on the Company. Under the terms of the agreement, S-One is required to make residual payments based on a percentage of sales of the Business for the two-year period beginning May 1, 2005 (the “Earn-Out Payments”). The Earn-Out Payments are 4% of sales of the Business for the six-month period ending October 31, 2005; 6% of sales of the Business for the six-month period ending April 30, 2006; 8% of sales of the Business for the six-month period ending October 31, 2006; and 10% of sales of the Business for the six-month period ending April 30, 2007. The Company earned approximately $50,000 and $35,000 under this agreement for the year ended December 31, 2006 and 2005 respectively, which is included in other income.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

4.	Contracts in Progress

Earned revenue in excess of billings on uncompleted contracts at December 31, 2006 and December 31, 2005 consist of the followings:

	2006	2005

Costs incurred	$9,054,662	$4,335,321
Estimated profits	2,291,314	1,169,509

Totals	11,345,976	5,504,830
Billings to date	(10,477,708)	(4,051,112)

Net	$868,268	$1,453,718

5.	Restructuring of Operations and Impairment Charges

During 2005, in connection with the InfoHighway acquisition, the Company recorded restructuring charges of $78,960.

	Beginning	Total	InfoHighway	Cash	Ending
	Obligation	Charges	Acquisition	Payments	Obligation

2006
Severance and benefits	$329,979	$—	$—	$(329,979)	$—
Building lease termination charges	—	—	—	—	—
Circuit termination charges	585,000	—	(585,000)	—	—

	$914,979	$—	$(585,000)	$(329,979)	$—

2005
Severance and benefits	$108,905	$78,960	$532,359	$(390,245)	$329,979
Building lease termination charges	—	—	—	—	—
Circuit termination charges	—	—	585,000	—	585,000

	$108,905	$78,960	$1,117,359	$(390,245)	$914,979

During 2006, there was a revaluation of $585,000 to goodwill for the IH acquisition.

6.	Balance Sheet Components

The following tables represent the components of prepaid expenses and other current assets and accrued expenses as of December 31:

	2006	2005

Prepaid expenses and other current assets
Insurance	$177,922	$142,663
Inventory	228,913	145,664
Maintenance	150,000	349,151
Non-trade receivables	646,997	402,628
Unbilled revenue	3,340,769	2,569,746
Security deposits	44,596	410,291
Other	96,402	279,640

	$4,685,599	$4,299,783

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

6.	Balance Sheet Components (continued)

	2006	2005

Accrued expenses
Agent commissions	$662,825	$641,049
Billing expenses	106,943	150,930
Deferred office rent	420,684	462,024
Holdback payable	449,860	1,200,000
Interest	250,000	414,627
Landlord royalties	1,483,451	1,909,602
Other expense accruals	426,632	840,209
Payroll and related expenses	364,070	1,844,056
Professional services	542,322	486,035
Restructuring costs	—	914,979
Taxes and regulatory fees	3,772,857	2,987,525
Third party carriers	6,188,177	6,351,505

	$14,667,821	$18,202,541

7.	Property and Equipment

Property and equipment consists of the following at December 31:

	2006	2005

Furniture	$207,020	$161,608
Leasehold improvements	317,687	330,698
Capitalized software costs	1,493,375	—
Network cabling	2,550,775	2,550,775
Network equipment	30,862,718	26,273,385
Office computers and equipment	2,292,609	2,095,194
Software	1,441,527	1,403,328
Vehicles	143,352	79,437
Construction in progress	51,339	428,712

	39,360,402	33,323,137
Less: Accumulated depreciation and amortization	27,676,338	24,597,337

	$11,684,064	$8,725,800

Assets acquired through capital leases for December 31 are as follows:

	2006	2005

Gross cost	$129,451	$155,196
Accumulated depreciation
Net cost	(73,072)	(50,390)

	$56,379	$104,806

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

8.	Other Intangible Assets

Other intangible assets at December 31 consist of the following:

	2006	2005

Amortized intangible assets
IH customer base	$13,535,000	$13,535,000
Future customer base	1,655,217	—
Future non-compete	100,000	—

	15,290,217	13,535,000
Less: Accumulated amortization	1,996,641	461,667

	13,293,576	13,073,333
Unamortized intangible assets
Trademark	2,000,000	2,000,000

	$15,293,576	$15,073,333

Estimated amortization expense for the year ended December 31 ,

2007	1,565,500
2008	1,528,000
2009	1,515,500
2010	1,515,500
2011	1,515,500

9.	Borrowings

Notes Payable

Notes payable consists of amounts payable to lenders as follows:

Fiscal Year
of Maturity	Rate	2006		2005

2005	Prime	$—		$250,000	(a)
2006	9.00%	—		99,516	(b)
2006	7.97%	—		51,672	(c)
2007	8.90%	17,508	(d)	—
2007	13.00%	—		214,026	(e)
2010	Variable	18,250,000	(f)	19,750,000	(f)

Total		18,267,508		20,365,214
Less: Current portion		7,113,209		2,017,533

Notes payable, net of current portion		$11,154,299		$18,347,681

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

9.	Borrowings (continued)

Principal payments under notes payables are due as follows:

2007	7,113,209
2008	4,056,107
2009	4,056,107
2010	3,042,085

$18,267,508

(a)	In October 2001, prior to its acquisition by the Company, eLink entered into an agreement with OnSite Access, Inc. (“OnSite”) and Focal Communications Corporation (“Focal”), whereby eLink assumed all of OnSite’s rights and obligations to receive telecommunications services from Focal in certain office buildings. In connection with such agreements, eLink executed an unsecured promissory note, which at December 31, 2002 had an outstanding balance of $500,000. In 2003, the Company negotiated an amendment with Focal providing for the non-cash amortization to bring the balance to $250,000 and further non-cash amortization to reduce the balance by $10,000 per month each time the Company makes a timely payment to Focal for services rendered. During 2006, the Company amortized the remaining balance of the note.

(b)	On October 1, 2004, the Company entered into a deferred payment plan, promissory note, and security agreement (the “Agreements”) with the Federal Communications Commission (“FCC”) to pay-off delinquent Universal Service Fund (“USF”) contributions. Pursuant to the terms of the Agreements, the Company was obligated to make monthly payments of $33,899 with respect to an outstanding balance of $539,166. It was fully paid as of December 31, 2006.

(c)	During 2005, the Company financed a portion of prepaid insurance in the amount of $85,862. It was fully paid as of December 31, 2006.

(d)	During 2006, the Company financed a portion of prepaid insurance in the amount of $31,057 with remaining balance of $17,508 at December 31, 2006.

(e)	On March 7, 2005, the Company entered into an Installment Payment Agreement (“IPA”) with the New York State Department of Taxation and Finance. Under the terms of the IPA, the Company is obligated to make thirty (30) payments of $11,450 with respect to an outstanding balance of $228,643 for unpaid excise taxes and interest of $54,997. It was fully paid as of December 31, 2006.

(f)	On August 26, 2005, the Company entered into a credit agreement, security agreement, and promissory note with CapitalSource Finance LLC (“Lender”). Pursuant to the credit agreement, the Lender makes available to the Company: (i) a revolving credit facility (including a letter of credit sub-facility) in a maximum amount not to exceed $5,000,000, and (ii) a term loan in an aggregate original principal amount of Twenty Million Dollars ($20,000,000), the proceeds of which were used to fund the IH acquisition (collectively, the “Loans”). The Loans are subject to a commitment fee of $500,000, which was paid upon funding of the term loan; and a yearly administrative fee of $25,000. The commitment fee along with additional loan issuance fees of $841,151 are being amortized according to the interest method through September 30, 2010. The revolving credit facility is subject to an unused line fee equal to 0.5% annually of the unused revolving credit availability. The Loans bear interest at an annual rate of the Prime Rate plus 3.25% or, at the request of the Company, 30, 60 or 90 day London Interbank Offered Rate (“LIBOR”) plus 6.00%. Interest is paid monthly in arrears on the first day of each month. The effective annual interest rate at December 31, 2006 is 11.5%. The principal balance of the term loan at December 31, 2006 will be paid as follows: quarterly payments of $750,000 from March 31, 2007 through September 30, 2007, quarterly payments of $1,333,333 from December 31, 2007 through September 30, 2010. The term loan is subject to a prepayment premium of 3.0%, 2.0%, and 1.0% of the then unpaid principal amount during the 12-month period beginning August 26 of the years 2005, 2006 and 2007, respectively. The Loans are subject to mandatory prepayments if the Company’s financial performance

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

9.	Borrowings (continued)

exceeds certain milestones ($4,190,894 as of December 31, 2006). These mandatory prepayments are not subject to prepayment penalties and the remaining payments are adjusted proportionately. The credit agreement governing the loans contains covenants which, subject to certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in certain transactions and create certain liens on the assets of the Company or its subsidiaries. The Loans are guaranteed by all of the Company’s subsidiaries and are secured on a priority basis by substantially all of the assets of the Company and its subsidiaries, including the capital stock of the Company’s subsidiaries.

10.	Convertible Preferred Stock

On August 25, 2005, the Company amended its Certificate of Incorporation to increase its number of authorized shares to 6,000,000, to reduce its number of authorized Series A and B Preferred Stock shares to 196,993 and 176,143, respectively, to increase its number of authorized Series C Preferred Stock shares to 1,123,682, and to authorize for issuance 1,000,000 shares of Series D Cumulative Convertible Preferred Stock (“Series D”), and on such date the Company issued 757,863 shares of Series D at a price of $13.4337 per share for total proceeds of $10,180,898. Series D accrues dividends on a quarterly basis, on and after the date of issuance at an annual rate of 8.0% compounded quarterly. Series D ranks senior to all other classes of preferred stock and common stock. The Series D liquidation preference is equal to the greater of the purchase price plus accrued dividends or 29% of the funds available for distribution to holders of the previously issued preferred stock and common stock.

On August 25, 2005, the Company also amended its Certificate of Incorporation to authorize for issuance 200,000 shares of Series B-1 Cumulative Convertible Preferred Stock (“Series B-1”). Series B-1 does not accrue dividends, ranks senior to Series B Preferred Stock, Series A Preferred Stock and Common Stock and is reserved for issuance to members of the Company’s management team. The Series B-1 liquidation preference is equal to 10% of the funds available for distribution to holders of all previously issued preferred stock and common stock above $37,950,000. On September 30, 2005, the Company issued 180,000 shares of Series B-1 at a price of $0.05 per share to members of the Company’s management team, for total proceeds of $9,000. During July 2006, the Company repurchased and cancelled 4,000 of Series B-1 Preferred Stock at face value from an employee that resigned from the Company.

Rights of Preferred Stockholders

On June 25, 2001, the Board of Directors and Stockholders of the Company approved a Certificate of Incorporation, Stockholder Agreement, and Stockholder Rights Agreement governing the rights and preferences of the preferred stockholders. These documents are amended and restated from time-to-time in conjunction with various transactions. Pursuant to amended terms of these documents, the holders of Series A, B-1, B, C, and D Preferred Stock are entitled to certain rights as described below.

Conversion Rights

Each share of preferred stock is convertible, at the option of the holder, at any time and from time-to-time, into a specified number of shares of common stock based on a conversion ratio, subject to adjustment under specified terms and conditions. Under the conversion terms, the Series A Preferred Stock, Series B-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock convert 1 to 1 into Common Stock. All shares of Series A Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate at the earlier of: (i) a qualified public offering, as defined with the Certificate of Incorporation or (ii) approval of the holders of more than 50% of the then outstanding Series A Preferred Stock. All shares of Series B-1 Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate in the event of a qualified public offering, as defined within the Certificate of Incorporation. All shares of Series B Preferred Stock will be automatically converted into shares of Common Stock at the effective

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

10.	Convertible Preferred Stock (continued)

conversion rate at the earlier of: (i) a qualified public offering, as defined within the Certificate of Incorporation or (ii) approval of the holders of more than two-thirds of the then outstanding Series B Preferred Stock. All shares of Series C Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate at the earlier of: (i) a qualified public offering, as defined within the Certificate of Incorporation or (ii) approval of the holders of more than 50% of the then outstanding Series C Preferred Stock. All shares of Series D Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate at the earlier of: (i) a qualified public offering, as defined within the Certificate of Incorporation or (ii) approval of the holders of more than two-thirds of the then outstanding Series D Preferred Stock.

Dividends

In the event of liquidation or a voluntary or involuntary bankruptcy of the Company prior to the conversion of the Preferred Stock, the Preferred Stockholders are entitled to receive dividends at a rate of 8% per annum. The dividends are cumulative from the date of issuance of the shares of Preferred Stock through the date of payment. Series C Preferred Stockholders are paid only after all Series D Preferred Stockholders have been paid in full. Series B-1 Preferred Stockholders are paid only after all Series C Preferred Stockholders have been paid in full. Series B Preferred Stockholders are paid only after all Series B-1 Preferred Stockholders have been paid. Series A Preferred Stockholders are paid only after all Series B Preferred Stockholders have been paid in full. Dividends in arrears amounted to $20,448,931 and $14,730,238 at December 31,2006 and 2005, respectively. Additionally, the Company may pay dividends with respect to the Common Stock while shares of Preferred Stock remain outstanding, provided that the Preferred Stock shall participate in such dividends on a share-for-share basis.

Liquidation Preference

If the Company proposes to consummate a liquidation event, as defined within the Certificate of Incorporation, after paying its debt and liabilities, and before paying any amounts to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, and Series C Preferred Stock, the Company shall first pay Series D Preferred Stockholders the Series D liquidation price equal to the dollar amount calculated by dividing (a) the greater of (i) the original Series D Preferred Stock purchase price plus all accrued dividends and (ii) the amount of proceeds that would be paid to holders of Common Stock obtained as a result of the conversion of Series D Preferred Stock assuming all shares of preferred stock are converted to Common Stock and all in-the-money options and warrants are exercised immediately prior to the liquidation event and (b) the number of shares of Series D Preferred Stock outstanding. Once the Series D Preferred Stockholders have been paid in full, the Company shall pay the Series C Preferred Stockholders $15.00 for each share of preferred stock, plus any accrued and unpaid dividends. Once the Series C Preferred Stockholders have been paid in full, the Company shall pay the Series B-1 Preferred Stockholders an amount calculated by dividing the (a)(i) the product of the proceeds in excess of $37,950,000, (ii) multiplied by 10% and (b) the number of shares of Series B-1 Preferred Stock outstanding. Once the Series B-1 Preferred Stockholders have been paid in full, the Company shall pay the Series B Preferred Stockholders $100.10 for each share of preferred stock, plus any accrued and unpaid dividends. Once the Series B Preferred Stockholders have been paid in full, the Company shall pay the Series A Preferred Stockholders $138.90 for each share of preferred stock, plus any accrued and unpaid dividends.

Preemptive Rights

Pursuant to the Company’s Certificate of Incorporation, each holder of Preferred Stock has certain preemptive rights in the event that the Company proposes to issue equity securities (which is defined as common stock, or rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights exercisable for or convertible or exchangeable into common stock). Except in certain specific circumstances, the preemptive rights entitle the Preferred Stockholders to purchase such holder’s pro rata share of all such equity

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

10.	Convertible Preferred Stock (continued)

securities that the Company proposes to issue for the same price and on the same terms and conditions as the Company proposes to issue the equity securities to others.

Voting Rights

The Company’s amended Certificate of Incorporation requires the vote of at lease one-half of the Series D Preferred Stock in order to effect the following actions:

(i) create any new class of shares ranking, in any respect, senior to or on parity with the Series D Preferred Stock;

(ii) materially change the nature of its business without having previously received the unanimous approval of the Company’s Board of Directors;

(iii) increase the authorized number of shares of Preferred Stock;

(iv) reclassify the shares of Common Stock or any other shares of any class or series of stock hereafter created junior to the Series D Preferred Stock into shares of any class or series of capital stock ranking either as to voting, payment of dividends, distribution of assets or redemption, prior to or on parity with the Series D Preferred Stock;

(v) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or dissolution;

(vi) transact with any affiliate (any person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company) of the Company;

(vii) amend, alter or repeal the Certificate of Incorporation in any way.

The Company must obtain the approval of a majority of holders of the Series A, B, C, and D Preferred Stock voting as a single class, if such amendment or corporate action would adversely alter or change the rights, preferences or privileges of the preferred stock in a common manner. In addition, the Company must obtain the approval of a majority of a particular series of preferred stock, if such amendment or corporate action would adversely alter or change the rights, preferences or privileges of such series of preferred stock without adversely changing the rights, preferences, or privileges of any other series of preferred stock to substantially the same extent.

Demand Registration Rights

If the Company receives a request from holders of a majority of the Common Stock, assuming full conversion of all outstanding shares of Series A, Series B, Series C, and Series D Preferred Stock, that the Company register shares with (i) an aggregate offering price of more than $50 million, or (ii) representing at lease 50% of such Common Stock of such requesting stockholders, then the Company shall within 15 days of receipt thereof, give notice of such request to all stockholders and use its best efforts to register the securities requested.

Redemption Rights

None of the preferred stock is redeemable.

Warrants to Purchase Preferred Stock

On May 6, 2005, the Company’s Board of Directors approved the terms of a $20 million “backstop loan” to be made by certain of the Company’s equity sponsors in the event that the Company was unable to close on the CapitalSource loan as contemplated when the Company entered into the InfoHighway merger agreement. Pursuant to these Board-approved terms, certain equity sponsors executed binding commitment letters guaranteeing the payment of the purchase price in full. In connection with these commitments, the Company agreed to issue warrants

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

10.	Convertible Preferred Stock (continued)

to purchase Series D Preferred Stock equal to a approximately 3.0% fully-diluted equity interest in Eureka at a purchase price of $0.01 per share. As a result of the backstop loan commitment, the Company issued warrants to purchase up to 80,868 shares of Series D Preferred Stock at an exercise price of $0.01 per share. The warrants were valued, using the Black-Scholes pricing model, at approximately $1.1 million, which was charged to expense in 2005. The warrants will expire on December 31, 2010. The backstop loan was not funded.

11.	Common Stock

Warrants to Purchase Common Stock

The following table summarizes the activity of the Company’s warrant issuances and exercises:

		Weighted		Weighted
		Average		Average
	2006 No. of	Exercise	2005 No. of	Exercise
	Warrants	Price	Warrants	Price

Outstanding at beginning of year	2,843	$164.83	4,117	$774.28
Cancelled	(11)	6,260.00	(1,274)	2,134.95

Outstanding at end of year	2,832	$141.96	2,843	$164.83

The weighted-average remaining contractual life of the outstanding warrants at December 31, 2006 was approximately 3 years.

A total of 2,802,714 shares of the Company’s common stock have been reserved for issuance for convertible stock, options, and warrants as follows:

Convertible preferred stock, authorized	2,696,818
Outstanding warrants to purchase common stock	2,832
Stock options authorized	103,064

2,802,714

12.	Stock Options Issued to Employees

Stock Options

On March 21, 2002, the Company’s stockholders approved an Amended and Restated Stock Option Plan (the “Amended Plan”) and authorized a total of 101,265 shares to be issued pursuant to the Amended Plan.

The Compensation Committee of the Board of Directors, which administers the Plan (or, at times during the year when the Compensation Committee had not been appointed, the Board of Directors) determines the number of options granted, the vesting period (typically four years), and the exercise price of each award granted under the Plan. Given the numerous acquisitions, divestitures, restructurings and headcount reductions, the Company has experienced since December 2000, many options that were awarded were unexercised and expired three months after the recipient left the Company, unless the time to exercise vested options was specifically extended in writing.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

12.	Stock Options Issued to Employees (continued)

The following table summarizes the option grant activity for the Company’s Plan:

		Weighted
		Average
	Number	Exercise
	Outstanding	Price

Outstanding at January 1, 2005	78,568	$33.52
Cancelled, terminated, or expired during 2005	(2,288)	16.73

Outstanding at December 31, 2005	76,280	34.00
Cancelled, terminated, or expired during 2006	(861)	568.86

Outstanding at December 31, 2006	75,419	27.92

The Company recorded stock-based compensation expense under SFAS 123(R) (Note 2) for stock option awards of $418,904 for the year ended December 31, 2006. At December 31, 2006, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $66,768, which is expected to be recognized over a weighted-average period of 1.25 years.

Options exercisable at December 31, 2006 and 2005 were 63,454 and 49,958 with a weighted average exercise price of $31.30 and $46.65, respectively.

	Number Outstanding	Weighted Average	Number Exercisable
Exercise Price	at 12/31/2006	Remaining Life	at 12/31/2006

$10.00	73,244	5.0 Years	61,279
$625.00	2,168	3.8 Years	2,168
$1,000.00	4	3.3 Years	4
$4,700.00	3	3.6 Years	3

	75,419	4.9 Years	63,454

In addition, the Company issued out of plan options to certain employees in connection with the Gillette Global Network, Inc. merger in 2000. As of December 31, 2005, 1,799 of these options were outstanding with a weighted average exercise price of $1,373 per share. The options remain outstanding and have a weighted average remaining contractual life at December 31, 2006 of approximately 2 years.

Preferred Options

On October 10, 2004, the Company amended its Equity Participation Plan (the “Plan”) authorizing and reserving for issuance under the Plan 100,000 shares of Series C Preferred Stock. On October 15, 2004, the Company issued 100,000 options to members of the senior management team. The Plan allows for the purchase of the preferred shares at $5.00 per share, payable upon exercise. The options vest 25% at issuance and an additional 25% at the end of 2004, 2005, and 2006.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

13.	Income Taxes

For the year ended December 31,2006 and 2005, the provision for income taxes consists of the following:

	2006	2005

Current
Federal	$165,000	$—
State and local	105,000	20,000

Total current provision for income taxes	$270,000	$20,000

There is no deferred provision for federal income taxes in 2006 and 2005 as a result of the valuation allowance provided. Federal income tax expense in 2006 and 2005 was reduced due to the benefit received from the utilization of net operating loss carryovers amounting to approximately $2,797,000 and $134,000, respectively. Federal income taxes currently payable are the result of the limitation of the Alternative Minimum Tax of the net operating loss deduction.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company’s net deferred income tax assets and liabilities as of December 31,2006 and 2005 are as follows:

	2006	2005

Deferred tax assets:
Net operating loss carryforward	$47,665,000	$50,925,000
Difference in depreciation and amortization of assets	63,000	1,074,000
Allowance for doubtful accounts	567,000	1,533,000
Deferred rent	168,000	185,000
Warrants/Options	602,000	434,000
Tax credits	165,000	—
Other nondeductible costs	1,176,000	967,000

Total deferred tax assets	50,406,000	55,118,000
Less valuation allowance	(47,298,000)	(51,486,000)

Net deferred tax assets	3,108,000	3,632,000
Deferred tax liabilities:
Intangible assets	(3,778,000)	(4,166,000)
Prepaid expenses	(130,000)	(266,000)

Total deferred tax liabilities	(3,908,000)	(4,432,000)

Net deferred tax liability	$(800,000)	$(800,000)

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

13.	Income Taxes (continued)

As of December 31,2006 and 2005, the Company has established a valuation allowance against its deferred tax assets due to the Company’s history of pretax losses and lack of definitive evidence that the deferred tax assets are realizable in future years. The valuation allowance (decreased) increased by $(4,188,000) and $2,186,000 for the years ended December 31, 2006 and 2005, respectively.

The net operating loss carryover attributable to the acquisition of IH amounted to approximately $12,500,000, of which $7,400,000 is subject to an annual limitation imposed by Internal Revenue Code Section 382. The Company has approximately $92 million of tax loss carryforwards expiring in various years through 2024. In addition, the Company has approximately $27 million of tax loss carryforwards subject to an annual limitation of approximately $6 million imposed by Internal Revenue Code Section 382.

14.	Commitments and Contingencies

Operating Leases

The Company has entered into various operating lease agreements for equipment and office space with expirations through 2010. Future minimum lease obligations as of December 31, 2006 related to the Company’s operating leases are as follows:

2007	$1,691,554
2008	1,540,452
2009	954,012
2010	453,007
2011	109,347

Total minimum operating lease obligations	$4,748,372

Rent expense for the years ended December 31, 2006 and 2005 was $2,852,920 and $1,734,794, respectively.

Capital Leases

The Company has entered into various capital leases for equipment and vehicles. Future minimum lease obligations as of December 31, 2006 related to the Company’s capital leases are as follows:

2007	$27,756
2008	7,138
2009	4,164

Total minimum lease obligations	39,058
Less: Amounts representing interest	747

Present value of minimum lease obligations	38,311
Current portion	27,009

Capital lease obligations, net of current portion	$11,302

Minimum Purchase Commitments

The Company has entered into various contracts with carriers from which it purchases telecommunications services. The Company incurs fixed monthly charges for these services based on contracts that range from one month to two years in duration. In the event the Company fails to meet its minimum commitments, it may be obligated to pay underutilization charges.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

14.	Commitments and Contingencies (continued)

Estimated future minimum payments under the agreements are:

Total
2007	$4,339,652
2008	2,962,579
2009	2,612,165
2010	1,887,226
2011	1,768,726
Thereafter	2,441,695

Total	$16,012,043

Carrier Billings Disputes

The Company has, in the ordinary course of its business, disputed certain billings from various carriers and has recorded the estimated settlement amounts of these disputed balances. The amount of such charges currently in dispute is approximately $4.3 million against which the Company has accrued a reserve of $971,000 as of December 31, 2006.

Litigation and Claims

On December 2, 2002, Winstar Holdings, L.L.C. (Bankruptcy Case No. 01-01430) initiated a complaint, which was filed against the Company for breach of contract and account stated in the amount of $607,500. Winstar claims that Eureka owes an underutilization charge for said amount in accordance with a contract for local telecommunications services. Winstar was unable to provide reliable services as required by the agreement and, therefore, Eureka sought services from other providers. Eureka and Winstar reached a settlement agreement, under which the Company made a one-time cash payment of $70,000 and provided a service credit of $50,000 as an off-set for amounts owed or to be billed in the future by the Company to Winstar. The complaint was formally dismissed on October 26, 2006.

The Company is disputing USF charges assessed in 2000 and 2001 in the amount of $250,373, which the Company believes were erroneously assessed because they were based on incorrect annual report filings made by Gillette Global Network, Inc., a subsidiary of Eureka. While the current Universal Service Administrative Company (“USAC”) rules do not allow for retroactive downward revisions to Form 499A, the annual report filed by service providers with the FCC that is used to determine USF contribution requirements, the Company believes its dispute has merit. The Company also is disputing charges of $296,200, which were paid by the Company to underlying service providers in connection with ordinary course of business provision of services for resale, which are typically exempt from USF surcharges. The disputes with the FCC, if ultimately resolved unfavorably to the Company, could result in paying the aforementioned amounts plus additional interest and penalties. The Company estimated and accrued $643,612 through December 31, 2006 for the cumulative impact of this matter, of which $205,502 and $438,110 was charged to expense in 2006 and 2005, respectively.

The Company from time-to-time is subject to litigation relating to matters in the ordinary course of business.

The Company believes that any ultimate liability resulting from these contingencies will not have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

14.	Commitments and Contingencies (continued)

Regulatory Issues

The Company utilizes IP technology for the transmission of a portion of its network traffic. The regulatory status and treatment of IP-enabled services has not been definitively resolved. The FCC has held that VoIP services and similar offerings by other providers are subject to the FCC’s interstate jurisdiction, preempting state efforts to regulate VoIP providers as intrastate telecommunications providers. On June 27, 2006, the FCC released an order holding that providers of “interconnected VoIP services” must contribute to the federal universal service fund, finding that such providers are “providers of interstate telecommunications” under 47 U.S.C. 254(d) and also asserting its ancillary jurisdiction over such providers under Title I of the Communications Act. The FCC, however, explicitly left open the question of whether interconnected VoIP providers provide “telecommunications services” or enhanced “information services.” Under the Communications Act of 1934, as amended (the “Communications Act”), those are mutually exclusive categories. Generally, telecommunications service providers, including traditional local and long distance telecommunications companies, are regulated under the Communications Act; information service providers are generally unregulated. The FCC has initiated a generic rulemaking proceeding to address on an industry-wide basis the classification of VoIP and other IP-enabled service offerings. It is not possible to predict the outcome or timing of that proceeding, its general impact on other carriers, or its specific effect on the Company’s operations. The Company accrued $1,261,286 through December 31, 2006 for the cumulative impact of this matter, of which $1,208,961 was charged to expense in 2006.

During September 2006, Verizon filed six petitions for forbearance. Each petition identified a different Metropolitan Statistical Area in which Verizon seeks similar regulatory relief as granted by the FCC to Qwest in the Omaha Forbearance Order, 20 FCC Rcd 19415 (2005) (“Qwest Order”). In the Qwest Order, the FCC granted Qwest forbearance from the obligation to provide unbundled loops and dedicated transport pursuant to 251(c)(3) in those portions of the Omaha MSA where a facilities-based competitor (Cox Cable) had substantially built out its network. In addition, the FCC also decided to forbear from applying certain dominant carrier regulation to Qwest’s provision of mass market switched access and broadband services in Qwest’s service territory. Of the six MSAs subject to the petitions, Eureka provides local exchange services in all of them (Virginia Beach MSA; Pittsburgh MSA; Philadelphia MSA; New York MSA; Boston MSA; and Providence MSA). Grant of the petitions could have an adverse affect on the Company’s ability to obtain unbundled loops and transport in the applicable MSAs, and may result in BellSouth, Sprint and other ILECs filing similar petitions as well as Verizon targeting other MSAs in which the Company provides service. The Company does not expect this change to have a material effect on operations.

15.	Related-Party Transactions

The Company has entered into telecommunications license agreements with numerous property owners and managers to obtain access to and the right to install and operate its network in their buildings. Many of these property owners and managers received warrants to purchase common stock in connection with this access. In accordance with the telecommunications license agreements, the Company pays these owners fees, which vary proportionally (in some instances above a fixed minimum) with revenues generated in the respective buildings. The Company incurred expenses of $880,466 and $449,396 for the years ended December 31, 2006 and 2005, respectively, pursuant to these obligations.

16.	Subsequent Events

On February 23, 2007, the Company signed an Agreement and Plan of Merger with Broadview Networks Holdings, Inc. (“Broadview”). The stockholders of the Company will receive $68.5 million in cash plus 11% of Broadview’s stock, subject to working capital and other adjustments. The transaction will close after certain regulatory approvals are received. As a result of the transaction, the Company will become a wholly-owned

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

16.	Subsequent Events (continued)

subsidiary of Broadview. As a condition to the transaction, all outstanding shares, options and warrants for common and preferred stock will be cancelled.

During March 2007, the Company determined that its Series C Preferred Stock Options may be deemed as deferred compensation that is subject to the requirements of Section 409A of the Internal Revenue Code (“Code”). Among the requirements is that the payment of deferred compensation must be designated at the time of the deferral of compensation and the payment event must be one of the permitted payment events listed in Section 409A of the Code. Failure to comply with such requirements can result in immediate taxation of the deferred compensation and the imposition of a 20% additional tax on the individual entitled to the deferred compensation (plus interest). There is currently uncertainly as to whether Section 409A of the Code applies to the Company’s Series C Preferred Stock Options so to avoid the potential adverse tax consequences, the Company’s Board of Directors decided that if the Broadview merger is consummated all stock options to purchase shares of Series C Preferred Stock will be surrendered and holders of such stock options will receive a cash payment equal to the total number of Series C Options multiplied by $10.00 payable on January 2, 2008. If the Broadview merger is not consummated all individuals holding stock options to purchase Series C Preferred Stock will be required to exercise their stock options on or after January 2, 2008 at which point the Company will repurchase the Series C Preferred Stock at the then fair market value. If the merger is not consummated and the stock options are not exercised during the 2008 calendar year then the Series C Stock Options will automatically terminate without receipt of any consideration. The date January 2, 2008 was selected by the Board because that is the soonest date the options can be exercised under the transition relief granted under Section 409A of the Code.

Eureka Broadband Corporation
Consolidated Balance Sheets
Three Months Ended March 31, 2007

	March 31, 2007	December 31, 2006
	unaudited

Assets
Current assets:
Cash and cash equivalents	$10,383,635	$8,223,735
Restricted cash	65,856	190,856
Certificates of deposit	211,131	213,764
Accounts receivable, net of allowance for doubtful accounts of $1,648,959 and $1,417,480 at March 31, 2007 and December 31, 2006 respectively	7,695,440	7,019,054
Earned revenue in excess of billings for uncompleted contracts	726,664	868,268
Prepaid expenses and other current assets	5,052,530	4,685,599

Total current assets	24,135,256	21,201,276

Property and equipment, net	11,818,847	11,684,064
Restricted cash	175,000	175,000
Goodwill	14,580,039	14,580,039
Other intangible assets, net	14,902,195	15,293,576
Other assets	960,559	1,048,500

Total assets	$66,571,896	$63,982,455

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,323,339	$6,699,021
Accrued expenses	15,159,619	14,667,821
Deferred revenue	86,791	91,358
Current portion of notes payable	7,366,810	7,113,209
Current portion of capital lease obligations	20,350	27,009

Total current liabilities	30,956,909	28,598,418
Customer deposits	1,004,055	1,001,643
Notes payable	10,140,272	11,154,299
Capital lease obligations	9,518	11,302
Deferred income taxes	800,000	800,000

Total liabilities	42,910,754	41,565,662

	March 31, 2007	December 31, 2006
	unaudited

Stockholders’ equity
Series A convertible preferred stock
Series A convertible preferred stock, $0.00001 par value; 196,993 shares authorized; 164,181 shares issued and outstanding at March 31, 2007 and December 31, 2006	2	2
Series B convertible preferred stock
Series B convertible preferred stock, $0.00001 par value; 176,143 shares authorized, issued and outstanding at March 31, 2007 and December 31, 2006	2	2
Series B-l convertible preferred stock
Series B-l convertible preferred stock, $0.00001 par value; 200,000 shares authorized; 172,000 and 176,000 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	2	2
Series C convertible preferred stock
Series C convertible preferred stock, $0.00001 par value; 1,123,682 shares authorized; 1,023,682 shares issued and outstanding at March 31, 2007 and December 31, 2006	10	10
Series D convertible preferred stock
Series D convertible preferred stock, $0.00001 par value; 1,000,000 shares authorized; 757,863 shares issued and outstanding at March 31, 2007 and December 31, 2006	8	8
Common stock
Common stock, $0.00001 par value; 3,303,182 authorized; 227,348 shares issued and outstanding at March 31, 2007 and December 31, 2006	2	2
Additional paid-in capital	168,692,084	168,692,284
Accumulated deficit	(145,030,968)	(146,275,517)

Stockholders’ equity	23,661,142	22,416,793

Total liabilities and stockholders’ equity	$66,571,896	$63,982,455

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Unaudited Consolidated Statements of Income
Three Months Ended March 31, 2007 and 2006

	March 31, 2007	March 31, 2006

Revenue
Network services	$29,128,162	$27,052,253
Installations	282,469	387,866
Other	7,435	40,373
Credits	(294,002)	(291,192)

Total net revenue	29,124,064	27,189,300

Costs and expenses
Cost of network services	19,206,662	17,775,904
Selling, general and administrative	8,014,960	7,687,707

Total costs and expenses	27,221,622	25,463,611

Income from operations	1,902,442	1,725,689

Interest and financing costs, net	(556,575)	(658,361)
Other (expenses) income, net	(48,933)	18,271

Income before income taxes	1,296,934	1,085,599
Provision for income taxes	52,385	40,783

Net income	$1,244,549	$1,044,816

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Unaudited Consolidated Statements of Stockholders’ Equity
June 30, 2007

	Series A		Series B		Series B-1		Series C		Series D				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2006	164,181	$2	176,143	$2	176,000	$2	1,023,682	$10	757,863	$8	227,348	$2	$168,692,284	$(146,275,517)	$22,416,793
Redemption of Series B-1 Preferred Stock					(4,000)								(200)		(200)
Net income														1,244,549	1,244,549

Balance at March 31, 2007	164,181	$2	176,143	$2	172,000	$2	1,023,682	$10	757,863	$8	227,348	$2	$168,692,084	$(145,030,968)	$23,661,142

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Unaudited Consolidated Statements of Cash Flows
Three Months Ended March 31, 2007 and 2006

	March 31, 2007	March 31, 2006
	unaudited

Cash flows from operating activities
Net income	$1,244,549	$1,044,816
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	1,082,617	656,208
Amortization of financing costs	87,941	101,521
Amortization of intangibles	391,380	346,250
Non-cash amortization of note payable	—	(250,000)
Provision for doubtful accounts	218,260	379,856
Net loss on sale of property and equipment	—	1,700
Stock-based compensation	—	104,726
Changes in assets and liabilities, net of effects from acquisitions
(Increase) decrease in accounts receivable	(894,646)	3,255,239
Decrease in earned revenue in excess of billings	141,604	359,060
(Increase) in prepaid expenses and other current assets	(366,931)	(441,647)
Increase in accounts payable	1,624,318	169,161
Increase (decrease) in accrued expenses	491,799	(2,901,788)
(Decrease) in deferred revenue	(4,568)	(2,030,464)
Increase in customer deposits	2,413	119,756

Net cash provided by operating activities	4,018,736	914,394

Cash flows from investing activities
Cash unrestricted from cancellation of letters of credit	125,000	—
Sale (purchase) of certificates of deposit	2,633	(1,813)
Purchases of property and equipment, net	(1,217,399)	(2,089,047)
(Increase) in other assets	—	(90,566)

Net cash (used in) investing activities	(1,089,766)	(2,181,426)

Cash flows from financing activities
Principal payments on capital leases	(8,443)	(13,708)
Principal payments on notes payable	(760,427)	(408,006)
Redemption of restricted preferred stock	(200)	—

Net cash (used in) financing activities	(769,070)	(421,714)

Net increase (decrease) in cash and cash equivalents	2,159,900	(1,688,746)
Cash and cash equivalents
Beginning of period	8,223,735	8,538,114

End of period	$10,383,635	$6,849,368

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Notes to Unaudited Consolidated Financial Statements

1.	Business and Organization

Eureka Broadband Corporation d/b/a InfoHighway Communications was incorporated January 20, 1998 as a C corporation under the laws of Delaware. The accompanying consolidated financial statements present the accounts of Eureka Broadband Corporation and its wholly-owned subsidiaries (“Eureka” or the “Company”). The Company is a facilities-based Competitive Local Exchange Carrier (CLEC) that provides integrated communications services to business customers. A portion of the Company’s revenue is derived from customers located in multi-tenant office buildings in which the Company has deployed a high-speed broadband network, pursuant to telecommunications license agreements executed with the owners of such properties.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited consolidated interim financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The results of interim periods are not necessarily indicative of the results for the full year. For a more complete discussion of significant accounting policies and certain other information these interim unaudited financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2006.

Uncertainty in Income Taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007 (see footnote 7 below).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain reserves were recorded based upon significant uncertainties and may be adjusted from time to time as circumstances change.

Disputes

The Company accounts for disputed billings with carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors, including historical results of prior dispute settlements with the carriers, and is periodically reviewed by management to reassess the likelihood of success. Actual payments could vary from the estimated amounts accrued for disputes.

3.	Acquisitions

Future Telecom, Inc.

On January 12, 2006, the Company entered into an asset purchase agreement with Future Telecom, Inc. (“Future”) to purchase its customer base receiving local and long distance telephone service in the northeast and the related accounts receivable in exchange for approximately $2.3 million. In addition, the Company signed a

3.	Acquisitions (continued)

management agreement with Future, whereby the Company managed the servicing of the customer base effective February 1, 2006. The transaction was completed during April 2006 with an effective date of March 31, 2006.

4.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	March, 31	December, 31
	2007	2006

Agent commissions	$655,930	$662,825
Billing expenses	48,603	106,943
Deferred office rent	399,713	420,684
Future Telecom holdback payable	449,860	449,860
Interest	250,000	250,000
Landlord royalties	1,520,951	1,483,451
Other expense accruals	356,544	426,632
Payroll and related expenses	564,703	364,070
Professional services	617,938	542,322
Merger transaction fees(a)	450,000	—
Taxes and regulatory fees	3,528,311	3,772,857
Third party carriers	6,317,067	6,188,177

	$15,159,619	$14,667,821

a)	Merger transaction fees represent legal services associated with the plan of merger with Broadview Holdings, Inc. (see footnote 8 below).

5.	Debt

On August 26, 2005, the Company entered into a credit agreement, security agreement, and promissory note with CapitalSource Finance LLC (“Lender”). Pursuant to the credit agreement, the Lender makes available to the Company: (i) a revolving credit facility (including a letter of credit sub-facility) in a maximum amount not to exceed $5,000,000, and (ii) a term loan in an aggregate original principal amount of Twenty Million Dollars ($20,000,000), (collectively, the “Loans”).

The Loans bear interest at an annual rate of the Prime Rate plus 3.25% or, at the request of the Company, 30, 60 or 90 day London Interbank Offered Rate (“LIBOR”) plus 6.00%. Interest is paid monthly in arrears on the first day of each month. The effective annual interest rate at March 31, 2007 is 11.50%. The principal balance of the term loan at March 31, 2007 is required to be paid as follows: quarterly payments of $750,000 from June 30, 2007 through September 30, 2007, quarterly payments of $1,333,333 from December 31, 2007 through September 30, 2010. The term loan is subject to a prepayment premium of 3.0%, 2.0%, and 1.0% of the then unpaid principal amount during the 12-month period beginning August 26 of the years 2005, 2006 and 2007, respectively. The Loans are subject to mandatory prepayments if the Company’s financial performance exceeds certain milestones ($4,190,894 as of December 31, 2006). These mandatory prepayments are not subject to prepayment penalties and the remaining payments are adjusted proportionately.

The credit agreement governing the loans contains covenants which, subject to certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in certain transactions and create certain liens on the assets of the Company or its subsidiaries. The Loans are guaranteed by all of the Company’s subsidiaries and are secured on a priority basis by substantially all of the assets of the Company and its subsidiaries, including the capital stock of the Company’s subsidiaries.

5.	Debt (continued)

6.	Commitments and Contingencies

The Company has, in the ordinary course of its business, disputed certain billings from various carriers and has recorded the estimated settlement amounts of these disputed balances. The amount of such charges currently in dispute is approximately $4.5 million against which the Company has accrued a reserve of $985,000 as of March 31, 2007.

The Company has entered into various contracts with carriers from which it purchases telecommunications services. The Company incurs fixed monthly charges for these services. In the event the Company fails to meet its minimum commitments, it may be obligated to pay underutilization charges.

The Company is involved in claims and legal actions arising in the ordinary course of business. The Company estimated and accrued $643,612 through December 31, 2006 for the cumulative impact of these claims. Management believes that any ultimate additional liability resulting from these contingencies will not have a material adverse effect on the Company’s results of operations, financial position or cash flows.

7. Income Taxes

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007 which resulted in no adjustment to opening retained earnings. The Company reduced $875,856 of deferred tax assets and the associated valuation allowance.

The Company’s income tax provision consists of state and local income taxes, deferred taxes associated with goodwill and taxes associated with the unrecognized tax benefits. The company had net operating loss carryforwards (“NOL’s”) of approximately $117 million as of December 31, 2006 and it expects to incur additional tax losses during 2007. The Company anticipates that it will provide a full valuation allowance against such assets because management does not believe it is more likely than not that this asset will be realized. If the company achieves profitability, the net deferred tax assets may be available to offset future income tax liabilities.

8.	Acquisition Agreement

On February 23, 2007, the Company signed an Agreement and Plan of Merger with Broadview Networks Holdings, Inc. (“Broadview”). On May 31, 2007, the transaction closed. The stockholders of the Company received $68.5 million in cash plus 11% of Broadview’s stock, subject to working capital and other adjustments. The transaction required certain regulatory approvals, which have been received. As a result of the transaction, the Company has become a wholly-owned subsidiary of Broadview. As a condition to the transaction, all outstanding shares, options and warrants for common and preferred stock were cancelled. The financial statements do not give effect to the transaction.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus.

Broadview Networks Holdings, Inc.

           Shares

Common Stock

PROSPECTUS

Deutsche Bank Securities

Jefferies & Company

          , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Broadview Networks Holdings, Inc. in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the filing fee for the National Association of Securities Dealers, Inc. and the Nasdaq listing fees.

Item	Amount to be Paid

SEC Registration Fee		$8,826.25
NASD Filing Fee		29,250
Nasdaq Listing Fee			*
Federal Taxes			*
State Taxes			*
Blue Sky Fees and Expenses			*
Legal Fees and Expenses			*
Accounting Fees and Expenses			*
Printing Expenses			*
Transfer Agent and Registrar Fees			*
Miscellaneous			*

Total	$		*

* To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Broadview Networks Holdings, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our amended and restated certificate of incorporation will limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officers’ duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

We intend to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Prior to the consummation of this offering, we expect to enter into separate indemnification agreements with our directors that provide our directors and any partnership, corporation, trust or other entity of which such director is or was a partner, stockholder, trustee, director, officer, employee or agent with additional indemnification and related rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors.

Item 15.	Recent Sales of Unregistered Securities

During 2005, we repurchased 61 shares of Series B Preferred Stock and 1,522 shares of Class A Common Stock from certain shareholders for a nominal amount.

On January 14, 2005, in connection with the Bridgecom merger, we issued approximately $44.0 million aggregate principal amount of 2009 subordinated notes to MCG and certain other existing equity holders. On June 29, 2005, we issued an additional $10.0 million in principal amount of such notes to MCG and the other existing equity holders. On July 20, 2006, we issued an additional aggregate principal amount of $10.0 million of 2007 subordinated notes to MCG, Baker and NEA, which was ratably allocated based on current beneficial ownership. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act.

In connection with his employment agreement, dated February 10, 2005, Mr. Robinson was granted 367.5 shares of our Series A Preferred Stock, 382.5 shares of our Series B Preferred Stock and 18,750 of our Class A Common Stock, which vest ratably on the first, second and third anniversary of the date of grant. These shares were repurchased in connection with the adoption of the company’s MIP in February 2007.

In August 2006, in connection with the issuance of our 11 3/8% senior secured notes due 2012 (as discussed below), we extinguished all of our outstanding 2009 subordinated notes and 2007 subordinated notes. We repaid approximately $1.0 million of principal of our outstanding 2009 subordinated notes and converted the remaining $73.8 million of principal outstanding under our 2009 subordinated notes and 2007 subordinated notes into shares of Class A Common Stock, Series A-1 Preferred Stock and Series B-1 Preferred Stock. We paid a conversion fee of approximately $1.5 million to all debt holders who converted to equity. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act.

On August 23, 2006 and May 14, 2007, we completed offerings of $210.0 million aggregate principal amount and $90.0 million aggregate principal amount, respectively, of 11 3/8% senior secured notes due 2012. These offerings were exempt from registration pursuant to Section 144A of the Securities Act, Regulation S of the Securities Act and Rule 501(a)(1), (2), (3) and (7) of the Securities Act. Jefferies & Company, Inc. was the initial purchaser of such notes.

Pursuant to MIP, which we granted stock options and restricted stock to certain of our employees. Pursuant to the MIP, there are 52,332 shares of our Series C Preferred Stock and 1,308,297 shares of our non-voting Class B Common Stock reserved for issuance. In April 2007, grants of restricted stock representing 14,402 shares of Series C Preferred Stock and 360,050 shares of Class B Common Stock and grants of options to acquire 21,599 units comprised of 1 share of Series C Preferred Stock and 25 shares of Class B Common Stock were completed. Certain grants under the MIP were made in conjunction with securities simultaneously being repurchased from existing employees. As a condition and in conjunction with the MIP grants, all share-based awards and equity securities then outstanding and held by participants in the MIP, including 3,798 shares of Series A and Series B Preferred Stock and 94,962 shares of Class A Common Stock, were repurchased for cash consideration of

$1.7 million and the issuance of certain securities under the plan. Options under the MIP were granted with an exercise price equal to the fair market value of a unit determined as of the date of the approval by the board of the individual grants. These transactions were exempt from registration pursuant to Sections 701 and 4(2) of the Securities Act.

On May 31, 2007, in connection with the InfoHighway merger, each share of capital stock of InfoHighway was converted into the right to receive either cash or cash and shares of our Series B-1 Preferred Stock, shares of our Class A Common Stock and warrants to purchase shares of our Series B-1 Preferred Stock and Class A Common Stock. A total of 22,755.490 shares of Series B-1 Preferred Stock, 568,887.250 shares of Class A Common Stock and warrants to purchase 16,976.312 shares of Series B-1 Preferred Stock and 424,407.824 shares of Class A Common Stock were issued to InfoHighway stockholders. The aggregate purchase price for the InfoHighway merger was $90.4 million (or $82.2 million, net of cash acquired), of which $58.4 million was the cash portion and $23.8 million was the value assigned to the equity securities including the warrants. These transactions were exempt from registration pursuant to Section 4(2) and Regulation D of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.†
2.1	Stock Purchase Agreement, dated as of June 26, 2006, by and among Broadview Networks Holdings, Inc., ATX Communications, Inc., the stockholders of ATX Communications, Inc. and, for the limited purposes set forth therein, Leucadia National Corporation.(a)
2.2	Agreement and Plan of Merger, dated as of February 23, 2007, by and among Broadview Networks Holdings, Inc., Eureka Acquisition Corporation, Eureka Broadband Corporation, the significant stockholders of Eureka Broadband Corporation set forth therein and Jeffrey Ginsberg, as agent for the stockholders of Eureka Broadband Corporation.(a)
3.1	Amended and Restated Certificate of Incorporation of Broadview Networks Holdings, Inc.†
3.2	Amended and Restated Bylaws of Broadview Networks Holdings, Inc.†
3.3	Restated Certificate of Incorporation, filed March 3, 2004, of Bridgecom Holdings, Inc.(a)
3.4	Amended and Restated Bylaws of Bridgecom Holdings, Inc.(a)
3.5	Certificate of Incorporation, filed June 26, 2000, of Bridgecom International, Inc.(a)
3.6	Bylaws of Bridgecom International, Inc.(a)
3.7	Certificate of Incorporation, filed June 26, 2000, of Bridgecom Solutions Group, Inc.(a)
3.8	Bylaws of Bridgecom Solutions Group, Inc.(a)
3.9	Certificate of Incorporation, filed October 28, 2004, of BV-BC Acquisition Corp.(a)
3.10	Bylaws of BV-BC Acquisition Corp.(a)
3.11	Certificate of Incorporation, filed April 8, 1997, of Trucom Corporation.(a)
3.12	Certificate of Amendment, filed June 7, 2000, of the Certificate of Incorporation of Trucom Corporation.(a)
3.13	Bylaws of Trucom Corporation.(a)
3.14	Articles of Organization, filed October 28, 1997, of Open Support Systems LLC.(a)
3.15	Certificate of Amendment, filed November 26, 1997, of the Articles of Organization of Open Support Systems LLC.(a)
3.16	Certificate of Amendment, filed May 14, 1998, of the Articles of Organization of Open Support Systems LLC.(a)
3.17	Limited Liability Company Operating Agreement of Open Support Systems LLC.(a)
3.18	Certificate of Incorporation, filed September 5, 2000, of Broadview Networks Funding, Inc. (n/k/a Broadview NP Acquisition Corp.).(a)
3.19	Certificate of Amendment, filed March 5, 2002, of the Certificate of Incorporation of Broadview Networks Funding, Inc. (n/k/a Broadview NP Acquisition Corp.).(a)

Exhibit
No.	Description

3.20	Bylaws of Broadview NP Acquisition Corp.(a)
3.21	Certificate of Incorporation, filed June 5, 1991, of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).(a)
3.22	Certificate of Amendment, filed June 30, 1995, of the Certificate of Incorporation of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).(a)
3.23	Certificate of Amendment, filed August 20, 1997, of the Certificate of Incorporation of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).(a)
3.24	Certificate of Amendment, filed May 3, 2000, of the Certificate of Incorporation of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).(a)
3.25	Bylaws of Broadview Networks, Inc.(a)
3.26	Certificate of Incorporation, filed July 21, 1998, of Community Networks of Massachusetts, Inc. (n/k/a Broadview Networks of Massachusetts, Inc.).(a)
3.27	Certificate of Amendment, filed October 5, 1999, of the Certificate of Incorporation of Community Networks of Massachusetts, Inc. (n/k/a Broadview Networks of Massachusetts, Inc.).(a)
3.28	Bylaws of Community Networks of Massachusetts, Inc. (n/k/a Broadview Networks of Massachusetts, Inc.).(a)
3.29	Articles of Incorporation, filed February 29, 2000, of Broadview Networks of Virginia, Inc.(a)
3.30	Bylaws of Broadview Networks of Virginia, Inc.(a)
3.31	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of ATX Communications, Inc.(a)
3.32	Amended and Restated Bylaws of ATX Communications, Inc.(a)
3.33	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm-ATX, Inc.(a)
3.34	Amended and Restated Bylaws of CoreComm-ATX, Inc.(a)
3.35	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of ATX Licensing, Inc.(a)
3.36	Amended and Restated Bylaws of ATX Licensing, Inc.(a)
3.37	Certificate of Formation, filed July 12, 2000, of ATX Telecommunications Services of Virginia, LLC.(a)
3.38	Amended and Restated Limited Liability Company Agreement of ATX Telecommunications Services of Virginia, LLC.(a)
3.39	Certificate of Formation, filed July 12, 2001, of CoreComm Services, LLC.(a)
3.40	Amended and Restated Limited Liability Company Agreement of CoreComm Services, LLC.(a)
3.41	Restated Articles of Incorporation, filed April 22, 2005, of Voyager Information Networks, Inc.(a)
3.42	Amended and Restated Bylaws of Voyager Information Networks, Inc.(a)
3.43	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Communications, Inc. (n/k/a CoreComm Communications, LLC).(a)
3.44	Certificate of Formation, filed June 15, 2006, of CoreComm Communications, LLC.(a)
3.45	Amended and Restated Limited Liability Company Agreement of CoreComm Communications, LLC.(a)
3.46	Restated Certificate of Incorporation, filed September 29, 2000, of ATX Telecommunications Services, Inc. (n/ka/ CCL Historical, Inc.).(a)
3.47	Certificate of Amendment, filed April 12, 2001, of the Restated Certificate of Incorporation of CoreComm Limited (n/k/a CCL Historical, Inc.).(a)
3.48	Certificate of Amendment, filed September 5, 2001, of the Restated Certificate of Incorporation of CoreComm Limited (n/k/a CCL Historical, Inc.).(a)
3.49	Certificate of Amendment, filed November 14, 2002, of the Restated Certificate of Incorporation of CoreComm Limited (n/k/a CCL Historical, Inc.).(a)
3.50	Amended and Restated Bylaws of CCL Historical, Inc.(a)
3.51	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Newco, Inc.(a)
3.52	Amended and Restated Bylaws of CoreComm Newco, Inc.(a)

Exhibit
No.	Description

3.53	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of FCC Holdco I, Inc.(a)
3.54	Amended and Restated Bylaws of FCC Holdco I, Inc.(a)
3.55	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm-Voyager, Inc.(a)
3.56	Amended and Restated Bylaws of CoreComm-Voyager, Inc.(a)
3.57	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Internet Group, Inc.(a)
3.58	Amended and Restated Bylaws of CoreComm Internet Group, Inc.(a)
3.59	Restated Articles of Incorporation, filed April 22, 2005, of Voyager Information Networks, Inc.(a)
3.60	Amended and Restated Bylaws of Voyager Information Networks, Inc.(a)
3.61	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Illinois, Inc. (n/k/a CCL Historical Illinois, Inc.).(a)
3.62	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Illinois, Inc. (n/k/a CCL Historical Illinois, Inc.).(a)
3.63	Amended and Restated Bylaws of CoreComm Illinois, Inc. (n/k/a CCL Historical Illinois, Inc.).(a)
3.64	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Indiana, Inc. (n/k/a CCL Historical Indiana, Inc.).(a)
3.65	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Indiana, Inc. (n/k/a CCL Historical Indiana, Inc.).(a)
3.66	Amended and Restated Bylaws of CoreComm Indiana, Inc. (n/k/a CCL Historical Indiana, Inc.).(a)
3.67	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Maryland, Inc. (n/k/a CCL Historical Maryland, Inc.).(a)
3.68	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Maryland, Inc. (n/k/a CCL Historical Maryland, Inc.).(a)
3.69	Amended and Restated Bylaws of CoreComm Maryland, Inc. (n/k/a CCL Historical Maryland, Inc.).(a)
3.70	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Massachusetts, Inc. (n/k/a CCL Historical Massachusetts, Inc.).(a)
3.71	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Massachusetts, Inc. (n/k/a CCL Historical Massachusetts, Inc.).(a)
3.72	Amended and Restated Bylaws of CoreComm Massachusetts, Inc. (n/k/a CCL Historical Massachusetts, Inc.).(a)
3.73	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Michigan, Inc. (n/k/a CCL Historical Michigan, Inc.).(a)
3.74	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Michigan, Inc. (n/k/a CCL Historical Michigan, Inc.).(a)
3.75	Amended and Restated Bylaws of CoreComm Michigan, Inc. (n/k/a CCL Historical Michigan, Inc.).(a)
3.76	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Missouri, Inc. (n/k/a CCL Historical Missouri, Inc.).(a)
3.77	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Missouri, Inc. (n/k/a CCL Historical Missouri, Inc.).(a)
3.78	Amended and Restated Bylaws of CoreComm Missouri, Inc. (n/k/a CCL Historical Missouri, Inc.).(a)
3.79	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm New Jersey, Inc. (n/k/a CCL Historical New Jersey, Inc.).(a)
3.80	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm New Jersey, Inc. (n/k/a CCL Historical New Jersey, Inc.).(a)
3.81	Amended and Restated Bylaws of CoreComm New Jersey, Inc. (n/k/a CCL Historical New Jersey, Inc.).(a)
3.82	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm New York, Inc. (n/k/a CCL Historical New York, Inc.).(a)
3.83	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm New York, Inc. (n/k/a CCL Historical New York, Inc.).(a)

Exhibit
No.	Description

3.84	Amended and Restated Bylaws of CoreComm New York, Inc. (n/k/a CCL Historical New York, Inc.).(a)
3.85	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Ohio, Inc. (n/k/a CCL Historical Ohio, Inc.).(a)
3.86	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Ohio, Inc. (n/k/a CCL Historical Ohio, Inc.).(a)
3.87	Amended and Restated Bylaws of CoreComm Ohio, Inc. (n/k/a CCL Historical Ohio, Inc.).(a)
3.88	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Pennsylvania, Inc. (n/k/a CCL Historical Pennsylvania, Inc.).(a)
3.89	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Pennsylvania, Inc. (n/k/a CCL Historical Pennsylvania, Inc.).(a)
3.90	Amended and Restated Bylaws of CoreComm Pennsylvania, Inc. (n/k/a CCL Historical Pennsylvania, Inc.).(a)
3.91	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Rhode Island, Inc. (n/k/a CCL Historical Rhode Island, Inc.).(a)
3.92	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Rhode Island, Inc. (n/k/a CCL Historical Rhode Island, Inc.).(a)
3.93	Amended and Restated Bylaws of CoreComm Rhode Island, Inc. (n/k/a CCL Historical Rhode Island, Inc.).(a)
3.94	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Vermont, Inc. (n/k/a CCL Historical Vermont, Inc.).(a)
3.95	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Vermont, Inc. (n/k/a CCL Historical Vermont, Inc.).(a)
3.96	Amended and Restated Bylaws of CoreComm Vermont, Inc. (n/k/a CCL Historical Vermont, Inc.).(a)
3.97	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm West Virginia, Inc. (n/k/a CCL Historical West Virginia, Inc.).(a)
3.98	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm West Virginia, Inc. (n/k/a CCL Historical West Virginia, Inc.).(a)
3.99	Amended and Restated Bylaws of CoreComm West Virginia, Inc. (n/k/a CCL Historical West Virginia, Inc.).(a)
3.100	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of Cortelyou Communications Corp.(a)
3.101	Amended and Restated Bylaws of Cortelyou Communications Corp.(a)
3.102	Seventh Amended and Restated Certificate of Incorporation of Eureka Broadband Corporation, filed August 25, 2005.(a)
3.103	Certificate of Correction, filed March 21, 2007, of the Seventh Amended and Restated Certificate of Incorporation of Eureka Broadband Corporation.(a)
3.104	Bylaws of Eureka Broadband Corporation.(a)
3.105	Certificate of Formation of Eureka Holdings, LLC, filed August 19, 2005.(a)
3.106	Limited Liability Company Operating Agreement of Eureka Holdings, LLC.(a)
3.107	Articles of Incorporation, filed July 19, 2001, of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).(a)
3.108	Articles of Amendment, filed August 19, 2005, of the Articles of Incorporation of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).(a)
3.109	Articles of Amendment, filed November 27, 2006, of the Articles of Incorporation of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).(a)
3.110	Bylaws of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).(a)
3.111	Restated Certificate of Incorporation, filed June 20, 2000, of Gillette Global Network, Inc. (n/k/a Eureka Telecom, Inc.).(a)

Exhibit
No.	Description

3.112	Certificate of Amendment, filed August 23, 2005, of the Restated Certificate of Incorporation of Gillette Global Network, Inc. (n/k/a Eureka Telecom, Inc.).(a)
3.113	Bylaws of Eureka Telecom, Inc.(a)
3.114	Certificate of Formation of Eureka Networks, LLC, filed August 19, 2005.(a)
3.115	Limited Liability Company Operating Agreement of Eureka Networks, LLC.(a)
3.116	Amended and Restated Certificate of Incorporation, filed September 9, 2005, of InfoHighway Communications Corporation.(a)
3.117	Bylaws of InfoHighway Communications Corporation.(a)
3.118	Articles of Incorporation, filed October 27, 1994, of Info-Highway International, Inc.(a)
3.119	Articles of Amendment, filed May 2, 1996, of the Articles of Incorporation of Info-Highway International, Inc.(a)
3.120	Bylaws of Info-Highway International, Inc.(a)
3.121	Certificate of Incorporation, filed January 15, 1997, of ARC Networks, Inc.(a)
3.122	Bylaws of ARC Networks, Inc.(a)
3.123	Certificate of Incorporation, filed February 22, 1993, of A.R.C. Networks, Inc.(a)
3.124	Certificate of Amendment, filed April 10, 1996, of the Certificate of Incorporation of A.R.C. Networks, Inc.(a)
3.125	Certificate of Amendment, filed July 26, 1996, of the Certificate of Incorporation of A.R.C. Networks, Inc.(a)
3.126	Bylaws of A.R.C. Networks, Inc.(a)
3.127	Articles of Incorporation, filed November 15, 2000, of InfoHighway of Virginia, Inc.(a)
3.128	Bylaws of InfoHighway of Virginia, Inc.(a)
4.1	Indenture, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.(a)
4.2	Supplemental Indenture, dated as of September 29, 2006, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.(a)
4.3	Form of Exchange 11 3/8% Senior Secured Note due 2012.(a)
4.4	Form of Guarantee of Exchange 11 3/8% Senior Secured Note due 2012.(a)
4.5	Second Supplemental Indenture, dated as of May 14, 2007, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.(a)
4.6	Third Supplemental Indenture, dated as of May 31, 2007, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.(a)
4.7	Security Agreement, dated as of August 23, 2006, by and among by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and The Bank of New York, as collateral agent.(a)
4.8	Supplement to the Security Agreement, dated as of September 29, 2006, by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and The Bank of New York, as collateral agent.(a)
4.9	Second Supplement to the Security Agreement, dated as of May 31, 2007, by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and The Bank of New York, as collateral agent.(a)
4.10	Form of Stock Certificate.†
5.1	Opinion of Willkie Farr & Gallagher LLP.†
8.1	Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters (included as part of its opinion filed as Exhibit 5.1 hereto).†
10.1	Management Incentive Plan, dated as of February 9, 2007, of Broadview Networks Holdings, Inc.(a)
10.2	Employment Agreement, dated as of February 10, 2005, by and between Broadview Networks Holdings, Inc. and Michael K. Robinson.(a)

Exhibit
No.	Description

10.3	Employment Agreement, dated as of March 3, 1994, by and between Bridgecom Holdings, Inc. and Brian Crotty.(a)
10.4	Employment Agreement, dated as of January 14, 2004, by and between Broadview Networks Holdings, Inc. and Terrence J. Anderson.(a)
10.5	Employment Agreement, dated as of January 14, 2005, by and between Broadview Networks Holdings, Inc. and Kenneth Shulman.(a)
10.6	Employment Agreement, dated as of March 3, 1994, by and between Bridgecom Holdings, Inc. and Charles Hunter.(a)
10.7	Employment Agreement, dated as of March 3, 2994, by and between Bridgecom Holdings, Inc. and Corey Rinker.(a)
10.8	Credit Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc., the Lenders named therein, Jefferies & Company, Inc., as syndication agent, and The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent.(a)
10.9	Collateral Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.(a)
10.10	Supplement to the Collateral Agreement, dated as of October 20, 2006, by and among Broadview Networks Holdings, Inc., the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.(a)
10.11	Second Supplement to the Collateral Agreement, dated as of June 26, 2007, by and among Broadview Networks Holdings, Inc., the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.(a)
10.12	Guaranty Agreement, dated as of August 23, 2006, by and among the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.(a)
10.13	Supplement to the Guaranty Agreement, dated as of October 20, 2006, by and among the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.(a)
10.14	Second Supplement to the Guaranty Agreement, dated as of June 26, 2007, by and among the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.(a)
10.15	Intercreditor Agreement, dated as of August 23, 2006, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.(a)
10.16	Joinder to the Intercreditor Agreement, dated as of October 20, 2006, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.(a)
10.17	Amendment No. 1 to the Intercreditor Agreement, dated as of May 10, 2007, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.(a)
10.18	Joinder No. 2 to the Intercreditor Agreement, dated as of June 26, 2007, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.(a)
10.19	Third Amended and Restated Shareholders Agreement, by and among Broadview Networks Holdings, Inc. and the shareholders named therein, dated as of May 31, 2007.(b)
10.20	Fourth Amended and Restated Shareholders Agreement.†
10.21	Indemnity Escrow Agreement, dated May 31, 2007, between Broadview Networks Holdings, Inc., the agent for the former stockholders of Eureka Broadband Corporation and JP Morgan Chase Bank, N.A.(b)
10.22	Escrow Agreement, dated September 29, 2006, by and among ATX Communications, Inc., LUK CLEC LLC, Broadview Networks Holdings, Inc. and JPMorgan Chase Bank, N.A.†

Exhibit
No.	Description

10.23	Form of Director and Officer Indemnification Agreement entered into between Broadview Networks Holdings, Inc. and certain directors and officers.†
10.24	1997 Stock Option Plan.*
10.25	2000 Stock Option Plan.*
21.1	Subsidiaries of Broadview Networks Holdings, Inc.(a)
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Ernst & Young LLP.*
23.4	Consent of PricewaterhouseCoopers LLP.*
23.5	Consent of PricewaterhouseCoopers LLP.*
23.6	Consent of Salibello & Broder LLP.*
23.5	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in 5.1 above).†
24.1	Power of Attorney with respect to Broadview Networks Holdings, Inc. (included in the signature pages hereto).

*	Filed herewith.

†	To be filed by amendment.

(a)	Incorporated by reference to Broadview Networks Holdings, Inc.’s Form S-4/A filed on October 16, 2007 (File No. 333-142946).

(b)	Incorporated by reference to Broadview Networks Holdings, Inc.’s Form 8-K filed on November 19, 2007 (File No. 333-142946).

(b) Financial Statement Schedules

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29 day of November, 2007.

BROADVIEW NETWORKS HOLDINGS, INC.

By:	/s/ Michael K. Robinson
Name:     Michael K. Robinson

Title:	Chief Executive Officer, President and Assistant Treasurer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Michael K. Robinson and Corey Rinker, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-1 relating to the common stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Michael K. Robinson Michael K. Robinson	President, Chief Executive Officer and Assistant Treasurer (Principal Executive Officer)	November 29, 2007

/s/ Corey Rinker Corey Rinker	Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	November 29, 2007

/s/ Steven F. Tunney Steven F. Tunney	Director	November 29, 2007

/s/ Samuel G. Rubenstein Samuel G. Rubenstein	Director	November 29, 2007

/s/ John S. Patton, Jr. John S. Patton, Jr.	Director	November 29, 2007

Signature	Title	Date

/s/ B. Hagen Saville B. Hagen Saville	Director	November 29, 2007

David C. Ruberg	Director	, 2007

Robert Manning	Director	, 2007

/s/ Peter J. Barris Peter J. Barris	Director	November 29, 2007

/s/ Raul Martynek Raul Martynek	Director	November 29, 2007